As filed with the Securities and Exchange Commission on January 6, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synovus Financial Corp.

(Exact name of registrant as specified in its charter)

Georgia	6022	58-1134883
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SUITE 301, ONE ARSENAL PLACE

901 FRONT AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-4751
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

KATHLEEN MOATES, ESQ.

SENIOR VICE PRESIDENT AND SENIOR DEPUTY GENERAL COUNSEL
SYNOVUS FINANCIAL CORP.
SUITE 202, ONE ARSENAL PLACE
901 FRONT AVENUE
COLUMBUS, GEORGIA 31901
(706) 649-4818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William R. Spalding, Esq. King & Spalding LLP 191 Peachtree Street, NE Atlanta, Georgia 30303 (404) 572-4600	Richard O. Jacobs, Esq. Holland & Knight LLP 200 Central Avenue, Suite 1600 St. Petersburg, Florida 33701 (727) 896-7171

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered(1)	Per Unit	Offering Price	Registration Fee

Common Shares, $1.00 par value per share	2,729,207	$16.525(3)	$45,100,145.675(3)	$4150.00(4)

Common Stock Rights	2,729,207(2)	(2)	(2)	(2)

(1)	Represents the maximum number of shares of Synovus Financial Corp. common stock, par value $1.00 per share, listed on the New York Stock Exchange (with trading symbol “SNV”) that may be issued pursuant to the transaction described herein.
(2)	The Common Stock Rights are attached to and trade with the common stock of Synovus. The value, if any, attributable to the Common Stock Rights is reflected in the market price of the common stock of Synovus.
(3)	Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $16.525, which equals the average of the high and low prices of the common stock, par value $0.01 per share, of United Financial Holdings, Inc., as reported on The Nasdaq SmallCap Market on January 2, 2003, multiplied by the total number of shares of United Financial common stock (including 413,682 shares of Synovus common stock issuable pursuant to the exercise of options to purchase shares of United Financial common stock) to be cancelled in the merger of United Financial with and into Synovus.
(4)	Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act, the registration fee has been calculated based on a price of $16.525 per share of United Financial common stock, as calculated in (3) above.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies (page 64)
The Merger (page 26)
United Financial’s Reasons for the Merger (page 31)
Opinion of United Financial’s Financial Advisor (page 32)
United Financial Special Shareholders’ Meeting (page 23)
Conditions to the Merger (page 38)
Accounting Treatment (page 48)
Material U.S. Federal Income Tax Consequences (page 45)
Effective Date of Merger
Dissenters’ Rights (page 62)
Risk Factors (page 18)
Interests of United Financial’s Directors and Executive Officers in the Merger (page 42)
Termination of the Merger Agreement (page 42)
No Solicitation (page 40)
Effect of Merger on Rights of United Financial Shareholders (page 49)
Comparative Market Price Information and Dividends
UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA
RISK FACTORS
THE UNITED FINANCIAL SPECIAL MEETING
Date, Time and Place
Matters to Be Considered at the Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Stock Ownership of United Financial Directors and Executive Officers
Voting of Proxies
Revoking Proxies
Proxy Solicitation
Recommendation of the United Financial Board
THE MERGER
Structure of the Merger
Terms of the Merger
Background of the Merger
United Financial’s Reasons for the Merger
Recommendation of the United Financial Board
Opinion of United Financial’s Financial Advisor
Conditions to the Merger
Employee Benefits
Past Contacts, Transactions or Negotiations
Material U.S. Federal Income Tax Consequences
Backup Withholding and Information Reporting
Accounting Treatment
Expenses
New York Stock Exchange Listing
Resales of Synovus Common Stock
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF UNITED FINANCIAL SHAREHOLDERS
Synovus Common Stock
United Financial Capital Stock
DISSENTERS’ RIGHTS
DESCRIPTION OF SYNOVUS
Business
Management and Additional Information
DESCRIPTION OF UNITED FINANCIAL
Business
Management and Additional Information
REGULATORY MATTERS
General
Dividends
Capital Requirements
Commitments to Subsidiary Banks
Prompt Corrective Action
Safety and Soundness Standards
Depositor Preference Statute
Gramm-Leach-Bliley Act
LEGAL MATTERS
EXPERTS
Synovus
United Financial
OTHER MATTERS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
Synovus SEC Filings (File No. 1-10312)
United Financial SEC Filings (File No. 005-55641)
WHAT INFORMATION YOU SHOULD RELY ON
FORWARD-LOOKING STATEMENTS
PRO FORMA FINANCIAL INFORMATION
APPENDIX “A” AGREEMENT AND PLAN OF MERGER, AS AMENDED
APPENDIX “B” FAIRNESS OPINION OF BURKE CAPITAL GROUP, L.L.C. (FORMERLY BROWN, BURKE CAPITAL PARTNERS, L.L.C.)
APPENDIX “C” TAX OPINION OF KPMG LLP
APPENDIX “D”
APPENDIX “E”
PART III
APPENDIX -- F
APPENDIX “G”
APPENDIX -- “H”
AGREEMENT AND PLAN OF MERGER
EXHIBIT 2.2
APPENDIX “I”
APPENDIX -- “J”
SIGNATURES
BYLAWS OF SYNOVUS FINANCIAL CORP
OPINION OF THE SENIOR DEPUTY GENERAL COUNSEL
CONSENT OF KPMG LLP (FINANCIAL STATMENTS)
CONSENT OF GRANT THORTON LLP(FINANCIAL STATEMENTS)
CONSENT OF BURKE CAPITAL GROUP LLC
POWERS OF ATTORNEY
FORM OF PROXY
LETTER OF TRANSMITTAL AND ELECTION FORM

     The information in this proxy statement/ prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

UNITED FINANCIAL HOLDINGS, INC.

333 Third Avenue North
St. Petersburg, Florida 33701

SPECIAL MEETING OF SHAREHOLDERS

To Be Held                               , 2003

      You are cordially invited to attend a special meeting of shareholders of United Financial Holdings, Inc., a Florida corporation, to be held at the United Bank Building, 333 Third Avenue North, Second Floor, St. Petersburg, Florida 33701, on                               ,                               , 2003, at 4:00 p.m., local time.

      At the special meeting you will be asked to vote upon a proposal to approve the acquisition of United Financial by Synovus Financial Corp. by means of the merger of United Financial with and into Synovus. United Financial’s subsidiaries, United Bank and Trust Company, United Bank of the Gulf Coast, United Trust Company and EPW Investment Management, Inc., will continue to operate as subsidiaries of Synovus following the proposed merger.

      Immediately prior to the merger, except as to shares of United Financial capital stock as to which dissenters’ rights have been duly and validly exercised in accordance with Florida law, (i) each outstanding share of United Financial’s series one preferred stock, par value $0.01 per share, will be converted on a one-for-one basis into a share of United Financial common stock, and (ii) each outstanding share of United Financial’s 7% convertible preferred stock, par value $10.00 per share, will be converted into 8.43453 shares of United Financial common stock.

      In the merger, each share of United Financial common stock (including shares of common stock resulting from the conversion of United Financial’s series one preferred stock and 7% convertible preferred stock immediately preceding the merger) but excluding those shares of United Financial capital stock as to which dissenters’ rights have been duly and validly exercised in accordance with Florida law, will be converted into and exchanged for the right to receive, at the election of the holder: (i) 0.8021 shares of Synovus common stock; (ii) $16.47 in cash; or (iii) a combination of Synovus common stock and cash with a total value (based on the exchange ratio) equal to the maximum amount you would receive if you elected to receive only shares of Synovus common stock or only cash.

      To give you an example, if you own 10 shares of United Financial common stock:

—	If you elect to receive all cash, you will receive $164.70 in cash in consideration for your 10 shares of United Financial common stock.

—	If you elect to receive all Synovus common stock, you will receive 8 shares of Synovus common stock in consideration for your 10 shares of United Financial common stock (along with an amount in cash in lieu of the fractional share of Synovus common stock you would otherwise be entitled to receive equal to 0.021 shares of Synovus common stock multiplied by the closing price per share of Synovus common stock on the New York Stock Exchange on the last business day immediately preceding the effective date of the merger).

—	If you elect to receive cash for 5 shares of your United Financial common stock and Synovus common stock for 5 shares of your United Financial common stock, you will receive $82.35 in cash and 4 shares of Synovus common stock (along with an amount in cash in lieu of the fractional share of Synovus common stock you would otherwise be entitled to receive equal to 0.0105 shares of Synovus common stock multiplied by the closing price per share of Synovus common stock on the New York Stock Exchange on the last business day immediately preceding the effective date of the merger).

      Notwithstanding any holder’s election, no more than 2,315,524 shares of Synovus common stock will be issued in the merger (which number will be adjusted to reflect the exercise of options to purchase up to 515,749 shares of United Financial common) and no more than $34,000,000 will be delivered in the merger. Accordingly, the actual mix of cash and Synovus common stock that you receive is subject to adjustment as set forth in the agreement and plan of merger, as amended, and described in this proxy statement/ prospectus. Because Synovus is issuing a fixed number of shares and amount of cash, you may receive a mix of cash and Synovus common stock, even if you elect either all cash or all stock.

      Because the price of Synovus common stock fluctuates, the value of the securities you may receive will fluctuate on a day-to-day basis. Synovus common stock is traded on the New York Stock Exchange under the symbol “SNV” and Synovus has registered 2,729,207 shares of its common stock for issuance in connection with the merger.

      KPMG LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code and that, accordingly, United Financial shareholders generally will not recognize gain or loss for federal income tax purposes if they exchange their shares of United Financial common or preferred stock solely for shares of Synovus common stock in connection with the merger, except for gain or loss recognized with respect to cash received in lieu of a fractional Synovus share. United Financial shareholders will recognize gain or loss if they exchange their shares of United Financial stock solely for cash in the merger. United Financial shareholders who receive a combination of Synovus common stock and cash in the merger will recognize gain (but not loss), but the amount of gain recognized will not exceed the amount of cash received in the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

      United Financial has received from its financial advisor, Burke Capital Group, L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.), an opinion that the terms of the transaction are fair from a financial point of view to its shareholders.

      Under United Financial’s articles of incorporation and Florida law, approval of the merger requires the affirmative vote of the holders of (i) a majority of the outstanding shares of common stock of United Financial, voting as a separate class, (ii) a majority of the outstanding shares of series one preferred stock of United Financial, voting as a separate class, (iii) a majority of the outstanding shares of 7% convertible preferred stock of United Financial, voting as a separate class, and (iv) at least 66 2/3% of the outstanding shares of common stock of United Financial, the outstanding shares of series one preferred stock of United Financial and the outstanding shares of 7% convertible preferred stock of United Financial, voting together as a single class. The Board of Directors urges you to consider the enclosed material carefully and recommends that you vote “FOR” approval of the merger.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

      On behalf of the Board of Directors of United Financial, we urge you to vote “FOR” the merger.

Elizabeth C. Stiles
Secretary
United Financial Holdings, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      Information contained in this proxy statement/ prospectus regarding Synovus has been furnished by Synovus, information contained in this proxy statement/ prospectus regarding United Financial has been furnished by United Financial and information contained in this proxy statement/ prospectus regarding Burke Capital Group L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) has been furnished by Burke Capital Group, L.L.C.

      Please see “Risk Factors” beginning on page 18 for a description of the factors that may affect the value of Synovus common stock to be issued in the merger along with several other risk factors that should be considered by United Financial shareholders with respect to the merger of United Financial with and into Synovus.

      The date of this proxy statement/ prospectus is                     , 2003, and it is first being mailed to the shareholders of United Financial, along with the enclosed form of proxy, on or about                     , 2003.

      Except as otherwise specifically noted, “Synovus,” “we,” “our,” “us” and similar words in this proxy statement/ prospectus refer to Synovus Financial Corp., including, as the context requires, the combined company after giving effect to the proposed merger of United Financial Holdings, Inc. with and into Synovus.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/ prospectus incorporates important business and financial information about Synovus and United Financial from documents that are not included in or delivered with this document. This proxy statement/ prospectus also incorporates by reference certain documents that accompany this proxy statement/ prospectus that United Financial previously filed with the SEC. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Synovus Financial Corp. 901 Front Avenue, Suite 301 Columbus, Georgia 31901 Attn: G. Sanders Griffith, III Senior Executive Vice President, General Counsel & Secretary Telephone: (706) 649-2267	United Financial Holdings, Inc. 333 Third Avenue North St. Petersburg, Florida 33701 Attn: Susan L. Blackburn Senior Vice President Telephone: (727) 898-2265

      If you would like to request documents, please do so at least five business days before the date of the special meeting. This means you must request this information no later than       2003. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      Please see “Where You Can Find More Information” on page 71 for further information.

UNITED FINANCIAL HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on                          , 2003

To Our Shareholders:

      Notice is hereby given that a special meeting of the shareholders of United Financial Holdings, Inc. will be held at the United Bank Building, 333 Third Avenue North, Second Floor, St. Petersburg, Florida 33701 on                     ,                     , 2003, at 4:00 p.m. local time, for the following purposes:

      1.     To consider and vote upon a proposal to approve the merger of United Financial Holdings, Inc. with and into Synovus Financial Corp. Under the terms of the merger agreement, as amended, between United Financial and Synovus, United Financial shareholders may elect to receive shares of Synovus common stock or cash or both shares of Synovus common stock and cash, as more fully described in the accompanying proxy statement/ prospectus dated                     , 2003.

      2.     To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      Only shareholders of record at the close of business on December 31, 2002 are entitled to receive notice of, and to vote at, the special meeting.

      EACH SHAREHOLDER OF UNITED FINANCIAL HAS THE RIGHT TO DISSENT FROM THE MERGER AND TO OBTAIN THE “FAIR VALUE” OF SUCH SHAREHOLDER’S SHARES, PROVIDED THAT SUCH SHAREHOLDER PERFECTS HIS, HER OR ITS DISSENTERS’ RIGHTS IN ACCORDANCE WITH SECTION 607. 1320 OF THE FLORIDA BUSINESS CORPORATION ACT. PLEASE SEE THE DISCUSSION OF DISSENTERS’ RIGHTS IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS AND SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT, COPIES OF WHICH ARE ATTACHED AS APPENDIX “D” TO THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.

      The merger is described in the accompanying proxy statement/ prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix “A” to the accompanying proxy statement/ prospectus.

By Order of the Board of Directors

Elizabeth C. Stiles
Secretary

St. Petersburg, Florida

                    , 2003

      Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

      The Board of Directors of United Financial Holdings, Inc. Unanimously Recommends that You Vote in Favor of the Merger.

Do Not Send Stock Certificates With Your Proxy Card.

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
WHO CAN HELP ANSWER YOUR QUESTIONS	5
SUMMARY	6
The Companies	6
The Merger	7
United Financial’s Reasons for the Merger	7
Opinion of United Financial’s Financial Advisor	8
United Financial Special Shareholders’ Meeting	8
Conditions to the Merger	8
Accounting Treatment	9
Material U.S. Federal Income Tax Consequences	9
Effective Date of Merger	9
Dissenters’ Rights	9
Risk Factors	9
Interests of United Financial’s Directors and Executive Officers in the Merger	10
Termination of the Merger Agreement	11
No Solicitation	11
Effect of Merger on Rights of United Financial Shareholders	12
Comparative Market Price Information and Dividends	12
UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA	14
RISK FACTORS	18
THE UNITED FINANCIAL SPECIAL MEETING	23
Date, Time and Place	23
Matters to Be Considered at the Special Meeting	23
Record Date; Stock Entitled to Vote; Quorum	23
Vote Required	23
Stock Ownership of United Financial Directors and Executive Officers	23
Voting of Proxies	24
Revoking Proxies	25
Proxy Solicitation	25
Recommendation of the United Financial Board	25
THE MERGER	26
Structure of the Merger	26
Terms of the Merger	26
Background of the Merger	29
United Financial’s Reasons for the Merger	31
Recommendation of the United Financial Board	31
Opinion of United Financial’s Financial Advisor	32
Conditions to the Merger	38
No Solicitation	40
Conduct of Business of United Financial Pending the Merger	40

Regulatory Approvals	41
Waiver and Amendment	41
Termination of the Merger Agreement and Termination Expenses	42
Interests of United Financial’s Directors and Executive Officers in the Merger	42
Employee Benefits	45
Past Contacts, Transactions or Negotiations	45
Material U.S. Federal Income Tax Consequences	45
Backup Withholding and Information Reporting	47
Accounting Treatment	48
Expenses	48
New York Stock Exchange Listing	48
Resales of Synovus Common Stock	48
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF UNITED FINANCIAL SHAREHOLDERS	49
Synovus Common Stock	52
United Financial Capital Stock	57
DISSENTERS’ RIGHTS	62
DESCRIPTION OF SYNOVUS	64
Business	64
Management and Additional Information	64
DESCRIPTION OF UNITED FINANCIAL	64
Business	64
Management and Additional Information	64
REGULATORY MATTERS	65
General	65
Dividends	65
Capital Requirements	66
Commitments to Subsidiary Banks	67
Prompt Corrective Action	67
Safety and Soundness Standards	68
Depositor Preference Statute	69
Gramm-Leach-Bliley Act	69
LEGAL MATTERS	69
EXPERTS	70
Synovus	70
United Financial	70
OTHER MATTERS	70
SHAREHOLDER PROPOSALS	70
WHERE YOU CAN FIND MORE INFORMATION	71
INFORMATION INCORPORATED BY REFERENCE	71
WHAT INFORMATION YOU SHOULD RELY ON	72
FORWARD-LOOKING STATEMENTS	73

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:                Why is the merger being proposed?

A:	United Financial’s board of directors believes the merger is in the best interests of United Financial and will provide significant benefits to its shareholders. Synovus’ board of directors believes that the acquisition of United Financial will offer Synovus the opportunity to expand its banking operations into an additional attractive banking market, the growing central west coast of Florida. To review the background and reasons for the merger in greater detail, see pages 29 and 31, respectively.

Q:                What will I receive in the merger if I own United Financial series one preferred stock?

A:	Immediately prior to the merger, your shares of United Financial series one preferred stock will be converted on a one-for-one basis into shares of United Financial common stock. As a result of the merger, these shares of United Financial common stock will be converted into either cash, shares of common stock of Synovus, or a mixture of cash and Synovus common stock, subject to the election and allocation procedures described in this document.

Q:                What will I receive in the merger if I own United Financial 7% convertible preferred stock?

A:	Immediately prior to the merger, each of your shares of United Financial 7% convertible preferred stock will be converted into 8.43453 shares of United Financial common stock. As a result of the merger, these shares of United Financial common stock will be converted into either cash, shares of common stock of Synovus, or a mixture of cash and Synovus common stock, subject to the election and allocation procedures described in this document.

Q:                What will I receive in the merger if I own United Financial common stock?

A:	As a result of the merger, your shares of United Financial common stock will be converted into either cash, shares of common stock of Synovus, or a mixture of cash and Synovus common stock, subject to the election and allocation procedures described in this document.

Q:                What will I receive in the merger if I receive incentive shares of United Financial common stock prior to the merger?

A:	Prior to the merger, pursuant to the terms of the merger agreement, certain holders of United Financial’s series one preferred stock will receive, in the aggregate, 35,181 shares of United Financial common stock for which stock certificates will not be issued by United Financial (the “incentive shares”), in order to comply with certain provisions of that certain stock purchase agreement, dated September 22, 2000, as amended and restated by that certain amended and restated fourth amendment to the stock purchase agreement, dated March 21, 2001, by and among United Financial, First Security Bank, a Florida corporation, and all of the shareholders of First Security Bank. As a result of the merger, your incentive shares of United Financial common stock will be converted into either cash, shares of common stock of Synovus, or a mixture of cash and Synovus common stock, subject to the election and allocation procedures described in this document.

Q:                Can I elect the type of consideration that I will receive in the merger?

A:	Yes. Subject to the allocation procedures described in this proxy statement/ prospectus, you may elect to receive all cash, all shares of Synovus common stock or a mixture of cash and Synovus common stock in exchange for your shares of United Financial common stock (including incentive shares and shares of United Financial common stock resulting from the conversion of your United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger).

Q:                What is the amount of the cash and/or the number of shares of Synovus common stock that I will receive for my shares of United Financial common stock (including my incentive shares and my shares of United Financial common stock resulting from the conversion of my United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger)?

A:	Each share of United Financial common stock (including incentive shares and shares of United Financial common stock resulting from the conversion of your United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger) will be converted into the right to receive, at your election, (i) 0.8021 shares of Synovus common stock; (ii) $16.47 in cash; or (iii) a mixture of shares of Synovus common stock consideration and cash consideration with a total value (based on the exchange ratio) equal to the maximum amount you would receive if you elected to receive only shares of Synovus common stock or only cash.

Q:                How do I elect the form of consideration I prefer to receive? When should I send in my stock certificates?

A:	You will receive a letter of transmittal and election form with which you can make your election to receive Synovus common stock, cash or a mixture of Synovus common stock and cash in exchange for your shares of United Financial common stock (including incentive shares and shares of United Financial common stock resulting from the conversion of your United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger) upon completion of the merger. The available elections, election procedures and deadline for making elections are described beginning on page 26 of this document. To make an election, the letter of transmittal and election form must be properly completed, signed and submitted to the exchange agent for Synovus on or before 5:00 p.m. Eastern Time on , 2003, the date of the United Financial special shareholders meeting (the “election deadline”) and must be accompanied by the certificates representing the shares of United Financial common and preferred stock (other than with respect to incentive shares) as to which the election is made (or by an appropriate guarantee of delivery of such certificates). If a holder of United Financial common stock, series one preferred stock or 7% convertible preferred stock does not submit a letter of transmittal and election form which is received by the exchange agent for Synovus prior to the election deadline, the shares of such United Financial shareholder will be deemed to be “no election shares” and will be subject to the allocation procedures for “no election shares” set forth in the merger agreement and described in this proxy statement/ prospectus.

Q:                Will I always receive the form of consideration that I elect to receive?

A:	No. The aggregate number of shares of Synovus common stock to be issued in the merger will not exceed 2,315,524 shares of Synovus common stock (which number will be adjusted to reflect the exercise of options to purchase up to 515,749 shares of United Financial common) and the aggregate amount of cash to be distributed in the merger is limited to $34,000,000. Because a fixed number of shares of Synovus common stock will be issued and a fixed amount of cash paid in the merger, there is no assurance that you will receive the form of consideration that you elect with respect to all shares of United Financial common and preferred stock you hold. If the elections result in an oversubscription of the pool of cash or Synovus common stock, the exchange agent will allocate between cash and Synovus common stock following the procedures described beginning on page 26 of this proxy statement/ prospectus.

Q:                What consideration will I receive if I do not make an election?

A:	If you do not make an election, you will receive shares of Synovus common stock or cash or a combination of Synovus common stock and cash in accordance with the procedures described beginning on page 26 of this document.

Q:                What will happen if as a result of my election I would become entitled to receive a fractional share of Synovus common stock?

A:	Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock you would otherwise be entitled to receive multiplied by the closing price per share of Synovus common stock on the New York Stock Exchange on the last business day immediately preceding the effective date of the merger.

Q:                What happens as the market price of Synovus common stock fluctuates?

A:	Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares of Synovus common stock will be worth when issued by Synovus in the merger.

Q:                What are the U.S. federal income tax consequences of the merger to United Financial shareholders?

A:	KPMG LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code. Accordingly, United Financial shareholders generally will not recognize gain or loss for federal income tax purposes if they exchange their shares of United Financial common or preferred stock solely for shares of Synovus common stock in connection with the merger, except for gain or loss recognized with respect to cash received in lieu of a fractional Synovus share. United Financial shareholders will recognize gain or loss if they exchange their shares of United Financial stock solely for cash in the merger. United Financial shareholders who receive a combination of Synovus common stock and cash in the merger will recognize gain (but not loss), but the amount of gain recognized will not exceed the amount of cash received in the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:                When is the merger expected to be completed?

A:	We expect to complete the merger in the first quarter of 2003.

Q:                What am I being asked to vote upon and what is the required shareholder vote?

A:	You are being asked to approve the merger of United Financial into Synovus. Under United Financial’s articles of incorporation and Florida law, approval of the merger requires the affirmative vote of the holders of (i) a majority of the outstanding shares of common stock of United Financial, voting as a separate class, (ii) a majority of the outstanding shares of series one preferred stock of United Financial, voting as a separate class, (iii) a majority of the outstanding shares of 7% convertible preferred stock of United Financial, voting as a separate class, and (iv) at least 66 2/3% of the outstanding shares of common stock of United Financial, the outstanding shares of series one preferred stock of United Financial and the outstanding shares of 7% convertible preferred stock of United Financial, voting together as a single class. United Financial’s board of directors encourages you to vote at the special meeting. The United Financial board of directors has unanimously approved and adopted the merger agreement and recommends that United Financial shareholders vote “FOR” the approval of the merger.

Q:                What should I do now?

A:	You should read this proxy statement/ prospectus and appendices carefully and determine whether you desire to vote for approval of the merger.

Q:	What rights do I have to dissent from the merger and seek an appraisal of the fair value of my shares of United Financial common and preferred stock?

A:	If you wish, you may dissent from the merger and, if the merger is completed, receive a cash payment for the fair value of your shares of United Financial common and preferred stock, but only if you comply with all of the requirements of Florida law summarized under the heading “Dissenters’ Rights.” The fair value of your shares of United Financial common and preferred stock may be more or less than the consideration to be paid in the merger for United Financial common shares (including incentive shares and shares of United Financial common stock resulting from the conversion of United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger).

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you want additional copies of this proxy statement/ prospectus, or if you want to ask any questions about the merger, you should contact:

United Financial Holdings, Inc.

333 Third Avenue North
St. Petersburg, Florida 33701
Attn: Susan L. Blackburn
Senior Vice President
Telephone: (727) 898-2265

SUMMARY

      This summary highlights selected information from this proxy statement/ prospectus and may not contain all the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the agreement and plan of merger, as amended (the “merger agreement”), you should read this entire proxy statement/ prospectus carefully, as well as the additional documents to which we refer, including the merger agreement. We have attached the merger agreement as Appendix “A” to this proxy statement/ prospectus and we incorporate it by reference into this proxy statement/ prospectus. Each item in this summary refers to the page or pages where that subject is discussed more fully.

The Companies (page 64)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
Telephone: (706) 649-4751

      Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol “SNV.” Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of September 30, 2002, Synovus had total assets of approximately $18.5 billion, total deposits of $13.6 billion, shareholders’ equity of $2 billion and net loans of $13.9 billion. Synovus and its 37 commercial banking affiliates presently provide banking services at approximately 260 offices located in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81% interest in Total System Services, Inc. Total System Services, Inc. (“TSYS”) is an information technology processor of credit, debit, stored value, commercial and retail cards, and its stock is traded on the New York Stock Exchange.

United Financial Holdings, Inc.
333 Third Avenue North, Suite 200
St. Petersburg, Florida 33701
Telephone: (727) 898-2265

      United Financial is a registered bank holding company formed in 1982, whose stock is traded on the Nasdaq SmallCap Market under the trading symbol “UFHI.” United Financial became a financial holding company in May 2000. United Financial’s principal subsidiary is United Bank and Trust Company, a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. United Bank and Trust Company was founded in 1979 and is a community-oriented, full service commercial bank with seven branch offices serving Pinellas County in the State of Florida.

      United Financial’s other operating subsidiaries are EPW Investment Management, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940, headquartered in Tampa, Florida with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company, located in St. Petersburg, Florida; and United Bank of the Gulf Coast (formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). In addition, United Trust also provides retail trust and investment management services to individual and corporate clients.

      As of September 30, 2002, United Financial had total assets of approximately $422 million, total deposits of approximately $359 million, shareholders’ equity of approximately $28 million and net loans of approximately $298 million.

The Merger (page 26)

      If the conditions to the merger are satisfied, United Financial will be merged with and into Synovus and United Financial’s banking subsidiaries and other non-banking subsidiaries, through which it operates, will become wholly owned subsidiaries of Synovus.

      One of the conditions to the merger is the approval of the merger by United Financial’s shareholders. Under United Financial’s articles of incorporation and Florida law, approval of the merger requires the affirmative vote of the holders of (i) a majority of the outstanding shares of common stock of United Financial, voting as a separate class, (ii) a majority of the outstanding shares of series one preferred stock of United Financial, voting as a separate class, (iii) a majority of the outstanding shares of 7% convertible preferred stock of United Financial, voting as a separate class, and (iv) at least 66 2/3% of the outstanding shares of common stock of United Financial, the outstanding shares of series one preferred stock of United Financial and the outstanding shares of 7% convertible preferred stock of United Financial, voting together as a single class. The directors and executive officers of United Financial together own approximately 36% of the shares of United Financial common stock, approximately 5% of the shares of United Financial series one preferred stock and approximately 51% of the shares of United Financial 7% convertible preferred stock entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.

      We have attached the merger agreement as Appendix “A” to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

United Financial’s Reasons for the Merger (page 31)

      In reaching its decision to approve and adopt the merger agreement and recommend that its shareholders approve the merger, the board of directors of United Financial considered a number of factors, including the following:

•	the value of the consideration to be received by United Financial shareholders relative to the book value and earnings per share of United Financial common stock;

•	information concerning the financial condition, results of operations and business prospects of Synovus;

•	the fact that, following the merger, United Bank and Trust Company and United Bank of the Gulf Coast would continue to operate under their existing names and management teams;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the fact that the merger would enable United Financial shareholders to exchange part or all of their shares of United Financial common stock for shares of common stock of a regional company, the stock of which is widely held and actively traded, without recognizing taxable gain (except to the extent cash is received); and

•	the opinion of Burke Capital Group, L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.), United Financial’s financial advisor, that the merger consideration is fair, from a financial point of view, to the shareholders of United Financial.

Opinion of United Financial’s Financial Advisor (page 32)

      United Financial asked its financial advisor, Burke Capital Group, L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) (“BCG”), for advice on the fairness, from a financial point of view, of the merger consideration to United Financial’s shareholders. BCG has delivered its written opinion to the United Financial board that, as of November 12, 2002, the date the United Financial board approved the merger agreement, as amended, the merger consideration was fair, from a financial point of view, to the shareholders of United Financial. The opinion is attached as Appendix “B” to this proxy statement/ prospectus. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by BCG. BCG’s opinion is addressed to the United Financial board of directors and does not constitute a recommendation to any United Financial shareholder as to how to vote with respect to matters relating to the proposed merger.

United Financial Special Shareholders’ Meeting (page 23)

      The special meeting will be held at the United Bank Building, 333 Third Avenue North, Second Floor, St. Petersburg, Florida 33701, on                                              ,                                                   , 2003, at 4:00 p.m. local time.

Conditions to the Merger (page 38)

      Consummation of the merger is subject to various conditions, including:

•	receipt of United Financial shareholder approval;

•	receipt of necessary statutory and regulatory approvals;

•	receipt of an opinion from KPMG LLP, confirmed as of the effective date of the merger, regarding tax aspects of the merger;

•	the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, under the Securities Act of 1933 and the receipt by Synovus of all applicable state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the merger;

•	the assumption by Synovus of United Financial’s obligations under two indentures, one dated as of December 16, 1998, entered into between United Financial and Wilmington Trust Company, as trustee, and the other dated as of December 18, 2001, entered into between United Financial and State Street Bank and Trust Company of Connecticut, N.A., as trustee;

•	on the effective date of the merger, United Bank and Trust Company and United Bank of the Gulf Coast must have a CAMEL rating of at least “2” and a Compliance Rating and Community Reinvestment Act Rating of at least “satisfactory”;

•	the disposition by United Financial of its portfolio investments in Directed Capital Resources, LLC and Dental Care Alliance; and

•	satisfaction of other customary closing conditions.

      The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance. The merger has been approved by each of these three regulators. The approval of the Florida Department of Banking and Finance is conditioned upon the receipt by United Financial of shareholder approval of the merger.

Accounting Treatment (page 48)

      The merger will be accounted for as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences (page 45)

      KPMG LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a “reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code. Accordingly, United Financial shareholders generally will not recognize gain or loss for federal income tax purposes if they exchange their shares of United Financial common or preferred stock solely for shares of Synovus common stock in connection with the merger, except for gain or loss recognized with respect to cash received in lieu of a fractional Synovus share. United Financial shareholders will recognize gain or loss if they exchange their shares of United Financial stock solely for cash in the merger. United Financial shareholders who receive a combination of Synovus common stock and cash in the merger will recognize gain (but not loss), but the amount of gain recognized will not exceed the amount of cash received in the merger. The tax consequences to you of the merger will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Effective Date of Merger

      The merger will become effective when all of the conditions to the merger have been satisfied and articles of merger are filed with the Florida Secretary of State and the Georgia Secretary of State. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the first quarter of 2003. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters’ Rights (page 62)

      Under Florida law, United Financial common and preferred shareholders have dissenters’ rights with respect to the merger, meaning that if you are a United Financial shareholder, you will have the right to dissent from the merger under Florida law and, if the merger is consummated, receive a cash payment for the “fair value” of your United Financial common and preferred shares, but only if you comply with all requirements of the dissenters’ rights provisions of Florida law summarized under the heading “Dissenters’ Rights.” To preserve these rights, a United Financial shareholder must not vote in favor of the merger and must deliver to United Financial a written notice of intent to demand payment for such shareholder’s shares before the vote on the merger at the special meeting of United Financial shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters’ rights. The fair value of your shares of United Financial common and preferred stock may be more or less than the consideration to be paid in the merger for United Financial common shares (including incentive shares and shares of United Financial common stock resulting from the conversion of United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger).

Risk Factors (page 18)

      In addition to the other information included in this proxy statement/ prospectus, including the matters addressed in “Forward-Looking Statements” on page 73, you should carefully consider the following material risk factors to the merger in determining whether to vote in favor of the approval of the merger:

•	you may receive a form of consideration different from what you elect;

•	you may receive shares of Synovus common stock with a market value lower than you expected;

•	certain directors and executive officers of United Financial have interests in the merger in addition to their interests generally as shareholders of United Financial;

•	the fairness opinion obtained by United Financial from BCG, its financial advisor, will not reflect changes in circumstances after November 12, 2002;

•	there can be no complete assurance that the Internal Revenue Service will treat this merger as a reorganization as contemplated by the merger agreement;

•	KPMG LLP will not deliver its updated tax opinion, and the merger therefore will not be completed, if the aggregate fair market value of the Synovus common stock to be issued in the merger does not represent at least 40% of the aggregate merger consideration.

•	there are differences in the rights of Synovus shareholders and United Financial shareholders that may be detrimental to United Financial’s shareholders who receive Synovus common stock in the merger;

•	Synovus may be unable to integrate the business operations of United Financial after the merger successfully, and thus Synovus may not realize the anticipated benefits from the merger;

•	changes in Synovus’ or TSYS’ financial guidance may affect the value of shares of Synovus common stock;

•	government regulation may impair the combined company’s profitability and restrict its growth, which could have a negative effect on the value of Synovus’ common shares; and

•	the combined company will be subject to intense competition in the banking industry.

Interests of United Financial’s Directors and Executive Officers in the Merger (page 42)

      Certain directors and executive officers of United Financial have interests in the merger that are different from your interests. For example, Neil W. Savage, a director of, and president and chief executive officer of, United Financial has entered into an employment agreement, effective on the date the merger is completed, with Synovus. In addition, the following individuals have been or will be offered employment agreements with Synovus, each to be effective as of the completion of the merger:

Name	Position with United Financial

Ward J. Curtis	Director, Executive Vice President
William A. Eickhoff	Director, Executive Vice President
Harold J. Winner	Director, Executive Vice President
C. Peter Bardin	Senior Vice President and Chief Financial Officer
Cynthia A. Stokes	Senior Vice President
Susan L. Blackburn	Senior Vice President

      In addition, under United Financial’s stock option and incentive compensation plan, an aggregate of $3,033,000 will be awarded to certain executive officers and members of United Financial’s board of directors because the merger will be deemed a “change of control” under the plan.

      The completion of the merger is conditioned upon the disposition by United Financial of its investments in Directed Capital Resources, LLC and Dental Care Alliance. In connection with the negotiation of the merger agreement, representatives of United Financial and Synovus discussed the possibility that if United Financial was unable to obtain an unaffiliated purchaser for these investments, United Financial may elect to sell these investments and United Financial’s investment in Nexity Financial Corporation to an investor group of United Financial directors and officers that would include Mr. Savage, among others. After execution of the merger agreement, representatives of United Financial and representatives of BCG continued discussions with Synovus concerning the possibility that Synovus or one of its banking subsidiaries might provide financing in the ordinary course of business to the investor group for such a disposition transaction. At a meeting of the United Financial board of directors on December 17, 2002, the United Financial board unanimously approved the sale of United Financial’s investments in Directed Capital Resources, LLC, Dental Care Alliance and Nexity Financial

Corporation for an aggregate purchase price of approximately $5 million in cash to a group of investors that includes Mr. Savage and certain other officers and directors of United Financial. Approximately $500,000 to $750,000 of the purchase price will be paid by such investor group from their personal funds and the balance is expected to be provided from a loan in the ordinary course of business from Synovus or one of its banking subsidiaries or from an unrelated financing source. The approval of the transaction by the United Financial board of directors contemplated that the transaction would be conditioned on the merger, United Financial having received no better offer and the negotiation and execution of a satisfactory transaction agreement. On December 23, 2002, Mr. Savage informed the United Financial board of directors that he anticipated that, in addition to himself, Ian F. Irwin, Robert J. Banks, Jack A. Macris, M.D., John B. Norrie, John B. Wier, Jr., each a director of United Financial, and Harold J. Winner, a director and officer of United Financial, would be included in the investor group. Although discussions are continuing between representatives of United Financial, BCG and Synovus, no agreement has been reached concerning any extension of credit by Synovus or one of its banking subsidiaries and the investor group may seek financing from one or more alternative sources.

      The board of directors of United Financial, at a meeting held on December 17, 2002, unanimously approved the issuance of 7,000 shares of United Financial 7% convertible preferred stock to one or more purchasers, that could include officers or directors of United Financial, in exchange for either 59,402 shares of United Financial common stock (the number of shares of United Financial common stock into which 7,000 shares of United Financial 7% convertible preferred stock are convertible) plus approximately $4,150 in cash (representing a fractional share) or $972,440 in cash (which is the amount of cash into which such shares would be converted in the merger if the shares were converted solely for cash). The United Financial board of directors also appointed Messrs. Savage and Norrie to a special committee to approve the purchaser or purchasers of such shares. On December 17, 2002, the special committee approved the purchase by Ian F. Irwin, a member of the board of directors of United Financial, of 7,000 shares of 7% convertible preferred stock in exchange for $972,440 in cash. On December 23, 2002, pursuant to a stock purchase agreement dated as of that date between United Financial and Mr. Irwin, United Financial issued Mr. Irwin 7,000 shares of its 7% convertible preferred stock in exchange for $972,440 in cash. It is anticipated that Mr. Irwin will vote these shares in favor of the merger. Therefore, due to the issuance by United Financial of 7,000 shares of 7% convertible preferred stock to Mr. Irwin, United Financial anticipates that at least a majority of the outstanding shares of 7% convertible preferred stock will be voted in favor of the merger.

      It is anticipated that, after completion of the merger, the members of the boards of directors of United Financial’s subsidiary banks will retain their positions.

      The board of directors of United Financial was aware of these interests and took them into account in unanimously approving and adopting the merger agreement.

Termination of the Merger Agreement (page 42)

      Either United Financial or Synovus may terminate the merger agreement prior to the completion of the merger under the following circumstances, among others:

•	the mutual consent of Synovus and United Financial, if the boards of directors of each so determine by vote of a majority of the members of its entire board;

•	the merger is not completed before March 31, 2003, unless the failure to complete the merger by this time is due to a breach of the merger agreement by the party seeking to terminate; or

•	failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

No Solicitation (page 40)

      In the merger agreement, United Financial has agreed that it will not solicit, encourage or authorize any inquiry or proposal relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of United Financial or any of its subsidiaries with any individual, corporation or other entity, or, subject to the fiduciary duties of the board of directors of United Financial, it will not provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal. United Financial has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the merger be interested in acquiring all of or a significant interest in United Financial from considering or proposing such an acquisition.

Effect of Merger on Rights of United Financial Shareholders (page 49)

      United Financial is a Florida corporation and, therefore, the rights of shareholders of United Financial currently are determined by reference to the Florida Business Corporation Act and United Financial’s articles of incorporation and bylaws. At the effective time of the merger, shareholders of United Financial who receive shares of Synovus common stock in the merger will become shareholders of Synovus, which is a Georgia corporation. As a result, the rights of those United Financial shareholders who receive shares of Synovus common stock will then be determined by reference to the Georgia Business Corporation Code and Synovus’ articles of incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus’ articles of incorporation and bylaws and United Financial’s articles of incorporation and bylaws.

Comparative Market Price Information and Dividends

      Synovus common stock is listed on the NYSE under the symbol “SNV” and United Financial common stock is included on The Nasdaq SmallCap Market under the symbol “UFHI.” Shares of United Financial’s series one preferred stock and 7% convertible preferred stock are not publicly traded. The table below shows the high and low closing prices of Synovus common stock and United Financial common stock and cash dividends declared per share for the last two fiscal years.

	Synovus			United Financial

			Cash			Cash
	High	Low	Dividend	High	Low	Dividend

Quarter Ended
March 31, 2002	$31.74	$24.75	$.1475	$11.55	$9.93	$.06
June 30, 2002	30.01	24.01	.1475	15.25	11.40	.06
September 30, 2002	26.83	20.17	.1475	16.49	14.35	.07
December 31, 2002	21.90	16.81	.15	17.20	15.65	.07
For year 2002	31.74	16.81	.5925	17.20	9.93	.26
Quarter Ended
March 31, 2001	$28.31	$24.04	$.1275	$7.75	$7.00	.05
June 30, 2001	31.77	26.00	.1275	9.25	7.35	.05
September 30, 2001	34.45	24.63	.1275	10.50	8.75	.055
December 31, 2001	28.00	23.02	.1275	11.00	9.01	.055
For year 2001	34.45	23.02	.5100	11.00	7.00	.021

      The table below shows the closing prices of Synovus common stock and United Financial common stock on September 24, 2002, the last full trading day before public announcement of the proposed merger, and on December 31, 2002, the record date for the United Financial special shareholders meeting.

	September 24,	December 31,
	2002	2002

Synovus	$20.17	$19.40
United Financial	15.00	16.47

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

      The following tables show summary historical financial data for Synovus and United Financial and also information about Synovus and United Financial’s net income per diluted share, dividends per share and book value per share, and similar pro forma information reflecting the merger of Synovus and United Financial. In presenting the comparative pro forma information for certain time periods, it was assumed that Synovus and United Financial had been merged throughout those periods. The pro forma financial information does not include the effects of recently completed or other pending immaterial acquisitions by Synovus. The information listed as “pro forma equivalent” for United Financial was computed by multiplying the pro forma amounts by the exchange ratio of .8021 shares of Synovus common stock. This information reflects the fact that United Financial shareholders will receive less than one share of Synovus common stock for each share of United Financial common stock they own before the merger.

      The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Synovus and United Financial under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Synovus and United Financial would actually have performed had the companies been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

      The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus and United Financial have filed with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus and United Financial have filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 71.

[Rest of page intentionally left blank]

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2002	2001

	(Unaudited)	(Unaudited except
		Synovus and
		United Financial
		historical)
Net Income per Common Share — Basic
Historical:
Synovus	$0.88	$1.07
United Financial	0.64	0.71
Pro forma combined	0.88	1.07
Pro forma equivalent per United Financial common share(1)	0.71	0.86
Net Income per Common Share — Diluted
Historical:
Synovus	$0.87	$1.05
United Financial	0.61	0.70
Pro forma combined	0.86	1.05
Pro forma equivalent per United Financial common share(1)	0.69	0.84
Cash Dividends Declared per Common Share
Historical:
Synovus	$0.44	$0.51
United Financial	0.19	0.21
Pro forma equivalent per United Financial common share(2)	0.35	0.41
Book Value per Common Share at Period End
Historical:
Synovus	$6.54	$5.75
United Financial	5.53	5.00
Pro forma combined	6.54	5.76
Pro forma equivalent per United Financial common share(1)	5.24	4.62

(1)	Determined by multiplying the pro forma combined amounts by the exchange ratio of .8021:1.

(2)	Determined by multiplying the Synovus historical cash dividends declared per share by the exchange ratio of .8021:1.

SYNOVUS FINANCIAL CORP.

Selected Financial Data

(Dollars in thousands, except per share data)

	Nine Months Ended		Years Ended
	September 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(Unaudited)
Income Statement Data:
Net interest income	$530,897	$459,019	$629,791	$562,332	$513,294	$455,065	$425,920
Provision for losses on loans	49,497	34,956	51,673	44,341	34,007	26,882	32,485
Non-interest income	900,278	861,068	937,697	833,513	739,765	582,213	501,412
Non-interest expense	958,183	914,624	1,005,963	923,274	856,549	695,812	618,691
Net income	260,919	226,405	311,616	262,557	225,307	196,465	170,829

Balance Sheet Data:
Investment securities	$2,162,135	$2,090,931	$2,088,287	$2,077,928	$1,993,957	$1,877,473	$1,702,681
Loans, net of unearned income	14,058,387	11,852,572	12,417,917	10,751,887	9,068,239	7,603,605	6,752,154
Total assets	18,510,215	15,778,199	16,657,947	14,908,092	12,547,001	10,811,592	9,530,541
Deposits	13,644,457	11,525,774	12,146,198	11,161,710	9,440,087	8,797,412	7,928,211
Long-term debt	1,294,091	935,731	1,052,943	840,859	318,620	131,802	131,492
Average total shareholders’ equity	1,804,206	1,514,363	1,548,030	1,303,634	1,165,426	1,013,334	865,232
Average total assets	17,034,528	15,153,173	15,375,004	13,466,385	11,438,696	9,827,925	9,067,237

Per Share Data:
Net income — basic	$0.88	$0.78	$1.07	$0.93	$0.80	$0.72	$0.63
Net income — diluted	0.87	0.77	1.05	0.92	0.80	0.71	0.63
Cash dividends declared	0.44	0.38	0.51	0.44	0.36	0.29	0.24
Book value per share	6.54	5.56	5.75	4.98	4.35	3.99	3.50

Ratios:
Return on assets(1)	2.05%	2.00%	2.03%	1.95%	1.97%	2.00%	1.88%
Return on equity(1)	19.34%	19.99%	20.13%	20.14%	19.33%	19.39%	19.74%
Dividend payout ratio(2)	50.58%	49.10%	47.67%	47.56%	43.70%	39.55%	36.85%
Average shareholders’ equity to average assets	10.59%	9.99%	10.07%	9.68%	10.19%	10.31%	9.54%

(1)	Ratios for the nine month periods have been annualized.

(2)	Determined by dividing dividends declared by net income, excluding pooled subsidiaries.

United Financial Holdings, Inc.

Selected Financial Data

(Dollars in thousands, except per share data)

	Nine Months Ended		Years Ended
	September 30		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(Unaudited)
Income Statement Data:
Net interest income	$11,730	$9,242	$12,672	$11,197	$8,871	$7,390	$6,691
Provision for losses on loans and leases	1,353	600	907	650	785	752	90
Non-interest income	5,207	4,183	5,905	5,084	5,121	4,089	3,240
Non-interest expense	10,883	9,322	12,601	10,844	9,552	7,959	7,572
Net income	2,917	2,231	3,226	3,054	2,333	1,757	1,410

Balance Sheet Data:
Investment securities	$39,368	$42,342	$46,463	$27,332	$24,464	$25,732	$21,569
Loans and leases, net of unearned income	297,890	220,492	242,365	182,028	153,497	116,546	94,821
Total assets	421,799	319,568	344,192	243,461	209,481	171,902	147,319
Deposits	358,912	270,781	282,568	202,152	175,098	139,096	130,219
Long-term debt	—	—	—	—	—	34	2,678
Average total shareholders’ equity	26,835	23,607	24,143	18,244	15,973	11,826	9,892
Average total assets	384,937	287,039	306,400	228,335	191,429	161,624	130,780

Per Share Data:
Net income — basic	$0.64	$0.49	$0.71	$0.72	$0.56	$0.49	$0.41
Net income — diluted	0.61	0.49	0.70	0.69	0.54	0.46	0.38
Cash dividends declared(1)	0.19	0.16	0.21	0.18	0.16	0.15	0.13
Book value per share(2)	5.53	4.93	5.00	4.53	3.93	3.50	2.88

Ratios:
Return on assets(3)	1.01%	1.04%	1.05%	1.34%	1.22%	1.09%	1.08%
Return on equity(3)	14.49%	12.60%	13.36%	16.74%	14.61%	14.86%	14.25%
Dividend payout ratio(4)	31.15%	31.63%	31.02%	25.00%	28.46%	30.48%	33.65%
Average shareholders’ equity to average assets	6.97%	8.22%	7.88%	8.00%	8.34%	7.32%	7.56%

(1)	Determined by dividing cash dividends declared by outstanding common shares.

(2)	Determined by dividing shareholders’ equity less series one preferred stock by common shares outstanding plus the common stock that would result from the conversion of 7% convertible preferred stock.

(3)	Ratios for the nine month periods have been annualized.

(4)	Determined by dividing dividends declared by net income.

RISK FACTORS

      In addition to the other information included in this proxy statement/ prospectus, United Financial shareholders should carefully consider the matters described below in voting to approve the merger.

You may receive a form of consideration different from the form of consideration you elect.

      The consideration you receive in the merger is subject to allocation among the holders of United Financial common stock (including incentive shares and shares of United Financial common stock resulting from the conversion of United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger) to preserve the contractual limitations on the maximum number of shares issued and maximum amount of cash paid by Synovus. If the available cash is oversubscribed, and if you elect to receive all cash or cash and shares of Synovus common stock, then you will receive a larger portion of your consideration in Synovus common stock than you elected. If you fail to make an election in this case, you will receive Synovus common stock as your consideration. If, on the other hand, the available shares are oversubscribed, and if you elect to receive all shares or shares and cash, then you will receive a larger portion of your consideration in cash than you elected. If you fail to make an election in this case, you will receive cash as your consideration.

You may receive shares of Synovus common stock with a market value lower than you expected.

      Synovus is offering to a pay a total net consideration of $16.47 or 0.8021 shares of Synovus common stock, or a combination of Synovus common stock and cash not exceeding the total value (based on the exchange ratio) of cash or Synovus common stock you would receive had you elected to receive only cash or only shares of Synovus common stock. This exchange ratio will not be adjusted for changes in the market price of either Synovus common stock or United Financial common stock. Any change in the price of Synovus common stock prior to the merger will affect the value of the Synovus common stock that United Financial shareholders may receive in the merger. If you receive Synovus common stock and cash in the merger and the market price of Synovus common stock declines, then the value of the total net consideration you will receive will decline as well. Stock price variations may result from a variety of factors that are beyond our control, including changes in, or market perceptions of changes in, the business, operations or prospects of Synovus, market assessments of the likelihood the merger will be consummated, regulatory considerations, general market and economic conditions and other factors.

      The prices of the Synovus common stock and the United Financial common stock at the effective date of the merger may vary from their respective prices on (i) November 12, 2002, the date the merger agreement was executed, (ii) the date of this proxy statement/ prospectus and (iii) the date of United Financial’s special shareholders meeting. Because the effective date of the merger will follow the date of United Financial’s special shareholders meeting, at the time of the special meeting you will not know the market value of the Synovus common stock that you may receive upon completion of the merger.

Certain directors and executive officers of United Financial have interests in the merger in addition to their interests generally as shareholders of United Financial.

      You should be aware that certain directors and executive officers of United Financial have interests in the merger in addition to their interest generally as shareholders of United Financial. As an example, it is a condition to the merger that Neil W. Savage, a director and executive officer of United Financial, enter into an employment agreement with Synovus before the effective date of the merger. On September 24, 2002, Mr. Savage entered into the employment agreement, effective on the date the merger is completed, with Synovus.

      In addition, the following individuals have been or will be offered employment agreements with Synovus, and if accepted by the individuals, each will be effective as of the completion of the merger: United Financial directors and executive officers Ward J. Curtis, William A. Eickhoff and Harold J. Winner and United Financial executive officers, C. Peter Bardin, Cynthia A. Stokes and Susan L. Blackburn. Each of these employment agreements will become effective on the date that the merger is completed. Each United Financial executive officer and director to be employed by Synovus at the effective date of the merger will receive options to purchase shares of Synovus.

      In addition, under United Financial’s stock option and incentive compensation plan, an aggregate of $3,033,000 will be awarded to certain executive officers and members of United Financial’s board of directors because the merger will be deemed a “change of control” under the plan.

      The completion of the merger is conditioned upon the disposition by United Financial of its investments in Directed Capital Resources, LLC and Dental Care Alliance. In connection with the negotiation of the merger agreement, representatives of United Financial and Synovus discussed the possibility that if United Financial was unable to obtain an unaffiliated purchaser for these investments, United Financial may elect to sell these investments and United Financial’s investment in Nexity Financial Corporation to an investor group of United Financial directors and officers that would include Mr. Savage among others. After execution of the merger agreement, representatives of United Financial and representatives of BCG continued discussions with Synovus concerning the possibility that Synovus or one of its banking subsidiaries might provide financing in the ordinary course of business to the investor group for such a disposition transaction. At a meeting of the United Financial board of directors on December 17, 2002, the United Financial board unanimously approved the sale of United Financial’s investments in Directed Capital Resources, LLC, Dental Care Alliance and Nexity Financial Corporation for an aggregate purchase price of approximately $5 million in cash to a group of investors that includes Mr. Savage and certain other officers and directors of United Financial. Approximately $500,000 to $750,000 of the purchase price will be paid by such investor group from their personal funds and the balance is expected to be provided from a loan in the ordinary course of business from Synovus or one of its banking subsidiaries or from an unrelated financing source. The approval of the transaction by the United Financial board of directors contemplated that the transaction would be conditioned on the merger, United Financial having received no better offer and the negotiation and execution of a satisfactory transaction agreement. On December 23, 2002, Mr. Savage informed the United Financial board of directors that he anticipated that, in addition to himself, Ian F. Irwin, Robert J. Banks, Jack A. Macris, M.D., John B. Norrie, John B. Wier, Jr., each a director of United Financial, and Harold J. Winner, a director and officer of United Financial, would be included in the investor group. Although discussions are continuing between representatives of United Financial, BCG and Synovus, no agreement has been reached concerning any extension of credit by Synovus or one of its banking subsidiaries and the investor group may seek financing from one or more alternative sources.

      The board of directors of United Financial, at a meeting held on December 17, 2002, unanimously approved the issuance of 7,000 shares of United Financial 7% convertible preferred stock to one or more purchasers, that could include officers or directors of United Financial, in exchange for either 59,402 shares of United Financial common stock (the number of shares of United Financial common stock into which 7,000 shares of United Financial 7% convertible preferred stock are convertible) plus approximately $4,150 in cash (representing a fractional share) or $972,440 in cash (which is the amount of cash into which such shares would be converted in the merger if the shares were converted solely for cash). The United Financial board of directors also appointed Messrs. Savage and Norrie to a special committee to approve the purchaser or purchasers of such shares. On December 17, 2002, the special committee approved the purchase by Ian F. Irwin, a member of the board of directors of United Financial, of 7,000 shares of 7% convertible preferred stock in exchange for $972,440 in cash. On December 23, 2002, pursuant to a stock purchase agreement dated as of that date between United Financial and Mr. Irwin, United Financial issued Mr. Irwin 7,000 shares of its 7% convertible preferred stock in exchange for $972,440 in cash. It is anticipated that Mr. Irwin will vote these shares in favor of the merger. Therefore, due to the issuance by United Financial of 7,000 shares of 7% convertible preferred stock to Mr. Irwin, United Financial anticipates that at least a majority of the outstanding shares of 7% convertible preferred stock will be voted in favor of the merger.

      It is anticipated that, after completion of the merger, the members of the boards of directors of United Financial’s subsidiary banks will retain their positions.

      For a discussion of these interests along with certain other interests, see “The Merger — Interests of United Financial’s Directors and Executive Officers in the Merger” on page 42.

The opinion obtained by United Financial from its financial advisor will not reflect changes in circumstances prior to the merger.

      On November 12, 2002, BCG delivered to the United Financial board of directors its opinion as to the fairness, from a financial point of view, to the shareholders of United Financial, as of that date, of the aggregate merger consideration to be received by them under the merger agreement. United Financial does not intend to obtain an updated opinion from BCG. Changes in the consideration and prospects of Synovus or United Financial, general market and economic conditions, and other factors which are beyond the control of Synovus, and on which the opinion of BCG is based, may alter the value of Synovus or United Financial or their stock prices at the time the merger is completed. As a result of these uncertainties, you should be aware that the opinion of BCG does not address the fairness of the merger consideration at the time the merger is completed or at any time other than November 12, 2002.

There can be no complete assurance that the Internal Revenue Service will treat this merger as a reorganization as contemplated by the merger agreement.

      It is a condition to the consummation of the merger that KPMG LLP deliver its opinion that the merger will qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code, which generally means that the exchange of shares of United Financial preferred stock and common stock solely for shares of Synovus common stock in connection with the merger will not be a taxable event and that gain (but not loss) will be recognized to the extent of any cash received. However, the KPMG opinion is not binding on the Internal Revenue Service. If the Internal Revenue Service successfully asserts that the merger does not qualify as a reorganization, you would recognize gain or loss equal to the difference between your tax basis in the United Financial preferred stock and common stock and the sum of the fair market value of Synovus common stock (if any) plus the amount of cash (if any) received in connection with the merger. In addition, United Financial would be treated as recognizing taxable gain or loss at the corporate level on the transfer of its assets in the merger. See “The Merger — Material U.S. Federal Income Tax Consequences” on page 45.

If the aggregate fair market value of the Synovus common stock to be issued in the merger does not represent at least 40% of the aggregate consideration paid by Synovus in the merger, the tax opinion required to be delivered in order for the merger to be completed could not be delivered and the merger would not be completed.

      KPMG LLP will not deliver its tax opinion, confirmed as of the effective date of the merger, and the merger therefore will not be completed, unless the aggregate fair market value of the Synovus common stock to be issued in the merger represents at least 40% of the aggregate value of the total consideration issued or paid by Synovus in the merger, as of the closing of the merger and taking into account any cash paid for fractional shares of Synovus common stock. For example if the merger had occurred on November 12, 2002, the date the merger agreement, as amended, was executed by Synovus and United Financial, then based on the trading price of Synovus common stock on that date and the number of shares of United Financial issued and outstanding on that date, the aggregate fair market value of the Synovus common stock to be issued in the merger would represent approximately 57% of the total consideration issued by Synovus in the merger. There can be no assurance, however, that the trading price for Synovus common stock will be high enough at the scheduled effective date of the merger to allow KPMG LLP to render the required tax opinion and the merger to be closed.

There are differences in the rights of Synovus shareholders and United Financial shareholders that may be detrimental to United Financial’s shareholders who receive Synovus shares in the merger.

      The rights of the holders of United Financial’s common and preferred stock are presently governed by the Florida Business Corporation Act and United Financial’s articles of incorporation and bylaws. After consummation of the merger, the rights of those shareholders of United Financial who receive Synovus common stock in the merger will be governed by the Georgia Business Corporation Code and Synovus’ articles of incorporation and bylaws. Certain differences may reduce existing rights of United Financial’s shareholders. See “Description of Stock and Effect of Merger on Rights of United Financial Shareholders” on page 49.

If we are unable to integrate the business operations of United Financial after the merger successfully, we will not realize the anticipated benefits from the merger and our business could be adversely affected.

      The merger involves the integration of companies that have previously operated independently. Successful integration of United Financial’s operations with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and to reduce costs. If we are unable to do so successfully, we may not realize fully, or at all, the anticipated benefits of the merger with United Financial. Difficulties could include the loss of key employees and customers, the disruption of our and United Financial’s ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. The realization of expected efficiencies and cost savings could be adversely affected by a number of factors beyond our control and may not materialize after the merger.

Changes in our public forecast may affect the value of your shares.

      The value of Synovus common stock may be materially affected by the financial results and expectations relating to the future financial performance of Synovus’ subsidiary, Total System Services, Inc. (“TSYS”). Synovus owns approximately 81% of TSYS, a Columbus, Georgia based payment processing company. Over the past five years TSYS has contributed approximately 26% of Synovus’ net income on an annual basis. On October 15, 2002, TSYS issued a press release realigning its forecast of 2003 net income, projecting an increase of 12-15% over 2002 net income. This change in forecast was based upon TSYS’ expectation that it would not sign a major client by the end of 2002. As of December 31, 2002, TSYS had not signed a major new client. The assumptions underlying the TSYS net income forecast in such press release did not include any revenues or expenses associated with signing or converting a major client. This means that if TSYS signs a major client in 2003, it may need to readjust its 2003 forecast to reflect such increased expense that will be incurred in advance of realizing revenue from the new major client. If TSYS changes its forecast for this reason or any other reason the share price of any Synovus common stock you receive may decrease. In addition, the long term revenue prospects of TSYS and Synovus could be adversely affected if TSYS fails to sign a new major client.

Government regulation may impair our profitability and restrict our growth.

      Bank holding companies, like Synovus, and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. Synovus is subject to the Bank Holding Company Act of 1956 and to regulation and supervision by the Board of Governors of the Federal Reserve System. Synovus’ state chartered subsidiary banks are subject to the regulation and supervision of the Federal Deposit Insurance Corporation (the “FDIC”) and the banking regulatory departments of the states in which such banks are located and Synovus’ nationally chartered subsidiary banks are subject to the regulation and supervision of the Office of the Comptroller of Currency (the “OCC”). Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies and the maintenance of adequate capital for the general business operations and financial condition of Synovus’ subsidiary banks, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that my be charged by law. The Federal Reserve also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which Synovus and its subsidiary banks may conduct their businesses and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of Synovus’ subsidiary banks to attract deposits and make loans.

Competition in the banking industry is intense.

      Competition in the banking and financial services industry is intense. In their primary market areas, Synovus’ subsidiary banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Synovus’ subsidiary banks and may offer certain services that Synovus’ subsidiary banks do not or cannot provide. The profitability of Synovus depends upon its continued ability to compete in the financial services and payment processing market areas. Synovus and its subsidiaries compete primarily with other financial institutions in the southeastern United States, but may also compete with financial institutions located throughout the United States.

Synovus and United Financial are subject to risks arising from conditions beyond their control.

      Synovus and United Financial make forward-looking statements in this document and in their public documents that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include, but are not limited to, the following:

•	our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

•	we lose more deposits, customers, or business than we expect;

•	changes in the interest rate environment reduce our margins;

•	general economic or business conditions are worse than we expect;

•	legislative or regulatory changes occur which adversely affect our business;

•	changes occur in business conditions and inflation; and

•	changes occur in the securities markets.

      Management of each of Synovus and United Financial believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of, and the value of the securities of, Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus’ and United Financial’s ability to control or predict.

THE UNITED FINANCIAL SPECIAL MEETING

      We are furnishing this document to shareholders of United Financial in connection with the solicitation of proxies by the board of directors of United Financial for use at the special meeting of United Financial shareholders.

Date, Time and Place

      The special meeting will be held at the United Bank Building, 333 Third Avenue North, Second Floor, St. Petersburg, Florida 33701 on                               ,                               , 2003, at 4:00 p.m. local time.

Matters to Be Considered at the Special Meeting

      At the special meeting, the shareholders of United Financial will be asked to consider and vote upon the approval of the merger and such other matters as may properly be brought before the special meeting.

      The United Financial board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

      Only shareholders of record of United Financial at the close of business on December 31, 2002, the record date for the United Financial special meeting, are entitled to receive notice of, and to vote at, the special meeting.

      On the record date, United Financial had issued, outstanding and entitled to vote at the special meeting approximately 4,524,428 shares of common stock held by 147 holders of record, 13,667 shares of 7% convertible preferred stock held by 3 holders of record and 366,475 shares of series one preferred stock held by 61 holders of record.

      Holders of record of shares of United Financial common and preferred stock are each entitled to one vote per share on each matter to be considered at the special meeting.

      A majority of all the issued and outstanding shares of each of United Financial common stock, United Financial series one preferred stock and United Financial 7% convertible preferred stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

      Under United Financial’s articles of incorporation and Florida law, approval of the merger requires the affirmative vote of the holders of (i) a majority of the outstanding shares of common stock of United Financial, voting as a separate class, (ii) a majority of the outstanding shares of series one preferred stock of United Financial, voting as a separate class, (iii) a majority of the outstanding shares of 7% convertible preferred stock of United Financial, voting as a separate class, and (iv) at least 66 2/3% of the outstanding shares of common stock of United Financial, the outstanding shares of series one preferred stock of United Financial and the outstanding shares of 7% convertible preferred stock of United Financial, voting together as a single class. United Financial’s board of directors encourages you to vote at the special meeting. The United Financial board of directors has unanimously approved and adopted the merger agreement and recommends that United Financial shareholders vote “FOR” approval of the merger.

      The merger does not require the approval of Synovus’ shareholders. Synovus’ board of directors approved the merger on September 24, 2002.

Stock Ownership of United Financial Directors and Executive Officers

      At the close of business on the record date, the directors and executive officers of United Financial beneficially owned and were entitled to vote approximately 1,608,554 shares of United Financial common stock, 7,000 shares of United Financial 7% convertible preferred stock and 17,136 shares of United Financial series one preferred stock. This ownership represents approximately 36% of the shares of United Financial common stock outstanding on that date, approximately 51% of the shares of United Financial 7% convertible preferred stock outstanding on that date and approximately 5% of the shares of United Financial series one preferred stock outstanding on that date.

Voting of Proxies

      Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

      United Financial intends to count shares of United Financial capital stock present in person at the special meeting but not voting, and shares of United Financial capital stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

      For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval. A shareholder’s failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

      Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger (“broker non-votes”) will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

      The proposal to approve the merger is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of each class of United Financial capital stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the United Financial board urges United Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

      We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

      The persons named as proxies by a United Financial shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

      United Financial shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

•	sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of United Financial;

•	submitting a later-dated signed proxy; or

•	attending the special meeting and voting or abstaining from voting in person.

      Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of United Financial, at United Financial’s principal executive offices, before the voting begins at the special meeting.

Proxy Solicitation

      United Financial will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of United Financial may solicit proxies from shareholders of United Financial by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. United Financial will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and United Financial will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the United Financial Board

      The United Financial board has unanimously approved and adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of United Financial and its shareholders. The United Financial board unanimously recommends that United Financial shareholders vote “FOR” approval of the merger.

THE MERGER

      The following is a description of material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix “A” to this proxy statement/ prospectus and is incorporated into this proxy statement/ prospectus by reference. All United Financial shareholders are urged to read carefully the merger agreement, as well as the other appendices to this proxy statement/ prospectus, in their entirety.

      The boards of directors of Synovus and United Financial have approved and adopted, and the proper officers of Synovus and United Financial have executed and delivered, the merger agreement.

Structure of the Merger

      On the effective date of the merger, United Financial will merge with and into Synovus, with Synovus as the surviving corporation and retaining the name Synovus Financial Corp. The articles of incorporation and bylaws of Synovus in effect immediately prior to the effective time of the merger will remain the articles of incorporation and bylaws of the surviving corporation after the effective date.

Terms of the Merger

      Immediately prior to the merger, except as to shares of United Financial common and preferred stock as to which dissenters’ rights have been duly and validly exercised in accordance with Florida law, (i) each outstanding share of United Financial’s common stock will remain outstanding and unchanged, (ii) each outstanding share of United Financial’s series one preferred stock, par value $0.01 per share, will be converted on a one-for-one basis into a share of United Financial’s common stock, (iii) each outstanding share of United Financial’s 7% convertible preferred stock, par value $10.00 per share, will be converted into 8.43453 shares of United Financial’s common stock, and (iv) United Financial will issue 35,181 incentive shares of its common stock pursuant to that certain stock purchase agreement, dated September 22, 2000, as amended and restated by that certain amended and restated fourth amendment to the stock purchase agreement, dated March 21, 2001, by and among United Financial, First Security Bank, a Florida corporation and all of the shareholders of First Security. On December 23, 2002, United Financial issued 7,000 additional shares of its 7% convertible preferred stock for $138.92 per share in cash to Ian F. Irwin, a member of the board of directors of United Financial. Each of these additional shares of 7% convertible preferred stock will be converted into 8.43453 shares of United Financial’s common stock immediately prior to the merger.

      Upon the merger, each share of United Financial common stock as to which a dissenters’ right has not been duly and validly exercised will be converted into and exchangeable for the right to receive, at your election, one of the following: (1) 0.8021 shares of Synovus common stock; (2) $16.47 in cash; or (3) a combination of Synovus common stock and cash with a total value (based on the exchange ratio) equal to the maximum amount you would receive if you elected to receive only shares of Synovus common stock or only cash. Notwithstanding any United Financial shareholder’s election as to consideration, the maximum aggregate number of shares of Synovus common stock to be issued in the merger will not exceed 2,315,524 shares of Synovus common stock (which number will be adjusted to reflect the exercise of options to purchase up to 515,749 shares of United Financial common) and the maximum aggregate amount of cash available to be delivered in the merger equals $34,000,000.

      To maintain the limits on the maximum number of shares of Synovus common stock to be issued, and cash to be paid, in the merger, you may receive a different ratio of shares to cash than you elected. Specifically, if the aggregate amount of cash requested by former United Financial shareholders exceeds the $34,000,000 limit, then those of you (a) who elected to receive only cash or (b) who elected to receive cash in addition to shares as part of a combination election will have your cash allocations evenly reduced to the maximum ratio of cash to shares that does not exceed the $34,000,000 limit in the aggregate and those of you who hold no election shares will have your shares converted into the right to receive shares of Synovus common stock. Conversely, if the aggregate number of shares of Synovus common stock requested by former United Financial shareholders exceeds the 2,315,524 share limit

(which number will be adjusted to reflect the exercise of options to purchase up to 515,749 shares of United Financial common stock), then those of you (x) who elected to receive only shares of Synovus common stock or (y) who elected to receive shares of Synovus common stock in addition to cash as part of a combination election will have your share allocations evenly reduced to the maximum ratio of shares to cash that does not exceed the 2,315,524 share limit in the aggregate (which number will be adjusted to reflect the exercise of options to purchase 515,749 shares of United Financial common stock) and those of you who hold no election shares will have your shares converted into the right to receive cash.

      You will receive a letter of transmittal and election form which will permit you (or the beneficial owner through appropriate and customary documentation and instructions) to make your election as to the form of consideration you desire to receive in exchange for your shares of United Financial common and preferred stock. To be effective, the letter of transmittal and election form must be properly completed, signed and submitted to the exchange agent for Synovus on or before 5:00 p.m. Eastern Time on                               ,                               , 2003, the date of the United Financial special shareholders meeting (the “election deadline”) and must be accompanied by the certificates representing the shares of United Financial common and preferred stock (other than with respect to incentive shares) as to which the election is made (or by an appropriate guarantee of delivery of such certificates). If a holder of United Financial common or preferred stock does not submit a letter of transmittal and election form which is received by the exchange agent for Synovus prior to the election deadline, the shares of such United Financial shareholder will be deemed to be “no election shares” and will be subject to the allocation procedures for “no election shares” set forth in the merger agreement.

      The merger agreement provides that any election made on a letter of transmittal and election form may be revoked or changed by the person submitting the letter of transmittal and election form at or prior to the election deadline. In the event the letter of transmittal and election form is revoked and a new election is not made prior to the election deadline, the shares of United Financial common and preferred stock represented by such election form will become “no election shares” and will be subject to the allocation procedures for “no election shares” set forth in the merger agreement.

      Participants in the United Financial Employee Stock Ownership Plan will receive a letter of transmittal and election form with respect to shares allocated to their ESOP account by which they may direct the ESOP’s trustees to make the desired election with respect to the shares allocated to their account.

      If a United Financial shareholder properly completes, signs and submits a letter of transmittal and election form to the exchange agent for Synovus with such shareholder’s certificates (other than with respect to incentive shares) representing the shares of United Financial common and preferred stock as to which such election is made (or appropriate guarantees of delivery therefor) and the merger is completed, each share of United Financial common stock (including incentive shares and shares of United Financial common stock resulting from the conversion of your United Financial series one preferred stock and 7% convertible preferred stock immediately prior to the merger) covered by such letter of transmittal and election form will be exchanged for the merger consideration as indicated on the letter of transmittal and election form and in accordance with the allocation procedures set forth in section I of the merger agreement. Once a United Financial shareholder has so delivered a letter of transmittal and election form, such shareholder’s share certificates representing shares of United Financial common and preferred stock as to which such election is made will not be returned (and accordingly will not be transferable) unless the merger fails to be completed. SYNOVUS AND UNITED FINANCIAL INTEND TO COMPLETE THE MERGER PROMPTLY AFTER THE SPECIAL MEETING OF UNITED FINANCIAL SHAREHOLDERS. HOWEVER, THE COMPLETION OF THE MERGER COULD BE DELAYED BY SYNOVUS AND UNITED FINANCIAL IN ORDER THAT OTHER CLOSING CONDITIONS CAN BE SATISFIED. ACCORDINGLY, ONCE A LETTER OF TRANSMITTAL AND ELECTION FORM HAS BEEN DELIVERED (TOGETHER WITH CERTIFICATES OR APPROPRIATE GUARANTEES OF DELIVERY THEREFOR), A UNITED FINANCIAL SHAREHOLDER WILL BE UNABLE TO SELL OR OTHERWISE TRANSFER SUCH HOLDER’S SHARES FOR AN INDEFINITE PERIOD OF TIME.

      Promptly after the effective date of the merger, the exchange agent for Synovus will forward to the holder of each certificate representing shares of United Financial common and preferred stock surrendered to the exchange agent the merger consideration to which such holder is entitled and such certificate will be canceled.

      Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares to which you would otherwise be entitled, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the New York Stock Exchange on the last business day immediately preceding the effective date of the merger.

      The issued and outstanding shares of Synovus common stock immediately prior to the effective date of the merger will remain outstanding and unchanged after the merger. If, prior to the effective date, the number of outstanding shares of Synovus common stock shall increase, decrease, be changed into or exchanged for a different kind of shares or securities, through reorganization, reclassification, dividend, combination, or stock split, then an appropriate and proportionate adjustment will be made to the stock and cash consideration to prevent any dilution.

      You will be entitled to ten votes for each share of Synovus common stock that you receive on the effective date of the merger.

      Until the stock certificates nominally representing shares of United Financial common or preferred stock are surrendered to Synovus in exchange for either cash or certificates representing shares of Synovus common stock or both cash and certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by any United Financial common or preferred stock certificates will be paid. Upon the surrender to Synovus of the United Financial common and preferred stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by any outstanding United Financial common or preferred stock certificates. If you have lost or mislaid your United Financial common or preferred stock certificates, or if your certificates have been stolen or destroyed, you may be required, as a condition to delivery of your cash and/or stock consideration, to deliver a bond to Synovus. The bond will be of such sum as Synovus may direct as indemnity against any claim made against Synovus, the exchange agent, or United Financial with respect to the certificate alleged to be lost, mislaid, stolen, or destroyed.

      The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if United Financial stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge you to surrender your United Financial stock certificates at the earliest possible date in accordance with instructions provided to you by Synovus in the letter of transmittal and election form described in this proxy statement/ prospectus.

      After the effective date of the merger, each outstanding United Financial stock option, whether vested or unvested, will be assumed by Synovus and converted into an option to acquire shares of Synovus common stock in an amount and at an exercise price determined as follows:

(1) the number of shares of Synovus common stock subject to the new option will be equal to the product of the number of shares of United Financial common stock subject to the option multiplied by 0.8021 with any fraction resulting from such multiplication being rounded to the nearest share; and

(2) the exercise price per share of Synovus common stock and the new option will be equal to the exercise price per share of the United Financial common stock under the original option divided by 0.8021, with such exercise price rounded up to the nearest one cent.

      No additional options to purchase United Financial common stock will be granted. Synovus will reserve for issuance a sufficient number of shares of Synovus common stock for delivery upon exercise of each Synovus stock option. As soon as practical after the effective date of the merger, Synovus will file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus common stock subject to any Synovus stock option held by persons who are or were directors, officers, or employees of United Financial or its subsidiaries and will use best efforts to maintain the effectiveness of such registration statement for as long as such Synovus stock options remain outstanding.

Background of the Merger

      The board of directors of United Financial has, over time, considered the possibility of a strategic combination of United Financial with a number of financial institutions in order to maximize the value of United Financial common stock to its shareholders. The factors which the board of directors of United Financial has taken into account in evaluating potential combinations have included, but were not limited to, compatibility of management, employee and credit cultures, potential savings inherent in the potential combination, as well as the comparability of business lines and geographic locations. As part of its ongoing operations, management and the board of directors of United Financial regularly assess the financial services industry as a whole, including the regulatory and competitive environments for banking services. Since its formation as a bank holding company in 1982, United Financial has had a goal of providing a community banking alternative to businesses and consumers in the Pinellas County, Florida area and, since 2000, Sarasota and Manatee Counties. From time to time, management of United Financial has had informal discussions with potential strategic partners in furtherance of this goal.

      As a result of these considerations, in October 2001, United Financial requested that BCG approach Synovus regarding a possible acquisition of United Financial by Synovus. Discussions between United Financial, Synovus, and BCG ensued shortly thereafter.

      From October 2001 through May 2002, representatives of United Financial met and corresponded with representatives of Synovus as well as representatives of BCG to discuss the respective businesses of, and a potential business combination between, Synovus and United Financial.

      On October 11, 2001, representatives of Synovus, including Thomas Prescott, executive vice president and chief financial officer, and Richard Anthony, vice chairman, met with representatives of United Financial, including John Norrie, chairman, Neil Savage, director, president and chief executive officer, and representatives of BCG, including Jon Burke and Ronald Goff, in Columbus, Georgia at the headquarters of Synovus. At the meeting, the parties discussed the possibility of a business combination between Synovus and United Financial, as well as the potential synergies and strategic opportunities that would be available to the combined company.

      On November 7, 2001, Mr. Prescott, representing Synovus, met with representatives of United Financial, including Mr. Savage, and representatives of BCG, including Messrs. Burke and Goff in St. Petersburg, Florida. The parties continued their preliminary discussions regarding the possibility of a business combination between Synovus and United Financial. The discussions focused primarily on issues such as transaction structure and post-transaction capitalization of the combined company.

      On December 10, 2001, Messrs. Norrie and Savage and Dr. David Davies, director, from United Financial, and Messrs. Prescott and Anthony and Neil Turner, senior vice president, from Synovus, met in Columbus, Georgia at the headquarters of Synovus. The parties continued their discussions on a number of important aspects of the potential business combination, including revenue growth potential, marketing position and the management structure of United Financial following the potential business combination.

      A formal engagement agreement was entered into between United Financial and BCG in January 2002.

      On January 24, 2002, Mr. Prescott and Peter Bardin, United Financial’s chief financial officer, met in Atlanta, Georgia to discuss certain financial aspects of the potential business combination and the prospects of United Financial’s business units and the markets in which United Financial operates.

      On May 13, 2002 United Financial executed a non-binding letter of intent submitted by Synovus that contemplated a merger of United Financial with and into Synovus with the holders of United Financial common stock receiving shares of Synovus common stock in exchange for their shares.

      On May 22, 2002, representatives of United Financial, including Mr. Savage, Ward Curtis, director and executive vice president and Harold Winner, director and executive vice president, met with representatives of Synovus, including Messrs. Anthony and Prescott, James Blanchard, chairman, and James Yancey, president, in Columbus, Georgia at Synovus’ headquarters to discuss issues related to the proposed business combination, including United Financial’s lending processes, wealth management approach, employee considerations and other matters.

      During the following months, management of the two companies and their respective legal and financial advisors continued to conduct due diligence, while negotiating the terms of a proposed merger agreement under which United Financial would merge into Synovus. As a result of the decline in the trading range of Synovus common stock since the date of the letter of intent, discussions between the parties resulted in a proposal to adjust the type and amount of the proposed merger consideration to include a combination of cash and Synovus common stock. During this period, United Financial’s board of directors met formally and informally via telephone without a meeting on many occasions to discuss the proposed transaction.

      On September 24, 2002, the board of directors of United Financial held a special meeting to consider the proposed merger with Synovus. At the meeting, Mr. Savage reviewed the course of discussions and rationale for the proposed merger with Synovus. Also, Jon Burke, Ronald Goff and Dennis Wolfarth, representatives of BCG, distributed and discussed an analysis of the financial aspects of the proposed merger and rendered an opinion that, as of September 24, 2002, the merger consideration as set forth in the proposed merger agreement was fair to the United Financial shareholders from a financial point of view. Also at this meeting, Richard O. Jacobs, a partner of Holland & Knight LLP, United Financial’s outside legal counsel, reviewed with the United Financial board of directors the terms of the merger and the merger agreement as well as the duties and responsibilities of the United Financial board of directors in considering and approving the transaction. After questions by and discussions among the members of the United Financial board of directors, and after consideration of the factors described under “United Financial’s Reasons For the Merger,” the United Financial board of directors voted unanimously to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger to the United Financial shareholders. Following the conclusion of the meeting, Synovus and United Financial executed and delivered the merger agreement.

      The merger agreement, as executed and delivered on September 24, 2002, contained, among other things, a provision permitting United Financial to terminate the agreement under certain circumstances if the closing price of Synovus common stock declined below $19.00 per share, which event occurred on the trading days from October 3 through October 11. In October and November, United Financial’s board of directors monitored Synovus’ stock price and earnings forecasts. On October 28, 2002, United Financial received a letter from Synovus seeking United Financial’s written affirmation that it did not intend to terminate the merger agreement based on the closing price of Synovus common stock. As a result of discussions between the parties, Synovus proposed an adjustment to the merger consideration and a modification to the merger agreement to eliminate the termination provisions based on the trading price of Synovus common stock. At a special meeting of United Financial’s board of directors held on November 12, 2002, Mr. Goff of BCG presented an analysis of Synovus’ proposal and delivered the opinion of BCG that the adjusted merger consideration was fair to United Financial’s shareholders from a financial point of view as of November 12, 2002. After questions by and discussions among the members of the United Financial board of directors, and after reconsideration of the factors described under “United Financial’s Reasons For the Merger,” United Financial’s board of directors unanimously approved the merger agreement, as amended, and the merger agreement, as amended, was executed and delivered.

United Financial’s Reasons for the Merger

      On November 12, 2002, the board of directors of United Financial unanimously approved and adopted the merger agreement. The board of directors of United Financial believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of United Financial shareholders. The board of directors of United Financial unanimously recommends that you vote to approve the merger.

      In reaching its decision to approve and adopt the merger agreement and recommend that its shareholders approve the merger, the board of directors of United Financial considered a number of factors, including the following:

•	the value of the consideration to be received by United Financial shareholders relative to the book value and earnings per share of United Financial common stock;

•	information concerning the financial condition, results of operations and business prospects of Synovus;

•	the fact that following the merger, United Bank and Trust Company and United Bank of the Gulf Coast would continue to operate under their existing names and management teams;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the fact that the merger will enable United Financial shareholders to exchange part or all of their shares of United Financial common stock for shares of common stock of a regional company, the stock of which is widely held and actively traded, without recognizing taxable gain (except to the extent that cash is received); and

•	the opinion of BCG that the merger consideration is fair, from a financial point of view, to the shareholders of United Financial.

      The foregoing discussion of the information and factors considered by the United Financial board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the United Financial board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

Recommendation of the United Financial Board

      On November 12, 2002, the board of directors of United Financial unanimously approved and adopted the merger agreement. The board of directors of United Financial believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of United Financial shareholders.

      UNITED FINANCIAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITED FINANCIAL SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.

      Each member of the board of directors of United Financial has indicated that he intends to vote his shares of United Financial common and preferred stock in favor of the merger.

Opinion of United Financial’s Financial Advisor

      United Financial retained BCG to act as its financial advisor in connection with a possible business combination. BCG’s principal business activity is advising on mergers and acquisitions, with a specialty in financial institutions.

      BCG acted as financial advisor to United Financial in connection with the proposed merger with Synovus and participated in certain of the negotiations leading to the merger agreement. At the November 12, 2002 meeting at which the board considered and approved the merger agreement, BCG delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to United Financial shareholders from a financial point of view. THE FULL TEXT OF BCG’S WRITTEN OPINION IS ATTACHED AS APPENDIX “B” TO THIS PROXY STATEMENT/ PROSPECTUS. THE OPINION OUTLINES MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BCG IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

      BCG’S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE UNITED FINANCIAL BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO UNITED FINANCIAL SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF UNITED FINANCIAL TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY UNITED FINANCIAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER, THE FORM OF CONSIDERATION A SHAREHOLDER SHOULD ELECT IN THE MERGER, OR ANY OTHER MATTER.

      In connection with rendering its November 12, 2002 opinion, BCG reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of United Financial that it deemed relevant;

•	certain publicly available financial statements and other historical financial information of Synovus that it deemed relevant;

•	projected earnings estimates for United Financial for the years ending December 31, 2002 through 2006 prepared by and reviewed with management of United Financial and the views of senior management of United Financial, based on discussions with members of senior management, regarding United Financial’s business, financial condition, results of operations and future prospects;

•	earnings per share estimates for Synovus for the years ending December 31, 2002 and 2003 published by Institutional Brokers Estimate System (I/B/E/S), and the views of the senior management of Synovus, based on limited discussions with members of senior management, regarding Synovus’ business, financial condition, results of operations and future prospects. I/B/E/S is a data service that monitors and produces a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors;

•	the pro forma financial impact of the merger on Synovus, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of United Financial and Synovus;

•	the publicly reported historical prices and trading activity for United Financial’s and Synovus’ common stock, including a comparison of certain financial and stock market information for United Financial and Synovus with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

      UNITED FINANCIAL’S BOARD OF DIRECTORS DID NOT LIMIT THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY BCG IN GIVING ITS OPINION.

      In performing its reviews and analyses and in rendering its opinion, BCG assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of United Financial and Synovus that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. BCG was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. BCG did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of United Financial or Synovus or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. BCG is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of United Financial or Synovus, nor did it review any individual credit files relating to United Financial or Synovus. With United Financial’s consent, BCG assumed that the respective allowances for loan losses for both United Financial and Synovus were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, BCG did not conduct any physical inspection of the properties or facilities of United Financial or Synovus. BCG is not an accounting firm and it relied on the reports of the independent accountants of United Financial and Synovus for the accuracy and completeness of the audited financial statements furnished to it.

      The opinion of BCG was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. BCG assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. BCG also assumed that there has been no material change in United Financial’s and Synovus’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that United Financial and Synovus will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a reorganization for federal income tax purposes.

      In rendering its November 12, 2002 opinion, BCG performed a variety of financial analyses. The following is a summary of the material analyses performed by BCG, but is not a complete description of all the analyses underlying the opinion of BCG. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. BCG believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in BCG’s comparative analyses described below is identical to United Financial or Synovus and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of United Financial or Synovus and the companies to which they are being compared.

      The earnings projections used and relied upon by BCG in its analyses were based upon internal projections of United Financial and I/B/E/S estimated earnings per share for Synovus. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, United Financial’s management confirmed to BCG that they reflected the best currently available estimates and judgments of such managements of the future financial performance of United Financial and BCG assumed for purposes of its analyses that such performance would be achieved. BCG expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to BCG by United Financial were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by BCG in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, BCG also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of United Financial, Synovus and BCG. The analyses performed by BCG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. BCG prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the United Financial board at the November 12th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, BCG’s analyses do not necessarily reflect the value of United Financial’s common stock or Synovus’ common stock or the prices at which United Financial’s or Synovus’ common stock may be sold at any time.

      Summary of Proposal. BCG reviewed the financial terms of the proposed transaction. Based upon the closing price of Synovus’ common stock on November 8, 2002 of $20.11, BCG calculated an implied transaction value of $16.28 per share and based upon United Financial’s September 30, 2002 financial information, BCG calculated the following ratios:

Deal Value Calculations:		Deal Multiples:

SNV Closing Price (November 8, 2002)	$20.11	Transaction Value/LTM Net Income	21.5x
Shares Issued	2,483,444	Transaction Value/Book Value	3.02x

Value of Share Consideration	$49,942,053	Transaction Value/Tangible Book Value	. 3.39x
Value of Cash Consideration	$34,000,000	Core Deposit Premium	20.3%

Deal Value	$83,942,053
Deal Value per Share	$16.28

The aggregate transaction value was approximately $83.9 million, based upon 5.16 million fully diluted shares of United Financial common stock outstanding, which was determined using the treasury stock method at the implied per share transaction value. For purposes of BCG’s analyses, earnings per share were based on fully diluted earnings per share. BCG noted that the transaction value represented a 1.9% discount to the November 8, 2002 closing price of United Financial’s common stock.

      Stock Trading History. BCG reviewed the history of reported prices of Synovus’ common stock and the Standard & Poor’s 500 Index (“S&P 500”) on a one-year, five-year, 10-year, and 20-year basis. Synovus outperformed the S&P 500 on each of the periods to which it was compared.

      Comparable Company Analysis. BCG used publicly available information to compare selected financial and market trading information for United Financial and a group of selected financial institutions. The group consisted of United Financial and 10 publicly traded regional commercial banks and thrifts, which we refer to as the “UFHI Comp Basket.” The UFHI Comp Basket consisted of publicly traded commercial banks and thrifts which had a return on average equity (based on the most recent quarter’s earnings) greater than 15%, a price-to-tangible book value greater than 250%, and assets between $100 million and $1 billion. The UFHI Comp Basket was comprised of the following institutions:

Bank of the Ozarks Inc.	Bryn Mawr Bank Corp.	Cascade Bancorp
Franklin Financial Corp.	Orrstown Financial Services	Peapack-Gladstone Financial
Redwood Empire Bancorp	Smithtown Bancorp Inc.	Warren Bancorp Inc.
West Bancorp

      The analysis compared publicly available financial information for United Financial and the median data for the UFHI Comp Basket as of and for each of the years ended December 31, 1996 through 2001. The table below sets forth the comparative data as of and for the period ended September 30, 2002, with pricing data as of November 8, 2002.

	United		UFHI Comp
	Financial		Basket
Company	Holdings Inc.		Median

Total Assets	$421,799		$56,774
Tangible Equity/Total Assets	5.87%		8.52%
Intangible Assets/Total Equity	15.1	x	11.7	x
Gross Loans/Total Deposits	84.3%		89.7%
Total Borrowings/Total Assets	3.51%		7.82%
Non-Performing Assets/Total Assets	0.61%		0.28%
Loan Loss Reserve/Gross Loans	1.53%		1.28%
Net Interest Margin	4.73%		4.57%
Non-Interest Income/Average Assets	1.73%		1.31%
Non-Interest Expense/Average Assets	3.70%		2.80%
Efficiency Ratio	63.1%		52.0%
3 Year E.P.S. CAGR	21.1%		27.5%
Return on Average Assets	1.06%		1.59%
Return on Average Equity	16.06%		20.99%
Price/Tangible Book Value per Share	3.42	x	2.99	x
Price/LTM E.P.S.	20.2	x	17.8	x
Dividend Yield	1.69%		1.75%
Dividend Payout Ratio	30.4%		28.7%

      BCG also used publicly available information to perform a similar comparison of selected financial and market trading information for Synovus and a group of comparable commercial banks. It consisted of Synovus and the following twelve publicly traded regional commercial banks (which we refer to in our discussion as the “SNV Comp Basket”):

AmSouth Bancorp.	BB&T Corp.	Compass Bancshares Inc.
Colonial BancGroup Inc.	First Tennessee National Corp.	First Virginia Banks Inc.
Hibernia Corp.	Regions Financial Corp.	SouthTrust Corp.
SunTrust Banks Inc.	Union Planters Corp.	Wachovia Corp.

      The analysis compared publicly available financial information for Synovus and the median data for each of the SNV Comp Basket as of and for each of the years ended December 31, 1996 through 2001. The table below sets forth the comparative data as of and for the period ended September 30, 2002, with pricing data as of November 8, 2002.

	Synovus		SNV Comp
	Financial		Basket
Company	Corp.		Median

Total Assets	$18,510,215		$36,429,231
Tangible Equity / Total Assets	9.93%		7.06%
Intangible Assets / Total Equity	9.4	x	11.1	x
Gross Loans / Total Deposits	104.8%		105.7%
Total Borrowings / Total Assets	13.01%		21.27%
Non-Performing Assets / Total Assets	0.45%		0.51%
Loan Loss Reserve / Gross Loans	1.36%		1.39%
Net Interest Margin	4.62%		4.28%
Non-Interest Income / Average Assets	7.01%		1.97%
Non-Interest Expense / Average Assets	7.53%		3.16%
Efficiency Ratio	67.7%		57.3%
3 Year E.P.S. CAGR	22.8%		15.1%
Return on Average Assets	2.07%		1.36%
Return on Average Equity	19.18%		15.15%
Price / Tangible Book Value per Share	3.28	x	2.37	x
Price / LTM E.P.S.	17.2	x	13.1	x
Dividend Yield	2.93%		3.16%
Dividend Payout Ratio	47.6%		41.2%

      Analysis of Selected Merger Transactions. BCG reviewed other comparable recent (announced in preceding 12 months) transactions involving publicly traded commercial banks as acquired institutions with transaction values greater than $100 million and a return on average assets greater than 1.25%. Twenty-eight transactions fitting these criteria were announced nationwide. BCG reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, and transaction value to total assets and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to United Financial’s financial information as of and for the period ended September 30, 2002 and compared it to the implied transaction. As illustrated in the following table, BCG derived an imputed range of values per share of United Financial’s common stock of $11.06 to $17.84 based upon the median multiples for nationwide transactions. The median valuations as implied by the application of the median and mean multiples were $13.28 and $13.81, respectively. The implied transaction value of the merger as calculated by BCG was $16.28.

	Median		Implied	Mean		Implied	United
	Multiple		Value	Multiple		Value	Financial

Transaction Value / LTM E.P.S.	16.9x		$13.28	17.5x		$13.81	21.5x
Transaction Value / Book Value	2.37x		$12.34	2.42x		$12.59	3.02x
Transaction Value / Tangible Book Value	2.38x		$11.06	2.44x		$11.34	3.39x
Tangible Book Premium / Core Deposits(1)	19.1%		$15.09	20.1%		$15.58	20.3%
Transaction Value / Total Assets	22.1%		$17.40	22.6%		$17.84	19.9%

Median			$13.28			$13.81	$16.28
Mean			$13.83			$14.23
Implied Range	$11.06	<=>	$17.40	$11.34	<=>	$17.84

(1)	Assumes $291,602 of core deposits based on the June 30, 2002 core deposit percentage.

      BCG also ranked the implied transaction value in relation to the 28 comparable deals on a transaction value to book value basis and on a transaction value to last twelve months earnings basis. The implied transaction value ranked third and sixth, respectively.

      Discounted Dividend Stream and Terminal Value Analysis. BCG performed a discounted earnings analysis with regard to United Financial on a stand alone basis. This analysis utilized a range of discount rates of 16.0% to 20.0% and a set of terminal multiples to earnings and book of 16.9x and 2.37x, respectively, derived from the median multiples paid in the selected merger transactions. The analysis resulted in a range of present values of $15.36 per share to $17.79 per share for United Financial. The implied transaction value of the merger as calculated by BCG was $16.28. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. BCG noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

      Pro Forma Merger Analysis. BCG analyzed certain potential pro forma effects of the merger, based upon (1) the assumption that 43% of the United Financial shares are exchanged for (i) cash at a value of $16.47 per share (which totals in the aggregate $34,000,000), and (ii) 57% of the United Financial shares are exchanged for Synovus common stock at an exchange ratio of 0.8021 (which totals an aggregate of 2,268,165 shares), (2) the earnings per share estimates and projections of United Financial and Synovus, and (3) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of United Financial and Synovus. The analysis indicated that for the year ending December 31, 2003, the first full year following the merger, the merger would be slightly accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      United Financial has agreed to pay BCG a transaction fee of 1% of the aggregate value of the transaction, or approximately $840,000, in connection with the merger, of which approximately $15,000 was paid initially as a retainer, $35,000 was contingent upon the signing of a definitive agreement and has been paid, and the balance of which is contingent, and payable, upon the completion of the merger. United Financial has also agreed to reimburse BCG for its out-of-pocket expenses incurred in connection with its engagement and to indemnify BCG and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Conditions to the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

•	approval of the merger by the affirmative vote of the holders of (i) a majority of the outstanding shares of common stock of United Financial, voting as a separate class, (ii) a majority of the outstanding shares of series one preferred stock of United Financial, voting as a separate class, (iii) a majority of the outstanding shares of 7% convertible preferred stock of United Financial, voting as a separate class, and (iv) at least 66 2/3% of the outstanding shares of common stock of United Financial, the outstanding shares of series one preferred stock of United Financial and the outstanding shares of 7% convertible preferred stock of United Financial, voting together as a single class;

•	approval of the merger and the transactions contemplated by the merger agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;

•	the satisfaction of all other statutory or regulatory requirements, including the requirements of The Nasdaq SmallCap Market and the New York Stock Exchange or other self regulatory organizations,which are necessary to the consummation of the transactions contemplated by the merger agreement;

•	no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	the registration statement of which this proxy statement/ prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority and Synovus will have received all state securities law and “blue sky” permits, approvals, qualifications and exemptions necessary to complete the merger;

•	Synovus will have assumed all obligations of United Financial under two indentures, one, dated as of December 16, 1998, between United Financial and Wilmington Trust Company, as trustee, and the other, dated as of December 18, 2001, between United Financial and State Street Bank and Trust Company of Connecticut, N.A., as trustee; and

•	each party shall have received an opinion from KPMG LLP, confirmed as of the effective date of the merger, addressing certain tax consequences of the merger.

      The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

•	each of the representations, warranties and covenants of United Financial contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus will have received a certificate signed by the chief executive officer of United Financial, dated the effective date, to such effect;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves United Financial: (a) which, in the reasonable judgment of Synovus, would, or which may be foreseen to have, a material adverse effect upon United Financial or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or

(c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

•	Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of United Financial which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on United Financial;

•	Neil W. Savage will have entered into an employment agreement with Synovus;

•	on the effective date of the merger, United Bank and Trust Company and United Bank of the Gulf Coast will each have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

•	on the effective date of the merger, United Financial will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

•	the results of any regulatory examination of United Financial and its subsidiaries occurring prior to the effective date of the merger will be satisfactory in Synovus’ reasonable judgment;

•	United Financial will have delivered to Synovus certain environmental reports;

•	each of the officers and directors of United Financial will have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against United Financial other than routine compensation, benefits and the like as an employee and / or director, or ordinary rights as a customer;

•	there must not have been any determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the merger impractical because of the state of war, national emergency, banking moratorium or general suspension of trading on The Nasdaq SmallCap Market, the New York Stock Exchange or other national securities exchange;

•	United Financial must have disposed of certain portfolio investments; and

•	the amount paid by Synovus as total cash consideration and the value of dissenters’ rights (measured by a formula set forth in the merger agreement) for which notice has been duly given in accordance with applicable law shall not in total exceed 49% of the value of the total cash consideration and the total stock consideration provided in the merger agreement.

      The obligation of United Financial to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following;

•	each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and United Financial will have received a certificate signed by the chief executive officer of Synovus, dated the effective date, to such effect;

•	the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the New York Stock Exchange will have been approved by the New York Stock Exchange subject to official notice of issuance;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of United Financial, would, or which may be foreseen to have a material adverse effect on either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

•	United Financial will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of United Financial, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of United Financial, has or will have a material adverse effect on Synovus;

•	United Financial will have received a letter from BCG to the effect that, in the opinion of such firm, the per share cash consideration and the per share stock consideration is fair, from a financial point of view, to the holders of United Financial common and preferred stock;

•	United Financial will have received from the senior deputy general counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights;

•	there must not have been any determination by United Financial that any fact, event or condition exists or has occurred that, in the reasonable judgment of United Financial, would render the merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension in trading on The Nasdaq SmallCap Market, the New York Stock Exchange or other national securities exchange;

•	Neil W. Savage will have entered into an employment agreement with Synovus; and

•	Synovus will not have (i) amended its articles of incorporation, bylaws or other governing documents in any manner so as to create a class of preferred stock or securities convertible into stock that is superior in liquidation, voting, dividends, or other preference rights to the Synovus common stock or (ii) declared or paid any extraordinary or liquidating dividend.

No Solicitation

      In the merger agreement, United Financial has agreed that it will not solicit, encourage or authorize any inquiry or proposal relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of United Financial or any of its subsidiaries with any individual, corporation or other entity, or, subject to the fiduciary duties of the board of directors of United Financial, it will not provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal. United Financial has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in United Financial from considering or proposing such an acquisition.

Conduct of Business of United Financial Pending the Merger

      The merger agreement provides that prior to the effective date of the merger, United Financial and its subsidiaries will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

•	issue any options to purchase capital stock or issue any shares of capital stock, other than (i) shares of United Financial common stock issued in connection with the exercise of currently outstanding options to purchase shares of United Financial common stock, (ii) issuances in connection with the conversion of any presently outstanding convertible security of United Financial, (iii) issuance of

35,181 incentive shares, and (iv) issuance of not more than 7,000 shares of United Financial’s 7% convertible preferred stock, par value $10.00 per share, for not less than $138.92 per share, each share of which will be converted into 8.43453 shares of United Financial common stock immediately prior to the effective date of the merger;

•	declare, set aside, or pay any dividend or distribution with respect to the common and preferred stock of United Financial, other than normal and customary quarterly cash dividends in accordance with past practices;

•	directly or indirectly redeem, purchase or otherwise acquire any common or preferred stock of United Financial or its subsidiaries, other than any purchases undertaken by United Financial’s employee stock ownership plan and trust;

•	effect a split or reclassification of the common or preferred stock of United Financial or its subsidiaries or a recapitalization of United Financial or its subsidiaries;

•	amend the articles of incorporation or bylaws of United Financial or its subsidiaries;

•	grant any increase in the salaries payable or to become payable by United Financial or its subsidiaries to any employee other than normal, annual salary increases to be made with regard to employees of United Financial and its subsidiaries;

•	make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

•	enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of United Financial or its subsidiaries or any “associate” of any such officer or director, as that term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of business;

•	incur or assume any liabilities, other than in the ordinary course of business;

•	dispose of any of its assets or properties, other than certain portfolio investments set forth in the merger agreement, other than in the ordinary course of business; or

•	take any other action not in the ordinary course of business.

Regulatory Approvals

      Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Banking and Finance. Applications in connection with the merger were filed with the regulatory agencies on or about September 25, 2002. The merger has been approved by each of the three regulators. The approval of the Florida Department of Banking and Finance is conditioned upon the receipt by United Financial of shareholder approval of the merger.

      Synovus and United Financial are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and United Financial would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

      Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination of the Merger Agreement and Termination Expenses

      The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of United Financial. The merger agreement may be terminated by Synovus or United Financial:

•	by mutual consent of Synovus and United Financial;

•	if completion of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or

•	if the merger is not completed by March 31, 2003, unless the failure to complete the merger by such time is due to the breach of the merger agreement by the terminating party;

      If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party’s expenses related to the merger not to exceed $150,000. This amount, with respect to either Synovus or United Financial, is not deemed an exclusive remedy or liquidated damages, in the event of a termination of the merger agreement due to the failure of United Financial or Synovus, as the case may be, to satisfy any of its representations, warranties or covenants contained in the merger agreement.

Interests of United Financial’s Directors and Executive Officers in the Merger

      Some members of the United Financial board of directors and management have interests in the merger in addition to their interests generally as shareholders of United Financial. The United Financial board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

      Employment agreements. It is a condition to the merger that Neil W. Savage, president and chief executive officer of United Financial, enter into an employment agreement with Synovus before the effective date of the merger. On September 24, 2002, Mr. Savage entered into the employment agreement, effective on the date the merger is completed, with Synovus. The employment agreement provides for Mr. Savage’s employment as the chairman and chief executive officer of United Bank and Trust Company, to be a wholly-owned subsidiary of Synovus, for a period of three years following the merger. Under the employment agreement, Synovus will pay Mr. Savage base annual compensation of $180,000 and Mr. Savage will be eligible to be chosen as a participant in, and eligible to receive a bonus under, Synovus’ incentive bonus plan. The employment agreement also provides Mr. Savage with certain additional benefits, including club dues, an automobile allowance and reimbursement for business expenses, along with other perquisites. Additionally, Mr. Savage will be granted options to purchase 10,000 shares of Synovus common stock at fair market value in connection with the employment agreement. As part of Mr. Savage’s employment agreement, Synovus and Mr. Savage have also agreed to enter into Synovus’ standard change of control agreement. The change of control agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the change of control agreement, the executive’s employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

      In addition, the following individuals have been or will be offered employment agreements with Synovus, and if accepted by the individuals, each will be effective as of the completion of the merger: Ward J. Curtis, William A. Eickhoff, Harold J. Winner, C. Peter Bardin, Cynthia A. Stokes and Susan L. Blackburn. Messrs Curtis, Eickhoff and Winner, in addition to Mr. Savage, are members of the board of directors of, and executive officers of, United Financial. Each of these proposed employment agreements will be effective on the date the merger is completed and will continue for a period of two years thereafter. Pursuant to the employment agreements offered by Synovus to certain United Financial officers and directors, Mr. Curtis will continue his employment as the chairman, chief executive officer and president of United Trust Company, to be a wholly-owned subsidiary of Synovus following the merger; Mr. Eickhoff will continue his employment as the chairman and chief executive officer of EPW Investment Management, Inc., to be a wholly-owned subsidiary of Synovus following the merger; Mr. Winner will continue his employment as the president and chief operating officer of United Bank and Trust Company, to be a wholly-owned subsidiary of Synovus following the merger; Mr. Bardin will continue his employment as senior vice president and chief financial officer of United Bank and Trust Company,to be a wholly-owned subsidiary of Synovus following the merger; Ms. Stokes will continue her employment as executive vice president of United Bank and Trust Company, to be a wholly-owned subsidiary of Synovus following the merger; and Ms. Blackburn will continue her employment as senior vice president of United Bank and Trust Company, to be a wholly-owned subsidiary of Synovus following the merger. Under the employment agreements offered by Synovus to certain United Financial officers and directors, Synovus will pay Mr. Curtis $166,000, Mr. Eickhoff $128,000, Mr. Winner $135,200, Mr. Bardin $100,700, Ms. Stokes $95,680 and Ms. Blackburn $85,000 and each of such individuals will be eligible to be chosen as a participant in, and eligible to receive a bonus under, Synovus’ incentive bonus plan. In connection with the offered employment agreements, each of the following executive officers will be granted options to purchase the following number of shares of Synovus common stock at fair market value: Mr. Curtis, 6,250 shares, Mr. Eickhoff, 3,750 shares; Mr. Winner, 5,000 shares; Mr. Bardin, 2,000 shares; Ms. Stokes, 2,000 shares; and Ms. Blackburn, 2,000 shares.

      Directors’ and officers’ insurance and indemnity. Prior to the completion of the merger, United Financial will purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by United Financial to provide for continued coverage of such insurance for a period of four years following the completion of the merger with respect to matters occurring prior to the completion of the merger. In addition, subject to certain conditions set forth in the merger agreement, with respect to claims made prior to four years after the effective date of the merger, Synovus has agreed to indemnify each person entitled to indemnification from United Financial and its subsidiaries against any liability arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Florida law and by the applicable articles of incorporation and bylaws as in effect on the date of the merger agreement, including provisions relating to advances of expenses incurred in the defense of any litigation.

      Disposition of certain portfolio investments of United Financial. The completion of the merger is conditioned upon the disposition by United Financial of its investments in Directed Capital Resources, LLC and Dental Care Alliance. In connection with the negotiation of the merger agreement, representatives of United Financial and Synovus discussed the possibility that if United Financial was unable to obtain an unaffiliated purchaser for these investments, United Financial may elect to sell these investments and United Financial’s investment in Nexity Financial Corporation to an investor group of United Financial directors and officers that would include Mr. Savage among others. After execution of the merger agreement, representatives of United Financial and representatives of BCG continued discussions with Synovus concerning the possibility that Synovus or one of its banking subsidiaries might provide financing in the ordinary course of business to the investor group for such a disposition transaction. At a meeting of the United Financial board of directors on December 17, 2002, the United Financial board unanimously approved the sale of United Financial’s investments in Directed Capital Resources, LLC, Dental Care Alliance and Nexity Financial Corporation for an aggregate purchase price of approximately $5 million in cash to a group of investors that includes Mr. Savage and certain other officers and directors of United Financial. Approximately $500,000 to $750,000 of the purchase price will be paid by such investor group from their personal funds and the balance is expected to be provided from a loan in the ordinary course of business from Synovus or one of its banking subsidiaries or from an unrelated financing source. The approval of the transaction by the United Financial board of directors contemplated that the transaction would be conditioned on the merger, United Financial having received no better offer and the negotiation and execution of a satisfactory transaction agreement. On December 23, 2002, Mr. Savage informed the United Financial board of directors that he anticipated that, in addition to himself, Ian F. Irwin, Robert J. Banks, Jack A. Macris, M.D., John B. Norrie, John B. Wier, Jr., each a director of United Financial, and Harold J. Winner, a director and executive officer of United Financial, would be included in the investor group. Although discussions are continuing between representatives of United Financial, BCG and Synovus, no agreement has been reached concerning the terms of any extension of credit by Synovus or one of its banking subsidiaries and the investor group may seek financing from one or more alternative sources.

      Awards under the United Financial stock option and incentive compensation plan. Under the merger agreement, United Financial agreed to fix at $3,033,000 the variable pool dollar amount of cash to be awarded to executive officers and members of United Financial’s board of directors under United Financial’s stock option and incentive compensation plan because the merger will be deemed a “change of control” under this plan. In accordance with this plan, upon completion of the merger, an aggregate of $2,022,000 will be awarded to United Financial’s executives, including the following anticipated approximate amounts to the following executive officers who were the five most highly compensated officers of United Financial during fiscal year 2001: Neil W. Savage (who is also a director): $365,000; Harold J. Winner (who is also a director): $245,000; Ward J. Curtis, Jr. (who is also a director): $60,000; William A. Eickhoff (who is also a director): $60,000; and John H. Pieper: $60,000. In addition, an aggregate of up to $1,011,000 will be awarded to the ten non-employee members of United Financial’s board of directors. Under certain circumstances a portion of the amount distributed may be reallocated to employees of United Financial who are not executive officers or members of the United Financial board of directors.

      Issuance by United Financial of 7,000 shares of 7% convertible preferred stock to a United Financial director. The board of directors of United Financial, at a meeting held on December 17, 2002, unanimously approved the issuance of 7,000 shares of United Financial 7% convertible preferred stock to one or more purchasers, that could include officers or directors of United Financial, in exchange for either 59,402 shares of United Financial common stock (the number of shares of United Financial common stock into which 7,000 shares of United Financial 7% convertible preferred stock are convertible) plus approximately $4,150 in cash (representing a fractional share) or $972,440 in cash (which is the amount of cash into which such shares would be converted in the merger if the shares were converted solely for cash). The United Financial board of directors also appointed Messrs. Savage and Norrie to a special committee to approve the purchaser or purchasers of such shares. On December 17, 2002, the special committee approved the purchase by Ian F. Irwin, a member of the board of directors of United Financial, of 7,000 shares of 7% convertible preferred stock in exchange for $972,440 in cash. On December 23, 2002, pursuant to a stock purchase agreement dated as of that date between United Financial and Mr. Irwin, United Financial issued Mr. Irwin 7,000 shares of its 7% convertible preferred stock in exchange for $972,440 in cash. It is anticipated that Mr. Irwin will vote these shares in favor of the merger. Therefore, due to the issuance by United Financial of 7,000 shares of 7% convertible preferred stock to Mr. Irwin, United Financial anticipates that at least a majority of the outstanding shares of 7% convertible preferred stock will be voted in favor of the merger.

      Retention of members of the board of directors of United Financial’s subsidiary banks. It is anticipated that, after completion of the merger, the members of the boards of directors of United Financial’s subsidiary banks will retain their positions.

      United Financial stock and options ownership. United Financial’s executive officers and members of its board of directors beneficially own in the aggregate approximately 36% of the outstanding shares of United Financial common stock, approximately 5% of the outstanding shares of United Financial series one preferred stock, and approximately 51% of the outstanding shares of United Financial 7% convertible preferred stock. In addition, United Financial’s executive officers and members of United Financial’s board of directors hold options under United Financial’s stock option plan and stock option and incentive plan for an aggregate of 302,781 shares of United Financial common stock with an exercise price of approximately

$7.94 per share. Also, United Financial’s employee stock ownership plan, in which substantially all of its employees including executive officers participate, owns 160,893 shares of United Financial common stock and 1,425 shares of United Financial series one preferred stock.

Employee Benefits

      Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of United Financial employee benefits, including, without limitation, pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are, when taken as a whole, substantially similar to those currently provided by United Financial. As soon as administratively and financially practicable following the effective date of the merger, Synovus has agreed to provide generally to employees of United Financial and its subsidiaries employee benefits which are, when taken as a whole, substantially similar to those provided by Synovus and its subsidiaries to their similarly situated employees.

Past Contacts, Transactions or Negotiations

      Other than as described in the section entitled “Background of the Merger,” Synovus and United Financial have not had any past contracts, transactions or negotiations.

Material U.S. Federal Income Tax Consequences

      The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the common and preferred shareholders of United Financial. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws, other than certain state tax laws of the State of Florida and the State of Georgia. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the “golden parachute” provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons whose shares of United Financial stock are treated as “section 306 stock” under Section 306 of the Internal Revenue Code; persons who acquired shares of United Financial stock by exercising employee stock options or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a “straddle” or “conversion transaction. “No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder.

      Synovus and United Financial have received an opinion from KPMG LLP, which it will confirm as of the effective date of the merger, to the effect that:

•	The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

•	Holders of United Financial preferred stock will not recognize taxable gain or loss upon the conversion of their shares of preferred stock into shares of United Financial common stock immediately prior to the merger, and the tax basis and holding period of such United Financial common stock will be the same as the tax basis and holding period of the United Financial preferred stock so converted.

•	A shareholder of United Financial who receives solely cash in the merger (i.e. a shareholder who does not receive any shares of Synovus common stock in the merger) will recognize gain or loss based on the difference between the amount of cash received in connection with the merger and the adjusted tax basis of the shares of United Financial stock surrendered in connection with the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s holding period for the shares of United Financial stock surrendered in the merger was greater than one year at the time of the merger.

•	A shareholder of United Financial who exchanges shares of United Financial stock solely for shares of Synovus common stock in the merger (ignoring any cash received in lieu of a fractional share of Synovus common stock, the treatment of which is described below) will not recognize any gain or loss in the merger.

•	A shareholder of United Financial who receives a combination of Synovus common stock and cash in the merger will be required to recognize any gain realized in the exchange but will not be permitted to recognize any loss. The amount of gain required to be recognized will be equal to the lesser of (i) the excess, if any, of the sum of the cash and the fair market value of the Synovus common stock received by such shareholder over the shareholder’s tax basis in the United Financial stock surrendered in connection with the merger or (ii) the amount of cash received in the merger. In most circumstances, the gain recognized will be taxable as capital gain and will be long-term capital gain if the shareholder’s holding period for the shares of United Financial stock surrendered in connection with the merger is greater than one year at the time of the merger. It is possible, however, that the gain recognized in the merger will be taxable as a dividend to a shareholder of United Financial to the extent of his or her ratable share of United Financial’s accumulated earnings and profits. In general, the determination of whether gain recognized in the merger will be treated as capital gain or dividend income will depend on whether and to what extent the exchange reduces the shareholder’s deemed percentage stock ownership interest in Synovus. For purposes of this determination, a shareholder of United Financial will be treated as if he or she first exchanged all of his or her shares of United Financial stock solely for Synovus common stock and then Synovus immediately redeemed a portion of that Synovus common stock in exchange for the cash that the shareholder actually received. Generally, in order for the shareholder to avoid dividend treatment, the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage ownership of Synovus stock. In general, that determination requires a comparison of the percentage of the outstanding stock of Synovus that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and the percentage of the outstanding stock of Synovus that is deemed actually and constructively to be owned by the shareholder immediately after the deemed redemption. In making this comparison, the shareholder must apply the constructive ownership rules of Section 318 of the Internal Revenue Code (under which a shareholder is deemed to own stock that he or she has an option to acquire as well as stock that is actually or constructively owned by family members, trusts and estates in which the shareholder is a beneficiary and certain entities affiliated with the shareholder). The Internal Revenue Service has ruled that a relatively small reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction. “Accordingly, in most circumstances, gain recognized by a shareholder of United Financial who receives a combination of Synovus common stock and cash in connection with the merger generally will be treated as capital gain and will be long-term capital gain if the shareholder’s holding period with respect to the shares of United Financial stock surrendered in the merger is greater than one year at the time of the merger.

•	The aggregate tax basis of Synovus common stock received by a shareholder of United Financial in the merger (including any fractional share deemed to have been received) will be the same as the aggregate tax basis of the United Financial stock being exchanged in connection with the merger, less the amount of any cash consideration received by the shareholder in the merger (other than cash received in lieu of a fractional share), plus any gain or dividend income recognized by the shareholder in the merger.

•	The holding period of Synovus common stock received by a shareholder of United Financial in the merger (including any fractional share deemed to have been received) will include the holding period of the shares of United Financial stock being exchanged in connection with the merger, provided that the United Financial stock was held as a capital asset at the time of the merger.

•	A shareholder of United Financial who receives cash in lieu of a fractional share of Synovus common stock will be treated as if such fractional share was issued in the merger and then redeemed by Synovus in a separate transaction governed by Section 302 of the Internal Revenue Code. In most circumstances, the deemed redemption of the fractional share will be treated as a sale or exchange of the fractional share in which gain or loss is recognized. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the shares of United Financial stock surrendered in connection with the merger was greater than one year at the time of the merger.

•	It is more likely than not that Synovus’ shareholders rights plan will be treated for federal income tax purposes as an attribute of the Synovus common stock and that the United Financial shareholders who receive Synovus common stock in the merger will not recognize gain for federal income tax purposes attributable to Synovus’ shareholders rights plan.

•	The State of Florida for income tax purposes will treat the merger and will treat the exchange of shares of series one preferred stock and 7% convertible preferred stock by United Financial preferred shareholders for shares of United Financial common stock immediately prior to the merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes.

•	The State of Georgia for income tax purposes will treat the merger and will treat the exchange of shares of series one preferred stock and 7% convertible preferred stock by United Financial preferred shareholders for shares of United Financial common stock immediately prior to the merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes.

      The tax opinion was issued on January 3, 2003, and is based upon assumptions and representations by the management of Synovus and United Financial. KPMG LLP serves Synovus as its independent public accounting firm.

      The tax opinion will need to be confirmed by KPMG LLP on the proposed effective date of the merger. If, at that time, the aggregate fair market value of the Synovus common stock to be issued in the merger does not represent at least 40% of the aggregate merger consideration, KPMG will not confirm its tax opinion, and the merger will not be completed.

      All shareholders of United Financial are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Backup Withholding and Information Reporting

      Any cash received in the merger may be subject to backup withholding at a 30% rate. Backup withholding will not apply, however, to a taxpayer who (1) furnishes a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certifies on such form that he or she is not subject to backup withholding, (2) provides a certificate of foreign status on IRS Form W-8BEN or an appropriate substitute form, or (3) is otherwise exempt from backup withholding. Any amount paid as backup withholding will be credited against the taxpayer’s federal income tax liability.

      Shareholders of United Financial who receive shares of Synovus common stock in the merger also must comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Internal Revenue Code. In general, these regulations require any taxpayer who receives stock, securities or other property, including cash, in a reorganization described in Section 368(a) of the Internal Revenue Code to include with his or her federal income tax return a complete statement of the facts pertaining to the nonrecognition of gain or loss, including (1) the cost or other basis of the stock transferred in the exchange and (2) the amount of stock, securities or other property received by the taxpayer, and the taxpayer is required to maintain permanent records. All shareholders of United Financial are encouraged to consult their own tax advisors to determine the specific information required to be filed by them.

Accounting Treatment

      The merger will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of United Financial will be combined with the earnings of Synovus only from and after the effective date of the merger. The pro forma calculations included in this document reflect the impact of adopting Statement of Financial Accounting Standards (“SFAS”) Number 141, Business Combinations, and SFAS Number 142, Goodwill and Other Intangible Assets.

Expenses

      The merger agreement provides that Synovus and United Financial will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

      Synovus common stock is listed on the New York Stock Exchange. The shares of Synovus common stock to be issued to certain shareholders of United Financial in the merger will be listed on the New York Stock Exchange.

Resales of Synovus Common Stock

      The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an “affiliate” of United Financial for purposes of Rule 145 under the Securities Act as of the date of the United Financial special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the merger. Persons who may be deemed to be affiliates of United Financial generally include individuals or entities that control, are controlled by or are under common control with United Financial and may include executive officers and directors of United Financial as well as principal shareholders of United Financial.

      United Financial has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of United Financial to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of United Financial common stock owned by such person or Synovus common stock to be received by such person in the merger except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF

UNITED FINANCIAL SHAREHOLDERS

      If the merger is completed, the holders of United Financial common and preferred stock and options for shares of United Financial common stock who receive Synovus common stock in the merger will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of United Financial common stock. The rights of United Financial shareholders are currently governed by the Florida Business Corporation Act and the articles of incorporation and bylaws of United Financial. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the articles of incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of United Financial shareholders and the rights they will have as Synovus shareholders following the merger.

      The following comparison of shareholders’ rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to United Financial shareholders and is subject, in all respects, and is qualified by reference, to the Florida Business Corporation Act, United Financial’s articles of incorporation and bylaws, the Georgia Business Corporation Code and Synovus’ articles of incorporation and bylaws.

SYNOVUS	UNITED FINANCIAL

• Ten votes for each share held, except in limited circumstances described below.	• One vote for each share held, regardless of class.

• No cumulative voting rights in the election of directors, meaning that the holders of a plurality of the shares elect the entire board of directors.	• No cumulative voting rights in the election of directors.

• Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions.	• Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions.

• Right to participate pro rata in distribution of assets upon liquidation.	• After payment of accrued but unpaid preferred dividends payable on preferred shares, the liquidation preference payable on series one preferred stock, and declared but unpaid dividends, all shares of stock, other than the series one preferred stock, participate pro rata in distribution of assets upon liquidation. The series one preferred stock has a liquidation preference of $8.00 per share but does not otherwise participate in liquidating distributions aside from declared but unpaid dividends.

• No preemptive or other rights to subscribe for any additional shares or securities.	• No preemptive or other rights to subscribe for any additional shares or securities.

• No conversion rights.	• Shares of preferred stock have conversion rights.

• Directors serve staggered 3-year terms.	• Directors serve staggered 3-year terms.

• Some corporate actions, including business combinations, require the affirmative action or vote of 66 2/3% of the votes entitled to be cast by the shareholders of all voting stock.	• Some corporate actions, including business combinations, require the affirmative vote of (i) at least 66 2/3% of the outstanding shares of capital stock entitled to vote thereon,voting together as a single class, or (ii) both (a) the affirmative vote of the holders of capital stock required by law, and (b) the approval of a majority of the

SYNOVUS	UNITED FINANCIAL

“continuing directors.” A “continuing director” is (i) a director who, while such director is a member of the board of directors, is not an affiliate or an associate or represents an “interested shareholder” and who was a member of the board of directors prior to the time that any interested shareholder became an interested shareholder, and (ii) any successor of a continuing director, who, while such successor is a member of the board of directors, is not an affiliate or associate or representative of any interested shareholder and who is recommended or elected to succeed the continuing director by a majority of continuing directors. An “interested shareholder” is, generally, (a) the beneficial owner of capital stock of United Financial representing 5% or more of the votes entitled to be cast by the holders of all outstanding shares of United Financial capital stock; or (b) an affiliate or associate of United Financial and at any time within the two-year period immediately prior to the time of determination was the owner of capital stock of United Financial representing 5% or more of the votes entitled to be cast by the holders of all outstanding shares of United Financial capital stock. At present, United Financial has no continuing directors on its board of directors.
• In general, any increase in the number of directors requires either (a) the affirmative vote of the holders of 66 2/3% of the shares entitled to vote, or (b) the approval of a majority of the continuing directors.
• In general, the directors or any director may be removed from office only by the holders of 66 2/3% of the shares entitled to vote for the election of directors, voting as a single class.
• In the event of an arrearage for 30 days or more in debenture payments for 2 or more interest periods, the number of directors is to be increased by 2, and the debentures holders, voting together as a single class, will have the right to elect 2 members to fill the newly created directorships. This right to elect two directors will continue until there exists no arrearage in debenture interest payments. The terms of each such director will be the lesser of (i) six months after the date when there is no longer an arrearage on debenture interest payments or (ii) the full term for which such directors were elected. Any vacancy in the office of a director elected by the holders of debentures may be filled by a designee of the other director elected by the holders of debentures or, if none, by the holders of the outstanding debentures voting as a single class. Any director

SYNOVUS	UNITED FINANCIAL

elected by the holders of debentures may only be removed from office by the holders of the outstanding debentures voting as a single class.

• No preferred stock is authorized.	• 150,000 shares of 7% convertible preferred stock, par value $10 per share, are authorized, and 13,667 shares are currently outstanding. These shares are entitled to vote, and have a 7% annual, cumulative, dividend preference, payable semi-annually, and are not entitled to a liquidation preference. The outstanding shares of 7% convertible preferred stock are presently convertible into common shares at $1.19 per share of 7% convertible preferred stock.
• 70,000 shares of 6% preferred stock, par value $10 per share, are authorized, and no shares are presently outstanding. These shares are entitled to vote, have a 6% annual, cumulative, dividend preference, payable semi-annually; are not entitled to a liquidation preference; and are on parity with the 7% convertible preferred stock as to dividends and shareholder equity in the event of a liquidation.
• 10,000,000 shares of preferred stock, par value $.01 per share, are authorized and may be issued in series. The United Financial board has authorized for issuance 750,000 shares of series one preferred stock and 366,475 shares of series one preferred stock are presently outstanding. The series one preferred stock was issued in connection with the acquisition of United Bank of the Gulf Coast (“UBGC”), and is automatically convertible into common stock on a share for share basis (subject to adjustment for stock dividends and other events) upon UBGC achieving certain pre-established, targeted net interest income levels or upon a change in control of UBGC. The series one preferred stock has a liquidation preference of $8.00 per share but does not otherwise participate in liquidating distributions aside from declared but unpaid dividends. Series one preferred shareholders generally participate in dividends on a parity with the holders of common stock, except that the series one preferred stock is entitled to certain cumulative dividend preferences if UBGC fails to achieve certain pre-established net interest income levels by specified dates, and is entitled to participate at certain specified percentages with any dividends payable on common stock if pre-established, targeted net interest income levels are not achieved by UBGC by certain dates. The series one preferred stock has voting rights on parity with common stock. After March 31, 2008, the series one preferred stock is redeemable by

SYNOVUS	UNITED FINANCIAL

United Financial at a premium in addition to payment of accrued but unpaid dividends.

• Common stock purchase rights trade with shares as described below.	• No comparable provision.

Synovus Common Stock

      Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 299,850,084 shares were outstanding on October 31, 2002. Synovus has no preferred stock authorized. Synovus’ board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

      As described below, Synovus’ articles of incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus’ board of directors.

Voting Rights; Anti-Takeover Effects; The Voting Amendment

      Under an amendment to Synovus’ articles of incorporation and bylaws which became effective on April 24, 1986, referred to in this proxy statement/ prospectus as the “voting amendment,” shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of United Financial upon consummation of the merger;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

•	was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

      Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

      In connection with various meetings of Synovus’ shareholders, shareholders are required to submit to Synovus’ board of directors satisfactory proof necessary for it to determine whether such shareholders’ shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus’ board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

      As Synovus common stock is registered with the SEC and is listed on the New York Stock Exchange, Synovus common stock is subject to the provisions of a New York Stock Exchange rule, which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for listing on the New York Stock Exchange if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which Synovus’ voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus’ management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

      If the merger is approved, present shareholders of United Financial common stock who exchange their shares for shares of Synovus common stock in the merger, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger.

      Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

The Rights Plan

      Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of “triggering events.” Shareholder rights plans such as Synovus’ plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the “triggering events” specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus’ shareholder rights plan are discussed below.

      On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and Mellon Investor Services, L.L.C., as the rights agent.

      Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

•	ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this proxy statement/ prospectus as the “stock acquisition date” and such person or group as an “acquiring person”; or

•	ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the “distribution date.”

      Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

      Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

•	Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

•	any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

•	any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

•	any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

      Until the distribution date or earlier redemption or expiration of the rights:

•	the rights will be evidenced by the certificates for the common stock;

•	the rights will be transferred with, and only with, the shares of common stock;

•	new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

      As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

      If any person becomes an acquiring person, each holder of a right will thereafter have the “flip-in right” to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

      If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (2) more than 30% of Synovus’ assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus’ business, then each holder of a valid right shall thereafter have the “flip-over right” to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder’s having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder’s having a flip-over right after a transaction resulting in a holder’s having a flip-in right, a holder will have flip-over rights only to the extent such holder’s flip-in rights have not been exercised.

      The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

      The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

      At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

      To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

      Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

      At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

      The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus’ shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

      Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

      A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus’ Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this proxy statement/ prospectus, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of United Financial.

Staggered Board of Directors; Supermajority Approvals

      Under Synovus’ articles of incorporation and bylaws, Synovus’ board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus’ articles of incorporation and bylaws, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

•	call a special meeting of Synovus shareholders;

•	fix, from time to time, the number of members of Synovus’ board of directors;

•	remove a member of Synovus’ board of directors;

•	approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of Synovus’ articles of incorporation.

      This allows directors to be removed only for cause by 66 2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus’ staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

Evaluation of Business Combinations

      Synovus’ articles of incorporation also provide that in evaluating any business combination or other action, Synovus’ board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

United Financial Capital Stock

      United Financial has authorized 20,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2002, 4,524,428 shares of United Financial common stock were outstanding. United Financial has authorized 10,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in series. United Financial’s board of directors is authorized to determine the preferences, limitations, and relative rights of any series of preferred stock. United Financial has authorized 750,000 shares of preferred stock as series one preferred stock, par value $0.01 per share. As of December 31, 2002, 366,475 shares of series one preferred stock were outstanding. Additionally, United Financial has authorized 150,000 shares of 7% convertible preferred stock, par value $10.00 per share. As of December 31, 2002, 13,667 shares of the 7% convertible preferred stock were outstanding. United Financial also has authorized 70,000 shares of 6% convertible preferred stock, par value $10.00 per share. As of December 31, 2002, no shares of the 6% convertible preferred stock were issued and outstanding.

      United Financial’s board of directors may authorize shares to be issued for consideration determined to be adequate by the board of directors. The consideration for shares may consist of any tangible or intangible property or benefit to United Financial, including cash, promissory notes, services performed, promises to perform services evidenced by a written contract, or other securities of United Financial.

      All shares of United Financial capital stock, when issued and fully paid, are nonassessable.

      The United Financial capital stock is not subject to any preemptive rights.

Required Shareholder Votes

      Except when voting by a class or series as a separate voting group as required by law or United Financial’s articles of incorporation or bylaws, each share of United Financial capital stock, regardless of class, is entitled to one vote on matters submitted to a vote of United Financial’s shareholders. Shareholders are not entitled to take action by written consent in lieu of an actual meeting of the shareholders. Except when voting by a class or series as a separate voting group is required by law or United Financial’s articles of incorporation or bylaws, the presence at a duly called meeting, in person or by proxy, of the holders of a majority of the outstanding shares of United Financial’s voting capital stock constitutes a quorum. Except as otherwise provided in United Financial’s articles of incorporation or bylaws or by law, a majority of the votes entitled to vote actually cast at a meeting at which a quorum is present constitutes the act of United Financial shareholders, except that directors are to be elected by plurality vote. Voting by a class or series as a separate voting group is required by law in connection with certain actions including the approval of a plan of merger that effects an exchange or reclassification of all or part of the shares of a class into shares of another class. Voting by class or series as separate voting group will be required of the holders of United Financial’s outstanding common stock, 7% convertible preferred stock and series one preferred stock in connection with the approval of the merger of United Financial with and into Synovus by United Financial’s shareholders.

Supermajority Approvals

      Some corporate actions, including business combinations, require the affirmative vote of (i) at least 66 2/3% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, or (ii) both (a) the affirmative vote of the holders of capital stock of United Financial required by law, and (b) the approval of a majority of the “continuing directors.” A “continuing director” is (i) a director who, while such director is a member of the board of directors, is not an affiliate or an associate or represents an “interested shareholder” and who was a member of the board of directors prior to the time that any interested shareholder became an interested shareholder, and (ii) any successor of a continuing director, who, while such successor is a member of the board of directors, is not an affiliate or associate or representative of any interested shareholder and who is recommended or elected to succeed the continuing director by a majority of continuing directors. An “interested shareholder” is, generally, (a) the owner of capital stock of United Financial representing 5% or more of the votes entitled to be cast by the holders of all outstanding shares of United Financial capital stock; or (b) an affiliate or associate of United Financial and at any time within the two-year period immediately prior to the time of determination was the owner of capital stock of United Financial representing 5% or more of the votes entitled to be cast by the holders of all outstanding shares of United Financial capital stock. At present, there are no continuing directors on the United Financial board of directors.

     Board of Directors

      Directors are divided into 3 classes as nearly equal in number as possible. Directors of each class serve staggered 3-year terms. Directors are elected by a plurality vote (i.e., the director receiving the greatest number of votes wins) and cumulative voting for the election of directors is not permitted. In general, any increase in the number of directors requires the affirmative vote of (a) at least 66 2/3% of the outstanding shares of capital stock entitled to vote thereon,voting together as a single class, or (b) the approval of a majority of the continuing directors, and any or all of the directors may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote thereon, voting as a single class.

      In the event of an arrearage for 30 days or more in debenture interest payments for 2 or more interest periods, the number of directors will be increased by 2, and the debentures holders, voting together as a single class, will have the right to elect 2 members to fill the newly created directorships. This right to elect two directors will continue until there exists no arrearage in debenture interest payments. The term of each such director will be the lesser of (i) six months after the date when there is no longer an arrearage in debenture interest payments or (ii) the full term for which such directors were elected. Any vacancy in the office of a director elected by the holders of debentures may be filled by a designee of the other director elected by the holders of debentures or, if none, by the holders of the outstanding debentures voting as a single class. Any director elected by the holders of debentures may only be removed from office by the holders of the outstanding debentures voting as a single class.

     Preferred Stock

      The 7% convertible preferred stock has a 7% annual, cumulative, dividend preference, payable semi-annually, but is not entitled to a liquidation preference. The 7% convertible preferred stock is convertible into United Financial common stock at 110% of the book value of the common stock as of December 31, 1989. As of December 31, 2002, the outstanding shares of 7% convertible preferred stock are convertible into United Financial common stock at the rate of $1.19 per share of 7% convertible preferred stock, as determined after giving effect to stock splits and dividends of United Financial common stock.

      The 6% convertible preferred stock has a 6% annual, cumulative, dividend preference, payable semi-annually; but is not entitled to a liquidation preference, and is on parity with the 7% convertible preferred stock as to dividends and shareholder equity in the event of liquidation.

      The outstanding series one preferred stock was issued in connection with United Financial’s acquisition of United Bank of the Gulf Coast (“UBGC”). The series one preferred stock is automatically convertible into United Financial common stock on a share for share basis (subject to adjustment for stock dividends and other events) upon UBGC’s achieving pre-established, targeted net interest income levels or upon a change in control of UBGC. A change in control is deemed to occur if, prior to April 1, 2006, a holding company change in control application is filed with the Federal Reserve that is finally approved by the appropriate federal and state agencies, if it results in the transfer of 51% or more of United Financial’s voting common stock from its shareholder group in existence on December 31, 2001. The merger of United Financial with and into Synovus will be deemed a change in control of United Financial.

      The automatic conversion of the series one preferred stock is based upon the attainment by UBGC after March 31, 2001 of the following targeted levels of cumulative net income:

Target Level	Percent Converted

$2,460,000	33%
$6,030,000	Additional 33%
$10,980,000	Cumulative 100%

      “Cumulative Net Income” for this purpose is the cumulative amount of interest income earned by UBGC since March 31, 2001, from loans and investments, reduced by the cumulative amount paid or accrued by UBGC during the same period for (i) interest on indebtedness of UBGC including deposit liabilities and obligations owed to United Financial, (ii) interest on indebtedness for borrowed money attributable to capital investments made in UBGC, and (3) additions to UBGC’s loan loss reserves during the calculation period. The Cumulative Net Income as of August 31, 2002, was $1,584,349.

      Series one preferred shareholders generally participate in dividends on parity with the holders of the United Financial common stock, except that the series one preferred stock is entitled to certain cumulative dividend preferences and is entitled to participate at certain specified percentages in any dividends payable on the United Financial common stock, if UBGC fails to achieve the targeted Cumulative Net Income by specified dates.

      If the target level of $2,460,000 is not achieved by March 31, 2003, the series one preferred stock outstanding on April 1, 2003, is entitled thereafter (until the earlier of their redemption, conversion or April 1, 2004) to an annual, cumulative dividend preference over United Financial common stock in the amount of 32 cents per share, and is also entitled to participate with any dividend payable on United Financial common stock in an amount equal to two-thirds of the dividend paid on United Financial common stock.

      If the target level of $6,030,000 is not achieved by March 31, 2004, the series one preferred stock outstanding on April 1, 2004, is entitled thereafter (until the earlier of their redemption, conversion or April 1, 2004)to an annual, cumulative dividend preference over United Financial common stock in the amount of 64 cents per share, and is also entitled to participate with any dividend payable on the United Financial common stock in an amount equal to 1/3 of the dividend paid on United Financial common stock.

      If the target level of $10,980,000 is not achieved by March 31, 2005, the series one preferred stock outstanding on April 1, 2005, is entitled thereafter (until the earlier of their redemption, conversion or April 1, 2004) to an annual, cumulative dividend preference over United Financial common stock in the amount of 96 cents per share, and is also entitled to participate on a parity with any dividend payable on United Financial common stock.

      The preference dividend payable on the series one preferred stock is payable at the discretion of United Financial’s board of directors but accumulates until paid in full. Any accrued but unpaid dividends must be paid at the time of redemption or conversion.

      United Financial is a financial holding company and conducts the bulk of its operations through United Bank, its wholly-owned subsidiary corporation. United Financial depends upon earnings of United Bank to meet its obligations in the ordinary course. United Bank is limited by law and Federal and State regulatory authorities in the amount of dividends it can pay. Further, Federal and state regulatory authorities have the power to prohibit the payment of dividends by United Bank in the event the payment would constitute an unsafe and unsound banking practice.

      The series one preferred stock has a liquidation preference of $8.00 per share but does not otherwise participate in liquidating distributions aside from declared but unpaid dividends. The series one preferred stock has voting rights on parity with United Financial common stock.

      After March 31, 2008, the series one preferred stock is redeemable by United Financial at a premium equal to 150% of the value ascribed to each share when United Financial purchased UBGC, plus any unpaid, accrued dividends. The series one preferred stock was valued at $8.00 per share in the UBGC transaction and, consequently, the redemption price is $12 per share plus any unpaid accrued dividends. There is no restriction in United Financial’s articles of incorporation or bylaws on the repurchase or redemption of shares of the series one preferred stock while there exists any arrearage in the payment of dividends or sinking fund installments, except that accrued but unpaid dividends payable on the series one preferred stock must be paid, in addition to the redemption price, upon any redemption of the series one preferred stock. The 6% and 7% convertible preferred stock is not subject to mandatory redemption by United Financial.

     Affiliated Transactions

      Florida law requires a greater shareholder approval requirement for an “affiliated transaction” entered into with an “interested shareholder” or an affiliate or associate of an interested shareholder. In general, an interested shareholder is any person who is the beneficial owner of more than 10 percent of the outstanding voting shares of the Florida corporation. Unless a statutory exemption applies, an affiliated transaction must be approved by the affirmative vote of the holders of 66 2/3% of the voting shares other than the shares beneficially owned by the interested shareholder and, in addition, must satisfy the vote requirements that otherwise apply to the transaction. Covered affiliated transactions with an interested shareholder or affiliate or associate of an interested shareholder include:

•	a merger or consolidation of the corporation or any subsidiary of the corporation;

•	a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets of the corporation having an aggregate fair market value equal to 5 percent or more of the fair market value of all assets of the corporation, the aggregate fair market value of all the outstanding shares of the corporation, or the earning power or net income of the corporation;

•	the issuance or transfer by the corporation of shares of the corporation having an aggregate fair market value equal to 5 percent or more of the aggregate fair market value of all outstanding shares of the corporation;

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation;

•	a reclassification of securities or recapitalization of the corporation, or any other transaction which has the effect during any 12-month period of increasing by more than 5 percent the percentage of the outstanding voting shares of the corporation beneficially owned by the interested shareholder; and

•	the receipt by an interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

      Florida law permits a corporation to elect to not be subject to the affiliated transactions statute by including provisions to that effect in the corporation’s articles of incorporation or bylaws. Neither United Financial’s articles of incorporation nor bylaws opt out of the affiliated transaction provisions. Consequently, the affiliated transaction provisions apply to United Financial. However, the merger of United Financial with and into Synovus is not deemed an “affiliated transaction” under Florida law.

     Control-Share Acquisitions

      Additionally, Florida’s “control-share acquisition” law restricts the voting rights of shares of certain corporations having a Florida nexus that are acquired by, or brought under the control of, a shareholder, if the acquisition of those shares (referred to as “control shares”) causes the shareholder’s voting power to become 20%, but less than 33 1/3%, 33 1/3% but less than 50%, or more than 50% of all voting power of the corporation. Unless an issuing public corporation’s articles of incorporation or bylaws provide that the control-share acquisition provisions do not apply to an acquisition of a corporation’s shares, the acquired control shares are not entitled to vote on a matter except to the extent that voting rights are conferred upon the control shares by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series, excluding all interested shares. These control-share acquisition provisions do not apply to a merger effected pursuant to Florida law or an acquisition of shares if the acquisition has been approved by the board of directors of the acquired corporation before the acquisition. The control-share acquisition provisions of Florida law will not apply to United Financial’s merger with and into Synovus because the merger has been unanimously approved by United Financial’s board of directors prior to the merger.

      The preceding descriptive information concerning Synovus common stock and United Financial capital stock outlines certain provisions of Synovus’ articles of incorporation and bylaws, United Financial’s articles of incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and United Financial common stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the articles of incorporation and bylaws of Synovus, the articles of incorporation and bylaws of United Financial and the laws of the State of Georgia and the State of Florida.

DISSENTERS’ RIGHTS

      Pursuant to Sections 607.1302 and 607.1320 of the Florida Business Corporation Act, any shareholder of record of United Financial common or preferred stock who objects to the merger, and who fully complies with all the provisions of Section 607.1320, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of United Financial common or preferred stock if the merger is consummated.

      Any United Financial shareholder desiring to receive payment of the fair value of his or her United Financial common or preferred stock in accordance with the requirements of Section 607.1320:

•	must deliver to United Financial prior to the special meeting at which the vote will be taken on the merger, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her United Financial shares if the merger is consummated; and

•	must not vote in favor of the merger.

      A vote against the merger by itself will not satisfy the notice requirements of Section 607.1320.

      Within 10 days after the special meeting at which the vote is taken approving the merger, United Financial must give written notice of the adoption of the merger agreement to each United Financial common and preferred shareholder who filed a notice of intent to demand payment for his or her shares. Within 20 days after the giving of notice to him or her any United Financial shareholder who elects to dissent must file with United Financial a notice of his or her election stating:

•	the shareholder’s name and address;

•	the number, classes, and series of United Financial shares as to which he or she dissents; and

•	a demand for the payment of the fair value of his or her United Financial shares.

      Any shareholder failing to file an election to dissent within the 20-day period will be bound by the terms of the merger agreement. Any shareholder filing an election to dissent must deposit his or her certificates with United Financial simultaneously with the filing of the election to dissent. The notices referred to above should be sent to: United Financial Holdings, Inc., Attention: Corporate Secretary, 333 Third Avenue North, St. Petersburg, Florida 33701.

      Upon filing of a notice of election to dissent, a United Financial shareholder will thereafter be entitled only to payment of the fair value of his or her shares of United Financial common or preferred stock and will not be entitled to vote or exercise any of the rights of a shareholder. A notice of election may be withdrawn in writing by the United Financial shareholder at any time before an offer is made by United Financial to pay for his or her shares.

      Within 10 days after the expiration of the period in which United Financial shareholders may file their notice of election to dissent, or within 10 days after the merger takes place, which ever is later (but in no case later than 90 days from the date of the special meeting), United Financial will make a written offer to each dissenting shareholder who has made proper demand to pay an amount United Financial estimates to be the fair value of the United Financial shares. If the merger has not been consummated before the expiration of the 90-day period after the special meeting, the offer may be made conditional upon the consummation of the merger. The notice and offer will be accompanied by: (1) a consolidated balance sheet of United Financial as of the latest available date and not more than 12 months prior to the making of the offer; and (2) a consolidated profit and loss statement of United Financial for the 12-month period ended on the date of the balance sheet.

      If within 30 days after the making of the offer the fair value of the shares of United Financial stock is agreed upon between any dissenting shareholder and United Financial, payment therefore shall be made within 90 days after the making of the offer, or the consummation of the merger, whichever is later. Upon payment of the agreed value, dissenting shareholders shall cease to have any interest in their shares of United Financial stock.

      If United Financial fails to make an offer within the period specified above, or if it makes the offer and any dissenting shareholder fails to accept the same within the period of 30 days thereafter, then United Financial, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the merger is consummated, shall, or at its election at any time within such 60 days may, file an action in any court of competent jurisdiction in Pinellas County, Florida, requesting that the fair value of the shares be determined. The court shall also determine whether each dissenting shareholder, as to whom United Financial requested the court to make a determination, is entitled to receive payment for his or her shares. If United Financial fails to institute the proceeding, any dissenting shareholder may do so in the name of United Financial. United Financial will pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings.

      The foregoing does not purport to be a complete statement of the provisions of Florida law relating to statutory dissenters’ rights and is qualified in its entirety by reference to these provisions, the relevant portions of which are reproduced in full in Appendix “D” to this proxy statement/ prospectus.

DESCRIPTION OF SYNOVUS

Business

      The disclosures made in this proxy statement/ prospectus, together with the following information which is specifically incorporated by reference into this proxy statement/ prospectus, describe the business of Synovus:

1.	Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which incorporates certain portions of Synovus’ Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders held on April 24, 2002), as amended by Synovus’ Annual Report on Form 10-K/A filed on April 10, 2002.

2.	Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

3.	Synovus’ Current Reports on Form 8-K dated January 16, 2002, April 15, 2002, July 12, 2002, July 17, 2002, August 8, 2002 and October 15, 2002.

Management and Additional Information

      Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated into this proxy statement/ prospectus by reference. See “Where You Can Find More Information” on page 71. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under “Where You Can Find More Information.”

DESCRIPTION OF UNITED FINANCIAL

Business

      The disclosures made in this proxy statement/ prospectus, together with the following information which is specifically incorporated by reference into this proxy statement/ prospectus and also accompany this proxy statement/ prospectus, describe the business of United Financial:

1.	United Financial’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (which incorporates certain portions of United Financial’s Proxy Statement for its Annual Meeting of Shareholders held on April 23, 2002).

2.	United Financial’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

3.	United Financial’s Current Reports on Form 8-K dated September 25, 2002 and November 13, 2002.

Management and Additional Information

      Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to United Financial is incorporated by reference or set forth in United Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2001 which is incorporated into this proxy statement/ prospectus by reference and also accompanies this proxy statement/ prospectus. See “Where You Can Find More Information” on page 71. Shareholders desiring copies of such documents may contact United Financial at its address or phone number indicated under “Where You Can Find More Information.”

REGULATORY MATTERS

General

      Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Banking Department under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus’ affiliate national banking associations are subject to regulation and examination primarily by the OCC and, secondarily, by the FDIC and the Federal Reserve Board. Synovus’ state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve Board, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus’ non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

      Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its articles of incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Florida, United Financial is subject to similar dividend restrictions.

      The primary sources of funds for Synovus’ payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary sources of funds for United Financial’s payment of dividends to its shareholders are dividends to United Financial from its banking and non-banking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and United Financial may pay. Under the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

      In general, the approval of the Alabama Banking Department, Florida Banking Department and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by state chartered banks, like United Financial’s banking affiliates, that are members of the Federal Reserve System and sometimes referred to as state member banks, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

      Some of Synovus’ banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

      Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus’ objective is to pay out at least one-third of prior year’s earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus’ subsidiary banks could declare aggregate dividends to Synovus of approximately $162.6 million during 2002 without obtaining regulatory approval.

Capital Requirements

      Synovus and United Financial are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

      The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

      The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than-minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

      At September 30, 2002, Synovus’ total capital ratio was 12.51%, its Tier 1 Capital ratio was 11.33% and its Tier 1 leverage ratio was 10.86%. Assuming the merger had been consummated on September 30, 2002, the total capital ratio of Synovus would have been 12.59%, its Tier 1 Capital ratio would have been 11.41% and its Tier 1 leverage ratio would have been 10.91%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

      At September 30, 2002, United Financial’s total capital ratio was 13.03%, its Tier 1 Capital ratio was 9.67% and its Tier 1 leverage ratio was 8.22%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.

      Each of Synovus’ and United Financial’s banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of September 30, 2002.

      Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action” below.

Commitments to Subsidiary Banks

      Under the Federal Reserve Board’s policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

      In the event of Synovus’ bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

      The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

      Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

•	Well Capitalized — an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

•	Adequately Capitalized — an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

•	Undercapitalized — an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

•	Significantly Undercapitalized — an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

•	Critically Undercapitalized — an institution whose tangible equity is not greater than 2% of total tangible assets.

      The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Synovus’ management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

      The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

      The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

      Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

      On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

      In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

LEGAL MATTERS

      The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this proxy statement/ prospectus, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

EXPERTS

Synovus

      The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

United Financial

      The consolidated financial statements of United Financial Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this proxy statement/ prospectus by reference to United Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2001 have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

      As of the date of this proxy statement/ prospectus, United Financial’s board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

SHAREHOLDER PROPOSALS

      Synovus’ 2003 annual meeting of shareholders will be held in April 2003. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must have received a proposal by November 15, 2002 to consider it for inclusion in the proxy statement for the 2003 annual meeting of shareholders.

      If the merger is not consummated, it is anticipated that United Financial’s 2003 annual meeting of shareholders will be held in April 2003. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 annual meeting of shareholders should submit the proposal in writing to the Secretary, United Financial Holdings, Inc., 333 Third Avenue North, St. Petersburg, Florida 33701. United Financial must receive a proposal by February 21, 2003 to consider it for inclusion in the proxy statement for the 2003 annual meeting of shareholders. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, he or she owns at least 1% or $2,000 in market value of United Financial’s securities entitled to be voted on the proposal at the meeting and has held such securities for at least one year, and the shareholder continues to own such shares through the date of the United Financial annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

      Synovus and United Financial file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus and United Financial file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60601-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE for Synovus, and Nasdaq for United Financial.

      Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to United Financial shareholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in Synovus’ registration statement or the exhibits to that registration statement.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows Synovus and United Financial to “incorporate by reference” information into this proxy statement/ prospectus, which means that Synovus and United Financial can disclose important information to you by referring you to another document filed separately by Synovus or United Financial with the SEC. The information incorporated by reference is considered part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus or in later filed documents incorporated by reference in this proxy statement/ prospectus.

      This proxy statement/ prospectus incorporates by reference the documents set forth below that Synovus and United Financial have previously filed with the SEC. These documents contain important information about Synovus and United Financial and their businesses.

Synovus SEC Filings (File No. 1-10312)

(1)	Synovus’ Annual Report on Form 10-K for the year ended December 31, 2001, as amended on April 10, 2002;

(2)	Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(3)	Synovus’ Current Reports on Form 8-K dated January 16, 2002, April 15, 2002, July 12, 2002, July 17, 2002, August 8, 2002 and October 15, 2002;

(4)	the description of Synovus common stock contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

(5)	the description of the shareholder rights plan of Synovus contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

United Financial SEC Filings (File No. 005-55641)

(1)	United Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2001;

(2)	United Financial’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(3)	United Financial’s Current Reports on Form 8-K dated September 25, 2002 and November 13, 2002; and

(4)	the description of United Financial common stock contained in United Financial’s Registration Statement No. 333-60431 on Form SB-2 filed with the SEC on July 31, 1998, as amended.

      Synovus and United Financial also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/ prospectus and the consummation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K or Form 10-KSB, Quarterly Reports on Form 10-Q or Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

      This proxy statement/ prospectus also incorporates by reference the documents set forth below and that accompany this proxy statement/ prospectus that United Financial previously filed with the SEC. These documents contain important information about United Financial:

(1)	United Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2001;

(2)	United Financial’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

(3)	United Financial’s Current Reports on Form 8-K dated September 25, 2002 and November 13, 2002.

      Synovus has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Synovus, United Financial has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to United Financial and BCG has supplied all information contained in this proxy statement/prospectus relating to BCG.

      You can obtain any of the documents incorporated by reference from the companies, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/ prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Synovus Financial Corp. 901 Front Avenue, Suite 301 Columbus, Georgia 31901 Attn: G. Sanders Griffith, III Senior Executive Vice President, General Counsel & Secretary Telephone: (706) 649-2267	United Financial Holdings, Inc. 333 Third Avenue St. Petersburg, Florida 33701 Attn: Susan L. Blackburn Senior Vice President Telephone: (727) 898-2265

      If you would like to request documents, please do so by                     ,                               , 2003 to receive them before the United Financial special meeting.

WHAT INFORMATION YOU SHOULD RELY ON

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. Synovus and United Financial have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated                               , 2003. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/ prospectus to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

FORWARD-LOOKING STATEMENTS

      Each company makes forward-looking statements in this proxy statement/ prospectus, and in our public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

•	our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

•	we lose more deposits, customers, or business than we expect;

•	competition in the banking industry increases significantly;

•	our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

•	changes in the interest rate environment reduce our margins;

•	general economic or business conditions are worse than we expect;

•	legislative or regulatory changes occur which adversely affect our business;

•	changes occur in business conditions and inflation; and

•	changes occur in the securities markets.

      Management of each of Synovus and United Financial believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus’ and United Financial’s ability to control or predict.

PRO FORMA FINANCIAL INFORMATION

      Other than the information provided under the heading “Unaudited Comparative Per Share and Selected Financial Data,” pro forma financial information reflecting the acquisition of United Financial by Synovus is not presented in this proxy statement/ prospectus since the pro forma effect is not significant.

APPENDIX “A”

AGREEMENT AND PLAN OF MERGER, AS AMENDED

      AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of September, 2002, and as amended on November 12, 2002 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and UNITED FINANCIAL HOLDINGS, INC. (“United”).

RECITALS:

      A.     Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of June 30, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 296,488,566 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      B.     United. United has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in St. Petersburg, Florida. United has authorized: (1) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,433,960 shares were issued and outstanding as of August 31, 2002 (“United Common Stock”); (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 750,000 shares have been designated as Series One Preferred Stock, of which 366,475 shares of Series One Preferred Stock were issued and outstanding as of August 31, 2002; (3) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 6,667 shares were issued and outstanding as of August 31, 2002; and (4) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of August 31, 2002 (collectively, “United Capital Stock”). All of the issued and outstanding shares of United Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. United has two wholly-owned banking Subsidiaries and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      C.     Rights, Etc. Neither Synovus nor United has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock other than as described in filings made with the Securities and Exchange Commission (“SEC”) by Synovus and United (“Public Filings”) or except as otherwise disclosed in the Disclosure Schedule referred to in Article III below.

      D.     Board Approvals. The respective Boards of Directors of Synovus and United have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of United, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

      E.     Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

      F.     Material Adverse Effect. For purposes of this Plan, the capitalized term “Material Adverse Effect,” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

      In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and United adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I.     THE MERGER

      (A)     Structure of the Merger. On the Effective Date (as defined in Article VII), United will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”) and the Florida Business Corporation Act (“Florida Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

      (B)     Effect on Outstanding Shares. Immediately prior to the Merger, except as to shares of United Capital Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Act: (1) each outstanding share of United Common Stock shall remain outstanding and unchanged; (2) each outstanding share of $0.01 par value Series One Preferred Stock shall be converted on a one-for-one basis into a share of Common Stock of United; (3) each outstanding share of $10.00 par value 7% convertible preferred stock shall be converted into 8.43453 shares of Common Stock of United; (4) United shall issue 35,181 shares of Common Stock of United pursuant to Section VI of the Stock Purchase Agreement dated September 22, 2000, as amended by the Amended and Restated Fourth Amendment to Stock Purchase Agreement dated March 21, 2001 (“Incentive Shares”); and (5) United may, prior to the Effective Date, issue not more than 7,000 shares of $10.00 par value 7% convertible preferred stock for not less than $138.92 per share, each share of which shall be converted into 8.43453 shares of United Common Stock immediately prior to the Merger. The shares of United Common Stock described in clause (1) above, and the shares of Common Stock of United to be issued pursuant to clauses (2) through (5) above, are hereinafter collectively referred to as “United Stock.”

      Upon the Merger, subject to the other provisions of this Article I, each share of United Stock outstanding as to which a dissenter’s right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to the provisions of Paragraph (C) of Article I below, either: (1) .8021 shares of Synovus Common Stock (“Per Share Stock Consideration”); (2) $16.47 in cash (“Per Share Cash Consideration”); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration (“Per Share Combo Consideration”) that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,268,167 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United Financial’s 7% preferred stock issued pursuant to clause (5) above (“Total Stock Consideration”) and the aggregate Per Share Cash Consideration shall equal $34,000,000 (“Total Cash Consideration”).

      No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of United Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common

Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date of the Merger.

      Each shareholder of United Capital Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 24, 2002 in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide United with certified copies of such resolutions prior to the Effective Date.

      The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

      In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

      (C)     Election Procedures.

      (1)     Synovus will use its commercially reasonable efforts to cause Mellon Investor Services L.L.C. (“Exchange Agent”) to mail an election form in such form as Synovus and United shall mutually agree (“Election Form”) at least 20 days prior to the date of the United Shareholders’ meeting called to approve the Merger (“United Shareholders’ Meeting”) or on such other date as Synovus and United shall mutually agree (“Mailing Date”) to each holder of record of United Capital Stock as of the record date for the United Shareholders’ Meeting and to each person entitled to receive Incentive Shares. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Stock to elect to receive: (i) the Per Share Stock Consideration (“Stock Election Shares”); (ii) the Per Share Cash Consideration (“Cash Election Shares”); (iii) a Per Share Combo Consideration (“Combo Election Shares); or to make no election with respect to such holder’s United Stock (“No Election Shares”).

      (2)     Any United Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the United Shareholders’ Meeting (or such other time and date as Synovus and United may mutually agree) (the “Election Deadline”) shall be deemed to be “No Election Shares. “Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the United Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Synovus nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (3)     Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Synovus shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of United Stock in accordance with the Election Forms as follows:

(i) If the aggregate cash amount that would be paid upon the conversion in the Merger of (a) the Cash Election Shares and (b) the Combo Election Shares would exceed the Total Cash Consideration then:

(a) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(b) the number of Cash Election Shares and the Per Share Cash Consideration portion of the Combo Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Cash Consideration portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate cash amount that will be paid in the Merger equals as closely as possible the Total Cash Consideration;

(c) the Cash Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Cash Consideration remaining after adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Cash Consideration; and

(d) the United Stock that would have been Cash Election Shares or the Per Share Cash Election portion of the Combo Election Shares but for the adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If the aggregate number of shares of Synovus Common Stock to be issued upon the conversion in the Merger of (a) the Stock Election Shares and (b) the Combo Election Shares would exceed the Total Stock Consideration then:

(a) all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(b) the number of Stock Election Shares and the Per Share Stock Consideration portion of the Stock Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Stock Consideration Portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate number of shares of Synovus Common Stock to be issued in connection with the Merger equals as closely as possible the Total Stock Consideration;

(c) the Stock Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Stock Consideration remaining after adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Stock Consideration; and

(d) the United Stock that would have been Stock Election Shares or the Per Share Stock Consideration portion of the Combo Election Shares but for the adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Cash Consideration.

      (D)     General Procedures. Certificates which represent shares of United Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

      As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of United Stock outstanding on the Effective Date transmittal materials for use in exchanging the

Certificates for such shares for certificates for shares of the Synovus Common Stock or cash into which such shares of the United Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefore the consideration set forth in Paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of United of shares of United Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to United, they shall be canceled and exchanged for the shares of Synovus Common Stock or cash deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or United with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

      After the Effective Date, holders of United Stock shall cease to be, and shall have no rights as, stockholders of United, other than to receive shares of Synovus Common Stock or cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 60 days after the Effective Date, former shareholders of record of United shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective United Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

      Notwithstanding the foregoing, neither Synovus nor United nor any other person shall be liable to any former holder of shares of United Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (D)     Options. On the Effective Date, each option granted by United to purchase shares of United Common Stock (each a “United Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

      (1)     The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the original option multiplied by the Per Share Stock Consideration provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

      (2)     The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of United Common Stock under the original option divided by the Per Share Stock Consideration provided that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase United Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase United Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common

Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of United or its Subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Synovus Stock Options remain outstanding.

II.     ACTIONS PENDING MERGER

      (A)     United covenants to Synovus that United and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than: (i) shares of United Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of United Common Stock; (ii) issuances in connection with the conversion of any presently outstanding convertible security of United; and (iii) issuances pursuant to Article I(B) of this Agreement; (2) declare, set aside, or pay any dividend or distribution with respect to the Capital Stock of United other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of United or its Subsidiaries, other than any purchases undertaken by the United Financial Holdings, Inc. Employee Stock Ownership Plan and Trust (“ESOP”); (4) effect a split or reclassification of the capital stock of United or its Subsidiaries or a recapitalization of United or its Subsidiaries; (5) amend the articles of incorporation, charter or bylaws of United or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by United or its Subsidiaries to any employee other than normal, annual salary increases to be made with regard to the employees of United or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of United or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of United or its Subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than portfolio investments in Nexity, Directed Capital and Dental Care Alliance, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and United shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

      (B)     Synovus covenants to United that without the prior written consent of United, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

III.     REPRESENTATIONS AND WARRANTIES

      Synovus hereby represents and warrants to United, and United represents and warrants to Synovus, that, except as previously disclosed in the Synovus and United Disclosure Schedules, of even date herewith executed and delivered to the other party:

      (A)     the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

      (B)     the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. 55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

      (C)     each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, either individually or in the aggregate, will not as a whole have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

      (D)     the shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer;

      (E)     subject, in the case of United, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms;

      (F)     subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any private person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries other than any consent, approval authorization or filing the absence of which will not have a Material Adverse Effect. Any consent, approval or authorization required by it in connection with the consummation of the transactions contemplated by this Plan that are not set forth in Paragraph (A) of Article V has been set forth in the Synovus or United Disclosure Schedule, as applicable;

      (G)     since December 31, 2000, United and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports,”) each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules)

fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

      (H)     it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

      (I)     there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to it since December 31, 2001;

      (J)     all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis. To the best of its knowledge, it is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

      (K)     (1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

      (L)     neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

      (M)     all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

      (N)     each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

      (O)     it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

      (P)     its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q or on Form 10-QSB, applicable, filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

      (Q)     it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

      (R)     in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

      (S)     neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

      (T)     other than services provided by Brown, Burke Capital Partners, L.L.C., which has been retained by United and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

      (U)     the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of United in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with United’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/ Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/ Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

      (V)     for purposes of this section, the following terms shall have the indicated meaning:

      “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

      “Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

      “Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or United as applicable, or any of their respective Subsidiaries.

      (1)     there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

      (W)     in the case of United, all securities issued by it (or any other person), convertible into United Common Stock shall, as a result and upon consummation of the Merger, be convertible only into Synovus Common Stock.

IV.     COVENANTS

      Synovus hereby covenants to United, and United hereby covenants to Synovus, that:

      (A)     it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as commercially practicable, including the filing of all necessary applications, notices and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

      (B)     in the case of United, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/ Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing by its counsel that to do so would constitute a breach of the fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

      (C)     it will cooperate in the preparation and filing of the Proxy Statement/ Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

      (D)     Synovus will advise United, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

      (E)     in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

      (F)     subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;

      (G)     from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

      (H)     it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

      (I)     it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Georgia Department of Banking and Finance (“Georgia Department”) and the Florida Department of Banking and Finance (“Florida Department”), and to such other regulatory agencies as required by law;

      (J)     it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

      (K)     Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

      (L)     following the Effective Date, Synovus shall continue to provide generally to officers and employees of United and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by United and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of United and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which United participates after the Effective Date, Synovus agrees: (1) to treat service by United employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of United upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code;

      (M)     it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

      (N)     United shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the United shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of United Capital Stock held by such “affiliate” except as contemplated by this Agreement, and will not sell pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of United will bear an appropriate legend reflecting the foregoing;

      (O)     it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

      (P)     in the case of Synovus, it shall take no action which would cause the shareholders of United to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

      (Q)     United shall coordinate with Synovus the declaration of any dividends in respect of United Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of United Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of United Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefore in the Merger;

      (R)     United will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the financial services facilities currently owned by United upon which United is conducting a financial services business, which assessment shall meet the standards of ASTM E 1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that United leases, and in addition, United agrees to conduct a phase one assessment of the leased properties if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify United in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on United. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on United, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given United good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

      (S)     prior to the Effective Date, United shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by United to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

      (T)     (1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, with respect to claims made prior to four years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from United and its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by United’s and its Subsidiaries’ Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

      (2)     Any Indemnified Party wishing to claim indemnification under Paragraph (T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified

Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the written opinion of counsel for the Indemnified Parties, there exist conflicts of interest which would prevent the same counsel from representing all Indemnified Parties, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

      (U)     prior to the Effective Date, United will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law;

      (V)     at the request of Synovus, United, United Bank and Trust Company and United Bank of the Gulf Coast shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform United Bank and Trust Company and United Bank of the Gulf Coast’s loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether an event or events have had a Material Adverse Effect on United;

      (W)     in the case of United, it shall dispose of its portfolio investments in Directed Capital and Dental Care Alliance and use its commercially reasonable best efforts to dispose of its portfolio investment in Nexity; and

      (X)     in the case of United, it shall take all actions necessary to fix the variable pool dollar amount of cash to be awarded under United’s Stock Option and Incentive Compensation Plan between the date hereof and the Effective Date at $3,033,000.

V.     CONDITIONS TO CONSUMMATION

      (A)     The respective obligations of Synovus and of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

      (1)     the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of United in accordance with applicable law and United shall have furnished to Synovus certified copies of resolutions duly adopted by United’s shareholders evidencing the same;

      (2)     the procurement by Synovus and United of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and by the Florida Department;

      (3)     procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or United;

      (4)     the satisfaction of all other statutory or regulatory requirements, including the requirements of NASDAQ, NYSE or other self regulatory organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

      (5)     no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

      (6)     no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

      (7)     the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

      (8)     each party shall have received an opinion (“Tax Opinion”) from KPMG LLP, certified public accountants (“KPMG”), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or United for federal, Florida and Georgia income tax purposes as a result of the Merger; (ii) no gain or loss will be recognized for federal or Georgia income tax purposes by the shareholders of United who exchange their shares of United Common Stock (including shares of convertible preferred stock which shall be converted into shares of United Common Stock on the Effective Date) solely for shares of Synovus Common Stock pursuant to the Merger; and (iii) no gain or loss will be recognized for federal income tax purposes by the holders of the United Stock Options upon exchange for Synovus Stock Options upon the Merger, and the Synovus Stock Options issued in exchange for United Stock Options which qualify as incentive stock options under section 422 of the Code, will, as exchanged for Synovus Stock Options, continue to qualify as incentive stock options for purposes of section 422 of the Code and the Merger transaction and issuance of the Synovus Stock Options in exchange will not constitute a disposition or the granting of a new incentive stock option for purposes of section 422 of the Code;

      (9)     each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V;

      (10)     Synovus shall have assumed all obligations of United under the Indenture (the “Indenture”), dated as of December 16, 1998, entered into between United, as the Company, and Wilmington Trust Company, a Delaware banking corporation, as Trustee, as provided for in Section 12.1 Article XII, and other applicable provisions of the Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XII of the Indenture; and

      (11)     Synovus shall have assumed all obligations of United under the Indenture (the “Second Indenture”), dated as of December 18, 2001, entered into between United, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as provided for in Section 3.7, Article XI, and other applicable provisions of the Second Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XI of the Second Indenture.

      (B)     The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

      (1)     each of the representations, warranties and covenants contained herein of United shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date)

and Synovus shall have received a certificate signed by the Chief Executive Officer of United, dated the Effective Date, to such effect;

      (2)     there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either United or its Subsidiaries: (i) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect on, or which may be foreseen to have Material Adverse Effect on, either United or the consummation of the transactions contemplated by this Agreement; (ii) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (iii) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

      (3)     Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of United which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on United;

      (4)     Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Savage on September 24, 2002, which will become effective as of the Effective Date;

      (5)     on the Effective Date, United Bank and Trust Company and United Bank of the Gulf Coast will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

      (6)     on the Effective Date, United will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

      (7)     the results of any regulatory exam of United and its Subsidiaries occurring between the date hereof and the Effective Date shall be satisfactory in Synovus’ reasonable judgment;

      (8)     United shall have delivered to Synovus the environmental reports referenced in Paragraph (R) of Article IV;

      (9)     each of the officers and directors of United shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against United other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer;

      (10)     there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

      (11)     United shall have disposed of its portfolio investments in Directed Capital and Dental Care Alliance; and

      (12)     The amount paid by Synovus as Total Cash Consideration and the value of dissenters’ rights (measured by the Per Share Cash Consideration and the Per Share Stock Consideration attributable to shares subject to dissenters’ rights) for which notice has been duly given in accordance with the Florida Act shall not in total exceed 49% of the value of the Total Cash Consideration and the Total Stock Consideration.

      (C)     The obligation of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

      (1)     each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date)

and United shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

      (2)     the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted resolutions granting shareholders of United Capital Stock ten votes per share;

      (3)     there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of United, would have a Material Adverse Effect on, or which may be foreseen to have a Material Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

      (4)     United shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of United, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of United, has or will have a Material Adverse Effect on Synovus;

      (5)     United shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

      (6)     United shall have received from Brown, Burke Capital Partners, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration is fair, from a financial point of view, to the holders of United Capital Stock;

      (7)     there shall have been no determination by United that any fact, event or condition exists or has occurred that, in the reasonable judgment of United, would render the Merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

      (8)     Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Neil W. Savage on September 24, 2002, which will become effective as of the Effective Date; provided however, the refusal of Neil W. Savage to enter into such an agreement as of the Effective Date when tendered by Synovus at the closing shall void this condition; and

      (9)     Synovus shall not have: (i) amended its articles of incorporation, bylaws or other governing documents in any manner so as to create a class of preferred shares of stock or securities convertible into stock that is superior in liquidation, voting, dividends, or other preference rights to the Synovus Common Stock; or (ii) declared or paid any extra-ordinary or liquidating dividend.

VI.     TERMINATION

      (A)     The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of United:

      (1)     by the mutual consent of Synovus and United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

      (2)     by Synovus or United if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate; and

      (3)     by Synovus or United if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 2003 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

      (B)     In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) United shall be entitled to a cash payment from Synovus for United’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from United for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by United to satisfy any of its representations, warranties or covenants set forth herein.

VII.     EFFECTIVE DATE

      The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida approving the Merger, which date shall be no earlier than January 1, 2003.

VIII.     OTHER MATTERS

      (A)     The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

      (B)     Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

      (C)     This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

      (D)     The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, and the corporate laws of Florida with respect to the merger of United and corporate and shareholder actions taken by United’s shareholders and/or Board of Directors in connection with this Plan.

      (E)     Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

      (F)     Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

      (G)     All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

      If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706-649-2342), with a copy to Ms. Kathleen Moates at the same address.

      If to United, to Mr. Neil W. Savage, President and Chief Executive Officer of United, 333 Third Avenue North, Suite 200, St. Petersburg, Florida 33701-3346 (Fax Number 727-821-3563, with a copy to Richard O. Jacobs, Holland & Knight, LLP, 200 Central Avenue, Suite 1600, St. Petersburg, Florida 33701).

      (H)     All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

      (I)     The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      (J)     This Plan may not be assigned by any party hereto without the written consent of the other parties.

      (K)     Disclosure by United, and Synovus, as the case may be, in its Disclosure Schedule, to the extent such disclosure does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, shall constitute disclosure by such party for all purposes of that Disclosure Schedule, and this Agreement and Plan.

      In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ THOMAS J. PRESCOTT

Executive Vice President and
Chief Financial Officer

Attest:	/s/ KATHY MOATES

Assistant Secretary

UNITED FINANCIAL HOLDINGS, INC.

By:	/s/ NEIL W. SAVAGE

President and Chief Executive Officer

Attest:	/s/ C. PETER BARDIN

Senior Vice President and
Chief Financial Officer

APPENDIX “B”

FAIRNESS OPINION OF

BURKE CAPITAL GROUP, L.L.C.
(FORMERLY BROWN, BURKE CAPITAL PARTNERS, L.L.C.)

November 12, 2002

Board of Directors

United Financial Holdings, Inc.
333 Third Avenue North, Suite 200
St. Petersburg, FL 33701

Members of the Board:

      United Financial Holdings, Inc. (“UFHI”) and Synovus Financial Corporation (“Synovus”) have entered into an Agreement and Plan of Merger, dated as of the 24th day of September, 2002 and as amended on November 12, 2002 (the “Agreement”), pursuant to which UFHI will be merged with and into Synovus (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of UFHI common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “UFHI Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 0.8021 shares of common stock, par value $1.00 per share, of Synovus or (b) cash in an amount equal to $16.47, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that the aggregate Per Share Stock Consideration for non-option shares to be exchanged in the Merger shall consist of 2,268,167 shares of Synovus common stock with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United Financial’s 7% preferred stock (“Total Stock Consideration”)and $34,000,000 in cash (“Total Cash Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the merger consideration to the holders of UFHI Shares.

      Brown, Burke Capital Partners, L.L.C. is familiar with UFHI having acted as an advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Synovus and its affiliates from time to time.

      In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of UFHI that we deemed relevant;

(iii) certain publicly available financial statements and other historical financial information of Synovus that we deemed relevant;

(iv) projected earnings estimates for UFHI for the years ending December 31, 2002 through 2006 prepared by and reviewed with management of UFHI and the views of senior management of UFHI, based on discussions with members of senior management, regarding UFHI’s business, financial condition, results of operations and future prospects;

(v) earnings per share estimates for Synovus for the years ending December 31, 2002 and 2003 published by I/B/E/S, and the views of senior management of Synovus, based on limited discussions with members of senior management, regarding Synovus’ business, financial condition, results of operations and future prospects;

(vi) the pro forma financial impact of the Merger on Synovus, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of UFHI and Synovus;

(vii) the publicly reported historical price and trading activity for UFHI’s and Synovus’ common stock, including a comparison of certain financial and stock market information for UFHI and Synovus with similar publicly available information for certain other companies the securities of which are publicly traded;

(viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(ix) the current market environment generally and the banking environment in particular; and

(x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by UFHI or Synovus or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of UFHI and Synovus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of UFHI or Synovus or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of UFHI or Synovus nor have we reviewed any individual credit files relating to UFHI or Synovus. We have assumed, with your consent that the respective allowances for loan losses for both UFHI and Synovus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for UFHI and Synovus and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of UFHI and Synovus and used by Brown, Burke Capital Partners, L.L.C. in its analyses, Brown, Burke Capital Partners, L.L.C. assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of UFHI and Synovus and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in UFHI’s or Synovus’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that UFHI and Synovus will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Synovus’ common stock will be when issued to UFHI’s shareholders

B-2

pursuant to the Agreement or the prices at which UFHI’s or Synovus’ common stock may trade at any time.

      We will receive a fee for our services as financial advisor to UFHI and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger.

      This opinion is directed to the Board of Directors of UFHI and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/ prospectus to be mailed to the holders of UFHI Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement/ prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/ prospectus, will be in form reasonably acceptable to us and our counsel.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of UFHI Common Stock from a financial point of view.

Very Truly Yours,

/s/ BROWN, BURKE CAPITAL PARTNERS, L.L.C.

Brown, Burke Capital Partners, L.L.C.

B-3

APPENDIX “C”

TAX OPINION OF KPMG LLP

January 3, 2003

Board of Directors

Synovus Financial Corp.
901 Front Avenue
Suite 301
Columbus, GA 31901

Board of Directors

United Financial Holdings, Inc.
333 Third Avenue North
Suite 200
St. Petersburg, FL 33701

Gentlemen:

      You have requested the opinion of KPMG LLP (“KPMG”) regarding certain federal income tax consequences resulting from the proposed transaction. In the proposed transaction, United Financial Holdings, Inc. (“United”) will merge with and into Synovus Financial Corp. (“Synovus”), a bank holding company (the “Merger”), whereupon the separate existence of United will cease. United shareholders will, upon their election, receive Synovus Common Stock, cash, or a combination of Synovus Common Stock and cash, as described in the Merger Agreement.

      You have submitted for our consideration:

•	certain representations as to the proposed transactions;

•	a copy of the Agreement and Plan of Merger, dated September 24, 2002 (the “Merger Agreement”);

•	a copy of the Amendment Number One to the Agreement and Plan of Merger, dated November 12, 2002 (the “Amendment”);

•	a copy of the two Forms 425 Communication Filed Pursuant to Rule 425 Under the Securities Act of 1933 filed with the Securities and Exchange Commission (“SEC”), dated September 25, 2002 and November 12, 2002;

•	a copy of the Form 10-Q Quarterly Report filed with the SEC on November 15, 2002; and,

•	a copy of the Form S-4 Registration Statement filed with the SEC (the Merger Agreement, Amendment, the two Forms 425, the Form 10-Q and the Form S-4 collectively being the “Documents”).

      We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps in the Documents.

      You have the consent of KPMG LLP to include a copy of this opinion letter in the Form S-4 Registration Statement relating to the merger discussed in this opinion letter.

FACTS AND REPRESENTATIONS

      Synovus is a registered bank holding company organized under the laws of the State of Georgia. Synovus’s authorized capital stock consists of one class. It has authorized 600,000,000 shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 296,488,566 shares were outstanding as of June 30, 2002.

      United is a registered bank holding company organized under the laws of the State of Florida. United has authorized (1) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,433,960 shares were issued and outstanding as of August 31, 2002 (“United Common Stock”); (2) 10,000,000 shares of preferred stock, $0.01 par value per share, of which 750,000 shares have been designated as Series One Preferred Stock, of which 366,475 shares of Series One Preferred Stock were issued and outstanding as of August 31, 2002; (3) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 6,667 shares were issued and outstanding as of August 31, 2002; and (4) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of August 31, 2002 (collectively, “United Capital Stock”).

      For valid corporate business purposes, pursuant to the Merger Agreement and on the Effective Date (as that term is defined in the Merger Agreement), United will merge with and into Synovus, with Synovus being the surviving corporation.

      The Merger Agreement provides that, immediately prior to the Merger, except as to shares of United Capital Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Business Corporation Act: (1) each outstanding share of United Common Stock shall remain outstanding and unchanged; (2) each outstanding share of $0.01 par value Series One Preferred Stock shall be converted on a one-for-one basis into a share of Common Stock of United; (3) each outstanding share of $10.00 par value 7% convertible preferred stock shall be converted into 8.43453 shares of Common Stock of United; (4) United shall issue 35,181 shares of Common Stock of United pursuant to Section VI of the Stock Purchase Agreement dated September 22, 2000, as amended by the Amended and Restated Fourth Amendment to Stock Purchase Agreement dated March 21, 2001 (“Incentive Shares”); and (5) United may, prior to the Effective Date, issue not more than 7,000 shares of $10.00 par value 7% convertible preferred stock for not less than $138.92 per share, each share of which shall be converted into 8.43453 shares of United Common Stock immediately prior to the Merger. The shares of United Common Stock described in clause (1) above, and the shares of Common Stock of United to be issued pursuant to clauses (2) through (5) above, are hereinafter collectively referred to as “United Stock.”

      The Merger Agreement provides that upon the Merger, subject to provisions of the Merger Agreement, each share of United Stock outstanding as to which a dissenter’s right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to provisions of the Merger Agreement, either: (1) .8021 shares of Synovus Common Stock (“Per Share Stock Consideration”); (2) $16.47 in cash (“Per Share Cash Consideration”); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration (“Per Share Combo Consideration”) that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,268,167 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of the Merger Agreement and the Effective Date and the conversion of not more than 7,000 shares of United’s 7% preferred stock issued pursuant to clause (5) above (“Total Stock Consideration”) and the aggregate Per Share Cash Consideration shall equal $34,000,000 (“Total Cash Consideration”).”

      Synovus will not issue any fractional shares of Synovus Common Stock in connection with the Merger. Instead, each holder of United Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date of the Merger.

      On the Effective Date, each option granted by United to purchase shares of United Common Stock (each a “United Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option): (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the original option multiplied by the Per Share Stock Consideration provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of United Common Stock under the original option divided by the Per Share Stock Consideration provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      Effective April 27, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights (“poison pill rights”), i.e. rights to acquire the stock of Synovus or its successor. Under the terms of the plan, holders of Synovus Common Stock received a poison pill right for each share of Synovus Common Stock held by them. A shareholder’s ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus Common Stock by a corporation or individual (the “acquiring person”) without the approval of Synovus’s Board of Directors.

      In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus Common Stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. In addition, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

      Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of a poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

      If, after the rights become exercisable, a “flip-in” or “flip-over” event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A “flip-in” event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A “flip-over” event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

      In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

      The Merger has been approved by the Boards of Directors of United and Synovus and is subject to the receipt of regulatory approval from appropriate parties, including the Board of Governors of the Federal Reserve System, the Georgia Department, and by the Florida Department.

      In addition to the foregoing statement of facts, Synovus and/or United have made the following representations, as applicable, to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.

With Respect to the Merger

      (a)     The fair market value of Synovus Common Stock and other consideration, if any, received by each shareholder of United will be approximately equal to the fair market value of United Common Stock surrendered in the exchange.

      (b)     None of Synovus, United, or any subsidiary or related person has any plan or intention to reacquire any of Synovus shares issued in the Merger or (other than the share for share exchanges described above) to acquire any share of United prior to the Merger. United is not aware of any plan or intention on the part of its shareholders to sell United Capital Stock to United, Synovus, or any person related to United or Synovus prior to the transaction, or to sell Synovus Common Stock to any such person after the transaction. In addition, United does not intend to redeem or declare an extraordinary dividend with respect to United Capital Stock prior to the transaction.

      For purposes of this representation, two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent United through ownership chains comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.

      (c)     Synovus has no plan or intention to sell or otherwise dispose of any of the assets of United acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). (Unless otherwise stated, all “Section” and “Treas. Reg.” references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.)

      (d)     The liabilities of United assumed by Synovus and the liabilities to which the transferred assets of United are subject were incurred by United in the ordinary course of its business.

      (e)     Following the Merger, Synovus will continue the historical business of United or use a significant portion of the historic business assets of United in a business.

      (f)     Synovus, United, and the shareholders of United will pay their respective expenses, if any, incurred in connection with the Merger.

      (g)     No inter-corporate indebtedness exists between Synovus and United that was issued, acquired, or will be settled at a discount.

      (h)     No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

      (i)     On the date of the Merger, the fair market value of the assets of United transferred to Synovus will equal or exceed the sum of the liabilities assumed by Synovus, plus the amount of liabilities, if any, to which the transferred assets are subject.

      (j)     No event has occurred that would make the poison pill rights exercisable.

      (k)     Neither Synovus or United is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

      (l)     None of the compensation received by any shareholder-employees of United will be separate consideration for, or allocable to, any of their shares of United Capital Stock; none of the shares of Synovus Common Stock received by any shareholder-employee of United will be separate consideration for, or allocable to, any employment agreement and the compensation paid to any shareholder-employees of United will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

      (m)     The distribution of cash proceeds to United shareholders in lieu of fractional shares of Synovus will be made solely for the purpose of avoiding the expense and inconvenience to Synovus of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that Synovus will pay in the transaction to United shareholders instead of issuing fractional shares will not exceed one percent of the total consideration that Synovus will issue in the transaction to United shareholders in exchange for their shares of United. The fractional share interests of each United shareholder will be aggregated, and no United shareholder will receive cash in an amount equal to or greater than the value of one full share of Synovus Common Stock.

      (n)     Synovus Common Stock issued pursuant to the Merger will represent at least 40% of the value of the consideration received by United shareholders (including cash in lieu of fractional shares). This representation is true even if the poison pill rights are not treated as part of Synovus Common Stock, but rather as other property.

      (o)     On September 24, 2002 and the Effective Date, the exercise of the poison pill rights is remote and speculative.

      (p)     The Merger will qualify as a statutory merger under Florida law.

      (q)     Synovus will be the surviving entity as a result of the Merger.

      (r)     The Merger is being effected for bona fide corporate business reasons.

      (s)     The Merger Agreement and the Amendment represent the full and complete agreement among Synovus and United regarding the Merger and there are no other written or oral agreements regarding the Merger, except as otherwise described in the S-4.

      (t)     Synovus and United adopted the Merger Agreement as their plan of reorganization.

      (u)     The excess of the aggregate fair market value of the Synovus Stock Options immediately after the exchange over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of the United Stock Options immediately before the exchange over the aggregate option price of such shares, and the Synovus Stock Option does not give the employee additional benefits which he did not have under United Stock Option.

DISCUSSION

Classification as a Reorganization

      Section 368(a)(1)(A) provides that the term “reorganization” includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of United States, a state or territory, or the District of Columbia. Treasury Regulation Section 1.368-2(b). Based on representation “p” above, the Merger will qualify as a statutory merger under Florida law and will thus satisfy the statutory merger requirement.

      Requisite to all reorganizations under Section 368(a)(1) are a (1) valid business purpose; (2) continuity of the business enterprise under the modified corporate form; and (3) continuity of interest in the corporation surviving the merger. Regulation Section 1.368-1(b). The term “reorganization” does not embrace the mere purchase by one corporation of the properties of another. Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

      With respect to the valid business purpose requirement, Regulation Section 1.368-2(g) states that reorganizations must be “undertaken for reasons germane to the continuation of the business of a corporation,” and that the statute “contemplates genuine corporate reorganizations which are designed to effect a readjustment of continuing interests under modified corporate forms.” Based on the statement of facts and representation “r” above, the Merger is being effected for bona fide business purposes and thus will satisfy the valid business purpose requirement.

      Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation’s historical business or use a significant portion of the transferor corporation’s historical business assets. Regulation Section 1.368-1(d)(2). Based on representation “e” above, Synovus intends to continue the historical business of United so that the Merger will satisfy the continuity of business enterprise requirement.

      With respect to the continuity of interest requirement, the regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy such requirement. However, the Service has promulgated a safe harbor for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation Section 1.368-1(b) is satisfied if:

There is continuing interest through stock ownership in the acquiring or transferee corporation . . . on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation . . . which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferor corporation . . . which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

      The 50 percent test of the revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. Thus, the Supreme Court in John A. Nelson C. v. Helvering, 296 U.S. 374 (1935), 36-1

U.S.T.C. para 9019, held that a reorganization satisfied the continuity of interest requirement even though the shareholders of the acquired corporation received only 38.8 percent of their total consideration in the form of stock, in that case nonvoting preferred stock, of the acquiring corporation. Based on representation “n” above, at least 42 percent of the value of consideration received by the United shareholders will consist of Synovus Common Stock. In addition, based on representation “b” above, there will be no transactions that could cause the continuity of interest requirement to be failed under Regulation Section 1.368-1(b). Accordingly, the Merger will meet the continuity of interest requirement.

      In that (1) the merger of United with and into Synovus will qualify as a statutory merger under Florida law; (2) the Merger is motivated by a valid business purpose as stated in the above facts; (3) after the transaction, Synovus will continue the historical business of United; and (4) United shareholders will exchange for Synovus Common Stock an amount of United Common Stock meeting the continuity of shareholder interest test; the merger of United with and into Synovus will constitute a reorganization within the meaning of Section 368(a)(1)(A). Synovus and United will each be “a party to a reorganization” within the meaning of Section 368(b).

      Revenue Ruling 77-238, 1977-2 C.B. 115, provides that a conversion of preferred stock into common stock of equal value of the same corporation, under a specific provision in the certificate of incorporation requiring or permitting the conversion and in furtherance of a corporate business purpose, is a reorganization under Section 368(a) and no gain is recognized upon the conversion.

Federal Income Tax Consequences to Exchanging Shareholders

      Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation that is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation that is a party to the reorganization. Section 356(a)(1) in relevant part provides that, if money or other property is received in an exchange to which Section 354 would otherwise apply, then the recipient shall recognize gain, if any, to the extent of the sum of the money and the fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder’s ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend, Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c).

      With respect to the United Stock Options, Regulations Section 1.354-1(e) provides that, for purposes of Section 354, the term securities includes rights issued by a party to the reorganization to acquire its stock. Thus, the United Stock Options (including the incentive stock options) that will be exchanged for Synovus Stock Options upon the Merger, will constitute securities for federal income tax purposes.

      Section 422(a) provides that Section 421(a) shall apply with respect to the transfer of a share of stock to an individual pursuant to his exercise of an incentive stock option if (1) no disposition of such share is made by him within 2 years from the date of the granting of the option nor within 1 year after the transfer of such share to him, and (2) at all times during the period beginning on the date of the granting of the option and ending on the day 3 months before the date of such exercise, such individual was an employee of either the corporation granting such option, a parent or subsidiary corporation of such corporation, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which section 424(a) applies. Section 424(a) provides that for purposes of Section 422(a), the term “issuing or assuming a stock option in a transaction to which section 424(a) applies” means a substitution of a new option for the old option, or an assumption of the old option, by an employer corporation, or a parent or subsidiary of such corporation, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, if (1) the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate option price of such shares, and (2) the new option or the assumption of the old option does not give the employee additional benefits which he did not have under the old option.

      The payment of cash in lieu of fractional share interests of Synovus Common Stock will be treated as if the fractional share interests of Synovus Common Stock were distributed as part of the Merger to United shareholder and then redeemed by Synovus. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed. Section 302(a), Rev. Rul. 66-365, 1966-2 C.B.116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

      Based on the Merger’s qualification under Section 368(a)(1)(A), United common shareholders will not recognize any gain or loss pursuant to Section 354(a)(1) on the receipt solely of Synovus Common Stock in exchange for their United Common Stock. United common shareholders will recognize gain only to the extent of cash received pursuant to 356(a)(1). The tax basis these United common shareholders will have in their newly received Synovus Common Stock (including the fractional shares of Synovus Common Stock they are deemed to receive) will be the same as their tax basis in United Common Stock immediately prior to the merger under section 358(a), less the value of any other property received (not including the cash received in lieu of fractional shares), plus any gain (including gain treated as a dividend, but not gain associated with the fractional shares) that is recognized on the exchange. Section 358(a).

      If the property received in an exchange (i.e., Synovus Common Stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

      This tacking of the previous holding period applies only if the property exchanged (i.e., United Common Stock) was a capital asset in the taxpayer’s hands at the time of the exchange. Section 1223(1). The status of the property as capital asset is determined under Section 1221, which defines “capital asset” as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her United Common Stock is a capital asset, then each United shareholder will be able to include his or her respective ownership period of United Common Stock in determining the holding period of Synovus Common Stock received in the proposed transaction.

     Poison Pill Rights

      The shares of Synovus Common Stock to be issued to United shareholders entitle such shareholders to receive the poison pill rights, which will become exercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from Synovus Common Stock and therefore “other property” within the meaning of Section 356(a) or rather as an attribute of Synovus Common Stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

      Presently the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

      The only available guidance consists of Private Letter Rulings (“PLRs”) that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

      In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted “other property” within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation’s shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

      Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013 (among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

      Indirect support for the proposition that poison pill rights do not constitute “other property” can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property that would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of Synovus plan. This ruling is a published ruling, and therefore, may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

OPINIONS

      Based solely on the Documents, the above Facts and Representations and subject to the Scope of the Opinions below, it is the opinion of KPMG that:

     Federal Income Tax Consequences

      (1)     The Merger will constitute a reorganization within the meaning of Section 368(a).

      (2)     United and Synovus will each be a party to the reorganization within the meaning of Section 368(b).

      (3)     Synovus will recognize no gain or loss upon the receipt of the assets of United, a party to the reorganization, subject to its liabilities, in exchange for cash and its common stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032-1.

      (4)     United’s shareholders should recognize gain, if any, as a result of the Merger, only to the extent of the cash (other than cash received in lieu of fractional shares) received for their stock in United, pursuant to the Merger Agreement and the Amendment. Section 354(a)(1); Section 356(a)(1). Any gain recognized by a United shareholder should be capital gain provided that such United shareholder held their United Common Stock as a capital asset on the date of the Merger. Any capital gain recognized will be long-term capital gain, if such United shareholder held their United Common Stock for more than one year as of the date of the Merger.

      (5)     We believe it is more likely than not that Synovus’ poison pill rights plan adopted April 27, 1999, should be treated for federal income tax purposes as an attribute of Synovus Common Stock, a right that is inseparable from other rights inherent in the stock, that does not constitute “other property” within the meaning of Section 356(a) received by the United common shareholders in exchange for their United Common Stock, and, the United shareholders will not recognize gain for federal income tax purposes attributable to the poison pill rights upon the Merger. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event that the Service ultimately establishes that such poison pill rights constitute other property, then United shareholders, who realize gain on the exchange of their shares for Synovus Common Stock, will recognize such gain to the extent of the value of the poison pill rights received.

      (6)     The basis of a share of Synovus Common Stock received by a shareholder of United (including any fractional share interests which they are deemed to receive under opinion (8), below) will be the same as the basis in United Common Stock surrendered in the exchange therefor decreased by the amount of money and value of other property (but not including cash received in lieu of fractional shares) received and increased by the amount of any gain recognized (including gain treated as a dividend, but not gain associated with the fractional shares). Section 358(a)(1).

      (7)     The holding period of a share of Synovus Common Stock received by a shareholder of United (including any fractional share interests that they are deemed to receive under opinion (8), below) will include the shareholder’s holding period of United Common Stock surrendered in exchange therefor, provided that the United Common Stock is held as a capital asset in the hands of the shareholder of United on the date of the Merger. Section 1223(1).

      (8)     The payment of cash in lieu of fractional share interests of Synovus Common Stock will be treated as if the fractional share interests of Synovus Common Stock were distributed as part of the Merger to the United shareholder and then redeemed by Synovus. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

      (9)     United will recognize no gain or loss upon the transfer of its assets, subject to its liabilities, to Synovus in the Merger. Sections 357(a) and 361(a). The deemed distribution of qualified property by United to its shareholders will be nontaxable. Section 361(c). United will recognize no gain upon the distribution of any other consideration received from Synovus because such property will have a fair market value tax basis. Section 358(a)(2).

      (10)     The basis of the assets of United in the hands of Synovus will be the same, in each instance, as the basis of such assets in the hands of United immediately prior to the Merger. Section 362(b).

      (11)     The holding period of the assets of United in the hands of Synovus will include, in each instance, the period during which United held such assets immediately prior to the Merger. Section 1223(2).

      (12)     For purposes of Section 381, Synovus will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, Synovus will succeed to and take into account the items of United described in Section 381(c). Section 381(a) and Treas. Reg. Section 1.381(a)-1.

      (13)     The exchange of convertible preferred stock by United shareholders for shares of United Common Stock immediately prior to the Merger will constitute a reorganization within the meaning of Section 368(a). United and the United shareholders will not recognize gain or loss upon the conversion.

      (14)     No gain or loss will be recognized by the holders of the United Stock Options upon exchange for Synovus Stock Options upon the Merger. Regulation Section 1.354-1(e).

      (15)     The Synovus Stock Options issued in exchange for United Stock Options which qualify as incentive stock options under section 422 of the Code, will, as exchanged for Synovus Stock Options, continue to qualify as incentive stock options for purposes of section 422 of the Code and the Merger transaction and issuance of the Synovus Stock Options in exchange will not constitute a disposition or the granting of a new incentive stock option for purposes of section 422 of the Code. Section 422 and 424.

     State Income Tax Consequences

      It is our opinion that the State of Florida for income tax purposes will treat the Merger and will treat the exchange of convertible preferred stock by United shareholders for shares of United Common Stock immediately prior to the Merger in the same manner as treated under the Internal Revenue Code for federal income tax purposes as set forth in the Opinions relating to Federal Income Tax Consequences contained in this opinion letter. Chapter 220 Income Tax Code of the Florida Statutes, Section 220.12 and 13.

      It is our opinion that the State of Georgia for income tax purposes will treat the Merger and will treat the exchange of convertible preferred stock by United shareholders for shares of United Common Stock immediately prior to the Merger in the same manner as treated under the Internal Revenue Code for federal income tax purposes as set forth in the Opinions relating to Federal Income Tax Consequences contained in this opinion letter. Title 48 Revenue and Taxation of the Code of Georgia of 1981, Section 48-1-21 and 27.

SCOPE OF THE OPINIONS

      The opinions contained herein are effective as of the Effective Date of the Merger and are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

      Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above. In addition, this opinion letter may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the “golden parachute” provisions of the Internal Revenue Code of 1986 (to the extent that tax affects the tax consequences of the merger); persons who acquired United common stock with employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a “straddle” or “conversion transaction.” No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder.

      In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Chapter 220 Income Tax Code of the Florida Statues, Title 48 Revenue and Taxation of the Code of Georgia of 1981, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Very truly yours,

KPMG LLP

/s/ KPMG LLP

Thomas W. Avent, Jr.
Partner-in-Charge, Southeast M&A Tax Practice

APPENDIX “D”

FLORIDA DISSENTERS’ RIGHTS STATUTE

Section 607.1301. Dissenters’ rights; definitions.

      The following definitions apply to Sections 607.1302 and 607.1320:

(1)	“Corporation” means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares as of the close of business on the day prior to the shareholders’ authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3)	“Shareholders’ authorization date” means the date on which the shareholders’ vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to Section 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

Section 607.1302. Right of shareholders to dissent.

(1)	Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)	Consummation of a plan of merger to which the corporation is a party:

1.	If the shareholder is entitled to vote on the merger, or

2.	If the corporation is a subsidiary that is merged with its parent under Section 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of Section 607.1104;

(b)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to Section 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c)	As provided in Section 607.0902(11), the approval of a control-share acquisition;

(d)	Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e)	Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation; or

(f)	Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2)	A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3)	A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder’s rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4)	Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5)	A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 607.1320. Procedure for exercise of dissenters’ rights.

(1)(a)	If a proposed corporate action creating dissenters’ rights under Section 607.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights and be accompanied by a copy of Sections 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters’ rights shall:

1.	Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated, and

2.	Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b)	If proposed corporate action creating dissenters’ rights under Section 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of Sections 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder’s written consent or, if such a request is not made, within

10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2)	Within 10 days after the shareholders’ authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3)	Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder’s name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder’s election to dissent is filed with the corporation.

(4)	Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such right have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a)	Such demand is withdrawn as provided in this section;

(b)	The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c)	No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d)	A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5)	Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders’ authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders’ authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a)	A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b)	A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6)	If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7)	If the corporation fails to make such offer within the period specified therefore in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8)	The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9)	The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefore or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10)	Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

APPENDIX “E”

ANNUAL REPORT ON FORM 10-KSB OF UNITED FINANCIAL HOLDINGS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2001

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-KSB

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 005-55641

United Financial Holdings, Inc.

(Name of Small Business Issuer in its Charter)

Florida	59-2156002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

333 Third Avenue North, Suite 200 St. Petersburg, Florida (Address of Principal Executive Offices)	33701-3346 (Zip Code)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Name of Each Exchange
Title of each class	on Which Registered

None	None

Securities registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, par value $.01 per share

      Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendments to this Form 10-KSB.     ☐

      The issuer’s gross revenues for its most recent fiscal year was $28,176,193.

      The aggregate market value of the Common Stock of the issuer held by non-affiliates as of February 22, 2002, was approximately $20,885,755, as computed by reference to the closing price of the Common Stock as quoted on the Nasdaq National Market System on such date. As of February 22, 2002, there were 4,440,421 issued and outstanding shares of Common Stock of the issuer.

      Transitional Small Business Disclosure Format (check one):     Yes ☐          No ☑

DOCUMENTS INCORPORATED BY REFERENCE

      Portions of the definitive Proxy Statement of the issuer for the 2002 Annual Meeting of Shareholders to be filed with the Securities and Exchange Commission no later than 120 days after the end of the issuer’s 2001 fiscal year are incorporated by reference into Part III of this Form 10-KSB.

UNITED FINANCIAL HOLDINGS, INC.

FORM 10-KSB

Fiscal Year Ended December 31, 2001

PART I

Item 1.     Description of Business

General

      United Financial Holdings, Inc. (the “Company”) is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank and Trust Company (the “Bank”), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with six branch offices serving Pinellas County, Florida. The Bank provides a broad range of traditional banking services with emphasis on commercial loans and loans under the lending program of the U.S. Small Business Administration (the “SBA”). The Company’s operations include three business segments: commercial banking, trust services, and investment advisory services, which constituted 92.9%, 2.6% and 4.5% respectively, of the Company’s 2001 pre-tax income before corporate overhead. At December 31, 2001, the Company had consolidated total assets of $344.2 million, net loans of $242.4 million, deposits of $282.6 million and stockholders’ equity of $25.9 million.

      The Bank is a community-oriented full service, commercial bank currently operating from six branch offices serving Pinellas County, Florida. It offers consumer and commercial loans, ATM cards, credit cards, and a full range of deposit account types, including demand deposits, NOW accounts, money market accounts, savings accounts, and certificates of deposit. Additionally, the Bank offers Internet banking and a bill payment service. The primary focus of the Bank’s commercial lending activities is on loans to small and medium sized businesses and professional firms. The Bank’s commercial loans include loans secured by real estate or other assets, loans made under the SBA’s lending program and secured and unsecured loans to small businesses. The Company believes the Bank is the largest originator, among similarly sized financial institutions, of SBA loans in the State of Florida (measured by dollar volume of loans originated).

      The Company’s other operating subsidiaries are EPW Investment Management, Inc., formerly Eickhoff, Pieper, & Willoughby, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940 (“EPW”) headquartered in Tampa, Florida, with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company (“United Trust”) registered with the Florida Department of Banking and Finance and located in St. Petersburg, Florida; and United Bank of the Gulf Coast (“UBGC”, formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. UBGC was started by a group of local investors in February 1999 and acquired by the Company on April 1, 2001. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. As of December 31, 2001, EPW had $318.5 million in assets under management. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). United Trust also provides retail trust and investment management services to individual and corporate clients. As of December 31, 2001, United Trust had $315.9 million in assets under trust.

      The Company’s other non-operating subsidiaries are UFH Capital Trust I (“UFHCT”), a Delaware statutory business trust formed in December 1998 for the exclusive purpose of issuing $6.75 million of Trust Preferred securities; UFH Statutory Trust II (“UFHSTII”), a Connecticut statutory trust created in November 2001 for the sole purpose of issuing $10 million of floating rate pooled trust preferred securities; and UFMB Corp. (“UFMB”), a Florida corporation wholly owned by the Company for the purposes of holding certain notes, investments and other assets totaling $2.9 million at December 31, 2001.

Background

      In 1986 a group of investors, headed by Neil W. Savage, the Company’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer, acquired control of the Company,

then known as Pinellas Bancshares Corporation. The Company’s name was changed to its present name in 1995 and the Bank’s name was changed from United Bank of Pinellas to its present name that same year.

      In September 1995 the Company purchased FSC, a trust data processing and accounting service for professionals, and merged this entity into the Company. In January 1996, the Company acquired EPW. The Company formed United Trust during the fourth quarter of 1997 and effective December 31, 1997 transferred all of the Bank’s trust assets to United Trust.

Business Strategy

      The principal elements of the Company’s business strategy are to increase its market share in its existing business segments and to seek out niche business segments in which the Company can compete effectively in order to create new sources of non-interest income and increase traditional interest income from new lending opportunities. The Company has sought to implement its strategy of increasing its market share in its existing business segments by expanding the Bank’s market coverage through de novo branching, increasing the Bank’s emphasis on originating loans secured by real estate and other assets for its own portfolio, pursuing small business secured and unsecured lending for its own portfolio, and continuing to originate a high volume of SBA loans, both for its own portfolio and for sale in the secondary market. A primary element of the Company’s business strategy as a community banking organization is to seek to provide customers with a level of personalized service exceeding that provided by its competitors, including the local banking operations of large regional and national banking companies.

      The Company has sought to add new sources of non-interest income through the creation of United Trust, which receives fees for the wholesale trust services it offers to legal and accounting firms and the retail trust and investment management services it offers to other clients, and the acquisition of EPW, which generates fee income from the investment management services it offers to corporate, municipal and high net worth individual clients. By expanding the range of trust and investment management services it offers, the Company seeks to differentiate itself from other similarly sized community banking organizations operating in the Company’s market. While pursuing these strategies, management remains committed to improving asset quality, managing interest rate risk, enhancing profitability and maintaining its status as a well-capitalized institution for regulatory capital purposes.

      As a result of this business strategy, the Company’s total assets have increased from approximately $122.7 million at December 31, 1996 to $344.2 million at December 31, 2001. The Company’s consolidated net revenues increased from $10.7 million for the year ended December 31, 1996 to $17.7 million for the year ended December 31, 2001. During this period of asset and revenue growth, the Company’s net income increased from $1.5 million for the year ended December 31, 1996 to $3.2 million for the year ended December 31, 2001.

      The Company intends to continue selectively adding branches in its market area, and to that end completed its purchase and opening of a new branch in November 2000. The Company’s current goal is to open one new branch each year. Accordingly, in the future, the Company may consider strategic expansion though the acquisition of other banks or bank branches or by de novo branching. Similar to the Company’s previous efforts that resulted in it establishing United Trust and acquiring EPW, the Company may consider from time to time expansion opportunities into other business lines that might add to the Company’s non-interest income and the acquisition or development of other businesses that the Company considers complementary to its existing business. For example, in March 1999, the Company acquired a 5% equity interest in United Insurance Holding, LC, a property and casualty insurance company, and in 2000 it increased its minority investment in that company to approximately 16%. In addition, the Company completed the acquisition of UBGC in April 2001. The acquisition of this commercial bank allows the Company to provide banking and other services outside of Pinellas County. From time to time, the Company may commence similar exploratory efforts to evaluate the possibility of acquiring or establishing similar or additional lines of business.

Market Area

      Currently, the Bank has six offices located in Pinellas County, Florida, which is the Bank’s primary market area. The population of Pinellas County was reported to be 921,000 at the 2000 census. This compares with a population of 852,000 at the 1990 census and 729,000 at the 1980 census. Pinellas County has been a retirement and tourism destination for many years, and over 22% of its population is over 65 years of age, compared with a state-wide average of 18%.

      According to information published by the Florida Bankers Association, as of September 30, 2001, Pinellas County was the fourth largest county in Florida in terms of bank and thrift deposits, with total deposits of $13.9 billion, or 6.29% of the state’s total deposits. There is a significant seasonal population increase during the months of November to April of each year; seasonal residents are not included in the cited population statistics. The Company believes that while the population of Pinellas County will continue to grow, the rate of growth is likely to be lower than the population growth rate of the State of Florida as a whole, and is likely to slow due to the nature of the market area. As a peninsula surrounded on the south, east and west by water, Pinellas County has limited room for future development. The local economy is dependent upon service industries, manufacturing, tourism, and medical facilities as its major sources of employment and commerce.

      United Trust’s primary market for retail business is also Pinellas County. Its wholesale services are marketed more widely to the Tampa Bay area, consisting of Pinellas, Hillsborough, Pasco and Manatee Counties. EPW markets its services to high net worth individuals and to commercial and governmental clients throughout the State of Florida and secondarily in the Southeastern United States. UBGC’s primary market area is currently Sarasota County, with future plans to expand into Manatee County.

      Pinellas County is a highly competitive market for financial, trust and investment services. The Bank faces competition for deposits from other commercial banks, thrift institutions, money market funds and credit unions. Competition for loans of the types originated by the Bank is also strong. Management believes that Pinellas County is considered an attractive market by financial institutions seeking to obtain deposits, as evidenced by the 286 offices of commercial banks and thrift institutions existing in Pinellas County at September 30, 2001.

Operating Strategy

      Management believes that the consolidation of the banking industry and the emergence of large regional and national bank holding companies has created opportunities for locally-owned and operated financial institutions to effectively compete for customers who desire a level of personalized banking services that the large banking organizations may not be able to offer. The Bank was organized as a community financial institution owned and managed by people who are actively involved in the Bank’s local market area and committed to the area’s economic growth and development. With local ownership and management, the Company believes that the Bank can be more responsive to the banking needs of the community it serves and can tailor its services to meet its customers’ needs rather than providing the standardized services that larger bank holding companies tend to offer.

      Local ownership and operation allows the Bank faster, more responsive and flexible decision-making which may not be available at the branch offices of the large bank holding companies that constitute the majority of the financial institution offices located in the Bank’s market area.

      The principal business of the Bank is to attract deposits from the general public and to invest those funds in various types of loans and other interest-earning assets. The Bank’s earnings depend primarily upon the difference between (i) the interest and fees received by the Bank from loans, the securities held in its investment portfolio and other investments; and (ii) expenses incurred by the Bank in connection with obtaining funds for lending (including interest paid on deposits and other borrowings) and expenses relating to day-to-day operations.

      The Bank’s customers are primarily individuals (including seasonal residents), professionals and small and medium size businesses, located predominantly in Pinellas County, Florida. The Bank seeks to develop new business through an ongoing program of personal calls on both present and potential customers. As a local independent bank, the Bank utilizes traditional local advertising media as well as direct mailings, telephone contacts, and brochures to promote the Bank and develop loans and deposits. In addition, the Bank’s directors all have worked or lived in or near the Bank’s market area for a number of years, contributing to the Bank’s image as a locally-oriented independent institution, which management believes is an important factor to its targeted customer base.

Sources of Funds

      The primary source of funds for lending, investment and other general business purposes is deposit accounts. Other sources of funds are loan repayments, proceeds from the sale of loans and investment securities, and borrowings. The Bank expects that loan repayments will be a relatively stable source of funds, while levels of deposits maintained at the Bank will be significantly influenced by general interest rate and money market conditions. Generally, the Company may use short-term borrowings to compensate for reductions in sources of funds normally available, while longer term borrowings may be used to support expanded lending activities. Management believes that the Company’s funding requirements can be met through retail deposits in the Company’s local market area without reliance on brokered deposits. For additional discussion of asset and liability management policies and strategies, see “Liquidity and Asset/Liability Management.”

      As of December 31, 2001, the scheduled maturities of deposits of $100,000 or more were as follows (dollars in thousands):

Three months or less	$19,659
Over three through six months	9,672
Over six through twelve months	14,781
Over twelve months	5,960

$50,072

      The Bank offers a full range of deposit services, including checking and other transaction accounts, savings accounts and time deposits. The following table sets forth the principal types of deposit accounts offered and the aggregate amounts of such accounts at December 31, 2001 (dollars in thousands):

	Weighted		Percent
	Average		of Total
	Interest Rate	Amount	Deposits

Non-interest bearing	0.00%	$55,994	19.8%
NOW and Money Market accounts	1.51	93,690	33.2
Savings	1.00	6,316	2.2
Time deposits with original maturities of:
One year or less	4.46	107,105	37.9
Over 1 year through 5 years	5.08	19,462	6.9

Total time deposits	4.56	126,567	44.8

Total deposits	2.56%	$282,567	100.0%

      At December 31, 2001, scheduled maturities of time deposits were as follows (dollars in thousands):

		Percent of
	Time	Time
Period Ended December 31,	Deposits	Deposits

2002	$107,105	84.6%
2003	12,032	9.5
2004	2,493	2.0
2005	1,582	1.2
2006	3,355	2.7

Total time deposits	$126,567	100.0%

Lending Activities

Overview

      The primary source of income generated by the Bank is interest earned on loans held in the Bank’s loan portfolio. The Bank’s lending activities include commercial, real estate and consumer loans. During 2001, the Bank’s net loans increased $60.3 million.

Commercial Loans

      The Bank offers commercial loans for working capital purposes, business expansion, seasonal needs, acquisition of equipment, and other business needs. Collateral pledged to secure these loans may include equipment, accounts receivable, or other assets. The Bank often requires personal guarantees of these loans.

     SBA Loans

      The SBA lending program was established by Congress in 1953 to assist new and established small businesses in obtaining necessary capital. Under this program, the SBA guarantees up to 90% of the principal balance of the loan, subject to a maximum guarantee per loan of $1,000,000, thereby removing a portion of the credit risk to the lending financial institution and generally enabling lenders to offer loans under this program at more attractive interest rates for borrowers than other available financing. The SBA loans originated by the Company typically have SBA guarantees for 60% to 90% of the principal balance of the loan. The existence of a secondary market for the guaranteed portion of the SBA loans provides the Bank an opportunity to sell the guaranteed portion of the loans and obtain additional liquidity and income. The Bank typically services such loans and receives servicing fees with respect to such loans.

      The only loans sold by the Bank during 2001, 2000, and 1999 were SBA loans. When the Bank sells an SBA loan and retains the servicing of the loan, a servicing asset is recorded. The book value of such assets, which the Company believes approximates the fair value of such assets, at December 31, 2001, 2000, and 1999 was $528 thousand, $392 thousand, and $408 thousand, respectively. Amortization expense relating to such servicing assets of $70 thousand, $43 thousand and $25 thousand was recorded for 2001, 2000, and 1999, respectively. The Company periodically reviews these assets for impairment. No valuation for impairment of these assets was deemed necessary for the periods presented.

      At December 31, 2001, the Bank had $10.8 million of SBA loans, of which approximately 17.6% was guaranteed by the SBA. During 2001, the Bank sold guaranteed portions of its SBA loans totaling $10.6 million. At December 31, 2000 the Bank had $12.5 million of SBA loans, of which approximately 32.7% was guaranteed by the SBA. During 2000, the Bank sold guaranteed portions of its SBA loans totaling $5.1 million. At December 31, 1999, the Bank had $10.6 million of SBA loans, of which approximately 27.4% was guaranteed by the SBA. During 1999, the Bank sold guaranteed portions of its SBA loans totaling $8.1 million. The Bank recognized gains on the sale of SBA loans during 2001, 2000 and 1999 of $656 thousand, $286 thousand, and $442 thousand, respectively, and had loan servicing fees on SBA loans during 2001, 2000 and 1999 of $219 thousand, $210 thousand, and $166 thousand, respectively.

     Real Estate Loans

      The Bank offers commercial and, on a limited basis, residential real estate loans. Commercial real estate loans are made for general corporate purposes, construction and expansion of facilities. Residential loans are made in the form of fixed and variable rate mortgages and home equity loans.

      The following tables set forth information concerning the loan portfolio, based on total dollars and percent of portfolio, by collateral type as of the dates indicated (dollars in thousands):

	At December 31,

	2001	2000	1999	1998	1997

Real estate mortgage loans:
Commercial real estate	$116,081	$84,556	$82,622	$60,693	$44,547
One-to-four family residential	12,980	9,685	7,933	7,075	7,482
Multifamily residential	14,911	16,185	13,603	6,673	5,485
Construction and land development	16,796	6,382	4,585	3,572	3,071

Total real estate mortgage loans	160,768	116,808	108,743	78,013	60,585

Commercial loans	78,459	61,970	41,358	34,904	30,536
Consumer loans	6,486	5,501	5,930	4,438	3,998
Other loans	1,773	1,551	839	1,803	1,871

Gross loans	247,486	185,830	156,870	119,158	96,990
Allowances for loan losses	(3,790)	(2,761)	(2,341)	(1,984)	(1,648)
Unearned fees	(1,332)	(1,041)	(1,032)	(628)	(521)

Total loans net of allowance and unearned fees	$242,364	$182,028	$153,497	$116,546	$94,821

	At December 31,

	2001	2000	1999	1998	1997

Real estate mortgage loans:
Commercial real estate	46.9%	45.6%	52.7%	50.9%	45.9%
One-to-four family residential	5.2	5.2	5.1	5.9	7.7
Multifamily residential	6.0	8.7	8.7	5.6	5.7
Construction and land development	6.8	3.4	2.9	3.1	3.2

Total real estate mortgage loans	64.9	62.9	69.4	65.5	62.5

Commercial loans	31.7	33.3	26.4	29.3	31.5
Consumer loans	2.6	3.0	3.7	3.7	4.1
Other Loans	0.8	0.8	0.5	1.5	1.9

Gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

      The following table sets forth the contractual amortization of real estate and commercial loans at December 31, 2001. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The table also sets forth the dollar amount of loans scheduled to mature after one year, according to their interest rate characteristics (dollars in thousands):

	December 31, 2001

	Real Estate	Commercial

Amounts due:
One year or less	$50,500	$56,048
After one through five years	98,731	19,829
More than five years	11,537	2,582

Total	$160,768	$78,459

Interest rate terms on amounts due after one year:
Adjustable	$73,904	$5,046
Fixed	36,364	17,365

Total	$110,268	$22,411

Investment Management Services

      EPW offers investment management services to high net worth individuals, corporate pension and profit sharing plans, charitable entities, and state and local government pension plans. EPW receives fees for its services which vary according to the amount of assets in the account under management. EPW markets its services throughout the State of Florida.

Trust Services

      United Trust offers wholesale trust services that include on-line trust account information processing, asset custody and investment support services. These services are offered to legal and accounting firms and to other custodians. United Trust also offers retail trust services including investment management, probate and custodian services which are marketed principally to customers of the Bank and EPW and clients of local attorneys and accountants.

Credit Administration

      The loan approval process consists of a combination of individual and committee loan authority. Individual lending authority is based upon experience and is broken down into secured and unsecured requests. The Officers’ Loan Committee is made up of commercial lenders and credit administration personnel. The Officers’ Loan Committee currently has final approval on all unsecured credit for $100,000 to $1,000,000 and secured credits for $250,000 to $1,000,000. The General Loan Committee is made up of four non-employee directors, the CEO of the Company and the President of the Bank. The General Loan Committee has final approval authority for all loans over $1,000,000 to the legal lending limit of the Bank, except for loans involving directors of the Company which must be approved by a vote of the full Board of Directors of the Bank with the interested director not present during the loan discussion and vote.

      The Bank has a policies and procedures manual that addresses the specific underwriting guidelines for specific types of credits. Any deviation from these guidelines is considered to be a policy exception that must be outlined during the approval process and voted upon by the appropriate committee or approved by a loan officer with sufficient lending authority. The guidelines are reviewed and approved by the Board of Directors of the Bank on an annual basis.

      The Bank’s lending philosophy is to extend credit to businesses or individuals in the Bank’s market area who demonstrate sufficient cash flow to repay the debt and whose track record indicate they are borrowers with whom the Bank desires to establish an ongoing lending relationship.

      The loan portfolio is under continued review in order to monitor potential credit deterioration. Loans are graded at their inception by the loan officers. Credit administration reviews existing credits on an on-going basis. The Bank also employs an independent third-party loan review company that reviews specific larger size credits on a quarterly basis. This quarterly review is presented to the General Loan Committee for its further review.

Asset Quality

Allowance/Provision for Loan Losses

      The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses within the existing loan portfolio. The allowance is based upon an ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio, and to a lesser extent, unused commitments to provide financing.

      The methodologies for assessing the appropriateness of the allowance consists of several key elements, which include: 1) the formula allowance; 2) review of the underlying collateral on specific loans; and 3) historical loan losses. The formula allowance is calculated by applying loss factors to outstanding loans and unused commitments, in each case based on the internal risk grade of those loans. Changes in risk grades of both performing and non-performing loans affect the amount of the formula allowance. On the larger criticized or classified credits, a review is conducted of the underlying collateral that secures each credit. A worse case scenario review is conducted on those loans to calculate the amount, if any, of potential loss. The historical loan loss method is a review of the last six years of actual losses. The loss percentage is calculated and applied to the current outstanding loans in total.

      Various conditions that would affect the loan portfolio are also evaluated. General economic and business conditions that affect the portfolio are reviewed, including: 1) credit quality trends, including trends in past due and non-performing loans; 2) collateral values in general; 3) loan volumes and concentration; 4) recent loss experience in particular segments of the portfolio; 5) duration and strength of the current business cycle; 6) bank regulatory examination results; and 7) findings of the external loan review process. Senior management and the Directors’ General Loan Committee review these conditions quarterly. If any of these conditions presents a problem to the loan portfolio, an additional allocation may be recommended.

      The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (dollars in thousands):

	At December 31,

	2001	2000	1999	1998	1997

Allowance at beginning of period	$2,761	$2,341	$1,984	$1,647	$1,610
Allowance related to UBGC	256	—	—	—	—
Charge-offs:
Real estate loans	115	26	144	195	—
Commercial loans	64	250	274	212	52
Consumer loans	38	38	42	19	39

Total charge-offs	217	314	460	426	91
Recoveries:
Real estate loans	21	25	—	—	—
Commercial loans	48	54	31	9	38
Consumer loans	14	5	1	2	—

Total recoveries	83	84	32	11	38
Net charge-offs	(134)	230	428	415	53
Provision for loan losses	907	650	785	752	90

Allowance at end of period	$3,790	$2,761	$2,341	$1,984	$1,647

      The following table presents information regarding the Company’s total allowance for loan losses as well as its general allocation of such amount to the various loan categories based upon management’s estimates (dollars in thousands):

	At December 31,

	2001		2000		1999		1998		1997

		Percentage		Percentage		Percentage		Percentage		Percentage
		of Loan		of Loan		of Loan		of Loan		of Loan
Allowance Allocation	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio	Amount	Portfolio

Performing/not classified:
Commercial Loans	$698	27%	$570	30%	$448	24%	$485	27%	$368	31%
Real Estate Loans	1,461	61	1,116	59	1,063	64	607	59	459	53
Consumer Loans	85	5	105	5	78	7	121	7	92	9

Subtotal	2,244	93	1,791	94	1,589	95	1,213	93	919	93
Non-performing/ classified:
Marginal	262	4	127	3	112	3	29	3	2	5
Substandard	1,148	3	836	3	362	2	677	4	483	2
Doubtful	135	—	—	—	—	—	51	—	—	—
Loss	—	—	—	—	—	—	—	—	—	—

Subtotal	1,545	7	963	6	474	5	757	7	485	7
Unallocated	1	—	7	—	278	—	14	—	243	—

Total	$3,790	100%	$2,761	100%	$2,341	100%	$1,984	100%	$1,647	100%

Nonperforming Assets

      Nonperforming assets include (i) loans which are 90 days or more past due and have been placed into non-accrual status, (ii) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection, and (iii) ORE (i.e., real estate acquired through foreclosure or deed in lieu of foreclosure). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in process of collection. When a loan is placed in non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

      The following table sets forth information regarding the components of nonperforming assets at the dates indicated (dollars in thousands):

	At December 31,

	2001	2000	1999	1998	1997

Real estate loans	$2,377	$309	$1,462	$2,820	$374
Commercial loans	186	277	453	1,181	26
Consumer loans	—	—	—	—	—

Total non-accrual loans	2,563	586	1,915	4,001	400
Other Real Estate	141	175	1,528	1,015	—
Accruing Loans 90 days past due	164	107	441	449	251

Total nonperforming assets	$2,868	$868	$3,884	$5,465	$651

      The amount of gross interest income that would have been earned on nonperforming loans was $56 thousand at December 31, 2001.

Competition

      The banking industry in general, and the Bank’s market area in particular, are characterized by significant competition for both deposits and lending opportunities. In its market area, the Bank competes with other commercial banks, thrift institutions, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and various other non-bank providers of financial services. Competition for deposits may have the effect of increasing the rates of interest the Bank will pay on deposits, which would increase the Bank’s cost of funds and possibly reduce its net earnings. Competition for loans may have the effect of lowering the rate of interest the Bank will receive on its loans, which would lower the Bank’s return on invested assets and possibly reduce its net earnings. Many of the Bank’s competitors have been in existence for a significantly longer period of time than the Bank, are larger and have greater financial and other resources and lending limits than the Bank, and may offer certain services that the Bank does not provide.

      There are approximately 286 branch offices of commercial banks and thrift institutions operating in Pinellas County. In order to compete effectively, the Bank seeks to differentiate its services from those offered by larger institutions, including the branch offices of large regional and national bank holding companies. The Bank seeks to provide banking products and services that are customized to its market area and target customers on a personalized basis, which management believes cannot be matched by many of the larger institutions that tend to offer many banking products and services on an impersonal basis. Management believes that, as the banking industry has undergone further consolidation, the opportunity to attract customers seeking personalized service has been enhanced. The Bank seeks to tailor its products and services to its specific geographic market and targeted customers, and to thereby attract the business of professionals, entrepreneurs, and small to medium sized commercial businesses while continuing to provide exceptional banking services to all of its customers. The profitability of the Bank depends upon its ability to compete effectively in its market area. While management believes that the Bank’s local ownership, community oriented operating philosophy and personalized service enhances the Bank’s ability to compete in its market area, there can be no assurance that the Bank will be able to continue to compete effectively or that competitive factors will not have an adverse effect on the Bank’s operating results or financial condition.

Employees

      At December 31, 2001, the Company had 128 full-time and 9 part-time employees, none of whom were represented by a union or subject to a collective bargaining agreement. The Company believes its relations with its employees to be good.

Supervision and Regulation

Overview

      The Company and the Bank are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referenced below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Company’s business. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors and other customers rather than shareholders.

     Regulation of the Company

      The Company is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (“BHC Act”). As such, the Company is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

      The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require bank holding companies and other companies to obtain the prior approval of the Office of Thrift Supervision (“OTS”) before acquiring ownership or control of a federal savings association.

      The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended (the “CRA”).

      The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”), authorizes (i) the Company, and any other bank holding company located in Florida to acquire a bank located in any other state, and (ii) any bank holding company located outside Florida to acquire any Florida-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state has “opted out” of the interstate branching provisions of the Interstate Banking Act prior to June 1, 1997. Neither Florida nor any other state in the southeastern United States has “opted out”. Accordingly, the Company would have the ability to acquire a bank in a state in the Southeast and thereafter consolidate all of its bank subsidiaries into a single bank with interstate branches.

      The BHC Act generally prohibits the Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

      In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The investment management, data processing, administrative and accounting support and asset custody services offered by EPW and United Trust have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its non-bank subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of the holding company.

      Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength and support to their subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, the holding company may not be inclined to provide it. In addition, any capital loans by a bank holding company to any bank subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

     Financial Services Modernization Legislation

      On November 12, 1999 the President signed into law the Gramm-Leach-Bliley Act (“Act”), a sweeping piece of financial services reform legislation that for the first time will permit commercial banks to affiliate with investment banks and insurance companies through a holding company structure and will greatly expand the range of activities in which bank affiliates and subsidiaries may engage. The Act repeals key provisions of the Glass-Steagall Act of 1933 that have heretofore prohibited banks from affiliating with entities engaged principally in securities underwriting activities and overrides those state laws that prohibit affiliations of banks and insurance companies or either discriminate against or have a substantially adverse effect on banks selling insurance.

      The Act amends the BHC Act to authorize new “financial holding companies” (“FHCs”). Under the FHC provisions of the Act, a BHC can qualify to become an FHC if all of its bank and thrift subsidiaries are well capitalized and well managed and have a CRA rating of “satisfactory” or better. Once a BHC becomes an FHC, it is permitted to conduct any securities, insurance and merchant banking activities, as well as any other activities that are “financial in nature” or incidental or complementary to a financial activity, such as developing financial software, hosting internet web sites relating to financial matters and operating a travel agency. Under the regulatory structure prescribed by the Act, the Federal Reserve will act as the “umbrella regulator” for the FHC, with each FHC subsidiary subject to supervision and regulation by its own functional regulator or agency.

      The Act also gives banks the option of conducting certain newly-permitted financial activities in a subsidiary rather than using an FHC. Banks that satisfy the well capitalized well managed and CRA requirements applicable to FHCs will be able to establish “financial subsidiaries” that are permitted to conduct all financial activities as agency and some financial activities as principal such as securities underwriting. The main activities in which financial subsidiaries are prohibited from engaging are insurance underwriting, real estate development and, at least for the next five years, merchant banking.

      In addition to enabling banks and their holding companies to conduct a wide range of financial activities, the Act also contains a number of privacy requirements with which banks and other financial institutions must comply. Under the Act, all financial institutions must adopt a privacy policy and make its policy known to those who become new customers and provide annual disclosure of its policy to all of its customers. They must also give their customers the right to “opt out” whenever they want to disclose nonpublic customer information to non-affiliates. An exception to this opt out requirement is made where the third party is performing services on behalf of the financial institution or pursuant to a joint agreement. Financial institutions are also required to take such steps as are necessary to insure the security and confidentiality of customer records and information and to protect against unauthorized access to or use of such records or information.

Regulation of the Bank

      The Bank is organized as a Florida-chartered commercial bank and is regulated and supervised by the Florida Department of Banking and Finance (the “Department”). In addition, the Bank is regulated and supervised by the Federal Reserve, which serves as its primary federal regulator and, to a lesser extent, by the Federal Deposit Insurance Corporation (“FDIC”) as the administrator of the fund that insures the Bank’s deposits. Accordingly, the Department and the Federal Reserve conduct regular examinations of the Bank, reviewing the adequacy of the loan loss reserves, quality of loans and investments, propriety of management practices, compliance with laws and regulations, and other aspects of the Bank’s operations. In addition to these regular examinations, the Bank must furnish to the Federal Reserve quarterly reports containing detailed financial statements and schedules. The capital ratios of the Bank at December 31, 2001 all exceed the current regulatory minimum guidelines for a “well capitalized” bank.

      Federal and Florida banking laws and regulations govern all areas of the operations of the Bank, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends, and establishment of branches. As its primary federal regulator, the Federal Reserve has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the Bank from engaging in unsafe or unsound practices. The Bank is a member of the Bank Insurance Fund (“BIF”) and, as such, deposits in the Bank are insured by the FDIC to the maximum extent permissible by law.

      The Bank is subject to the provisions of the CRA. Under the CRA, the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit the Bank’s discretion to develop the types of products and services that it believes are best suited to their particular communities, consistent with the CRA. The CRA requires the appropriate federal bank regulatory agency (in the case of the Bank, the Federal Reserve), in connection with their regular examinations, to assess a financial institution’s record in meeting the credit needs of the community serviced by it, including low- and moderate-income neighborhoods. A federal banking agency’s assessment of a financial institution’s CRA record is made available to the public. Further, such assessment is required whenever the institution applies to, among other things, establish a new branch that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets of or assume the liabilities of, a federally-regulated financial institution. In the case where the Company applies for approval to acquire a bank or other bank holding company, the federal regulator approving the transaction will also assess the CRA records of the Bank. The Bank received a “Satisfactory” CRA rating in its most recent examination.

      In April 1995, the federal banking agencies adopted amendments revising their CRA regulations, with a phase-in schedule applicable to various provisions. Among other things, the amended CRA regulations, which became fully effective on July 1, 1997, substitute for the prior process-based assessment factors a new evaluation system that will rate an institution based on its actual performance in meeting community needs. In particular, the system now focuses on three tests: (i) a lending test, to evaluate the institution’s record of making loans in its service areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects; and (iii) a service test, to evaluate the institution’s delivery of services through its branches and other offices. The amended CRA regulations also clarify how an institution’s CRA performance will be considered in the application process. The Company does not anticipate that the revised CRA regulations will have any material impact on the Bank’s operations or its CRA rating.

     Deposit Insurance

      The Bank is subject to FDIC deposit insurance assessments. The Bank is also subject to a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) well capitalized, (ii) adequately capitalized, and (iii) undercapitalized. An institution is also assigned, by the FDIC, to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution’s state supervisor). An institution’s insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates on deposits for an institution in the highest category (i.e., “well capitalized” and “healthy”) are less than assessment rates on deposits for an institution in the lowest category (i.e., “undercapitalized” and “substantial supervisory concern”). The Bank is categorized as “well capitalized” as of December 31, 2001.

      In addition to FDIC insurance assessments, the Bank is also subject to assessments used to pay interest on bonds issued by the Financing Corporation (the “FICO”) under the Deposit Insurance Funds Act (the “Funds Act”). Prior to enactment of the Funds Act, only insurance payments by SAIF-member institutions were available to satisfy FICO’s interest payment obligations. Through the end of 2001, the FICO assessment rate on BIF-assessable deposits is required by the statute to be one-fifth of the SAIF rate. Thereafter, FICO assessment rates for members of both insurance funds will presumably be equalized.

      Currently, the FICO assessment rate for BIF-assessable deposits is 0.0021 percent (or 2.1 basis points) and the FICO assessment rate for SAIF assessable deposits is 0.0021 percent (or 2.1 basis points). In 2001, the Bank’s total FICO payment obligation was $49,755, all of which was attributable to the BIF-assessable deposits. The Bank has no SAIF assessable deposits.

     Capital Requirements

      The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve. There are three basic measures of capital adequacy for banks that have been promulgated by the Federal Reserve; two risk-based measures and a leverage measure. All applicable capital standards must be satisfied for a bank holding company and a bank to be considered in compliance.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

      The minimum guidelines for the ratio of total capital (“Total Capital”) to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total

Capital (i.e., 4% of risk-weighted assets) must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (“Tier 1 Capital”). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves (“Tier 2 Capital”). In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for banks that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. As of December 31, 2001 the Company’s leverage ratio was 9.37%.

      The FDIC Improvement Act of 1991 (“FDICIA”) contains “prompt corrective action” provisions pursuant to which banks are to be classified into one of the five categories based upon capital adequacy, ranging from “well capitalized” to “critically undercapitalized”, and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution that becomes “significantly undercapitalized” or “critically undercapitalized”.

      The Federal Reserve has issued final regulations to implement the “prompt corrective action” provisions of the FDICIA. In general, the regulations define the five capital categories as follows: (i) an institution is “well capitalized” if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures; (ii) an institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater; (iii) an institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%; (iv) an institution is “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (v) an institution is “critically undercapitalized” if its “tangible equity” is equal to or less than 2% of its total assets. The Federal Reserve also, after an opportunity for a hearing, has authority to downgrade an institution from “well capitalized” to “adequately capitalized” or to subject an “adequately capitalized” or “undercapitalized” institution to the supervisory actions applicable to the next lower category, for supervisory concerns. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans. As of December 31, 2001, the Company met the criteria to be considered well capitalized, with Tier 1 and total capital equal to 11.02% and 15.14% of its respective total risk-weighted assets. While the Company’s capital levels have been in excess of those required to be maintained by a “well capitalized” financial institution, rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company’s capital position in a relative short period of time, making an additional capital infusion necessary.

     Dividends

      As a Florida-chartered commercial bank, the Bank is subject to the laws of Florida as to the payment of dividends. Under the Florida Financial Institutions Code, the prior approval of the Department is required if the dividend declared by a bank in any quarter or semiannual or annual period will exceed the sum of the bank’s net profits for that period and its retained net profits for the preceding two years.

      Under Federal law, if, in the opinion of the federal banking regulator, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such regulator may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDICIA’s “prompt corrective action” regulations adopted by the federal banking agencies, a depository institution may not pay any dividend to its holding company if payment would cause it to become undercapitalized or if it already is undercapitalized.

     Federal Reserve System

      The Federal Reserve regulations require banks to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations, effective November 28, 2000, generally require that reserves be maintained against aggregate transaction accounts as follows: (i) for accounts aggregating $42.8 million or less the reserve requirement is 3%; and (ii) for accounts greater than $42.8 million, the reserve requirement is $1.284 million plus 10.0% against that portion of total transaction accounts in excess of $42.8 million. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. As of December 31, 2001, the Bank was in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the Department. These reserve requirements are subject to annual adjustments by the Federal Reserve and higher reserve requirements may be imposed in the future. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the Bank’s interest-earning assets.

     Liquidity

      Under Florida banking regulations, the Bank is required to maintain a daily liquidity position equal to at least 15% of its total transaction accounts and 8% of its total nontransaction accounts, less those deposits of public funds for which security has been pledged as provided by law. The Bank may satisfy its liquidity requirements with cash on hand (including cash items in process of collection), deposits held with the Federal Reserve, demand deposits due from correspondent banks, Federal funds sold, interest-bearing deposits maturing in 31 days or less and the market value of certain unencumbered, rated, investment-grade securities and securities issued by Florida or any county, municipality or other political subdivision within the State. The Federal Reserve also reviews the Bank’s liquidity position as part of its examination and imposes similar requirements on the Bank. Any Florida-chartered commercial bank that fails to comply with its liquidity requirements generally may not further diminish liquidity either by making any new loans (other than by discounting or purchasing bills of exchange payable at sight) or by paying dividends. At December 31, 2001, the Bank’s net liquid assets exceeded the minimum amount required under the applicable Florida regulations.

     Monetary Policy and Economic Controls

      The banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowing, availability of borrowing at the “discount window”, open market operations, the imposition of changes in reserve requirements against bank deposits and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. The monetary policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment and short- and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Bank cannot be predicted.

     Future Legislation

      Various legislation is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and its bank and non-bank subsidiaries in substantial and unpredictable ways. There is no assurance that any legislation will be enacted and, if enacted, the ultimate effect that any such potential legislation or implementing regulations would have upon the financial condition or results of operations of the Company.

Changes in Accounting Standards

      On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these statements are as follows:

•	All business combinations consummated after June 30, 2001 must use the purchase method of accounting.

•	Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, rented, etc.

•	Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001 will not be amortized. Effective January 1, 2002, all previously recognized goodwill or intangible assets with indefinite lives would no longer be subject to amortization.

•	Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

•	All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

      The Company does not expect SFAS 141 and 142 to have a material impact on the Company’s statement of earnings or balance sheet.

      In July 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS 143 to have a material impact on the Company’s statement of operations or balance sheet.

      In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB 121, Accounting for the Impairment of Long-Lived Assets and for

Long-Lived Assets to be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS 144 to have a material impact on the Company’s statement of earnings or balance sheet.

Item 2.     Description of Property

      The principal executive offices of the Company, the Bank and United Trust are located in an office building at 333 Third Avenue North, St. Petersburg, Florida 33701. This facility was renovated in 1997, is owned by the Company and has a total of five floors and approximately 47,400 square feet of usable space. The Company and its subsidiaries occupy a total of approximately 25,000 square feet on the first two floors and a portion of the third floor of the building. As of December 31, 2001, the balance of the building was leased to tenants. Adequate parking, lobby, safe deposit boxes, and drive-thru facilities are provided to customers of the Bank at this location.

      The Bank has additional branch locations at 5801 49th Street North, St. Petersburg (“North”), 5601 Park Street North, St. Petersburg (“Five Towns”), 6500 Gulf Boulevard, St. Pete Beach (“St. Pete Beach”), 7490 Bryan Dairy Road, Largo (“Bryan Dairy”) and 3029 Enterprise Road, Clearwater (“Enterprise”), and an Operations Center at 1770 Commerce Avenue North, St. Petersburg, all in Pinellas County Florida. No banking services are offered at the Operations Center. Except for Five Towns, Enterprise and the Operations Center, these facilities are owned by the Company. All branches offer both lobby and drive-thru banking facilities except for Five Towns, which offers only lobby facilities to the Bank’s customers. Five Towns is leased for a term expiring October 2005, with no renewal option. Enterprise is leased for a term expiring on October 2013, with 15 renewal options of 5 years each. UBGC offers lobby banking services and is located at 1400 State Street, Sarasota, Florida (Sarasota County). The facility is leased for a term expiring March 2008 and has one 5-year renewal option.

      EPW’s main office is located in an office building in Tampa, Florida in which EPW leases approximately 3,190 square feet of space pursuant to a lease expiring February 2003, with no renewal option. EPW’s Jacksonville, Florida office operates out of a private home owned by an officer of EPW.

Item 3.     Legal Proceedings

      The Company is a party to various legal proceedings in the ordinary course of its business. Based on information presently available, management does not believe that the ultimate outcome of such proceedings, in the aggregate, would have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Item 4.     Submission of Matters to a Vote of Security-Holders

      There were no matters submitted to a vote of the Company’s security-holders during the fourth quarter of its fiscal year ended December 31, 2001.

PART II

Item 5.     Market for Common Equity and Related Stockholder Matters

      Shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), are quoted on the Nasdaq SmallCap Market under the symbol UFHI. At the close of business on February 21, 2002, there were outstanding 4,440,421 shares of Common Stock which were held by approximately 400 record and beneficial shareholders.

      The following table sets forth the high and low closing sales prices for the Common Stock as quoted by Nasdaq for the period indicated:

	High	Low

Year Ended December 31, 1999:
First Quarter	$7.75	$6.50
Second Quarter	$7.50	$6.38
Third Quarter	$7.25	$6.63
Fourth Quarter	$7.19	$6.69

Year Ended December 31, 2000:
First Quarter	$7.00	$6.50
Second Quarter	$7.38	$6.63
Third Quarter	$7.82	$7.25
Fourth Quarter	$7.63	$7.00

Year Ended December 31, 2001:
First Quarter	$7.75	$7.00
Second Quarter	$9.25	$7.35
Third Quarter	$10.50	$8.75
Fourth Quarter	$11.00	$9.01

      Since 1995, the Company has declared and paid quarterly cash dividends on the Common Stock to record holders of the Common Stock at each calendar quarter end, payable on the last day of the following month. Starting in the first quarter of 1997, such dividends were paid at the rate of $0.0333 per share of Common Stock until the third quarter of 1998, when a dividend of $0.04 per share was declared. The dividend rate was increased to $0.05 per share in the third quarter of 2000 and $0.05 1/2 per share in the third quarter of 2001. Regular quarterly cash dividends were declared throughout 2001. The Company currently has no plans to modify the amount or timing of such dividends.

      The Company is primarily a holding company with no material business operations, sources of income or assets of its own other than the shares of its subsidiaries. Because substantially all of the Company’s operations are conducted through subsidiaries, the Company’s cash flow and, consequently, its ability to pay dividends or make other distributions is dependent upon either third-party borrowings made by the Company or the cash flow of its subsidiaries and the payment of funds by those subsidiaries, including the Bank, to the Company in the form of loans, dividends, fees or otherwise. The Company’s subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to make any funds available, whether in the form of loans, dividends or otherwise. Regulatory limitations on the Bank restrict its ability to make loans or distributions to the Company.

Use of Proceeds

      On December 10, 1998, UFH Capital Trust I (“UFH Capital”), a Delaware statutory business trust, all of the common equity interests of which are owned by the Company, and the Company’s joint Registration Statement on Form SB-2 (Nos. 333-60431 and 333-60431-01) (the “Registration Statement”) became effective, registering the initial public offering by the Company of 450,000 shares of the Company’s common stock, par value $.01 per share, and up to 1,200,000 shares of 9.4% Cumulative Trust Preferred Securities with a liquidation amount of $5 per share (the “Preferred Securities”), representing preferred undivided beneficial interests in the assets of UFH Capital. Furthermore, pursuant to such Registration Statement, the Company registered up to an additional 67,500 shares of its common stock and UFH Capital registered up to an additional 180,000 shares of Preferred Securities in the event that the managing underwriter for the offering, William R. Hough & Co. (the “Underwriter”), exercised its option to purchase such shares to cover over-allotments.

      All of the gross proceeds received by UFH Capital from the offering of the Preferred Securities and certain other funds of UFH Capital were invested in an equivalent amount of the Company’s 9.4% Junior Subordinated Debentures (the “Junior Subordinated Debentures”) totaling $6,959,200, which were issued by the Company to UFH Capital. All of the Junior Subordinated Debentures were registered as part of the Registration Statement. In addition, a guarantee of the Company relating to the Preferred Securities was also registered as part of the Registration Statement. The Company’s and UFH Capital’s initial public offerings terminated on January 8, 1999, upon the exercise of the Underwriter’s over-allotment option with respect to the Common Stock and the Preferred Securities.

      From December 10, 1998, through December 31, 1998, approximately $2.7 million of the estimated net offering proceeds of $9,528,446 were used by the Company to repay debt to the lender under the Company’s senior credit facility and $1.5 million was contributed to the capital of the Bank.

      In March 1999, the Company purchased a $273,000 equity position, or approximately 5 percent, in United Insurance Holdings, LC (“Insurance Holdings”). In October 2000, the Company increased its ownership by an additional $892,000, bringing its total investment to approximately $1,165,000 or 16 percent. Insurance Holdings is the parent company of United Property Insurance and Casualty Company, Inc. The Company has the option to acquire, at its election, up to an aggregate of 20 percent of the common equity of Insurance Holdings. Additionally, the Company originally made a $1 million loan advance to Insurance Holdings with a maturity date of June 8, 1999. The loan was subsequently renewed for $0.5 million and was paid in full in January 2001. One director of the Company also serves as a director of Insurance Holdings, one director of the company serves as a director of United Insurance Management, LC, and one director of the Company serves as a director of United Property and Casualty Insurance Company.

      In April 1999, the Company purchased a $500,000 equity position, or approximately 2.2% of the outstanding capital stock, in Nexity Financial Corporation (“Nexity”). Nexity acquired an Alabama state chartered bank and intends to pursue an Internet banking business strategy and ultimately raise additional capital in an initial public offering.

      In April 2001, the Company completed the acquisition of UBGC for a cash payment of approximately $2.1 million and the issuance of 384,394 shares of Series One Preferred stock valued at $3.1 million. With the completion of this acquisition, the Company has fully disbursed the net offering proceeds.

Item 6.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Years Ended December 31, 2001 and 2000

     Comparison of Balance Sheets at December 31, 2001 and December 31, 2000

     Overview

      Total assets of the Company were $344.2 million at December 31, 2001, compared to $243.5 million at December 31, 2000, an increase of $100.7 million or 41.4%. This increase was the result of the acquisition of UBGC, with assets of approximately $49 million, and of the Company’s internal growth of earning assets (primarily loans) funded by an increase in deposits and securities sold under agreements to repurchase.

Investment Securities

      Investment securities, consisting of U.S. Treasury and federal agency securities, obligations of state and political subdivisions and mortgage-backed and corporate debt securities, were $46.5 million at December 31, 2001, compared to $27.3 million at December 31, 2000, an increase of $19.2 million or 70.3%. The increase in securities was due in part to the acquisition of UBGC, which had $5.0 million at the date of the acquisition. At December 31, 2001, the Company held certain securities totaling $26.8 million as available for sale. These securities have been recorded at market value.

     Loans

      Total loans were $247.5 million at December 31, 2001 compared to $185.8 million at December 31, 2000, an increase of $61.7 million or 33.2%. The increase in loans was due in part to the acquisition of UBGC, which had $15.2 million at the date of the acquisition. For the same period, real estate mortgage loans increased by $44.0 million or 37.6%, commercial loans increased by $16.5 million or 26.6%, and all other loans including consumer loans increased by $1.2 million or 17.1%. Net loans were $242.4 million at December 31, 2001, compared to $182.0 million at December 31, 2000.

     Asset Quality and Allowance for Loan Losses

      The allowance for loan losses amounted to $3.8 million at December 31, 2001, compared to $2.8 million at December 31, 2000, an increase of $1.0 million or 35.7%. During 2001, $217 thousand in loans were charged off, $907 thousand was added to the allowance for loan losses through a provision, which was accounted for as an expense, reducing net income, $83 thousand was recovered from loans previously charged off, and $256 thousand of reserve was acquired with UBGC.

     Nonperforming Assets

      Nonperforming assets were $2.9 million at December 31, 2001, compared to $.9 million at December 31, 2000. Nonperforming assets at December 31, 2001 consisted of nonperforming loans of $2.8 million and other real estate owned (ORE) of $.1 million. ORE owned consists of two properties, both of which have been listed for sale. Management believes that these properties are carried at values that are equal to their current market value.

     Premises and Equipment

      Premises and equipment were $11.7 million at December 31, 2001, compared to $10.1 million at December 31, 2000, an increase of $1.6 million or 15.7%. This increase was primarily due to the acquisition of a new branch site and related equipment, less the depreciation of buildings and equipment and amortization of leasehold improvements.

     Deposits

      Total deposits were $282.6 million at December 31, 2001, compared to $202.2 million at December 31, 2000, an increase of $80.4 million or 39.8%. The increase in deposits was due in part to the acquisition of UBGC, which had $24.9 million at the date of acquisition. From December 31, 2000 to December 31, 2001, demand deposits increased $18.9 million, NOW and money market deposits increased $14.8 million, savings deposits increased $1.7 million, time deposits of $100 thousand or greater increased $22.1 million, and other time deposits increased $22.9 million.

     Convertible Subordinated Debentures

      Convertible subordinated debentures of $630 thousand were outstanding as of December 31, 2000 and December 31, 1999. The debentures were subsequently called on January 15, 2001, and the full balance was converted into 152,783 shares of Common Stock.

     Mandatory Redeemable Capital Securities of Subsidiary Trusts

          UFH Capital Trust I

      In December 1998, the Company, through a statutory business trust created and owned by the Company, issued $6,749,600 (including an overallotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities that will mature on December 10, 2028. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $6.96 million, with an interest rate of 9.40% and a maturity date of December 10, 2028. See Note D of the Consolidated Financial Statements for additional information.

          UFH Statutory Trust II

      In December 2001, the Company, through a statutory business trust created and owned by the Company, issued $10,000,000 of Cumulative Trust Preferred Securities with a floating rate of 3 month LIBOR, plus 360 basis points that will mature on December 18, 2031. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $10.31 million, with a floating interest rate of 3 month LIBOR, plus 360 basis points, and a maturity date of December 23, 2031. See Note D of the Consolidated Financial Statements for additional information.

     Stockholders’ Equity

      Stockholders’ equity was $25.9 million at December 31, 2001, or 7.52% of total assets, compared to $19.5 million, or 8.02% of total assets at December 31, 2000. At December 31, 2001, the Company’s Tier I (core) Capital ratio was 11.86%, its Tier I Risk-based Capital ratio was 13.96%, and its Total Risk-based Capital ratio was 15.14%. The capital ratios of the Company at that date all exceeded the minimum regulatory guidelines for an institution to be considered “well capitalized”. The increase in stockholders’ equity was due to the Company’s 2001 net income, less dividends declared.

Comparison of Results of Operations for the Years Ended December 31, 2001 and 2000

     Overview

      Net income for the year ended December 31, 2001 was $3.2 million or $0.70 per share diluted, compared to $3.1 million or $0.69 per share diluted for the same period in 2000. On a pre-tax basis, United Trust earned $161 thousand in 2001 versus $476 thousand in 2000, EPW’s pre-tax operating profits increased to $272 thousand from a $145 thousand loss (including $495 thousand of costs associated with the issuance of certain performance shares issued pursuant to the acquisition of EPW) during this period and Commercial Banking pre-tax profits increased to $5.7 million from $5.4 million during this same period.

     Business Segment Information

      The Company’s operations include three business segments: commercial banking, trust services (operated through United Trust) and investment management services (operated through EPW). The following are the results of operations for these three segments for the years ended December 31, 2001 and 2000 (dollars in thousands).

	Years Ended December 31,

	2001				2000

	Commercial	United		Company	Commercial	United		Company
	Banking	Trust	EPW	Total	Banking	Trust	EPW	Total

Interest income	$22,179	$197	$—	$22,376	$19,034	$244	$—	$19,278
Interest expense	9,025	—	—	9,025	7,438	—	—	7,438

Net interest income	13,154	197	—	13,351	11,596	244	—	11,840
Loan loss provision	907	—	—	907	650	—	—	650

Net interest income after loan loss provision	12,247	197	—	12,444	10,946	244	—	11,190
Noninterest income	3,021	1,587	1,578	6,186	2,024	1,519	1,701	5,244
General and Administrative expenses	9,578	1,531	1,306	12,415	7,571	1,214	1,846	10,631
Amortization of goodwill	39	92	—	131	14	73	—	87

Total noninterest expense	9,617	1,623	1,306	12,546	7,585	1,287	1,846	10,718

Net income (loss) before taxes	$5,651	$161	$272	6,084	$5,385	$476	$(145)	5,716

Net corporate overhead expense				1,014				929
Income tax expense				1,844				1,733

Net income				$3,226				$3,054

      Commercial Banking Activities. The Company’s commercial banking activities are conducted through the Bank and UBGC. Net interest income of Commercial Banking for the year ended December 31, 2001 was $13.2 million, compared to $11.6 million for the same period in 2000, a $1.6 million or 13.4% increase. Based on the Company’s analysis of its loan portfolio and loan loss reserve, the loan loss provision was increased to $907 thousand for 2001, compared to $650 thousand for 2000. Non-interest income for 2001 was $3.0 million, compared to $2.0 million in 2000. Total non-interest expense was $9.6 million for 2001, compared to $7.6 million for 2000, a 26.8% increase. Net income before taxes was $5.7 million for 2001, compared to $5.4 million for 2000, a 5.6% increase.

      Trust Activities. United Trust reported net income before taxes of $161 thousand for the year ended December 31, 2001, compared to $476 thousand for 2000, a decrease of $315 thousand. The decrease in net income before taxes was due to an increase of $317 in general and administrative expense, including an increase in salary and benefit expense related to the addition of professional trust staff.

      Investment Advisory Activities. Net income before taxes for EPW was $272 thousand for the year ended December 31, 2001, compared to net loss before taxes of $145 thousand for the same period of 2000, a $417 thousand increase. In 2001, no expenses were incurred due to the issuance of “performance shares” pursuant to the acquisition of EPW as compared to expenses of $495 thousand in 2000. At December 31, 2000 all liability relating to the acquisition of EPW had been recognized and no more “performance shares” will be issued. Additionally, EPW’s revenue declined by $123 thousand in 2001, primarily as the result of declines in the market value of assets under management.

     Analysis of Net Interest Income

      Net interest income for the year ended December 31, 2001 was $12.4 million, compared to $11.2 million for the same period in 2000, a $1.2 million or 10.7% increase. Interest income was $22.4 million for the year ended December 31, 2001, compared to $19.3 million for the same period in 2000, a $3.1 million or 16.1% increase.

      Interest expense was $9.0 million for the year ended December 31, 2001, compared to $7.4 million for the same period in 2000, a $1.6 million or 21.3% increase.

      The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the years ended December 31, 2001 and 2000 (dollars in thousands):

	Years Ended December 31,

	2001			2000

	Average		Average	Average		Average
	Balance	Interest	Rate(1)	Balance	Interest	Rate

Summary of average rates/interest earning assets:
Interest earning assets:
Loans, net(2)	$214,054	$19,563	9.30%	$166,605	$17,030	10.22%
Securities:
Investment securities — taxable	34,490	1,940	6.00	25,496	1,618	6.35
Investment securities — non-taxable(3)	601	29	7.66	744	37	7.89
Federal funds sold	22,772	739	3.61	7,211	452	6.27

Total earning assets	271,917	22,271	8.40%	200,056	19,137	9.58%
Non-earning assets	34,483			28,279

Total average assets	$306,400			$228,335

Interest bearing liabilities:
NOW & money market	$91,672	2,389	2.70%	$69,137	2,414	3.49%
Savings	5,060	96	1.90	4,974	102	2.05
Time, $100,000 & over	42,315	2,250	5.55	22,053	1,338	6.07
Time other	72,186	3,761	5.47	53,188	2,980	5.60
Convertible subordinated debentures	26	2	8.00	630	50	8.00
Long-term debt	565	29	5.13	—	—	—
Trust preferred securities	7,327	656	8.95	6,750	633	9.40
Other borrowings	14,361	416	2.90	12,512	423	3.38

Total interest bearing liabilities	233,512	9,599	4.27%	169,244	7,940	4.69%
Non-Interest bearing liabilities:
Deposits	44,858			37,841
Other	3,887			3,006
Stockholders’ equity	24,143			18,244

Total liabilities and stockholders’ equity	$306,400			$228,335

Net interest & net interest spread		$12,672	4.13%		$11,197	4.89%

Net interest margin			4.73%			5.61%

(1)	Includes annualized income from the acquisition of UBGC on April 1, 2001.

(2)	Includes non-accrual loans.

(3)	Yield calculated on a tax adjusted basis.

      The following table reflects the change in net interest income due to changes in the volume and rate of the Company’s assets and liabilities for the twelve-month period ended December 31, 2001:

Changes in Net Interest Income

	Increase (Decrease)

			Combination
	Volume	Rate	Rate/Volume	Total

	(Dollars in thousands)
Interest earning assets:
Loans, net	$4,850	$(1,536)	$(781)	$2,533
Securities:
Investment securities — taxable	571	(88)	(161)	322
Investment securities — non-taxable	(11)	(2)	5	(8)
Federal funds sold	975	(192)	(497)	286

Total change in interest income	6,385	(1,818)	(1,434)	3,133
Interest bearing liabilities:
NOW & money market	787	(547)	(265)	(25)
Savings	2	(8)	—	(6)
Time, $100,000 & over	1,230	(115)	(203)	912
Time other	1,064	(71)	(213)	780
Convertible subordinated debentures	(48)	—	—	(48)
Long-term debt	—	—	29	29
Trust preferred securities	54	(30)	(1)	23
Other borrowings	63	(61)	(9)	(7)

Total change in interest expense	3,152	(832)	(661)	1,658

Increase in net interest income	$3,233	$(986)	$(772)	$1,475

Noninterest Income

      Noninterest income for the year ended December 31, 2001 was $5.9 million, compared to $5.1 million in 2000. Increases in service charges on deposits, gain on sale of SBA loans, and other service charges of $854 thousand were offset by a decrease in trust and investment management income.

      The following table indicates the components of noninterest income for the years ended December 31, 2001 and 2000 (dollars in thousands):

	For the Years Ended December 31,

			Increase/
	2001	2000	(Decrease)

Service charges on deposit accounts	$1,317	$1,014	$303
Trust and investment management income	3,117	3,172	(55)
Other service charges, fees, and income	448	267	181
Loan servicing fees	219	210	9
Net trading account profit	—	(6)	6
Income on cash value life insurance	148	141	7
Gain on sale of SBA loans	656	286	370

Total noninterest income	$5,905	$5,084	$821

     Noninterest Expense

      Total noninterest expense for the year ended December 31, 2001 was $12.6 million, compared to $10.8 million for the same period in 2000, an increase of $1.8 million or 16.2%. Substantially all of the increase was in salary and benefits, occupancy expense, furniture and equipment, and data processing expense, and includes $1.0 million of additional expense relating to the operation of UBGC.

      The following table reflects the components of noninterest expense for the years ended December 31, 2001 and 2000 (dollars in thousands):

	For the Years Ended December 31,

			Increase/
	2001	2000	(Decrease)

Salaries and employee benefits	$7,371	$6,501	$870
Occupancy expense	948	514	434
Furniture and equipment expense	780	604	176
Data processing expense	809	587	222
Legal and professional fees	164	208	(44)
Amortization of intangible assets	162	118	44
Advertising	434	367	67
Telephone expense	197	189	8
Stationery and supplies	205	181	24
Directors fees	207	243	(36)
Postage expense	119	108	11
Consulting fees	32	151	(119)
Other operating expenses	1,173	1,073	100

Total noninterest expense	$12,601	$10,844	$1,757

Years Ended December 31, 2000 and 1999

Comparison of Balance Sheets at December 31, 2000 and December 31, 1999

Overview

      Total assets of the Company were $243.5 million at December 31, 2000, compared to $209.5 million at December 31, 1999, an increase of $34.0 million or 16.2%. This increase was primarily the result of the Company’s internal growth of earning assets (primarily loans) funded by an increase in deposits.

Investment Securities

      Investment securities, consisting of U.S. Treasury and federal agency securities, obligations of state and political subdivisions and mortgage-backed and corporate debt securities, were $27.3 million at December 31, 2000, compared to $24.4 million at December 31, 1999, an increase of $2.9 million or 11.9%. At December 31, 2000, the Company held certain securities totaling $11.3 million as available for sale. These securities have been recorded at market value.

Loans

      Total loans were $185.8 million at December 31, 2000, compared to $156.9 million at December 31, 1999, an increase of $28.9 million or 18.4%. For the same period, real estate mortgage loans increased by $8.1 million or 7.4%, commercial loans increased by $20.6 million or 49.8%, and all other loans including consumer loans increased by $0.3 million or 4.2%. Net loans were $182.0 million at December 31, 2000, compared to $153.5 million at December 31, 1999.

Allowance for Loan Losses

      The allowance for loan losses amounted to $2.8 million at December 31, 2000, compared to $2.3 million at December 31, 1999, an increase of $0.5 million or 21.7%. During 2000, $314 thousand in loans were charged off, $650 thousand was added to the allowance for loan losses through a provision, which was accounted for as an expense, reducing net income, and $85 thousand was recovered from loans previously charged off.

     Nonperforming Assets

      Nonperforming assets were $.9 million at December 31, 2000, compared to $3.9 million at December 31, 1999. Nonperforming assets at December 31, 2000 consisted of nonperforming loans of $.7 million and ORE owned of $.2 million. ORE owned consisted of two properties, both of which have been listed for sale. Management believes that these properties are carried at values that are equal to their current market value.

     Bank Premises and Equipment

      Bank premises and equipment were $10.1 million at December 31, 2000, compared to $9.6 million at December 31, 1999, an increase of $.5 million or 5.2%. This increase was primarily due to the acquisition of a new branch site and related equipment, less the depreciation of buildings and equipment and amortization of leasehold improvements.

     Deposits

      Total deposits were $202.2 million at December 31, 2000, compared to $175.1 million at December 31, 1999, an increase of $27.1 million or 15.5%. From December 31, 1999 to December 31, 2000, demand deposits increased $4.1 million, NOW and money market deposits increased $11.0 million, savings deposits decreased $0.3 million, time deposits of $100 thousand or greater increased $11.3 million, and other time deposits increased $.9 million.

     Convertible Subordinated Debentures

      Convertible subordinated debentures of $630 thousand were outstanding as of December 31, 2000 and December 31, 1999. The debentures were subsequently called on January 15, 2001, and the full balance was converted into 152,783 shares of Common Stock.

     Mandatory Redeemable Capital Securities of Subsidiary Trust

      In December 1998, the Company, through a statutory business trust created and owned by the Company, issued $6,749,600 (including an overallotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities that will mature on December 10, 2028. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $6.96 million, with an interest rate of 9.40% and a maturity date of December 10, 2028. See Note D of the Consolidated Financial Statements for additional information.

     Stockholders’ Equity

      Stockholders’ equity was $19.5 million at December 31, 2000, or 8.02% of total assets, compared to $16.8 million, or 8.02% of total assets at December 31, 1999. At December 31, 2000, the Bank’s Tier I (core) Capital ratio was 7.21%, its Tier I Risk-based Capital ratio was 9.27%, and its Total Risk-based Capital ratio was 10.53%. The capital ratios of the Bank at that date all exceeded the minimum regulatory guidelines for an institution to be considered “well capitalized”. The increase in stockholders’ equity was due to the Company’s net income, less dividends declared.

Comparison of Results of Operations for the Years Ended December 31, 2000 and 1999

     Overview

      Net income for the year ended December 31, 2000 was $3.1 million or $0.69 per share diluted, compared to $2.3 million or $0.54 per share diluted for the same period in 1999. On a pre-tax basis, United Trust earned $476 thousand in 2000 versus $679 thousand in 1999, EPW’s pre-tax operating profits (before deducting $495 thousand of costs associated with the issuance of certain performance shares issued pursuant to the acquisition of EPW) increased to $350 thousand from $302 thousand during this period and the Bank’s pre-tax profits increased to $5.4 million from $3.8 million during this same period.

Business Segment Information

      The Company’s operations include three business segments: commercial banking, trust services (operated through United Trust) and investment management services (operated through EPW). The following are the results of operations for these three segments for the years ended December 31, 2000 and 1999 (dollars in thousands).

	Years Ended December 31,

	2000				1999

	Commercial	United		Company	Commercial	United		Company
	Banking	Trust	EPW	Total	Banking	Trust	EPW	Total

Interest income	$19,034	$244	$—	$19,278	$14,580	$196	$—	$14,776
Interest expense	7,438	—	—	7,438	5,264	—	—	5,264

Net interest income	11,596	244	—	11,840	9,316	196	—	9,512
Loan loss provision	650	—	—	650	785	—	—	785

Net interest income after loan loss provision	10,946	244	—	11,190	8,531	196	—	8,727
Noninterest income	2,024	1,519	1,701	5,244	2,001	1,630	1,593	5,224
General and administrative expenses	7,571	1,214	1,846	10,631	6,760	1,108	1,588	9,456
Amortization of goodwill	14	73	—	87	15	39	—	54

Total noninterest expense	7,585	1,287	1,846	10,718	6,775	1,147	1,588	9,510

Net income before taxes	$5,385	$476	$(145)	5,716	$3,757	$679	$5	4,441

Net corporate overhead expense				929				786
Income tax expense				1,733				1,322

Net income				$3,054				$2,333

      Commercial Banking Activities. The Company’s commercial banking activities are conducted through the Bank. Net interest income of the Bank for the year ended December 31, 2000 was $11.6 million, compared to $9.3 million for the same period in 1999, a $2.3 million or 24.7% increase. Based on the Company’s analysis of its loan portfolio and loan loss reserve, the loan loss provision was decreased to $650 thousand for 2000, compared to $785 thousand for 1999. Non-interest income for 2000 was $2.0 million, unchanged from 1999. Total non-interest expense was $7.6 million for 2000, compared to $6.8 million for 1999, an 11.8% increase. Net income before taxes was $5.4 million for 2000, compared to $3.8 million for 1999, a 42.1% increase.

      Trust Activities. United Trust reported net income before taxes of $476 thousand for the year ended December 31, 2000, compared to $679 thousand for 1999, a decrease of $203 thousand. Results from 1999 included an extraordinary fee of $350 thousand from a trust account for services provided in conjunction with the sale of a closely held company.

      Investment Advisory Activities. Net loss before taxes for EPW was $145 thousand for the year ended December 31, 2000, compared to net income before taxes of $5 thousand for the same period of 1999, a

$150 thousand decrease. In 2000, expenses of $495 thousand were incurred due to the issuance of “performance shares” pursuant to the acquisition of EPW as compared to expenses of $297 thousand in 1999. At December 31, 2000 all liability relating to the acquisition of EPW had been recognized and no more “performance shares” will be issued. Income before taxes without this expense would have been $350 thousand, an increase of $48 thousand over 1999. This increase would have been primarily due to an increase in the volume of assets under management by EPW.

Analysis of Net Interest Income

      Net interest income for the year ended December 31, 2000 was $11.2 million, compared to $8.9 million for the same period in 1999, a $2.3 million or 25.8% increase. Interest income was $19.1 million for the year ended December 31, 2000, compared to $14.7 million for the same period in 1999, a $4.4 million or 29.9% increase. Interest expense was $7.9 million for the year ended December 31, 2000, compared to $5.8 million for the same period in 1999, a $2.1 million or 36.2% increase.

      The following table summarizes the average yields earned on interest-earning assets and the average rates paid on interest-bearing liabilities for the years ended December 31, 2000 and 1999 (dollars in thousands):

	Years Ended December 31,

	2000			1999

	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Summary of average rates/interest earning assets:
Interest earning assets:
Loans, net(1)	$166,605	$17,030	10.22%	$133,243	$12,784	9.59%
Securities:
Investment securities — taxable	25,496	1,618	6.35	25,344	1,613	6.36
Investment securities — non- taxable(2)	744	37	7.89	854	43	7.99
Federal funds sold	7,211	452	6.27	5,454	270	4.95

Total earning assets	200,056	19,137	9.58%	164,895	14,710	8.94%
Non-earning assets	28,279			26,534

Total average assets	$228,335			$191,429

Interest bearing liabilities:
NOW & money market	$69,137	2,414	3.49%	$57,058	1,628	2.85%
Savings	4,974	102	2.05	5,230	107	2.05
Time, $100,000 & over	22,053	1,338	6.07	13,437	7,004	5.21
Time other	53,188	2,980	5.60	50,911	2,527	4.96
Convertible subordinated debentures	630	50	8.00	630	50	8.00
Long-term debt	—	—	—	11	1	9.09
Trust preferred securities	6,750	633	9.40	6,750	633	9.40
Other borrowings	12,512	423	3.38	7,296	193	2.65

Total interest bearing liabilities	169,244	7,940	4.69%	141,323	5,839	4.13%

	Years Ended December 31,

	2000			1999

	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Non-Interest bearing liabilities:
Deposits	37,841			31,779
Other	3,006			2,354
Stockholders’ equity	18,244			15,973

Total liabilities and stockholders’ equity	$228,335			$191,429

Net interest & net interest spread		$11,197	4.89%		$8,871	4.80%

Net interest margin			5.61%			5.40%

(1)	Includes non-accrual loans.

(2)	Yield calculated on a tax adjusted basis.

      The following table reflects the change in net interest income due to changes in the volume and rate of the Company’s assets and liabilities for the twelve month period ended December 31, 2000:

Changes in Net Interest Income

	Increase (Decrease)

			Combination
	Volume	Rate	Rate/Volume	Total

	(Dollars in thousands)
Interest earning assets:
Loans, net	$3,201	$836	$209	$4,246
Securities:
Investment securities — taxable	10	(5)	(0)	5
Investment securities — non-taxable	(9)	(1)	4	(6)
Federal funds sold	87	72	23	182

Total change in interest income	3,289	902	236	4,427

Interest bearing liabilities:
NOW & money market	345	364	77	786
Savings	(5)	0	0	(5)
Time, $100,000 & over	449	115	74	638
Time other	113	325	15	453
Convertible subordinated debentures	—	—	—	—
Long-term debt	(1)	(1)	1	(1)
Trust preferred securities	—	—	—	—
Other borrowings	138	54	38	230

Total change in interest expense	1,039	857	205	2,101

Increase in net interest income	$2,250	$45	$31	$2,326

     Noninterest Income

      Noninterest income for the year ended December 31, 2000 was $5.1 million, unchanged from the same period in 1999. Increases in service charges on deposits and loan servicing fees of $261 thousand were offset by decreases in gains on sale of SBA loans and other service charges.

      The following table indicates the components of noninterest income for the years ended December 31, 2000 and 1999 (dollars in thousands):

	For the Years Ended December 31,

			Increase/
	2000	1999	(Decrease)

Service charges on deposit accounts	$1,014	$797	$217
Trust and investment management income	3,172	3,176	(4)
Other service charges, fees, and income	267	363	(96)
Loan servicing fees	210	166	44
Net trading account profit	(6)	42	(48)
Income on cash value life insurance	141	135	6
Gain on sale of SBA loans	286	442	(156)

Total noninterest income	$5,084	$5,121	$(37)

     Noninterest Expense

      Total noninterest expense for the year ended December 31, 2000 was $10.8 million, compared to $9.6 million for the same period in 1999, an increase of $1.2 million or 12.5%. Substantially all of the increase was in salary and benefits, and includes the expense of staffing new branch offices as well as an increase in expense related to the EPW “performance shares.”

      The following table reflects the components of noninterest expense for the years ended December 31, 2000 and 1999 (dollars in thousands):

	For the Years Ended December 31,

			Increase/
	2000	1999	(Decrease)

Salaries and employee benefits	$6,501	$5,361	$1,140
Occupancy expense	514	520	(6)
Furniture and equipment expense	604	607	(3)
Data processing expense	587	487	100
Legal and professional fees	208	175	33
Amortization of intangible assets	118	85	33
Advertising	367	352	15
Telephone expense	189	185	4
Stationery and supplies	181	177	4
Directors fees	243	191	52
Postage expense	108	112	(4)
Consulting fees	151	275	(124)
Other operating expenses	1,073	1,025	48

Total noninterest expense	$10,844	$9,552	$1,292

Liquidity and Asset/Liability Management

      The Investment and Asset/Liability Committee of the Board of Directors of the Bank reviews the Bank’s liquidity, which is its ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, and other cash demands. The primary sources of funds consist of deposits, amortization and prepayments of loans, sales of investments, other funds from operations and the Bank’s capital. The Bank is a member of the Federal Home Loan Bank of Atlanta (“FHLB”) and has the ability to borrow to supplement its liquidity needs.

      When the Bank’s primary sources of funds are not sufficient to meet deposit outflows, loan originations and purchases and other cash requirements, the Bank may supplementally borrow funds from the FHLB and from other sources. The FHLB acts as an additional source of funding for banks and thrift institutions that make residential mortgage loans.

      FHLB borrowings, known as “advances”, are secured by the Bank’s mortgage loan portfolio, and the terms and rates charged for FHLB advances vary in response to general economic conditions. As a shareholder of the FHLB, the Bank is authorized to apply for advances from this bank. A wide variety of borrowing plans are offered by the FHLB, each with its own maturity and interest rate. The FHLB will consider various factors, including an institution’s regulatory capital position, net income, quality and composition of assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. As of December 31, 2001, the Company had no FHLB advances outstanding.

      A Florida chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as determined by the rules of the Department, such as federal funds sold and United States securities or securities guaranteed by the United States or agencies thereof. The Company complies with applicable liquidity reserve requirements. As of December 31, 2001 the Bank had liquidity of approximately $51.3 million or approximately 18.1% of total deposits combined with borrowings. The Company’s primary sources of funds consist of principal payments on loans and investment securities, proceeds from sales and maturities of securities available for sale and net increases in deposits. The Company uses its funds principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 2001, the Company had commitments to originate loans totaling $47.5 million. Scheduled maturities of certificates of deposit during the 12 months following December 31, 2001 total $107.1 million as of December 31, 2001. Management believes the Company has adequate resources to fund all its commitments, and, if so desired, that it can adjust the rates on certificates of deposit to retain deposits in a changing interest-rate environment.

Asset/Liability Management

      One of the primary objectives of the Company is to reduce fluctuations in net interest income caused by changes in interest rates. To manage interest rate risk, the Board of Directors has established interest-rate risk policies and procedures which delegate to the Investment and Asset/Liability Committee the responsibility to monitor and report on interest-rate risk, devise strategies to manage interest-rate risk, monitor loan originations and deposit activity, and approve all pricing strategies.

      The management of interest-rate risk is one of the most significant factors affecting the ability to achieve future earnings. The measure of the mismatch of assets maturing or repricing within certain periods, and liabilities maturing or repricing within the same period, is commonly referred to as the “gap” for such period. Controlling the maturity or repricing of an institution’s assets and liabilities in order to minimize interest rate risk is commonly referred to as gap management. “Negative gap” occurs when, during a specific time period, an institution’s liabilities are scheduled to reprice more rapidly than its assets, so that, barring other factors affecting interest income and expense, in periods of rising interest rates the institution’s interest expense would increase more rapidly than its interest income, and in periods of falling interest rates the institution’s interest expense would decrease more rapidly than its interest income.

“Positive gap” occurs when an institution’s assets are scheduled to reprice more rapidly than its liabilities, so that, barring other factors affecting interest income and expense, in periods of falling interest rates, the institution’s interest income would decrease more rapidly than its interest expense, and in periods of rising interest rates, the institution’s interest income would increase more rapidly than its interest expense. It is common to focus on the one-year gap, which is the difference between the dollar amount of assets and the dollar amount of liabilities maturing or repricing within the next 12 months.

      To the extent market conditions permit, the Bank follows a strategy intended to protect its net interest income from adverse changes in interest rates by maintaining spreads through the adjustability of its interest earning assets and its interest bearing liabilities. The Bank employs a number of strategies designed to protect its net interest income. The Bank calculates its net interest margin on a monthly basis and compares it to a quarterly national peer group ratio. Historically, the Bank has enjoyed a higher than peer group average net interest margin as well as a higher margin than most of the community banks operating in Pinellas County.

      Additionally, the Investment and Asset/Liability Committee meets on a quarterly basis to review the most recent margin analysis, the Bank’s overall pricing strategies, and a monthly gap report measuring its interest rate sensitivity position.

      The Bank is also a member of the FHLB. Member banks have access to a variety of fixed and variable rate borrowings, ranging from overnight to up to 20 years or longer. Access to these instruments can permit the Bank to match maturities of either specific groups of loans or larger, single loans. Currently, the Bank has no FHLB advances outstanding.

      The cumulative one-year gap at December 31, 2001 was a positive $26.4 million or a positive 7.7% (expressed as a percentage of total assets). The Company performs an income simulation analysis to measure net interest income volatility when the portfolio is subjected to a 200 basis point interest rate shock. Based on the results of this simulation and the current interest rate environment (taking into account competitive pricing and other external factors), the Company believes that its gap position as of December 31, 2001 was acceptable, and currently anticipates that a similar positive gap position will continue in the subsequent one year time period.

      The following table presents the maturities or repricing of interest-earning assets and interest-bearing liabilities at December 31, 2001. The balances shown have been derived based on the financial characteristics of the various assets and liabilities. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than their scheduled maturity dates. Fixed-rate loans are shown in the periods in which they are scheduled to be repaid according to contractual amortization and, where appropriate, prepayment assumptions based on the coupon rates in the portfolio have been used to adjust the repayment amounts. Repricing of time deposits is based on their scheduled maturities.

Interest Sensitivity Analysis

	0 to 3	4 to 12	13 to 36	37 to 60	60+
	Months	Months	Months	Months	Months	Total

	(Dollars in thousands)
Assets:
Federal funds sold	$12,671	$—	$—	$—	$—	$12,671
Securities	13,449	7,365	10,900	3,234	11,514	46,462
Total Loans	110,518	49,328	60,799	16,220	10,621	247,486

Total rate sensitive assets	$136,638	$56,693	$71,699	$19,454	$22,135	$306,619

Liabilities:
Interest demand and savings	$33,939	$—	$58,954	$—	$—	$100,006
Time deposits	41,152	66,137	14,383	4,895	—	126,567
Other borrowings	15,525	151	—	—	—	15,676
Long term debt	10,000	—	—	—	6,750	16,750

Total rate sensitive liabilities	$100,616	$66,288	$73,337	$4,895	$6,750	$258,999

Dollar gap	$36,022	$(9,595)	$(1,638)	$14,559	$15,385	$47,620
Cumulative dollar gap	$36,022	$26,427	$24,789	$39,348	$54,733	$47,620
Cumulative gap/total assets(1)	10.47%	7.68%	7.20%	11.43%	15.90%	13.84%

(1)	Calculated based on total assets of $344,192.

      The following tables presents various operating ratios at the period ended or for the period ended:

	December 31,

	2001	2000	1999

Return on average assets	1.05%	1.34%	1.22%
Return on average equity	13.36%	16.74%	14.61%
Equity to total assets	7.52%	8.02%	8.03%
Dividend payout	31.02%	25.00%	28.46%
Net interest margin	4.73%	5.61%	5.40%

      The following table summarizes the Company’s securities by maturity and weighted average yields at December 31, 2001. Yields on tax exempt securities are stated at their nominal rates and have not been adjusted for tax rate differences. Refer to Note G — Securities in the Company’s Consolidated Financial Statements for additional information regarding the Securities portfolio.

			After One Year
			But Within 5		After 5 Years But
	Within One Year		Years		Within 10 Years		After 10 Years		Total

	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

Securities held to maturity:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,000	6.05%	$2,410	6.01%	$1,500	6.73%	$1,003	5.80%	$5,913	6.16%
Obligations of State and political subdivisions	0	0.00%	339	6.88%	600	6.15%	515	4.77%	1,454	5.83%
Other short term investments	100	4.10%	—	0.00%	—	0.00%	—	0.00%	100	4.10%

	1,100	5.87%	2,749	6.12%	2,100	6.57%	1,518	5.45%	7,467	6.07%
Mortgage Backed Securities									12,176	5.92%

Total	$1,100	5.87%	$2,749	6.12%	$2,100	6.57%	$1,518	5.45%	$19,643	6.07%

Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,798	5.78%	$1,218	7.15%	$—	0.00%	$—	0.00%	$3,016	6.34%
Obligations of State and political subdivisions	—	0.00%	1,216	6.19%	512	9.50%	—	0.00%	1,728	7.17%
Corporate obligations	—	0.00%	525	7.15%	—	0.00%	500	9.16%	1,025	8.14%
Other	6,750	1.75%	—	0.00%	—	0.00%	—	0.00%	6,750	1.75%

	8,548	2.60%	2,959	6.33%	512	9.50%	500	9.16%	12,519	4.12%
Mortgage Backed Securities									12,302	5.75%
Equity Securities									1,998	0.00%

Total	$8,548	2.60%	$2,959	6.33%	$512	9.50%	$500	9.16%	$26,819	4.56%

Forward Looking Statements

      This Form 10-KSB contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the issuer.

Factors Affecting Future Results

Impact of Changes in Real Estate Values

      A significant portion of the Company’s loan portfolio consists of loans secured by real estate. At December 31, 2001, 5.2% of the Company’s loans were secured by one-to-four family residential real estate, 52.9% were secured by commercial and multifamily residential real estate, 6.8% were construction loans and the Company had ORE acquired through foreclosure with a book value of $0.1 million. The properties securing these loans are located in Florida. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies and acts of nature. Any decline in real estate prices, particularly in Florida, could significantly reduce the value of the real estate collateral securing the Company’s real estate loans, increase the level of the Company’s nonperforming loans, require write-downs in the book value of its ORE, and have a material negative impact on the Company’s financial performance.

Nonperforming Assets

      The Company’s ratio of nonperforming assets to total assets was .83% at December 31, 2001, which the Company believes is somewhat above the average level of other similarly-sized financial institutions. While the Company carefully manages its loan portfolio with a view to minimizing its nonperforming assets, there can be no assurance that the Company’s ratio of nonperforming assets to total assets will improve or not increase, particularly if general economic conditions deteriorate.

Adequacy of Allowance for Loan Losses

      Industry experience indicates that a portion of the Company’s loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by the Company, losses may be experienced as a result of various factors beyond the Company’s control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. The Company’s determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the view of the Company’s regulators, and geographic and industry loan concentration. If, however, delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida, the loan loss reserve so determined by the Company may not be adequate. To the extent that the Company’s loan losses exceed its allowance for loan losses, the Company’s results of operations would be adversely affected. There can be no assurance that the Company’s allowance for loan losses will be adequate to cover its loan losses or that the Company will not experience losses in its loan portfolio which may require significant increases to the allowance for loan losses in the future.

Potential Impact of Changes in Interest Rates

      The Company’s profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. The Company, like most financial institutions, is affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. At December 31, 2001, the

Company had a one-year cumulative positive gap of 7.7%. This positive one-year gap position may, as noted above, have a negative impact on earnings in a falling interest rate environment.

Regulatory Oversight

      The Bank is subject to extensive regulation, supervision and examination by the Department as its chartering authority and primary regulator, by the Federal Reserve as its federal regulator and by the FDIC as administrator of the insurance fund that insures the Bank’s deposits up to applicable limits. As the holding company of the Bank, the Company is subject to regulation and oversight by the Federal Reserve. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company, the Bank and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of the Bank and the Bank’s competitors which in turn could have a material adverse effect on the Bank and its operations.

     Dependence on Existing Management

      The Company’s business depends in large part upon the availability of the services of its senior management, including Neil W. Savage, Ward J. Curtis, Jr., Harold J. Winner and William A. Eickhoff. If the services of any of such senior management personnel were to become unavailable to the Company, the Company’s business and operating results could be adversely affected. While the Company maintains key-man life insurance policies on certain of its senior management personnel, naming the Company as beneficiary, there can be no assurance that the proceeds of any such policies would adequately compensate the Company for the loss of the services of any of such persons. Neither Mr. Savage nor Mr. Winner has entered into a non-competition agreement with the Company or the Bank. Although both Mr. Eickhoff’s and Mr. Curtis’s employment contracts contain non-competition clauses, the provisions terminate under certain conditions.

     Control by Existing Shareholders

      The Company’s directors and executive officers (and their respective affiliates and immediate family members) own approximately 42.9% of the outstanding Common Stock. As a result of such ownership, these persons will likely be able to effectively control the election of the Company’s directors and the outcome of matters requiring shareholder approval, and thereby control the management and policies of the Company.

     Competition

      The Company competes with various types of financial institutions, including other commercial banks and savings institutions, and with finance companies, mortgage banking companies, money market mutual funds, investment advisory firms and companies and credit unions, many of which have substantially greater financial resources than the Company and, in some cases, operate under fewer regulatory constraints.

     Anti-Takeover Considerations

      The Company’s articles of incorporation and bylaws and Florida law contain certain provisions that may discourage or make more difficult any attempt by a person or group to obtain control of the Company. In addition, the board of directors of the Company is empowered to issue from time to time one or more series of Undesignated Preferred Stock without shareholder approval, the terms of which could have the effect of delaying or preventing a change in control of the Company.

     Possible Volatility of Share Price

      The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of the Company. The market price of the Common Stock may be affected by conditions in the securities markets generally as well as developments in the banking industry or the United States or world economy. Any securities exchange on which the Common Stock may be traded may from time to time experience significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Common Stock, like the stock prices of many publicly traded bank holding companies, may prove to be highly volatile.

     Restrictions on Ability to Pay Dividends

      The Company is primarily a holding company with no material business operations, sources of income or assets of its own other than the shares of its subsidiaries. Because substantially all of the Company’s operations are conducted through subsidiaries, the Company’s cash flow and, consequently, its ability to pay dividends or make other distributions is dependent upon either third-party borrowings made by the Company or the cash flow of its subsidiaries and the payment of funds by those subsidiaries, including the Bank, to the Company in the form of loans, dividends, fees or otherwise. The Company’s subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to make any funds available, whether in the form of loans, dividends or otherwise. Regulatory limitations on the Bank restrict its ability to make loans or distributions to the Company.

Item 7.     Financial Statements

      The following financial statements are contained on pages F-1 through F-46 of this Report:

Report of Independent Certified Public Accountants;

Consolidated Balance Sheets — December 31, 2001 and 2000

Consolidated Statements of Earnings — Years ended December 31, 2001, 2000 and 1999;

Consolidated Statements of Comprehensive Income — Years ended December 31, 2001, 2000 and 1999;

Consolidated Statement of Stockholders’ Equity — Years ended December 31, 2001, 2000 and 1999;

Consolidated Statements of Cash Flows — Years ended December 31, 2001, 2000 and 1999;

Notes to Consolidated Financial Statements

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      None.

PART III

Item 9.	Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

      Information required by Item 9 of Form 10-KSB is incorporated herein by reference to the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Shareholders which will be filed with the Securities and Exchange Commission no later than 120 days after the close of the Company’s fiscal year.

Item 10.	Executive Compensation

      Information required by Item 10 of Form 10-KSB is incorporated herein by reference to the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Shareholders which will be filed with the Securities and Exchange Commission no later than 120 days after the close of the Company’s fiscal year.

Item 11.	Security Ownership of Certain Beneficial Owners and Management

      Information required by Item 11 of Form 10-KSB is incorporated herein by reference to the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Shareholders which will be filed with the Securities and Exchange Commission no later than 120 days after the close of the Company’s fiscal year.

Item 12.	Certain Relationships and Related Transactions

      Information required by Item 12 of Form 10-KSB is incorporated herein by reference to the Company’s definitive Proxy Statement for the 2002 Annual Meeting of Shareholders which will be filed with the Securities and Exchange Commission no later than 120 days after the close of the Company’s fiscal year.

Item 13.	Exhibits and Reports on Form 8-K

      (a) Exhibits

3.1	—	Amended and Restated Articles of Incorporation of the Company*
3.2	—	Bylaws of the Company*
10.1	—	UFH Stock Option and Incentive Compensation Plan*
10.2	—	Trust Department Stock Option Plan*
10.3	—	Eickhoff, Pieper & Willoughby Stock Option Plan*
10.4	—	Modification Agreement*
10.5	—	Property Management Agreement between Imaginative Investments, Inc. and the Southeast Companies of Tampa Bay, Inc.*
10.6	—	Employment Agreement of Charles O. Lowe*
10.7	—	Employment Agreement of Ward J. Curtis, Jr.*
10.8	—	Employment Agreement of Harold J. Winner*
10.9	—	Employment Agreement of John H. Pieper**
10.10	—	Employment Agreement of Neil W. Savage*
10.11	—	Employment Agreement of William A. Eickhoff*
10.12	—	Salary Continuation Agreement of Harold J. Winner*
10.13	—	Salary Continuation Agreement of Neil W. Savage*
10.14	—	Agreement between Willow Green Partnership, LTD and Irwin Contracting relating to foreclosed property acquired by United Bank**
10.15	—	Pinellas Bancshares Corporation 8% Convertible Debentures held by Eickhoff & Pieper, a Florida General Partnership*
10.16	—	Loan Agreement between AmSouth f/k/a AmSouth Bank of Florida and UFH f/k/a Pinellas Bancshares Corporation*
21	—	List of Subsidiaries

*	This information is incorporated herein by reference to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 (File No. 333-60431) previously filed with the Commission on October 7, 1998.

**	This information is incorporated herein by reference to the Company’s Form 10KSB filed on March 31, 1999.

      (b) Reports on Form 8-K

      One Form 8-K was filed on April 30, 2001, announcing the completion of the Stock Purchase Agreement and Amendments dated September 22, 2000, pursuant to which the company acquired all outstanding shares of Common Stock of First Security Bank. The transaction was completed on April 6, 2001, with an effective date of April 1, 2001.

      One Form 8-K was filed on December 3, 2001, announcing that the Board of Directors of the Company had authorized the repurchase of up to 300,000 shares of its Common Stock.

SIGNATURES

      In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.

Date: February 26, 2002	By: /s/ NEIL W. SAVAGE Neil W. Savage President and Chief Executive Officer

      In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN B. NORRIE John B. Norrie	Chairman of the Board	February 26, 2002

/s/ NEIL W. SAVAGE Neil W. Savage	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2002

/s/ ROBERT J. BANKS Robert J. Banks	Director	February 26, 2002

/s/ RONALD E. CLAMPITT Ronald E. Clampitt	Director	February 26, 2002

/s/ WARD J. CURTIS Ward J. Curtis	Director	February 26, 2002

/s/ DAVID K. DAVIS David K. Davis	Director	February 26, 2002

/s/ WILLIAM A. EICKHOFF William A. Eickhoff	Director	February 26, 2002

/s/ EDWARD D. FOREMAN Edward D. Foreman	Director	February 26, 2002

/s/ IAN F. IRWIN Ian F. Irwin	Director	February 26, 2002

/s/ CHARLES O. LOWE Charles O. Lowe	Director	February 26, 2002

/s/ JACK A. MACRIS, M.D. Jack A. MaCris, M.D.	Director	February 26, 2002

Signature	Title	Date

/s/ WILLIAM B. MCQUEEN William B. McQueen	Director	February 26, 2002

/s/ RONALD R. PETRINI Ronald R. Petrini	Director	February 26, 2002

/s/ JOHN B. WIER, JR. John B. Wier, Jr.	Director	February 26, 2002

/s/ HAROLD J. WINNER Harold J. Winner	Director	February 26, 2002

/s/ C. PETER BARDIN C. Peter Bardin	Chief Financial Officer (Principal Financial Officer)	February 26, 2002

EXHIBIT 21

LIST OF SUBSIDIARIES OF

UNITED FINANCIAL HOLDINGS, INC.

EPW Investment Management, Inc.

Giants Property, Inc. (Subsidiary of United Bank and Trust Company)
Imaginative Investments, Inc. (Subsidiary of United Bank and Trust Company)
UFH Capital Trust I
UFH Statutory Trust II
UFMB Corp.
United Bank and Trust Company
United Bank of the Gulf Coast
United Trust Company
W.L. Properties, Inc. (Subsidiary of United Bank and Trust Company)

UNITED FINANCIAL HOLDINGS, INC.

AND SUBSIDIARIES

DECEMBER 31, 2001, 2000 AND 1999

UNITED FINANCIAL HOLDINGS, INC.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

United Financial Holdings, Inc.
St. Petersburg, Florida

      We have audited the consolidated balance sheets of United Financial Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Holdings, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

      Our audits of the consolidated financial statements referred to above, were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental consolidating balance sheet as of December 31, 2001 and the supplemental consolidating statement of earnings for the year ended December 31, 2001, are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the audit procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Grant Thornton, LLP

101 East Kennedy Boulevard, Suite 3850

Tampa, Florida 33702
January 30, 2002

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

ASSETS
Cash and due from banks	$17,555,881	$9,420,453
Federal funds sold	12,670,678	4,961,000
Securities held to maturity	19,643,175	16,035,904
Securities available for sale, at market	26,819,820	11,296,338
Loans, net	242,364,548	182,027,520
Premises and equipment, net	11,732,038	10,137,624
Federal Home Loan Bank stock	506,600	506,600
Federal Reserve Bank stock	226,300	226,300
Accrued interest receivable	1,465,608	1,458,482
Intangible assets, less accumulated amortization of $2,005,718 and $1,843,665, respectively	2,947,761	1,960,244
Other real estate owned	141,365	175,000
Other assets	8,118,050	5,255,348

Total assets	$344,191,824	$243,460,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$55,994,493	$37,050,971
NOW and money market	93,690,220	78,887,097
Savings	6,316,428	4,572,993
Time, $100,000 and over	50,071,976	28,013,356
Other time	76,495,330	53,627,545

Total deposits	282,568,447	202,151,962
Securities sold under agreements to repurchase	15,522,785	10,162,858
Accrued interest payable	641,991	568,491
Convertible subordinated debentures	—	630,000
Other liabilities	2,810,416	3,661,819

Total liabilities	301,543,639	217,175,130
Company-obligated Mandatory Redeemable Capital Securities of Subsidiary Trusts	16,749,600	6,749,600
STOCKHOLDERS’ EQUITY
Series one convertible preferred stock, 750,000 shares authorized; 384,394 and 0 shares issued and outstanding at December 31, 2001 and 2000, respectively	3,075,152	—
7% convertible preferred stock, $10 par value; 150,000 shares authorized; 6,667 shares issued and outstanding at December 31, 2001 and 2000	66,670	66,670
Common stock, $.01 par value; 20,000,000 shares authorized; 4,440,421 and 4,255,869 shares issued and outstanding at December 31, 2001 and 2000, respectively	44,652	42,727
Paid-in capital	10,982,678	10,051,755
Treasury shares; 24,793 and 16,831 at December 31, 2001 and 2000, respectively	(176,685)	(116,446)
Accumulated other comprehensive income	157,519	(32,047)
Retained earnings	11,748,599	9,523,424

Total stockholders’ equity	25,898,585	19,536,083

Total liabilities and stockholders’ equity	$344,191,824	$243,460,813

The accompanying notes are an integral part of these statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Years Ended December 31,

	2001	2000	1999

Interest income
Loans and loan fees	$19,563,472	$17,030,353	$12,783,696
Securities
U.S. Treasury	197,978	264,542	391,772
Obligations of other U.S. Government agencies and corporations	930,409	918,183	782,669
Obligations of states and political subdivisions	221,991	208,634	203,298
Other	618,637	263,470	279,342
Federal funds sold and securities purchased under reverse repurchase agreements	738,655	451,524	269,736

Total interest income	22,271,142	19,136,706	14,710,513
Interest expense
NOW and money market	2,388,828	2,413,320	1,627,761
Savings	95,751	101,889	107,028
Time deposits, $100,000 and over	2,250,485	1,338,376	699,673
Other time	3,760,946	2,978,835	2,528,119
Short and long-term debt	30,915	50,400	50,400
Subordinated debentures issued to subsidiary trust	656,240	634,462	632,700
Federal funds purchased and securities sold under agreements to repurchase	415,516	422,226	193,548

Total interest expense	9,598,681	7,939,508	5,839,229

Net interest income	12,672,461	11,197,198	8,871,284
Provision for loan losses	907,000	650,000	785,000

Net interest income after provision for loan losses	11,765,461	10,547,198	8,086,284
Other income
Service charges on deposit accounts	1,316,708	1,014,543	797,181
Trust and investment management income	3,117,348	3,171,996	3,175,514
Net trading account profit (loss)	—	(6,472)	41,808
Gain on sales of loans	655,984	285,622	442,227
Loan servicing fees	219,267	210,351	165,897
Income on cash value life insurance	147,962	141,057	135,354
All other fees and income	447,782	266,980	362,862

Total other income	5,905,051	5,084,077	5,120,843
Other expense
Salaries and employee benefits	7,371,158	6,501,202	5,361,048
Occupancy expense	948,364	514,514	520,406
Furniture and equipment expense	780,344	603,789	606,453
Data processing expense	808,975	586,781	487,317
Consulting fees	32,405	151,460	274,733
Legal and professional fees	164,109	207,921	174,811
Amortization of intangible assets	162,053	118,271	85,115
Marketing and business development	433,802	366,703	352,055
Directors fees	206,900	242,950	191,350
Telephone expense	197,453	188,683	184,999
Stationery, printing and supplies	205,495	180,874	176,706
Postage expense	119,133	108,199	111,965
Other operating expenses	1,170,748	1,073,026	1,025,091

	12,600,939	10,844,373	9,552,049

Earnings before income taxes	5,069,573	4,786,902	3,655,078
Income tax expense (benefit)
Current	2,160,287	1,976,660	1,559,391
Deferred	(316,444)	(243,276)	(237,206)

	1,843,843	1,733,384	1,322,185

NET EARNINGS	$3,225,730	$3,053,518	$2,332,893

Earnings Per Share:
Basic	$.71	$.72	$.56
Diluted	$.70	$.69	$.54

The accompanying notes are an integral part of these statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,

	2001	2000	1999

Net earnings	$3,225,730	$3,053,518	$2,332,893
Other comprehensive income
Unrealized holding gains (losses)	287,222	303,508	(566,174)
Income tax (expense) benefit related to items of other comprehensive income	(97,656)	(103,193)	192,499

Comprehensive income	$3,415,296	$3,253,833	$1,959,218

The accompanying notes are an integral part of these statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Series One	7%					Accumulated
	Convertible	Convertible				Stock	Other
	Preferred	Preferred	Common	Paid-In	Treasury	Subscription	Comprehensive	Retained
	Stock	Stock	Stock	Capital	Shares	Receivable	Income	Earnings	Total

Balance at December 31, 1998	$—	$208,500	$40,455	$9,192,103	$—	$(393,260)	$141,313	$5,581,995	$14,771,106
Net Earnings	—	—	—	—	—	—	—	2,332,893	2,332,893
Conversion of 7% Preferred to Common Stock	—	(108,500)	916	107,580	—	—	—	—	(4)
Dividends on Common Stock	—	—	—	—	—	—	—	(663,907)	(663,907)
Dividends on Preferred Stock	—	—	—	—	—	—	—	(10,798)	(10,798)
Accumulated other comprehensive income	—	—	—	—	—	—	(373,675)	—	(373,675)
Issuance of Common Stock in IPO	—	—	—	(25,565)	—	393,260	—		367,695
Performance shares issued	—	—	557	398,516	—	—	—	—	399,073

Balance at December 31, 1999	—	100,000	41,928	9,672,634	—	—	(232,362)	7,240,183	16,822,383
Net Earnings	—	—	—	—	—	—	—	3,053,518	3,053,518
Conversion of 7% Preferred to Common Stock	—	(33,330)	281	33,047	—	—	—	—	(2)
Dividends on Common Stock	—	—	—	—	—	—	—	(763,277)	(763,277)
Dividends on Preferred Stock	—	—	—	—	—	—	—	(7,000)	(7,000)
Accumulated other comprehensive income	—	—	—	—	—	—	200,315	—	200,315
Purchase of Treasury Shares	—	—	—	—	(116,446)	—	—	—	(116,446)
Performance shares issued	—	—	518	346,074	—	—	—	—	346,592

Balance at December 31, 2000	—	66,670	42,727	10,051,755	(116,446)	—	(32,047)	9,523,424	19,536,083
Net Earnings	—	—	—	—	—	—	—	3,225,730	3,225,730
Conversion of Debentures	—	—	1,528	628,448	—	—	—	—	629,976
Dividends on Common Stock	—	—	—	—	—	—	—	(932,488)	(932,488)
Dividends on Preferred Stock	—	—	—	—	—	—	—	(68,067)	(68,067)
Accumulated other comprehensive income	—	—	—	—	—	—	189,566	—	189,566
Purchase of Treasury Shares	—	—	—	—	(60,239)	—	—	—	(60,239)
Performance shares issued	—	—	397	302,475	—	—	—	—	302,872
Series One Convertible Preferred stock issued	3,075,152	—	—	—	—	—	—	—	3,075,152

Balance at December 31, 2001	$3,075,152	$66,670	$44,652	$10,982,678	$(176,685)	$—	$157,519	$11,748,599	$25,898,585

The accompanying notes are an integral part of this statement.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2001	2000	1999

Cash flows from operating activities:
Net earnings	$3,225,730	$3,053,518	$2,332,893
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	907,000	650,000	785,000
Provision for depreciation and amortization	984,708	781,551	787,996
Gain on trading securities	—	—	(41,808)
Accretion of securities discount	(61,897)	(15,045)	(22,123)
Amortization of unearned loan fees	(245,466)	(292,937)	(121,730)
Amortization of securities premiums	59,088	11,938	18,251
Gain on sales of loans	(1,024,843)	(432,448)	(774,100)
Decrease (increase) in accrued interest receivable	146,170	(268,282)	(194,742)
Increase in interest payable	15,076	120,112	56,610
Decrease (increase) in other assets	(1,940,260)	973,058	(1,592,850)
Decrease in other liabilities	(1,098,030)	1,235,959	241,527

Net cash provided by operating activities	967,276	5,817,424	1,474,924
Cash flows from investing activities:
Acquisition of First Security Bank, net of cash acquired	(1,752,373)	—	—
Purchase of Federal Reserve Bank stock and FHLB stock	—	(22,500)	(118,100)
Net decrease (increase) in Federal funds sold	1,164,804	(2,044,000)	1,094,000
Principal repayments of held to maturity securities	1,698,496	476,304	2,422,366
Principal repayments of available for sale securities	3,236,679	820,849	403,391
Proceeds from sale of trading securities	—	75,108	—
Proceeds from maturities of available for sale securities	5,133,835	1,500,000	1,500,778
Proceeds from maturities of held to maturity securities	8,285,701	1,420,000	2,732,843
Purchases of available for sale securities	(13,542,960)	(3,177,376)	(4,895,000)
Purchases of held to maturity securities	(19,765,317)	(3,697,609)	(1,148,000)
Proceeds from sales of loans	11,580,033	5,547,639	8,890,919
Net increase in loans	(56,623,435)	(34,002,367)	(45,731,646)
Capital expenditures	(2,103,739)	(1,182,367)	(1,048,670)

Net cash used in investing activities	(62,688,276)	(34,286,319)	(35,897,119)
Cash flows from financing activities:
Net increase in demand deposits, NOW accounts, money market accounts and savings accounts	24,631,688	14,788,311	24,744,269
Net increase in certificates of deposit	30,925,609	12,265,610	11,258,267
Net increase (decrease) in securities sold under agreements to repurchase	5,359,925	2,855,814	(1,488,671)
Repayment of long-term debt	—	—	(33,750)

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

	For the Years Ended December 31,

	2001	2000	1999

Issuance of Company-obligated mandatory redeemable capital securities of subsidiary trust holding solely subordinated debentures of the Company	$10,000,000	$—	$749,600
Issuance of common stock	—	—	766,764
Dividend paid on preferred stock	(68,067)	(7,000)	(10,798)
Dividend paid on common stock	(932,488)	(763,277)	(663,907)
Purchase of Treasury Shares	(60,239)	(116,446)	—

Net cash provided by financing activities	69,856,428	29,023,012	35,321,774

Net increase in cash and cash equivalents	8,135,428	554,117	899,579
Cash and cash equivalents at beginning of year	9,420,453	8,866,336	7,966,757

Cash and cash equivalents at end of year	$17,555,881	$9,420,453	$8,866,336

Cash paid during the year for:
Interest	$9,582,975	$7,819,396	$5,782,619
Income taxes	$1,860,401	$2,287,567	$1,288,470
Supplemental Disclosure of Non-Cash Activity
Reclassification of loans to foreclosed real estate	$—	$100,000	$1,038,266

Non-cash common stock issued	$932,848	$346,592	$399,073

Other Information

      On April 1, 2001, the Company completed the acquisition of First Security Bank for a cash payment of approximately $2,147,000, acquisition cost of approximately $65,000, and 402,473 shares of Series One Preferred Stock, valued at approximately $3,220,000. The Company acquired net assets of approximately $4,374,000 and goodwill of approximately $1,058,000. Subsequent to April 1, 2001, the Company made non-cash adjustments to goodwill of approximately $145,000, including the return of 18,079 shares of Series One Preferred Stock.

The accompanying notes are an integral part of these statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Summary of Significant Accounting Policies

      United Financial Holdings, Inc. (the “Company”) is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank & Trust Company (“Bank”), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with six branch offices serving the southern Pinellas County area of the State of Florida.

      The Company’s other operating subsidiaries are EPW Investment Management, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940 (“EPW”) headquartered in Tampa, Florida with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company (“Trust”) located in St. Petersburg, Florida; and United Bank of the Gulf Coast (the “UBGC”, formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. The Sarasota bank was started by a group of local investors in February 1999 and acquired by the Company on April 1, 2001. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). In addition, United Trust also provides retail trust and investment management services to individual and corporate clients.

      Following is a summary of the significant accounting policies that have been consistently applied in the preparation of the consolidated financial statements of United Financial Holdings, Inc. and Subsidiaries.

     1.     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its Subsidiaries, the Bank, EPW, Trust, UFH Capital Trust I (UFHCT), UBGC, UFMB Corp. (UFMB) and UF Statutory Trust II (UFHST II), after all significant intercompany accounts and transactions have been eliminated.

     2.     Cash and Cash Equivalents

      For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents includes cash on hand and non-interest bearing amounts due from correspondent banks.

     3.     Use of Estimates in Financial Statements

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     4.     Securities

      The Company’s investment securities are classified in the following categories and accounted for as follows:

•	Trading Securities. Government and corporate bonds and corporate securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. There are no trading securities at December 31, 2001 and 2000.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

•	Securities Held to Maturity. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. Such securities may be sold or transferred to the available for sale or trading securities classification only as a result of isolated, non-recurring, or unusual changes in circumstances which the Company could not have reasonably anticipated, such as a change in statutory or regulatory requirements regarding investment limitations or a significant deterioration in a security issuer’s credit-worthiness.

•	Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities held to maturity, which may be sold prior to maturity as part of asset/liability management or in response to other factors, and are carried at fair value with any valuation adjustment reported within accumulated other comprehensive income, a separate component of stockholders’ equity, net of the tax effect.

      Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized as write downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses. There were no such write-downs during 2001, 2000 and 1999.

      Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

     5.     Loans and Allowance for Loan Losses

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance. These receivables are adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and un-amortized premiums or discounts on purchased loans.

      Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the related loan’s yield, generally over the contractual life of the loan.

      The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

      The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     6.     Accounting for Impairment of Loans

      The Company’s measurement of impaired loans includes those loans that are non-performing and have been placed on non-accrual status and those loans that are performing according to all contractual terms of the loan agreement but may have substantive indication of potential credit weakness.

      Residential mortgages and consumer loans and leases outside the scope of SFAS No. 114 are collectively evaluated for impairment.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     7.     Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

     8.     Other Real Estate Owned (ORE)

      Other real estate owned is initially recorded at fair value at the date of foreclosure, less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

      Valuations are periodically performed by management, or obtained from independent appraisers, and an allowance for loss is established by a charge to operations if the value of the property declines below its original estimated fair value.

      If a sale of real estate owned results in a gain, the gain is accounted for in accordance with FASB Statement No. 66, Accounting for Sales of Real Estate. Accordingly, gains may be deferred or recognized currently depending on the terms of the sale. Losses are charged to operations as incurred.

     9.     Intangible Assets

      Intangible assets include the remaining excess of cost over net tangible assets acquired. These assets are being amortized on a straight-line basis over their estimated lives of 20-40 years.

     10.     Accounting for Impairment of Long-Lived Assets

      The Company periodically reviews its long-lived assets for impairment. Impairment losses on long-lived assets are recognized when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The Company did not record any impairment losses during the years ended December 31, 2001, 2000 and 1999.

     11.     Income Taxes

      Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in net deferred assets and liabilities.

     12.     Stock Based Compensation

      The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company follows the disclosure option of SFAS No. 123, Accounting for Stock-Based Compensation, which requires that companies not electing to account for stock-based compensation as prescribed by the statement disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     13.     Loan Fees

      Net loan fees and processing costs are deferred and amortized over the lives of the loans using the interest method of amortization.

     14.     Earnings per Share

      The Company follows the standards of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     15.     Reclassifications

      Certain reclassifications have been made to the December 31, 2000 and 1999 balances to conform to the December 31, 2001 presentation.

     16.     Recently Issued Accounting Pronouncements

      On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these statements are as follows:

•	All business combinations consummated after June 30, 2001 must use the purchase method of accounting.

•	Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, rented, etc.

•	Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001 will not be amortized. Effective January 1, 2002, all previously recognized goodwill or intangible assets with indefinite lives would no longer be subject to amortization.

•	Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

•	All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

      The Company does not expect SFAS 141 and 142 to have a material impact on the Company’s statement of earnings or balance sheet.

      In July 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS 143 to have a material impact on the Company’s statement of operations or balance sheet.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes FASB 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS 144 to have a material impact on the Company’s statement of earnings or balance sheet.

Note B — Acquisitions

      On September 30, 1995, the Company purchased 100% of the stock of Fiduciary Services Corp. (“FSC”) for $450,000, issuing 150,000 shares at $3.00 per share of common stock of the Company plus a contingent payment of performance shares based upon net earnings of the trust department through 2001. The acquisition of FSC was accounted for as a purchase. The purchase price was allocated to net tangible assets acquired based upon their estimated fair market values. The performance shares are recorded as additional purchase price.

      On January 31, 1996, the Company completed the acquisition of EPW, an independent investment management firm. The acquisition was facilitated by the issuance of $630,000 of 8% convertible subordinated debentures, plus a contingent payment of performance shares based upon net earnings of EPW through 2001. All indebtedness was fully converted into common stock on January 15, 2001. The performance shares were recorded as compensation.

      On April 1, 2001, the Company completed the acquisition of UBGC for a cash payment of approximately $2,147,000, acquisition costs of approximately $65,000, and 384,394 shares of Series One Preferred Stock valued at approximately $3,075,152. The Company acquired net assets of approximately $4,374,000 and recorded goodwill of approximately $1,058,000. Pro forma information is not presented for UBGC due to its immateriality.

      The shares of the Series One Preferred Stock are convertible into Common Stock at $8.00 per share. The Company may redeem, in whole or in part, the shares after 2007 based upon a defined formula. The shares are required to be redeemed by the Company upon UBGC achieving certain net interest income targets as specified in the acquisition agreement. As of December 31, 2001, UBGC had not achieved the above targets and, accordingly, the shares were excluded from the calculation of diluted earnings per share (see Note T). In conjunction with the above acquisition, the Company authorized the issuance of 750,000 shares of $.01 par value Series One Preferred Stock.

Note C — Initial Public Offering

      On December 16, 1998, the Company completed an Initial Public Offering (IPO) in which it issued 507,705 shares of common stock at a price of $7.25 per share. The common stock trades on the NASDAQ Small Cap Market under the symbol “UFHI”. Concurrent with the common stock offering, the Company issued through UFH Capital Trust I, 1,349,920 shares of $5.00 par value Trust Preferred securities with a coupon rate of 9.40%. The Trust Preferred securities trade on the NASDAQ Small Cap Market under the symbol “UFHIP”. Proceeds from the offering totaled $9,554,011 net of underwriting fees and Trust Preferred costs of $876,450.

Note D — Trust Preferred Stock

     UFH Capital Trust I

      On December 16, 1998, UFHCT, a Delaware statutory business trust created by the Company, issued $6,749,600 (including an over allotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities (“Securities”) which will mature on December 10, 2028, subject to

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

earlier redemption in certain circumstances. The principal asset of UFHCT is a $6,959,200 subordinated debenture of the Company. The subordinated debenture bears interest at the rate of 9.40% and matures December 16, 2028, subject to earlier redemption in certain circumstances. The Company owns all of the common securities of UFHCT.

      The Securities, the assets of UFHCT, and the common securities issued by UFHCT, are redeemable by the Company, in whole or in part on or after December 10, 2003 or at any time, in whole (but not in part) within 180 days following the occurrence of certain events. The Securities are included in Tier I Capital for regulatory purposes, subject to certain limitations.

      The obligations of the Company with respect to the issuance of the Securities constitute a full and unconditional guarantee by the Company of UFHCT’s obligation with respect to the Securities.

      Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related securities and, with certain exceptions, prevent the Company from declaring and paying cash distributions on the Company’s common stock or debt securities that rank pari passu or junior to the subordinated debentures.

     UFH Statutory Trust II

      On December 18, 2001, UFHST II, a Connecticut statutory business trust created by the Company, issued $10,000,000 of Cumulative Trust Preferred Securities (“Securities”) with a floating rate of 3 month LIBOR, plus 360 basis points (initial quarterly interest rate of 5.60%), which will mature on December 18, 2031, subject to earlier redemption in certain circumstances. The principal asset of UFHST II is a $10,310,000 subordinated debenture of the Company. The subordinated debenture bears an interest rate that floats quarterly, at a rate of 3 month LIBOR plus 360 basis points, and matures December 23, 2031, subject to earlier redemption in certain circumstances. The Company owns all of the common securities of UFHST II.

      The Securities, the assets of UFHST II, and the common securities issued by UFHST II, are redeemable by the Company, in whole or in part on or after December 18, 2006 or at any time, in whole (but not in part) within 180 days following the occurrence of certain events. The Securities are included in Tier I Capital for regulatory purposes, subject to certain limitations.

      The obligations of the Company with respect to the issuance of the Securities constitute a full and unconditional guarantee by the Company of UFHST II’s obligation with respect to the Securities.

      Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related securities and, with certain exceptions, prevent the Company from declaring and paying cash distributions on the Company’s common stock or debt securities that rank pari passu or junior to the subordinated debentures.

Note E — Business Segment Information

      United Financial has three reportable segments: Commercial Banking, Trust Services, and Investment Management Services. Corporate and Other includes corporate expenses such as corporate overhead, intercompany transactions, and certain goodwill amortization. The accounting policies of the reportable segments are the same as those described in Note A.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The following table presents the Company’s Business Segment Information for the years ended December 31, 2001, 2000 and 1999, respectively:

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

2001
Interest income	$22,178,692	$—	$197,093	$(104,643)	$22,271,142
Interest expense	9,024,285	—	—	574,396	9,598,681

Net interest income	13,154,407	—	197,093	(679,040)	12,672,461
Other income	3,021,479	1,577,843	1,587,505	(281,775)	5,905,051

Total income	16,175,886	1,577,843	1,784,598	(960,815)	18,577,512
Loan loss provision	907,000	—	—	—	907,000
Non interest expense	9,617,666	1,306,185	1,623,218	53,870	12,600,939

Pre-tax income	5,651,220	271,658	161,380	(1,014,685)	5,069,573
Income taxes (benefit)	2,078,223	103,116	98,099	(435,595)	1,843,843

Segment net earnings	$3,572,996	$168,542	$63,281	$(579,090)	$3,225,730

Total assets	$330,169,263	$293,097	$4,463,507	$9,265,957	$344,191,824

Capital expenditures	$2,037,783	$33,108	$32,848	$—	$2,103,739

2000
Interest income	$19,033,678	$—	$244,035	$(141,007)	$19,136,706
Interest expense	7,437,915	—	—	501,593	7,939,508

Net interest income	11,595,763	—	244,035	(642,600)	11,197,198
Other income	2,024,007	1,700,927	1,519,069	(159,926)	5,084,077

Total income	13,619,770	1,700,927	1,763,104	(802,526)	16,281,275
Loan loss provision	650,000	—	—	—	650,000
Non interest expense	7,584,527	1,845,550	1,287,234	127,062	10,844,373

Pre-tax income	5,385,243	(144,623)	475,870	(929,588)	4,786,902
Income taxes (benefit)	1,913,021	(53,655)	212,146	(338,128)	1,733,384

Segment net earnings	$3,472,222	$(90,968)	$263,724	$(591,460)	$3,053,518

Total assets	$237,554,967	$601,844	$3,369,367	$1,934,635	$243,460,813

Capital expenditures	$1,003,242	$26,115	$153,010	$—	$1,182,367

1999
Interest income	$14,579,861	$—	$196,196	$(65,544)	$14,710,513
Interest expense	5,263,836	—	—	575,393	5,839,229

Net interest income	9,316,025	—	196,196	(640,937)	8,871,284
Other income	2,000,774	1,593,054	1,630,459	(103,444)	5,120,843

Total income	11,316,799	1,593,054	1,826,655	(744,381)	13,992,127
Loan loss provision	785,000	—	—	—	785,000
Non interest expense	6,774,763	1,588,305	1,147,680	41,301	9,552,049

Pre-tax income	3,757,036	4,749	678,975	(785,682)	3,655,078
Income taxes (benefit)	1,328,800	(13,235)	274,944	(268,324)	1,322,185

Segment net earnings	$2,428,236	$17,984	$404,031	$(517,358)	$2,332,893

Total assets	$205,178,434	$462,832	$3,422,100	$417,942	$209,481,308

Capital expenditures	$973,121	$35,457	$45,927	$—	$1,054,505

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note F — United Financial Holdings, Inc. (Parent Only) Condensed Financial Information

      The Bank, UBGC, EPW, Trust, UFMB, UFHCT and UFHST II are wholly owned subsidiaries of United Financial Holdings, Inc. The majority of the Company’s assets are represented by its investment in the Banks and its primary source of income is dividends from the Bank and Trust.

      During 1989, the Company authorized the issuance of 150,000 shares of $10 par value cumulative, convertible, 7% preferred stock. The shares are convertible into common shares at $1.19 per share.

      Following is condensed financial information of the Company.

	December 31,

	2001	2000	1999

Balance Sheets
Cash and cash equivalents	$119,123	$2,017,268	$2,975,207
Short term investments	6,750,000	—	—
Advance to United Trust Co.	700,000	—	—
Trading securities	—	—	81,600
Equity securities	—	1,665,061	773,000
Note receivable	—	500,000	500,000
Due from subsidiaries	793,835	258,628	499,183
Investment in Bank	21,681,746	18,861,637	15,872,307
Investment in UBGC	6,034,510	—	—
Investment in EPW	181,833	63,291	154,259
Investment in United Trust	3,727,153	3,338,742	3,399,823
Investment in UF Statutory Trust II	310,000	—	—
Investment in UFH Cap Trust I	209,600	209,600	209,600
Investment in UFMB Corp.	2,932,215	—	—
Intangible assets	436,958	467,984	499,011
Other assets	332,432	62,709	38,431

	$44,209,405	$27,444,920	$25,002,421

Convertible subordinated debentures	$—	$630,000	$630,000
Junior subordinated debentures issued to UFH Cap Trust I	6,959,200	6,959,200	6,959,200
Junior subordinated debentures to UFH Statutory Trust II	10,310,000	—	—
Other liabilities	1,041,620	319,637	590,838
Stockholders’ equity	25,898,585	19,536,083	16,822,383

	$44,209,405	$27,444,920	$25,002,421

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	December 31,

	2001	2000	1999

Statements of Earnings
Equity in earnings of Bank	$3,908,124	$3,472,222	$2,428,237
Equity in (loss) of UBGC	(335,128)	—	—
Equity in earnings (loss) of EPW	168,542	(90,968)	17,985
Equity in earnings of United Trust	63,281	263,724	404,031
Equity in (loss) of UFMB Corp.	(61)	—	—
Gain (loss) on trading account	—	(6,492)	41,808
Other income	8,213	42,339	64,308
Interest expense	(687,155)	(684,864)	(702,748)
Other expense	(335,647)	(280,571)	(189,052)

Earnings before income taxes	2,790,169	2,715,390	2,064,569
Income tax benefit	435,561	338,128	268,324

Net earnings	$3,225,730	$3,053,518	$2,332,893

Note G — Securities

      At December 31, 2001 and 2000, the carrying value and estimated market value of investments in debt and equity securities were as follows:

	Carrying
	Value	Gross	Gross
	(Amortized	Unrealized	Unrealized	Estimated
	Cost)	Gains	Losses	Market Value

December 31, 2001
Securities held to maturity:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,912,802	$138,603	$22,241	$6,029,164
Obligations of State and political subdivisions	1,454,351	19,947	7,926	1,466,372
Mortgage-backed securities	12,176,022	182,123	46,408	12,311,737
Other	100,000	—	—	100,000

Total	$19,643,175	$340,673	$76,575	$19,907,273

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Historical	Gross	Gross
	Amortized	Unrealized	Unrealized	Carrying Value
	Cost	Gains	Losses	(Market Value)

Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$2,964,713	$59,225	$7,545	$3,016,393
Obligations of State and political Subdivisions	1,682,054	46,410	—	1,728,464
Mortgage-backed securities	12,183,844	155,876	37,760	12,301,960
Equity securities	1,998,329	—	—	1,998,329
Corporate Obligations	999,640	25,035	—	1,024,675
Other short-term investments	6,750,000	—	—	6,750,000

Total	$26,578,580	$286,546	$45,305	$26,819,821

	Carrying
	Value	Gross	Gross
	(Amortized	Unrealized	Unrealized	Estimated
	Cost)	Gains	Losses	Market Value

December 31, 2000
Securities held to maturity:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$10,798,927	$103,311	$46,545	$10,855,693
Obligations of State and political subdivisions	1,672,400	11,580	11,509	1,672,471
Mortgage-backed securities	3,464,577	4,098	18,860	3,449,815
Other	100,000	—	—	100,000

Total	$16,035,904	$118,989	$76,914	$16,077,979

	Historical	Gross	Gross
	Amortized	Unrealized	Unrealized	Carrying Value
	Cost	Gains	Losses	(Market Value)

Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$4,026,257	$43,618	$6,215	$4,063,660
Obligations of State and political subdivisions	2,015,155	—	23,208	1,991,947
Mortgage-backed securities	2,488,828	19,349	222	2,507,955
Equity securities	2,814,651	—	81,875	2,732,776

Total	$11,344,891	$62,967	$111,520	$11,296,338

      There were no proceeds from sales of investments in debt securities for the years ended December 31, 2001 and 2000.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The amortized cost and estimated market value of debt securities at December 31, 2001 by contractual maturity are shown below. Actual maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Held to Maturity			Securities Available for Sale

	Carrying				Carrying
	Value			Historical	Value
	(Amortized	Estimated	Average	Amortized	(Market	Average
	Cost)	Market Value	Yield	Cost	Value)	Yield

Due in one year or less	$1,100,135	$1,105,205	5.87%	$8,540,305	$8,548,281	2.60%
Due after one year through five years	2,748,570	2,857,080	6.12	2,861,101	2,958,786	6.75
Due after five years through ten years	2,100,000	2,144,970	6.57	495,000	512,464	9.50
Due after ten years	1,518,448	1,488,281	5.45	500,000	500,000	9.16
Mortgage-backed securities	12,176,022	12,311,737	5.92	12,183,844	12,301,961	5.75
Equity securities	—	—	—	1,998,329	1,998,329	—

Total	$19,643,175	$19,907,273		$26,578,579	$26,819,821

      Investment securities with a carrying value (which approximates market value) of approximately $15,387,000 and $13,418,000 at December 31, 2001 and 2000, respectively, were pledged to secure public funds and securities sold under agreements to repurchase.

Note H — Loans

      Major classifications of loans were as follows:

	December 31,

	2001	2000

Real estate mortgage	$160,768,169	$116,808,030
Commercial	78,459,533	61,970,060
Installment and other	8,258,906	7,051,507

	247,486,607	185,829,597
Less: Allowance for loan losses	3,790,337	2,760,968
Unearned fees	1,331,723	1,041,109

Loans, net	$242,364,548	$182,027,520

      Changes in the allowance for loan losses were as follows:

	For the Years Ended December 31,

	2001	2000	1999

Balance at beginning of year	$2,760,968	$2,340,857	$1,983,753
Provision charged to operating expenses	907,000	650,000	785,000
Recoveries on loans previously charged off	83,899	84,525	32,596
Loans charged off	(217,929)	(314,414)	(460,492)
Allowance related to UBGC	256,399	—	—

Balance at end of year	$3,790,337	$2,760,968	$2,340,857

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Changes in unearned fees were as follows:

	For the Years Ended December 31,

	2001	2000	1999

Balance at beginning of year	$1,041,109	$1,031,553	$627,993
Points deferred on loans	617,468	302,493	525,290
Points recognized in income	(326,854)	(292,937)	(121,730)

Balance at end of year	$1,331,723	$1,041,109	$1,031,553

      Impaired loans were as follows:

	December 31,

	2001	2000	1999

Balance at end of period	$2,562,716	$586,339	$2,325,172
Average balance during period	1,091,934	1,623,304	3,016,132
Total related allowance for losses	258,000	95,000	231,000
Interest income recognized on impaired loans	170,688	22,588	103,600

      The only loans sold by the Bank during 2001, 2000 and 1999 were SBA loans. In accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, a servicing asset is recorded when the Bank sells the SBA loans and retains the servicing. The book value of such assets, which the Bank believes approximates the fair value of such assets at December 31, 2001, 2000 and 1999 was $528,000, $392,000, and $408,000, respectively. Amortization expense relating to such servicing assets of $70,000, $43,000, and $25,000 was recorded for 2001, 2000 and 1999, respectively. The Company periodically reviews prepayment and default assumptions to determine impairment. No valuation for impairment of these assets was deemed necessary for the periods presented.

Note I — Premises and Equipment

      Major classifications of premises and equipment are as follows:

	December 31,

	2001	2000	Life

Land	$2,585,862	$1,688,779	—
Land improvements	64,746	64,746	—
Leasehold improvements	758,802	512,976	3-16
Building and building improvements	8,125,632	7,763,995	10-40
Furniture, fixtures and equipment	4,462,135	3,624,126	3-10

	15,997,177	13,654,622
Less accumulated depreciation and amortization	4,265,139	3,516,998

	$11,732,038	$10,137,624

      Depreciation of premises and equipment and amortization of leaseholds was $822,770, $663,279, and $704,823 for the years ended December 31, 2001, 2000 and 1999, respectively.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note J — Income Taxes

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, consist of the following:

	December 31,

	2001	2000

Deferred tax assets
Allowance for loan losses	$1,239,000	$931,000
Deferred loan fees	413,000	320,000
Deferred compensation	240,000	188,000
Securities available for sale	—	18,000
Net operating loss carryforward (1)	690,000	—
Other	114,000	—

	2,696,000	1,457,000
Deferred tax liabilities
Fixed assets	92,000	131,000
Other	15,000	—

Net deferred tax asset, included with other assets	$2,589,000	$1,326,000

(1)	Relates to net operating losses of UBGC. The acquisitions resulted in ownership changes for purposes of Section 382 of the Internal Revenue Code of 1986, as amended. Consequently, the net operating loss carryforwards are subject to a yearly limitation on their utilization can only be applied against future income of the acquired subsidiary and begin to expire in 2018.

      Management believes that it is more likely than not that the net deferred tax asset will be realized and, therefore, a valuation allowance has not been recorded against the deferred asset at December 31, 2001 and 2000.

      The Company’s effective tax rate varies from the statutory rate of 34%. The reasons for this difference are as follows:

	For the Years Ended December 31,

	2001	2000	1999

Computed “expected” tax provision	$1,724,000	$1,628,000	$1,243,000
Tax exempt interest income — securities	(19,000)	(20,000)	(23,000)
Tax exempt income — life insurance	(48,000)	(48,000)	(46,000)
Goodwill amortization	55,000	40,000	29,000
State taxes net of federal benefit	154,000	98,000	104,000
Other, net	(22,000)	35,000	15,000

Total	$1,844,000	$1,733,000	$1,322,000

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note K — Deposits

      At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$107,104,903
2003	12,031,963
2004	2,493,462
2005	1,582,177
2006	3,354,801

$126,567,306

Note L — Securities Sold Under Agreements to Repurchase

      The Company enters into retail repurchase agreements with certain of its customers. These agreements mature daily. All securities collateralizing these agreements were under the Company’s control for each respective time period. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

Average balance	$13,197,751	$11,223,767	$6,391,928
Average interest rate	3.27%	4.35%	3.52%
Maximum month-end balance	$19,985,129	$14,877,029	$7,307,044

      The average rate was determined by dividing the total interest paid by the average outstanding borrowings.

      Securities underlying the agreements are as follows:

	At December 31,

	2001	2000

Carrying value	$15,387,143	$10,198,819
Estimated fair value	$15,547,218	$10,163,566

Note M — Convertible Subordinated Debentures and Other Debt

      Company debt consists of the following:

8% Convertible Subordinated Debentures issued in conjunction with the acquisition of EPW. The holder can convert to common stock at $4.12 per share at any time. Upon conversion, the common stock issued cannot be traded for a period of two years. Interest is payable semi-annually and the debentures mature January 31, 2006. The debentures are callable by the Company, in whole or part, as follows:

		December 31,

Year	Price	2001	2000

2002	102%
2003	101%
2004	100%
2005 and thereafter	100%
		$—	$630,000

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      In January 2001, the Company called the Convertible Subordinated Debentures. Upon receiving the call notice, the debenture holders elected to convert all the Debentures into common stock.

     Line of Credit

      The Company has a revolving line of credit for $5,000,000 with an unrelated bank. At December 31, 2001, no amount was outstanding under the facility.

Note N — Regulatory Matters

      The Company, Bank and UBGC are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and a regulatory framework for prompt corrective action, the Company and banking units must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require them to maintain minimum amounts and ratios (set forth in the table below) to total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2001, that they meet all capital adequacy requirements to which they are subject.

      As of December 31, 2001 and 2000, the most recent notification from the Federal Reserve categorized them as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, they must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

      The actual capital amounts and ratios as of December 31, 2001 are as follows (dollars in thousands):

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2001
Total Risk Based Capital (to risk weighted assets):
United Financial Holding Company	$42,123	15.14%	$22,263	8.00%	$27,829	10.00%
United Bank & Trust	24,214	10.11%	19,165	8.00%	23,956	10.00%
United Bank of the Gulf Coast	4,767	15.40%	2,477	8.00%	3,096	10.00%

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note N — Regulatory Matters – Continued

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to risk weighted assets):
United Financial Holding Company	$30,679	11.02%	$11,132	4.00%	$16,697	6.00%
United Bank & Trust	21,213	8.85%	9,583	4.00%	14,374	6.00%
United Bank of the Gulf Coast	4,495	14.52%	1,238	4.00%	1,858	6.00%
Tier I Capital (to average assets):
United Financial Holding Company	30,679	9.37%	13,099	4.00%	16,374	5.00%
United Bank & Trust	21,213	7.68%	11,051	4.00%	13,814	5.00%
United Bank of the Gulf Coast	4,495	9.87%	1,822	4.00%	2,277	5.00%
As of December 31, 2000
Total Risk Based Capital (to risk weighted assets):
United Financial Holding Company	$26,785	13.28%	$16,141	8.00%	$20,176	10.00%
United Bank & Trust	20,924	10.53%	15,903	8.00%	19,878	10.00%
Tier I Capital (to risk weighted assets):
United Financial Holding Company	24,016	11.90%	8,070	4.00%	12,105	6.00%
United Bank & Trust	18,436	9.27%	7,951	4.00%	11,927	6.00%
Tier I Capital (to average assets):
United Financial Holding Company	24,016	10.26%	9,361	4.00%	11,701	5.00%
United Bank & Trust	18,436	8.03%	9,183	4.00%	11,478	5.00%

Note O — Concentrations of Risk

      All of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers who are substantially all located in the Company’s market area. The majority of customers are depositors of the Company. The concentrations of credit by type of loan are set forth in Note H. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit. At December 31, 2001 and 2000, less than 5% of the Company’s loans are unsecured.

      At December 31, 2001, one customer controlled approximately 9% of the total deposits of the Bank. Such deposits were invested primarily in short-term investments.

Note P — Commitments and Contingent Liabilities

Off Balance-Sheet Risk

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the balance sheet. The contract or notional

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

      The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk. The contract or notional amounts are as follows:

	December 31,

	2001	2000

Commitments to extend credit	$42,997,155	$29,546,146
Standby letters of credit and financial guarantees written	$4,546,715	$2,723,906

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds residential or commercial real estate, accounts receivable, inventory, and equipment as collateral supporting those commitments for which collateral is deemed necessary.

Litigation

      The Company is party to certain litigation encountered in the course of its normal operations, a portion of which involves actions brought against borrowers, generally involving foreclosure proceedings. In some instances, borrowers or interested parties have filed or threatened suit in retaliation. Management, after consulting with legal counsel, believes that it has valid defenses and intends to vigorously defend these matters. Management is of the opinion that an unfavorable outcome, if any, would not have a material effect upon the consolidated financial statements.

Operating Leases

      The Company also has operating leases covering certain office equipment and office facilities expiring at various times through 2014.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The minimum annual rentals under these leases as of December 31, 2001, are as follows:

Year	Amount

2002	$412,387
2003	368,992
2004	370,716
2005	371,921
2006	357,819
Thereafter	1,156,219

Total minimum lease payments	$3,038,054

      The Company’s rent expense was $389,002, $99,896, and $96,788 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note Q — Fair Value of Financial Instruments

      The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

      The Company, in estimating the fair value of its financial instruments, used the following methods and assumptions:

Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

Investment securities and investment securities available for sale: Fair values for investment securities are based on quoted market prices.

Federal funds sold: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rate used to determine the present value of these loans was based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance-sheet instruments: The Company’s loan commitments, standby letters of credit and financial guarantees written, which approximate $48,000,000 and $32,000,000 at December 31, 2001 and 2000, respectively, are negotiated at current market rates and are relatively short-term in nature and, as a matter of policy, the Company generally makes commitments for fixed rate loans for relatively short periods of time. Therefore, the estimated value of the Company’s loan commitments approximates the fees charged for entering into the commitments.

Deposit liabilities: The fair values of demand deposits are, as required by SFAS 107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. Discounted cash flows have

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

Long-term debt: The carrying value of the Company’s long-term debt approximates its fair value since the interest rates on these instruments approximate market interest rates.

Cumulative trust preferred securities: Fair value for cumulative trust preferred securities are based on quoted market prices.

Financial Instruments

	For the Years Ended

	December 31, 2001		December 31, 2000

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)		(In thousands)
Assets:
Cash and due from banks	$17,556	$17,556	$9,420	$9,420
Federal funds sold	12,671	12,671	4,961	4,961
Securities held to maturity	19,643	19,907	16,036	16,078
Securities available for sale	26,820	26,820	11,296	11,296
Loans	247,487	250,815	185,830	186,122
Federal Home Loan Bank stock	507	507	507	507
Federal Reserve Bank stock	226	226	226	226
Liabilities:
Demand deposits	55,994	55,994	37,051	37,051
NOW and money market	93,690	93,690	78,887	78,887
Savings	6,316	6,316	4,573	4,573
Time, $100,000 and over	50,072	49,191	28,013	27,979
Other time	76,496	74,792	53,628	53,538
Securities sold under agreements to repurchase	15,523	15,523	10,163	10,163
Convertible subordinated debentures	—	—	630	1,165
UFHCT I Cumulative trust preferred securities	6,750	6,885	6,750	6,750
UFHST II Cumulative trust preferred securities	10,000	10,000	—	—
Off balance sheet items	—	475	—	320

Note R — Related Parties

      The Bank has entered into transactions with its directors, significant stockholders, and their affiliates (“related parties”). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

related parties approximated $11,055,000, $8,229,000, and $6,194,000 at December 31, 2001, 2000 and 1999, respectively.

      During March 1997, an affiliate of one of the Company’s directors (the “Manager”) entered into a property Management Agreement with Imaginative Investments, Inc., a subsidiary of the Bank, pursuant to which the Manager is employed to act as the sole and exclusive manager in the leasing, operation and management of the Company’s principal executive offices for total annual consideration of approximately $19,000. The Owner is required to maintain comprehensive general public liability insurance in the amount of $2,000,000 naming as insured parties the Owner, Manager and such other parties as the Owner may direct. The Manager must maintain its own insurance to protect itself from any and all claims under any workers’ compensation laws or other employer’s liability laws.

      In 2001, the Company invested $125,000 representing a 25% equity interest and made a $925,000 loan to a newly formed partnership. One of the managing partners is the son-in-law of the Company’s president. The investment is accounted for under the equity method of accounting.

Note S — Profit Sharing Plan

      The Company has a defined contribution profit-sharing plan covering substantially all employees. The Board of Directors determines contributions annually. The Company contributed $130,000, $117,000, and $112,500 for the years ended December 31, 2001, 2000 and 1999, respectively. The plan was amended in 1993 to include an Employee Stock Ownership Plan (ESOP) provision. As of December 31, 2001, the ESOP owned 167,354 shares of the Company’s common stock and 1,436 shares of Series One Preferred Stock. During 2001, the ESOP purchased 17,500 shares of common stock on the open market; the 1,436 shares of Series One Preferred Stock in a private transaction.

      The Company sponsors a deferred compensation 401(k) Plan for the benefit of eligible full-time employees. The 401(k) Plan, which is voluntary, allows employees to contribute up to 10 percent of their total compensation (or a maximum of $10,500 as limited by federal regulations) on a pre-tax basis. The Company makes a matching contribution of 100 percent of the first $500 and 40 percent thereafter, up to the maximum amount allowed by the 401(k) Plan. Employee contributions to the 401(k) Plan were $275,234, $226,786, and $182,040 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company’s matching contribution was $134,182, $110,692, and $90,732 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note T — Stockholders’ Equity

      The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations. Options to purchase 7,000 shares of common stock at $10.80 and $9.13 a share, 452,749 shares of common stock at $7.90 a share, and 454,749 shares of common stock at $7.92 a share at December 31, 2001, 2000 and 1999, respectively, were not included in the computation of diluted EPS because the options’ exercise price was not less than the value of the common shares based on

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

quoted market price and would be anti-dilutive. All these options have various lives and begin to expire in 2007.

	For the Year Ended December 31,

	2001			2000			1999

		Weighted	Per		Weighted	Per		Weighted	Per
		Average	Share		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common stockholders	$3,157,622	4,432,153	$.71	$3,046,518	4,232,304	$.72	$2,322,095	4,118,228	$.56

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Convertible debt	1,310	6,698		31,434	152,790		31,434	152,790
Preferred stock	4,667	56,233		7,000	81,196		10,798	129,476
Stock options	—	54,640		—	1,531		—	—

Diluted EPS
Net earnings available to common stockholders and assumed conversions	$3,163,639	4,549,724	$.70	$3,084,952	4,467,821	$.69	$2,364,327	4,400,494	$.54

      During the year ended December 31, 1997, the Company adopted the United Financial Holdings, Inc. Stock Option and Incentive Compensation Plan (“Plan”) under which 468,000 shares of common stock were reserved. Under the Plan, the Company may grant its Board of Directors and certain officers incentive stock options or non-qualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. The options granted to the Board of Directors are 100% vested and the remaining options vest and become exercisable at 20% increments after each anniversary date of employment beginning after the second anniversary date.

      During the year ended December 31, 1998, the Company adopted the United Financial Holdings, Inc. Stock Option Plan (the “1998 Plan”) under which 250,000 shares of common stock were reserved. Under the Plan, the Company may grant stock options to key persons and other persons who contribute materially to the success and profitability of the Company. The Plan is also used to assist in attracting and retaining key individuals. The Company may grant incentive stock options or non-qualified stock options to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant and for a term not to exceed 10 years. The options granted are subject to a vesting

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

schedule as set forth in each individual option agreement. All options granted in 2001, 2000 and 1999 were at the estimated fair market value of the Company’s common stock at the grant date.

			Weighted
		Range of	Average
	Number of	Per Share	Per Share
	Shares	Option Price	Price

Outstanding at December 31, 1998	481,380	$7.63 - 8.25	$7.94
Options granted	3,000	6.69	6.69
Options exercised	—	—	—
Options forfeited	(29,631)	7.94 - 8.25	(8.08)

Outstanding at December 31, 1999	454,749	6.69 - 7.63	7.92
Options granted	53,000	6.81 - 7.63	7.04
Options exercised	—	—	—
Options forfeited	(27,000)	7.63 - 7.94	(7.78)

Outstanding at December 31, 2000	480,749	6.69 - 7.94	7.83
Options granted	36,000	7.50 - 10.80	8.17
Options exercised	—	—	—
Options forfeited	—	—	—

Outstanding at December 31, 2001	516,749	6.69 - 10.80	7.85

		Weighted
		Average	Weighted
		Remaining	Average
Range of	Number	Contractual	Exercise
Exercise Price	Outstanding	Life (Years)	Price

Outstanding Shares:
$7.94	424,749	6.00	$7.94
6.69 – 7.68	81,000	8.83	7.22
8.48 – 10.80	11,000	9.64	9.35

Exercisable Shares:
$7.94	424,749		$7.94
6.69 – 7.68	12,400		7.03
8.48 – 10.80	1,200		10.80

      The Company has adopted only the disclosure provisions of SFAS 123 as it relates to employee awards. APB 25 is applied in accounting for the Company’s plans. Accordingly, no compensation expense is recognized related to stock based compensation plans. The pro forma net earnings and net earnings per

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

common share, if the Company elected to account for its plans consistent with the methodology prescribed by SFAS 123, are a follows:

	For the Years Ended December 31,

	2001	2000	1999

Net earnings:
As reported	$3,225,730	$3,053,518	$2,332,893
Pro Forma	$3,168,554	$2,919,103	$2,244,347

Net earnings per common share — basic:
As reported	$.71	$.72	$.56
Pro Forma	$.72	$.69	$.54

Net earnings per common share — diluted:
As reported	$.70	$.69	$.54
Pro Forma	$.70	$.65	$.51

      At December 31, 2001, in order to calculate the fair value of the options, the Black-Scholes option-pricing model was used with the risk-free interest rate of 4.0%, the dividend yield would be 2.39% over the exercise period, the expected life of the options would be three years, and stock volatility would be 55%. At December 31, 2000, in order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, the dividend yield would be 2.36% over the exercise period, the expected life of the options would be four years, and stock volatility would be 20%. At December 31, 1999, it was assumed the risk-free rate was 6.0%, the dividend yield was 1.68% over the exercise period, the expected life of the option would be the entire exercise period, and stock volatility would be 20% due to a thinly traded market for the stock for this period.

      In November, 2001 the Board of Directors of the Company authorized the repurchase of up to 300,000 shares of its common stock. As of December 31, 2001 no shares had been repurchased.

Note U — Executive Compensation

      The Company has employment contracts with certain executive officers of the Company, providing for a total annual payment equal to their annual base salary plus bonuses. These contracts are in effect until termination (as defined) of the related employee. If the Company terminates the employee for other than just cause (as defined), the affected employee shall receive, for a period of twelve months, continuing compensation equal to his compensation for the twelve month period immediately prior to termination.

      The Company has established a non-qualified defined benefit plan covering certain executive employees. The Plan specifies that upon reaching age 65, the employee will receive an annual benefit (paid monthly) ranging from 40 percent to 60 percent of their annual salary, for 240 months. The Company will accrue the present value of the estimated future retirement payments over the period from the date of each agreement to the retirement date of the respective executive officer. To fund these benefit plans, the Company purchased single premium cash value life insurance policies with current cash surrender values of $ 2.8 million, which have been capitalized and included in other assets.

SUPPLEMENTAL SCHEDULES

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2001

	United		United Bank			UFH	UFH
	Financial	United Bank	of the Gulf			Capital	Statutory	UFMB		Eliminating	Consolidated
	Holdings, Inc.	& Trust	Coast	EPW	Trust	Trust I	Trust II	Corp.	Total	Entries	Total

ASSETS
Cash and due from banks	$119,123	$17,069,190	$524,194	$206,544	$91,601	$—	$—	$1	$18,010,653	$(454,772)	$17,555,881
Federal funds sold	—	8,525,000	4,145,678	—	—	—	—	—	12,670,678	—	12,670,678
Securities held to maturity	—	11,641,293	8,001,882	—	—	—	—	—	19,643,175	—	19,643,175
Securities available for sale, at market	6,750,000	9,793,586	7,356,809	—	1,920,687	—	—	1,848,739	27,669,821	(850,000)	26,819,821
Loans, net	—	214,360,117	26,954,431	—	—	—	—	1,050,000	242,364,548	—	242,364,548
Premises and equipment, net	—	11,179,882	306,873	54,504	190,779	—	—	—	11,732,038	—	11,732,038
Federal Home Loan Bank stock	—	506,600	—	—	—	—	—	—	506,600	—	506,600
Federal Reserve Bank stock	—	226,300	—	—	—	—	—	—	226,300	—	226,300
Accrued interest receivable	675	1,225,436	187,334	—	18,724	—	22,453	33,438	1,488,060	(22,453)	1,465,607
Intangible assets, net	436,958	359,511	822,561	—	1,328,731	—	—	—	2,947,761	—	2,947,761
Other real estate owned	—	141,365	—	—	—	—	—	—	141,365	—	141,365
Other assets	36,902,649	5,710,289	1,130,932	32,049	912,985	6,959,200	10,310,000	37	61,958,141	(53,840,091)	8,118,050

Total assets	$44,209,405	$280,738,569	$49,430,694	$293,097	$4,463,507	$6,959,200	$10,332,453	$2,932,215	$399,359,140	$(55,167,316)	$344,191,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$—	$53,965,791	$2,483,475	$—	$—	$—	$—	$—	$56,449,266	$(454,773)	$55,994,493
NOW and money market	—	80,600,513	13,089,707	—	—	—	—	—	93,690,220	—	93,690,220
Savings	—	6,298,614	17,814	—	—	—	—	—	6,316,428	—	6,316,428
Time, $100,000 and over	—	41,097,688	9,824,288	—	—	—	—	—	50,921,976	(850,000)	50,071,976
Other time	—	58,708,529	17,786,801	—	—	—	—	—	76,495,330	—	76,495,330

Total deposits	—	240,671,135	43,202,085	—	—	—	—	—	283,873,220	(1,304,773)	282,568,447
Securities sold under agreements to repurchase	—	15,522,785	—	—	—	—	—	—	15,522,785	—	15,522,785
Accrued interest payable	22,453	503,979	115,559	—	—	—	22,453	—	664,444	(22,453)	641,991
Convertible subordinated debentures	—	—	—	—	—	—	—	—	—	—	—
Long-term debt	17,269,200	—	—	—	—	—	—	—	17,269,200	(17,269,200)	—
Other liabilities	1,019,169	2,358,924	78,540	111,265	736,354	—	—	—	4,304,252	(1,493,834)	2,810,418

Total liabilities	18,310,822	259,056,823	43,396,184	111,265	736,354	—	22,453	—	321,633,901	(20,090,260)	301,543,641
Company-obligated Mandatory Redeemable Capital Securities of Subsidiary Trust Holding Solely Subordinated Debentures of the Company	$—	$—	$—	$—	$—	$6,749,600	$10,000,000	$—	$16,749,600	$—	$16,749,600

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET — (Continued)

	United		United Bank			UFH	UFH
	Financial	United Bank	of the Gulf			Capital	Statutory	UFMB		Eliminating	Consolidated
	Holdings, Inc.	& Trust	Coast	EPW	Trust	Trust I	Trust II	Corp.	Total	Entries	Total

STOCKHOLDERS’ EQUITY
Series One Preferred Stock	$3,075,152	$—	$—	$—	$—	$—	$—	$—	$3,075,152	$—	$3,075,152
7% convertible preferred stock	66,670	—	—	—	—	—	—	—	66,670	—	66,670
Common stock	44,652	750,000	3,000,000	38,539	1,000,000	209,600	310,000	—	5,352,791	(5,308,139)	44,652
Paid-in capital	10,982,678	6,792,746	3,339,315	775,813	2,457,925	—	—	2,932,276	27,280,753	(16,298,075)	10,982,678
Treasury shares	(176,685)	—	—	—	—	—	—	—	(176,685)	—	(176,685)
Accumulated other comprehensive income	157,519	109,446	30,323	—	17,750	—	—	—	315,038	(157,519)	157,519
Retained earnings	11,748,597	14,029,554	(335,128)	(632,520)	251,478	—	—	(61)	25,061,920	(13,313,323)	11,748,597

Total stockholders’ equity	25,898,583	21,681,746	6,034,510	181,832	3,727,153	209,600	310,000	2,932,215	60,975,639	(35,077,056)	25,898,583

Total liabilities and stockholders’ Equity	$44,209,405	$280,738,569	$49,430,694	$293,097	$4,463,507	$6,959,200	$10,332,453	$2,932,215	$399,359,140	$(55,167,316)	$344,191,824

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS

For the Year Ended December 31, 2001

	United		United Bank			UFH	UFH
	Financial	United Bank	of the Gulf			Capital	Statutory	UFMB		Eliminating	Consolidated
	Holdings, Inc.	& Trust	Coast	EPW	Trust	Trust I	Trust II	Corp.	Total	Entries	Total

Interest income
Loans and loan fees	$8,213	$18,524,125	$1,003,945	$—	$—	$—	$—	$27,189	$19,563,472	$—	$19,563,472
Securities
U.S. Treasury	—	197,978	—	—	—	—	—	—	197,978	—	197,978
Obligations of other U.S. Government agencies and corporations	—	817,734	55,627	—	197,094	—	—	(27,287)	1,043,168	(112,759)	930,409
Obligations of states and political subdivisions	—	221,991	—	—	—	—	—	—	221,991	—	221,991
Other	—	282,997	335,640	—	—	—	—	—	618,637	—	618,637
Subordinated debentures	20,377	—	—	—	—	654,165	22,453	—	696,995	(696,995)	—
Federal funds sold and securities purchased under reverse repurchase agreements	—	493,152	245,503	—	—	—	—	—	738,655	—	738,655

Total interest income	28,590	20,537,977	1,640,715	—	197,094	654,165	22,453	(98)	23,080,896	(809,754)	22,271,142
Interest expense
NOW and money market	—	2,122,229	266,599	—	—	—	—	—	2,388,828	—	2,388,828
Savings	—	95,569	181	—	—	—	—	—	95,751	—	95,751
Time deposits, $100,000 and over	—	1,954,809	295,677	—	—	—	—	—	2,250,485	—	2,250,485
Other time	—	3,221,972	568,223	—	—	—	—	—	3,790,195	(29,249)	3,760,946
Short and long- term debt	30,915	—	—	—	—	—	—	—	30,915	—	30,915
Subordinated debentures issued to subsidiary Trust	676,617	—	—	—	—	19,703	675	—	696,995	(696,995)	—
Federal funds purchased and securities sold under agreements to repurchase	—	499,026	—	—	—	—	—	—	499,026	(83,510)	415,516
Cumulative Trust Preferred Securities	—	—	—	—	—	634,462	21,778	—	656,240	—	656,240

Total interest expense	707,532	7,893,605	1,130,680	—	—	654,165	22,453	—	10,408,435	(809,754)	9,598,681

Net interest income	(678,942)	12,644,372	510,035	—	197,094	—	—	(98)	12,672,461	—	12,672,461
Provision for loan losses	—	880,000	27,000	—	—	—	—	—	907,000	—	907,000

Net interest income after provision for loan losses	(678,942)	11,764,372	483,035	—	197,094	—	—	(98)	11,765,461	—	11,765,461

Other income
Service charges on deposit accounts	$—	$1,291,330	$25,378	$—	$—	$—	$—	$—	$1,316,708	$—	$1,316,708
Trust and investment management income	—	—	—	1,577,843	1,587,505	—	—	—	3,165,348	(48,000)	3,117,348
Net trading account loss	—	—	—	—	—	—	—	—	—	—	—
Equity in earnings of subsidiaries	3,804,758	—	—	—	—	—	—	—	3,804,758	(3,804,758)	—
Other service charges, fees and income	—	1,695,862	8,909	—	—	—	—	—	1,704,771	(233,776)	1,470,995

Total other income	3,804,758	2,987,192	34,287	1,577,843	1,587,505	—	—	—	9,991,585	(4,086,534)	5,905,051

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS — (Continued)

	United		United Bank			UFH	UFH
	Financial	United Bank	of the Gulf			Capital	Statutory	UFMB		Eliminating	Consolidated
	Holdings, Inc.	& Trust	Coast	EPW	Trust	Trust I	Trust II	Corp.	Total	Entries	Total

Other expense
Salaries and employee benefits	—	4,895,707	551,812	964,580	959,059	—	—	—	7,371,158	—	7,371,158
Occupancy expense	—	715,077	154,187	75,309	69,236	—	—	—	1,013,809	(65,445)	948,364
Furniture and equipment expense	—	578,373	70,398	43,729	87,844	—	—	—	780,344	—	780,344
Data processing expense	—	579,406	78,828	17,957	132,784	—	—	—	808,975	—	808,975
Legal and professional fees	32,287	123,666	555	2,622	4,979	—	—	—	164,109	—	164,109
Amortization of intangible assets	31,027	14,724	24,136	—	92,166	—	—	—	162,052	—	162,052
Other operating expenses	272,333	1,673,749	157,049	201,988	277,151	—	—	—	2,582,270	(216,332)	2,365,936

Earnings (loss) before income taxes	2,790,169	6,170,862	(519,643)	271,658	161,380	—	—	(98)	8,874,328	(3,804,755)	5,069,573
Income tax expense (benefit)	(435,561)	2,262,741	(184,515)	103,116	98,099	—	—	(37)	1,843,843	—	1,843,843

NET EARNINGS (LOSS)	$3,225,730	$3,908,121	$(335,128)	$168,542	$63,281	$—	$—	$(61)	$7,030,485	$(3,804,755)	$3,225,730

APPENDIX — F

QUARTERLY REPORT ON FORM 10-QSB OF UNITED FINANCIAL HOLDINGS, INC.

FOR THE QUARTER ENDED MARCH 31, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-QSB

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended March 31, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 005-55641

United Financial Holdings, Inc.

(Name of Small Business Issuer in its Charter)

Florida	59-2156002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

333 Third Avenue North, Suite 200

St. Petersburg, Florida 33701-3346
(Address of Principal Executive Offices)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

     Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

Common Stock, $0.01 Par value	4,435,229

Class	Outstanding as of April 30, 2002

UNITED FINANCIAL HOLDINGS, INC.

PART I.     FINANCIAL INFORMATION

Item 1.	Financial Statements

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	(Unaudited)	(Audited)

	(In thousands)
ASSETS
Cash and due from banks	$16,495	$17,556
Federal funds sold	18,089	12,671
Securities held to maturity, market value of $21,327 and $19,907 respectively	21,306	19,643
Securities available for sale, at market	22,764	26,820
Loans, net	263,412	242,364
Premises and equipment, net	12,484	11,732
Federal Home Loan Bank stock	613	507
Federal Reserve Bank stock	407	226
Accrued interest receivable	1,700	1,466
Intangible assets	3,010	2,948
Other real estate owned	139	141
Other assets	8,234	8,118

Total assets	$368,653	$344,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$53,851	$55,994
NOW and money market	105,889	93,690
Savings & Time Deposits	146,792	132,884

Total deposits	306,532	282,568

Securities sold under agreements to repurchase	14,196	15,523
Accrued interest payable	949	642
Other liabilities	4,013	2,811

Total liabilities	325,690	301,544
Company-obligated Mandatory Redeemable Capital Securities of Subsidiary Trusts	16,750	16,750
STOCKHOLDERS’ EQUITY
Series one convertible preferred stock	2,932	3,075
7% convertible preferred stock	67	67
Common stock	45	45
Paid-in capital	10,983	10,983
Treasury shares	(177)	(177)
Accumulated other comprehensive income	57	157
Retained earnings	12,306	11,749

Total stockholders’ equity	26,213	25,899

Total liabilities and stockholders’ equity	$368,653	$344,192

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended

	March 31,	March 31,
	2002	2001

	(Unaudited)
	(In thousands, except
	per share data)
Interest income
Loans and loan fees	$4,982	$4,627
Securities	553	410
Federal funds sold and securities purchased under reverse repurchase agreements	77	55

Total interest income	5,612	5,092
Interest expense
Deposits	1,750	1,960
Long-term debt and other borrowings	—	128
Subordinated debentures issued to subsidiary trusts	343	159

Total interest expense	2,093	2,247

Net interest income	3,519	2,845
Provision for loan losses	303	210

Net interest income after provision for loan losses	3,216	2,635
Other income
Service charges on deposit accounts	386	274
Trust and investment management income	835	843
Gain on sales of loans	134	140
All other fees and income	259	158

Total other income	1,614	1,415
Other expense
Salaries and employee benefits	2,123	1,740
Occupancy expense	262	187
Furniture and equipment expense	204	166
Data Processing	208	190
Marketing and business development	100	113
Other operating expenses	575	500

	3,472	2,896

Earnings before income taxes	1,358	1,154
Income tax expense	510	416

NET EARNINGS	$848	$738

Earnings Per Share:
Basic	$.19	$.17
Diluted	$.18	$.16

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended

	March 31,	March 31,
	2002	2001

	(Unaudited)
	(In thousands)
Net earnings	$848	$738
Other comprehensive income
Unrealized holding gains (losses)	(152)	141
Income tax (expense) benefit related to items of other comprehensive income	52	(48)

Comprehensive income	$748	$831

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series One	7%				Accumulated
	Convertible	Convertible				Other
	Preferred	Preferred	Common	Paid-In	Treasury	Comprehensive	Retained
	Stock	Stock	Stock	Capital	Shares	Income	Earnings	Total

	(Unaudited)

	(In thousands)
Balance at December 31, 2001	$3,075	$67	$45	$10,983	$(177)	$157	$11,749	$25,899
Net Earnings	—	—	—	—	—	—	848	848
Dividends on Common Stock	—	—	—	—	—	—	(267)	(267)
Dividends on Preferred Stock	—	—	—	—	—	—	(24)	(24)
Accumulated other comprehensive income	—	—	—	—	—	(100)	—	(100)
Return of shares in settlement of acquisition contingency	(143)	—	—	—	—	—	—	(143)

Balance at March 31, 2002	$2,932	$67	$45	$10,983	$(177)	$57	$12,306	$26,213

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

	March 31, 2002	March 31, 2001

	(Unaudited)

	(In thousands)
Cash flows from operating activities:
Net earnings	$848	$738
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Provision for loan losses	303	210
Provision for depreciation and amortization	221	221
Accretion of securities discount	(8)	(36)
Amortization of unearned loan fees	(60)	(75)
Amortization of securities premiums	36	5
Gain on sales of loans	(200)	(230)
(Increase) decrease in accrued interest receivable	(235)	61
Increase in accrued interest payable	307	180
(Increase)decrease in other assets	(112)	539
(Increase) decrease in other liabilities	1,202	(1,956)

Net cash provided by (used in) operating activities	2,302	(343)
Cash flows from investing activities:
Purchase of FRB and FHLB stock	(288)	—
Net (increase) in Federal funds sold	(5,418)	(9,674)
Principal repayments of held to maturity securities	3,439	315
Principal repayments of available for sale securities	7,367	166
Proceeds from maturities of available for sale securities	1,000	—
Proceeds from maturities of held to maturity securities	1,000	2,950
Purchases of held to maturity securities	(6,030)	(495)
Purchases of available for sale securities	(4,511)	—
Proceeds from sales of loans	1,837	2,849
Net (increase) in loans	(23,132)	(8,630)
Capital expenditures	(973)	(656)

Net cash used in investing activities	(25,709)	(13,175)
Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW accounts, money market accounts and savings accounts	10,314	(2,398)
Net increase in certificates of deposit	13,646	14,812
Net (decrease) increase in securities sold under agreements to repurchase	(1,327)	1,858
Dividend paid on Preferred Stock	(24)	(2)
Dividend paid on Common Stock	(267)	(222)
Purchase of Treasury Shares	—	(60)

Net cash provided by financing activities	22,346	13,988

	Three Months Ended

	March 31, 2002	March 31, 2001

	(Unaudited)

	(In thousands)
Net (decrease) increase in cash and due from banks	(1,061)	470
Cash and due from banks at beginning of period	17,556	9,420

Cash and due from banks at end of period	$16,495	$9,890

Cash paid during the period for:
Interest	$1,786	$2,066
Income taxes	$371	$595
Supplemental Disclosure of Non-cash Activity
Non-cash common stock issued	$—	$932

      Related to the acquisition of First Security Bank at April 1, 2001, the Company made a final purchase accounting adjustment to decrease loans by $206 thousand, decrease the Series One Preferred stock by $143 thousand, and increase goodwill by $63 thousand.

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Holding Company and Subsidiaries Background Information

      United Financial Holdings, Inc. (the “Company”) is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank (“Bank”), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with seven branch offices serving Pinellas County in the State of Florida.

      The Company’s other operating subsidiaries are EPW Investment Management, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940 (“EPW”) headquartered in Tampa, Florida with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company (“Trust”) located in St. Petersburg, Florida; and United Bank of the Gulf Coast (the “UBGC”, formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. The Sarasota bank was started by a group of local investors in February 1999 and acquired by the Company on April 1, 2001. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). In addition, United Trust also provides retail trust and investment management services to individual and corporate clients.

Note 2 — Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made to fairly state the results for the interim periods. The results of operations of the three months ended March 31, 2002 are not necessarily indicative of the results expected for the full year.

      The organization and business of the Company, accounting policies followed by the Company and other information are contained in the Company’s December 31, 2001 10-KSB. This quarterly report should be read in conjunction with such annual report.

Note 3 — Earnings Per Share

      Basic earnings per share are based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and the further dilution from the conversion of the convertible debt and the preferred stock and the exercise of stock options using the treasury stock method. The following is a

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods presented (dollars in thousands, except per share data):

	For the Three Months Ended March 31,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to Common Stockholders	$824	4,440,421	$.19	$736	4,406,890	$.17

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Convertible Debt	—	—		1	27,162
Preferred Stock	2	56,233		2	56,233
Stock Options	—	139,104		—	3,025

Diluted EPS
Net earnings available to Common Stockholders and assumed conversions	$826	4,635,758	$.18	$739	4,493,310	$.16

Note 4 — Business Segment Information

      United Financial has three reportable segments: Commercial Banking, which consists of the Bank and UBGC; Trust Services, which consists of United Trust; and Investment Management Services, which consists of EPW Investment Management. Corporate and Other includes corporate expenses such as corporate overhead, intercompany transactions, and certain goodwill amortization (in 2001 only). The following table presents the Company’s Business Segment Information for the three months ended March 31, 2002 and 2001, respectively (dollars in thousands):

	For the Three Months Ended March 31, 2002

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Other	Total

Net Interest Income	$3,788	$—	$40	$(309)	$3,519
Non Interest Income	856	390	455	(87)	1,614

Total Revenue	4,644	390	495	(396)	5,133
Loan Loss Provision	303	—	—	—	303
Non Interest Expense	2,733	322	399	18	3,472

Pretax Income (Loss)	1,608	68	96	(414)	1,358
Income Taxes (Benefit)	606	25	34	(155)	510

Segment Net Income (Loss)	$1,002	$43	$62	$(259)	$848

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three Months Ended March 31, 2001

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Other	Total

Net Interest Income	$2,967	$—	$37	$(159)	$2,845
Non Interest Income	602	434	421	(42)	1,415

Total Revenue	3,569	434	458	(201)	4,260
Loan Loss Provision	210	—	—	—	210
Non Interest Expense	2,085	366	432	13	2,896

Pretax Income (Loss)	1,274	68	26	(214)	1,154
Income Taxes (Benefit)	450	25	18	(77)	416

Segment Net Income (Loss)	$824	$43	$8	$(137)	$738

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      This report contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Company.

Comparison of Balance Sheets at March 31, 2002 and December 31, 2001

     Overview

      Total assets of the Company were $368.7 million at March 31, 2002, compared to $344.2 million at December 31, 2001, an increase of $24.5 million or 7.1%. This increase was primarily the result of the Company’s internal growth of earning assets (primarily loans) funded by an increase in deposits.

     Investment Securities

      Investment securities, consisting of U.S. Treasury and federal agency securities, obligations of state and political subdivisions and mortgage-backed and corporate debt securities, were $44.1 million at March 31, 2002, compared to $46.5 million at December 31, 2001, a decrease of $2.4 million or 5.2%. Included in investment securities at March 31, 2002, were $22.8 million of securities held as “available for sale” to provide the Company greater flexibility to respond to changes in interest rates and liquidity. These securities have been recorded at market value.

     Loans

      Total loans were $268.8 million at March 31, 2002, compared to $247.5 million at December 31, 2001, an increase of $21.3 million or 8.6%. For the same period, real estate mortgage loans increased by $8.1 million or 5.0%, commercial loans increased by $13.1 million or 16.7%, and all other loans including consumer loans increased by $0.1 million or 1.6%. Loans net of allowance for loan loss and unearned fees were $263.4 million at March 31, 2002 compared to $242.4 million at December 31, 2001.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth information concerning the loan portfolio by collateral types as of the dates indicated (dollars in thousands):

	March 31, 2002	December 31, 2001

Real estate mortgage loans:
Commercial real estate	$121,612	$116,081
One-to-four family residential	12,776	12,980
Multifamily residential	14,023	14,911
Construction and land development	20,447	16,796

Total real estate mortgage loans	168,858	160,768

Commercial loans	91,571	78,459
Consumer loans	6,837	6,486
Other loans	1,553	1,773

Gross loans	268,819	247,486
Allowances for loan losses	(3,939)	(3,790)
Unearned fees	(1,468)	(1,332)

Total loans net of allowance and unearned fees	$263,412	$242,364

     Asset Quality and Allowance for Loan Losses

      The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses within the existing loan portfolio. The allowance is based upon an ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio, and to a lesser extent, unused commitments to provide financing.

      The methodologies for assessing the appropriateness of the allowance consist of several key elements, which include: 1) the formula allowance; 2) review of the underlying collateral on specific loans; and 3) historical loan losses. The formula allowance is calculated by applying loss factors to outstanding loans and unused commitments, in each case based on the internal risk grade of those loans. Changes in risk grades of both performing and non-performing loans affect the amount of the formula allowance. On the larger criticized or classified credits, a review is conducted of the underlying collateral that secures each credit. A worse case scenario review is conducted on those loans to calculate the amount, if any, of potential loss. The historical loan loss method is a review of the last six years of actual losses. The loss percentage is calculated and applied to the current outstanding loans in total.

      Various conditions that would affect the loan portfolio are also evaluated. General economic and business conditions that affect the portfolio are reviewed including: 1) credit quality trends including trends in past due and non-performing loans; 2) collateral values in general; 3) loan volumes and concentration; 4) recent loss experience in particular segments of the portfolio; 5) duration and strength of the current business cycle; 6) bank regulatory examination results; and 7) findings of the external loan review process. Senior management and the Directors’ General Loan Committee review these conditions quarterly. If any of these conditions presents a problem to the loan portfolio, an additional allocation may be recommended.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (dollars in thousands):

	For the Three Months Ended

	March 31, 2002	March 31, 2001

Allowance at beginning of period	$3,790	$2,761
Charge-offs:
Real estate loans	—	—
Commercial loans	152	5
Consumer loans	6	2

Total charge-offs	158	7
Recoveries:
Real estate loans	—	20
Commercial loans	3	10
Consumer loans	1	1

Total recoveries	4	31
Net charge-offs	(154)	(24)
Provision for loan losses	303	210

Allowance at end of period	$3,939	$2,995

     Nonperforming Assets

      Nonperforming assets include: 1) loans which are 90 days or more past due and have been placed into non-accrual status; 2) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection; and 3) ORE (i.e., real estate acquired through foreclosure or deed in lieu of foreclosure). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in process of collection. When a loan is placed in non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

      The following table sets forth information regarding the components of nonperforming assets at the dates indicated (dollars in thousands):

	March 31, 2002	December 31, 2001

Real estate loans	$1,791	$2,377
Commercial loans	129	186
Consumer loans	—	—

Total non-accrual loans	1,920	2,563
Other Real Estate	139	141
Accruing Loans 90 days past due	51	164

Total nonperforming assets	$2,110	$2,868

     Bank Premises and Equipment

      Bank premises and equipment was $12.5 million at March 31, 2002, compared to $11.7 million at December 31, 2001, an increase of $.8 million or 6.8%. This increase was primarily due to the acquisition

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of office equipment and the completion of the construction of a new branch office, less the depreciation of the buildings and equipment and amortization of leasehold improvements.

Deposits

      Total deposits were $306.5 million at March 31, 2002, compared to $282.6 million at December 31, 2001, an increase of $23.9 million or 8.5%. During the three months ended March 31, 2002 demand deposits decreased $2.1 million, NOW and money market deposits increased $12.2 million, and savings deposits and time deposits increased $13.9 million.

Mandatory Redeemable Capital Securities of Subsidiary Trusts

UFH Capital Trust I

      In December 1998, the Company, through a statutory business trust created and owned by the Company, issued $6,749,600 (including an overallotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities that will mature on December 10, 2028. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $6.96 million, with an interest rate of 9.40% and a maturity date of December 10, 2028.

UFH Statutory Trust II

      In December 2001, the Company, through a statutory business trust created and owned by the Company, issued $10,000,000 of Cumulative Trust Preferred Securities with a floating rate of 3 month LIBOR plus 360 basis points that will mature on December 18, 2031. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $10.31 million, with a floating interest rate of 3 month LIBOR plus 360 basis points and a maturity date of December 23, 2031.

Stockholders’ Equity

      Stockholders’ equity was $26.2 million at March 31, 2002, or 7.11% of total assets, compared to $25.9 million, or 7.52% of total assets at December 31, 2001. At March 31, 2002, the Company’s Tier I (core) Capital ratio was 8.81%, its Tier I Risk-based Capital ratio was 10.38%, and its Total Risk-based Capital ratio was 14.22%. Management believes that the capital ratios of the Company and the Banks at that date all exceeded the minimum regulatory guidelines for an institution to be considered “well capitalized”. The increase in stockholders’ equity was due to first quarter net income, less dividends declared and changes in the market value of securities available for sale, net of deferred taxes.

Comparison of Results of Operations for the Three Months Ended March 31, 2002 and 2001

Overview

      Net income for the three months ended March 31, 2002 was $848 thousand or $0.18 per share diluted, compared to $738 thousand or $0.16 per share diluted for the same period in 2001. On a pre-tax basis, United Trust earned $96 thousand in 2002 versus $26 thousand in 2001, EPW’s pre-tax operating profits remained at $68 thousand, equal to the same period in 2001, and Commercial Banking’s pre-tax profits increased to $1,608 thousand from $1,274 thousand during this same period.

Analysis of Net Interest Income

      Interest income for the three months ended March 31, 2002 was $5.6 million, compared to $5.1 million for the same period in 2001, a $0.5 million or 9.8% increase. This increase in interest income is primarily due to an increase in earning assets, the majority of which were loans. Interest expense was $2.1 million for the three months ended March 31, 2002, compared to $2.2 million for the same period in

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001, a $0.1 million or 4.5% decrease. This decrease is primarily due to a general reduction of interest rates on deposits partially offset by an increase of deposits.

Provision for Loan Losses

      For the three months ended March 31, 2002, the provision for loan losses charged to expense was $303 thousand, compared to $210 thousand for the same period in 2001, an increase of $93 thousand or 44.3%. The allowance of possible loan losses was $3.9 million at March 31, 2002. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about the future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Noninterest Income

      Noninterest income for the three months ended March 31, 2002 was $1.6 million compared to $1.4 million for the same period in 2001, an increase of $0.2 million or 14.1%. This increase was primarily due to an increase of service charge income on deposit accounts.

Noninterest Expense

      Total noninterest expense for the three months ended March 31, 2002 was $3.5 million compared to $2.9 million for the same period in 2001, an increase of $0.6 million or 19.8%. This increase was due to increases in salary and benefits expense of $383 thousand, occupancy expense of $75 thousand, data processing expense of $18 thousand, and furniture and equipment expense of $38 thousand. Included in these categories are the expenses associated with UBGC, which was acquired effective April 1, 2001.

Liquidity

      During the three months ended March 31, 2002, the Company’s primary sources of funds consisted of deposit inflows and proceeds from the maturity and principal repayment of securities available for sale. The Company used its capital resources principally to fund existing and continuing loan commitments, to purchase loan participations and to purchase overnight investments (i.e. federal funds sold). At March 31, 2002, the Company had commitments to originate loans totaling $26.4 million. Management believes the Company has adequate resources to fund all its commitments. Management also believes that, if so desired, it can adjust the rates on time deposits to retain deposits in a changing interest rate environment. As Florida-chartered commercial banks, the Commercial Banking segment is required to maintain a liquidity reserve of at least 15% of their total transaction accounts and 8% of their total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as defined, such as federal funds sold and United States securities or securities guaranteed by the United States. As of March 31, 2002, the Commercial Banking segment had liquidity of approximately $62.9 million, or approximately 20% of total deposits.

      Management believes the Commercial Banking segment was in compliance with all minimum liquidity requirements that it was subject to at March 31, 2002.

PART II.     OTHER INFORMATION

Item 1.     Legal Proceedings

      The Company and the subsidiaries are parties to various legal proceedings in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against the Company or the subsidiaries which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the subsidiaries.

Item 2.     Changes in Securities and Use of Proceeds

      None.

Item 3.     Defaults Upon Senior Securities

      None.

Item 4.     Submission of Matters to a Vote of Shareholders

      None.

Item 5.     Other Information

      None.

Item 6.     Exhibits and Reports on Form 8-K

      (a) Exhibits

      None.

      (b) Reports on Form 8-K

      There were no reports on Form 8-K filed during the period ending March 31, 2002.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SIGNATURES

      Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.
(Registrant)

By:	/s/ NEIL W. SAVAGE

Neil W. Savage
President and Chief Executive Officer

Date: May 8, 2002

By:	/s/ C. PETER BARDIN

C. Peter Bardin
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: May 8, 2002

APPENDIX “G”

QUARTERLY REPORT ON FORM 10-QSB OF UNITED FINANCIAL HOLDINGS, INC.

FOR THE QUARTER ENDED JUNE 30, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-QSB

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended June 30, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 005-55641

United Financial Holdings, Inc.

(Name of Small Business Issuer in its Charter)

Florida	59-2156002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

333 Third Avenue North, Suite 200

St. Petersburg, Florida 33701-3346
(Address of Principal Executive Offices)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

      Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

Common Stock, $0.01 Par value	4,434,352

Class	Outstanding as of August 2, 2002

UNITED FINANCIAL HOLDINGS, INC.

PART I.     FINANCIAL INFORMATION

Item 1.     Financial Statements

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2002	2001

	(Unaudited)	(Audited)

	(In thousands)
ASSETS
Cash and due from banks	$20,854	$17,556
Federal funds sold	29,748	12,671
Securities held to maturity, market value of $24,448 and $19,907 respectively	24,062	19,643
Securities available for sale, at market	20,406	26,820
Loans, net	286,220	242,364
Premises and equipment, net	12,563	11,732
Federal Home Loan Bank stock	632	507
Federal Reserve Bank stock	430	226
Accrued interest receivable	1,668	1,466
Intangible assets	3,010	2,948
Other real estate owned	175	141
Other assets	8,294	8,118

Total assets	$408,062	$344,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$66,736	$55,994
NOW and money market	120,959	93,690
Savings and time deposits	159,400	132,884

Total deposits	347,095	282,568
Securities sold under agreements to repurchase and fed funds purchased	13,955	15,523
Accrued interest payable	805	642
Other liabilities	2,504	2,811

Total liabilities	364,359	301,544
Company-obligated mandatory redeemable capital securities of subsidiary trust holding solely subordinated debentures of the company	16,750	16,750
STOCKHOLDERS’ EQUITY
7% convertible preferred stock	67	67
Series one convertible preferred stock	2,932	3,075
Common stock	45	45
Paid-in capital	10,983	10,983
Treasury shares	(237)	(177)
Accumulated other comprehensive income	174	157
Retained earnings	12,989	11,749

Total stockholders’ equity	26,953	25,899

Total liabilities and stockholders’ equity	$408,062	$344,192

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2002	2001	2002	2001

	(Unaudited)

	(In thousands, except per share data)
Interest income
Loans and loan fees	$5,363	$4,995	$10,345	$9,623
Securities	584	451	1,137	861
Federal funds sold and securities purchased under reverse repurchase agreements	72	344	149	399

Total interest income	6,019	5,790	11,631	10,883
Interest expense
Deposits	1,744	2,301	3,494	4,261
Long-term debt and other borrowings	53	125	98	254
Subordinated debentures issued to subsidiary trust	300	159	598	317

Total interest expense	2,097	2,585	4,190	4,832

Net interest income	3,922	3,205	7,441	6,051
Provision for loan losses	562	210	865	420

Net interest income after provision for loan losses	3,360	2,995	6,576	5,631
Other income
Service charges on deposit accounts	386	324	772	598
Trust and investment management	847	740	1,682	1,583
Gain on sale of loans	162	124	297	264
All other fees and income	399	185	658	343

Total other income	1,794	1,373	3,409	2,788
Other expense
Salaries and employee benefits	2,120	1,840	4,243	3,580
Occupancy	280	241	542	428
Furniture and equipment	197	196	401	362
Data processing	228	190	436	381
Marketing and business development	120	119	221	232
Other	627	572	1,202	1,072

	3,572	3,158	7,045	6,055

Earnings before income taxes	1,582	1,210	2,940	2,364
Income tax expense	611	444	1,121	860

NET EARNINGS	$971	$766	$1,819	$1,504

Earnings per share:
Basic	$.21	$.17	$.40	$.33
Diluted	$.20	$.17	$.38	$.33

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2002	2001	2002	2001

	(Unaudited)

	(In thousands)
Net earnings	$971	$766	$1,819	$1,504
Other comprehensive income
Unrealized holding gains (losses)	177	102	26	243
Income tax (expense) benefit related to items of other comprehensive income	(60)	(35)	(9)	(83)

Comprehensive income	$1,088	$833	$1,836	$1,664

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Series One	7%				Accumulated
	Convertible	Convertible				Other
	Preferred	Preferred	Common	Paid-In	Treasury	Comprehensive	Retained
	Stock	Stock	Stock	Capital	Shares	Income	Earnings	Total

	(Unaudited)

	(In thousands)
Balance at December 31, 2001	$3,075	$67	$45	$10,983	$(177)	$157	$11,749	$25,899
Net Earnings	—	—	—	—	—	—	1,819	1,819
Dividends on Common Stock	—	—	—	—	—	—	(533)	(533)
Dividends on Preferred Stock	—	—	—	—	—	—	(46)	(46)
Treasury Shares redeemed	—	—	—	—	(60)	—	—	(60)
Accumulated other comprehensive income	—	—	—	—	—	17	—	17
Return of shares in settlement of acquisition contingency	(143)	—	—	—	—	—	—	(143)

Balance at June 30, 2002	$2,932	$67	$45	$10,983	$(237)	$174	$12,989	$26,953

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net earnings	$1,819	$1,504
Adjustments to reconcile net earnings to net cash provided by operating activities Provision for loan losses	865	420
Provision for depreciation and amortization	405	474
Accretion of securities discount	(14)	(36)
Amortization of unearned loan fees	(120)	(150)
Amortization of securities premiums	63	16
Gain on sales of loans	(481)	(423)
(Increase) decrease in interest receivable	(203)	157
Increase in interest payable	163	170
(Increase) decrease in other assets	(208)	279
(Decrease) in other liabilities	(306)	(1,300)

Net cash provided by operating activities	1,983	1,111
Cash flows from investing activities:
Purchase of Federal Reserve Bank stock and FHLB stock	(328)	—
Acquisition of First Security Bank, net of cash acquired	—	(1,752)
Net (increase) in Federal funds sold	(17,077)	(26,618)
Principal repayments of held to maturity securities	5,477	585
Principal repayments of available for sale securities	8,190	233
Proceeds from maturities of available for sale securities	1,509	—
Proceeds from maturities of held to maturity securities	1,545	7,050
Purchases of available for sale securities	(8,729)	(1,992)
Purchases of held to maturity securities	(6,030)	(5,077)
Proceeds from sales of loans	4,124	4,860
Net (increase) in loans	(48,450)	(15,265)
Capital expenditures	(1,236)	(1,249)

Net cash used in investing activities	(61,005)	(39,225)
Cash flows from financing activities:
Net increase in demand deposits, NOW accounts, money market accounts and savings accounts	39,336	19,869
Net increase in certificates of deposit	25,190	16,518
Net (decrease) increase in securities sold under agreements to repurchase	(1,567)	4,470
Increase in borrowings	—	100
Dividend paid on preferred stock	(46)	(22)
Dividend paid on common stock	(533)	(444)
Purchase of Treasury Shares	(60)	(60)

Net cash provided by financing activities	62,320	40,431

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Six Months Ended

	June 30,	June 30,
	2002	2001

	(Unaudited)
	(In thousands)
Net increase in cash and due from banks	3,298	2,317
Cash and due from banks at beginning of period	17,556	9,420

Cash and due from banks at end of period	$20,854	$11,737

Cash paid during the period for:
Interest	$4,027	$4,662
Income taxes	$1,591	$1,064
Supplemental Disclosure of Non-cash Activity
Non-cash common stock issued	$—	$933

Other Information

      Related to the acquisition of First Security Bank at April 1, 2001, the Company made a final purchase accounting adjustment to decrease loans by $206 thousand, decrease the Series One Preferred stock by $143 thousand, and increase goodwill by $63 thousand.

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Holding Company and Subsidiaries Background Information

      United Financial Holdings, Inc. (the “Company”) is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank (“Bank”), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with seven branch offices serving Pinellas County in the State of Florida.

      The Company’s other operating subsidiaries are EPW Investment Management, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940 (“EPW”) headquartered in Tampa, Florida with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company (“Trust”) located in St. Petersburg, Florida; and United Bank of the Gulf Coast (the “UBGC”, formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. The Sarasota bank was started by a group of local investors in February 1999 and acquired by the Company on April 1, 2001. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). In addition, United Trust also provides retail trust and investment management services to individual and corporate clients.

Note 2 — Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made to fairly state the results for the interim periods. The results of operations of the three and six months ended June 30, 2002 are not necessarily indicative of the results expected for the full year.

      The organization and business of the Company, accounting policies followed by the Company and other information are contained in the Company’s December 31, 2001 Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

Note 3 — Earnings Per Share

      Basic earnings per share are based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and the further dilution from the conversion of the convertible debt and the preferred stock and the exercise of stock options using the treasury stock method. The following is a

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods presented (dollars in thousands, except per share data):

	For the Three Months Ended June 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common stockholders	$949	4,436,085	$.21	$746	4,440,421	$.17

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Preferred stock	—	56,233		20	56,233
Stock options	—	226,207		—	27,323

Diluted EPS
Net earnings available to common stockholders and assumed conversions	$949	4,718,525	$.20	$766	4,523,977	$.17

	For the Six Months Ended June 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common stockholders	$1,773	4,438,241	$.40	$1,481	4,423,748	$.33

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Convertible debt	—	—		1	13,506
Preferred stock	2	56,233		23	56,233
Stock options	—	189,642		—	6,297

Diluted EPS
Net earnings available to common stockholders and assumed conversions	$1,775	4,684,116	$.38	$1,505	4,499,784	$.33

Note 4 — Business Segment Information

      United Financial has three reportable segments: Commercial Banking, Trust Services, and Investment Management Services. Corporate and Overhead includes corporate expenses such as corporate overhead, intercompany transactions, and certain goodwill amortization in 2001. The following table presents the

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Company’s Business Segment Information for the three and six months ended June 30, 2002 and 2001, respectively:

	For the Three Months Ended June 30, 2002

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$4,139	$—	$21	$(238)	$3,922
Non interest income	1,040	382	487	(115)	1,794

Total revenue	5,179	382	508	(353)	5,716
Loan loss provision	562	—	—	—	562
Non interest expense	2,830	330	394	18	3,572

Pretax income (loss)	1,787	52	114	(371)	1,582
Income taxes (benefit)	685	21	40	(135)	611

Segment net income	$1,102	$31	$74	$(236)	$971

	For the Three Months Ended June 30, 2001

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$3,286	$—	$46	$(127)	$3,205
Non interest income	692	387	395	(101)	1,373

Total revenue	3,978	387	441	(228)	4,578
Loan loss provision	210	—	—	—	210
Non interest expense	2,445	319	365	29	3,158

Pretax income (loss)	1,323	68	76	(257)	1,210
Income taxes (benefit)	495	26	38	(115)	444

Segment net income	$828	$42	$38	$(142)	$766

	For the Six Months Ended June 30, 2002

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$7,926	$—	$74	$(559)	$7,441
Non interest income	1,897	771	930	(189)	3,409

Total revenue	9,823	771	1,004	(748)	10,850
Loan loss provision	865	—	—	—	865
Non interest expense	5,564	651	793	37	7,045

Pretax income (loss)	3,394	120	211	(785)	2,940
Income taxes (benefit)	1,291	46	74	(290)	1,121

Segment net income	$2,103	$74	$137	$(495)	$1,819

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

	For the Six Months Ended June 30, 2001

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$6,253	$—	$114	$(316)	$6,051
Non interest income	1,294	821	786	(113)	2,788

Total revenue	7,547	821	900	(429)	8,839
Loan loss provision	420	—	—	—	420
Non interest expense	4,530	685	797	43	6,055

Pretax income (loss)	2,597	136	103	(472)	2,364
Income taxes (benefit)	945	52	57	(194)	860

Segment net income	$1,652	$84	$46	$(278)	$1,504

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      This report contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Company.

Comparison of Balance Sheets at June 30, 2002 and December 31, 2001

Overview

      Total assets of the Company were $408.1 million at June 30, 2002, compared to $344.2 million at December 31, 2001, an increase of $63.9 million or 18.6%. This increase was the result of the Company’s internal growth of earning assets (primarily federal funds sold and loans) funded by an increase in deposits.

Investment Securities

      Investment securities, consisting of U.S. Treasury and federal agency securities, obligations of state and political subdivisions and mortgage-backed and corporate debt securities, were $44.5 million at June 30, 2002, compared to $46.5 million at December 31, 2001, a decrease of $2.0 million or 4.3%. Included in investment securities at June 30, 2002, were $20.4 million of securities held as “available for sale” to provide the Company greater flexibility to respond to changes in interest rates and liquidity. These securities have been recorded at market value.

Loans

      Total loans were $292.3 million at June 30, 2002, compared to $247.5 million at December 31, 2001, an increase of $44.8 million or 18.1%. For the same period, real estate mortgage loans increased by $31.3 million or 19.5%, commercial loans increased by $14.1 million or 18.0%, and all other loans

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

including consumer loans decreased by $0.8 million or 9.6%. Loans net of allowance for loan loss and unearned fees were $286.2 million at June 30, 2002 compared to $242.4 million at December 31, 2001.

      The following table sets forth information concerning the loan portfolio by collateral types as of the dates indicated (dollars in thousands):

	June 30, 2002	December 31, 2001

Real estate mortgage loans:
Commercial real estate	$139,314	$116,081
One-to-four family residential	14,920	12.980
Multifamily residential	14,981	14,911
Construction and land development	22,932	16,796

Total real estate mortgage loans	192,147	160,768
Commercial loans	92,606	78,459
Consumer loans	6,440	6,486
Other loans	1,068	1,773

Gross loans	292,261	247,486
Allowances for loan losses	(4,385)	(3,790)
Unearned fees	(1,656)	(1,332)

Total loans net of allowance and unearned fees	$286,220	$242,364

Asset Quality and Allowance for Loan Losses

      The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses within the existing loan portfolio. The allowance is based upon an ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio, and to a lesser extent, unused commitments to provide financing.

      The methodologies for assessing the appropriateness of the allowance consist of several key elements, which include: 1) the formula allowance; 2) review of the underlying collateral on specific loans; and 3) historical loan losses. The formula allowance is calculated by applying loss factors to outstanding loans and unused commitments, in each case based on the internal risk grade of those loans. Changes in risk grades of both performing and non-performing loans affect the amount of the formula allowance. On the larger criticized or classified credits, a review is conducted of the underlying collateral that secures each credit. A worse case scenario review is conducted on those loans to calculate the amount, if any, of potential loss. The historical loan loss method is a review of the last six years of actual losses. The loss percentage is calculated and applied to the current outstanding loans in total.

      Various conditions that would affect the loan portfolio are also evaluated. General economic and business conditions that affect the portfolio are reviewed including: 1) credit quality trends including trends in past due and non-performing loans; 2) collateral values in general; 3) loan volumes and concentration; 4) recent loss experience in particular segments of the portfolio; 5) duration and strength of the current business cycle; 6) bank regulatory examination results; and 7) findings of the external loan review process. Senior management and the Directors’ General Loan Committee review these conditions quarterly. If any of these conditions presents a problem to the loan portfolio, an additional allocation may be recommended.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (dollars in thousands):

	For the Six Months Ended

	June 30, 2002	June 30, 2001

Allowance at beginning of period	$3,790	$2,761
Charge-offs:
Real estate loans	—	9
Commercial loans	255	24
Consumer loans	21	8

Total charge-offs	276	41
Recoveries:
Real estate loans	1	20
Commercial loans	4	46
Consumer loans	1	1

Total recoveries	6	67
Net charge-offs	(270)	26
Allowance related to UBGC	—	256
Provision for loan losses	865	420

Allowance at end of period	$4,385	$3,463

Nonperforming Assets

      Nonperforming assets include 1) loans which are 90 days or more past due and have been placed into non-accrual status; 2) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection; and 3) ORE (i.e., real estate acquired through foreclosure or deed in lieu of foreclosure). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in process of collection. When a loan is placed in non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

      The following table sets forth information regarding the components of nonperforming assets at the dates indicated (dollars in thousands):

	June 30, 2002	December 31, 2001

Real estate loans	$2,119	$2,377
Commercial loans	222	186
Consumer loans	—	—

Total non-accrual loans	2,341	2,563
Other real estate	175	141
Accruing loans 90 days past due	925	164

Total nonperforming assets	$3,441	$2,868

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Bank Premises and Equipment

      Bank premises and equipment was $12.6 million at June 30, 2002 compared to $11.7 million at December 31, 2001, an increase of $0.9 million or 7.7%. This increase was primarily due to the acquisition office equipment and the completion of the construction of a new branch office, partially offset by the depreciation of the buildings and equipment and amortization of leasehold improvements.

Deposits

      Total deposits were $347.1 million at June 30, 2002, compared to $282.6 million at December 31, 2001, an increase of $64.5 million or 22.8%. During the six months ended June 30, 2002, demand deposits increased $10.7 million, NOW and money market deposits increased $27.3 million, and savings deposits and time deposits increased $26.5 million.

Mandatory Redeemable Capital Securities of Subsidiary Trust

     UFH Capital Trust I

      In December 1998, the Company, through a statutory business trust created and owned by the Company, issued approximately $6.7 million (including an overallotment of approximately $750 thousand that closed on January 14, 1999) of Trust Preferred Securities that will mature on December 10, 2028. The principal assets of the Trust are Debentures issued to the Company in an aggregate amount of $6.96 million, with an interest rate of 9.40% and a maturity date of December 10, 2028.

     UFH Statutory Trust II

      In December 2001, the Company, through a statutory business trust created and owned by the Company, issued $10 million of Cumulative Trust Preferred Securities with a floating rate of 3 month LIBOR plus 360 basis points that will mature on December 18, 2031. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $10.31 million, with a floating interest rate of 3 month LIBOR plus 360 basis points and a maturity date of December 23, 2031.

Stockholders’ Equity

      Stockholders’ equity was $27.0 million at June 30, 2002, or 6.61% of total assets, compared to $25.9 million, or 7.52% of total assets at December 31, 2001. At June 30, 2002, the Company’s Tier I (core) Capital ratio was 8.55%, its Tier I Risk-based Capital ratio was 9.93%, and its Total Risk-based Capital ratio was 13.48%. Management believes that the capital ratios of the Banks at that date all exceeded the minimum regulatory guidelines for an institution to be considered “well capitalized”. The increase in stockholders’ equity was due to year to date net income, less dividends declared and changes in the market value of securities available for sale, net of deferred taxes.

Comparison of Results of Operations for the Three Months Ended June 30, 2002 and 2001

Overview

      Net income for the three months ended June 30, 2002 was $971 thousand or $0.20 per share diluted, compared to $766 thousand or $0.17 per share diluted for the same period in 2001. On a pre-tax basis, United Trust earned $114 thousand in 2002 versus $76 thousand in 2001, EPW earned $52 thousand versus $68 thousand and Commercial Banking’s pre-tax profits increased to $1.8 million from $1.3 million for the same period in 2001.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Analysis of Net Interest Income

      Interest income for the three months ended June 30, 2002 was $6.0 million, compared to $5.8 million for the same period in 2001, a $0.2 million or 3.4% increase. This increase in interest income is primarily due to an increase in earning assets, consisting mostly of loans and federal funds sold. Interest expense was $2.1 million for the three months ended June 30, 2002, compared to $2.6 million for the same period in 2001, a $0.5 million or 19.2% decrease. This decrease is primarily due to a general reduction of interest rates on deposits, partially offset by an increase in deposits.

Provision for Loan Losses

      For the three months ended June 30, 2002, the provision for loan losses charged to expense was $562 thousand, compared to $210 thousand for the same period in 2001, an increase of $352 thousand or 167.6%. The allowance of possible loan losses was $4.4 million at June 30, 2002. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about the future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Noninterest Income

      Noninterest income for the three months ended June 30, 2002 was $1.8 million compared to $1.4 million for the same period in 2001, an increase of $0.4 million or 28.6%. This increase was primarily due to an increase in trust and investment management fees and fees generated from residential mortgage operations.

Noninterest Expense

      Total noninterest expense for the three months ended June 30, 2002 was 3.6 million compared to $3.2 million for the same period in 2001, an increase of $0.4 million or 12.5%. This increase was due to increases in salary and benefits expense of $280 thousand, occupancy and equipment expense of $40 thousand, and data processing expense of $38 thousand.

Comparison of Results of Operations for the Six Months Ended June 30, 2002 and 2001

Overview

      Net income for the six months ended June 30, 2002 was $1.8 million or $0.38 per share diluted, compared to $1.5 million or $0.33 per share diluted for the same period in 2001. On a pre-tax basis, United Trust earned $211 thousand in 2002 versus $103 thousand in 2001, EPW’s pre-tax operating profits declined to $120 thousand versus $136 thousand in 2001 and Commercial Banking’s pre-tax profits increased to $3.4 million from $2.6 million for the same period in 2001.

Analysis of Net Interest Income

      Interest income for the six months ended June 30, 2002 was $11.6 million, compared to $10.9 million for the same period in 2001, a $0.7 million or 6.4% increase. This increase in interest income is primarily due to an increase in earning assets, consisting mostly of loans and federal loans sold, partially offset by a general decrease in interest rates. Interest expense was $4.2 million for the six months ended June 30, 2002, compared to $4.8 million for the same period in 2001, a $0.6 million or 12.5% decrease. This decrease is primarily due to a general decrease in interest rates, partially offset by an increase in interest bearing liabilities.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Provision for Loan Losses

      For the six months ended June 30, 2002, the provision for loan losses charged to expense was $865 thousand, compared to $420 thousand for the same period in 2001, an increase of $445 thousand or 105.9%. The allowance of possible loan losses was $4.4 million at June 30, 2002. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about the future events which it believes to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

Noninterest Income

      Noninterest income for the six months ended June 30, 2002 was $3.4 million compared to $2.8 million for the same period in 2001, an increase of $0.6 million or 21.4%. This increase was primarily due to an increase in service charges on deposit accounts of $174 thousand, an increase of $99 thousand in trust and investment management, and $315 thousand in all other fees and income, mostly consisting of fees generated from residential mortgage operations.

Noninterest Expense

      Total noninterest expense for the six months ended June 30, 2002 was $7.0 million compared to $6.1 million for the same period in 2001, an increase of $0.9 million or 14.8%. This increase was due to increases in salary and benefits expense of $663 thousand, occupancy and equipment expense of $153 thousand, data processing expense of $55 thousand, and other operating expense of $130 thousand.

Liquidity

      During the six months ended June 30, 2002, the Company’s primary sources of funds consisted of deposit inflows and proceeds from the maturity and principal repayment of securities available for sale. The Company used its capital resources principally to fund existing and continuing loan commitments, to purchase loan participations and to purchase overnight investments (i.e. federal funds sold). At June 30, 2002, the Company had commitments to originate loans totaling $35.0 million. Management believes the Company has adequate resources to fund all its commitments. Management also believes that, if so desired, it can adjust the rates on time deposits to retain deposits in a changing interest rate environment. As Florida-chartered commercial banks, the Commercial Banking segment is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as defined, such as federal funds sold and United States securities or securities guaranteed by the United States. As of June 30, 2002, the Commercial Banking segment had liquidity of approximately $80.9 million, or approximately 23% of total deposits.

      Management believes the Commercial Banking segment was in compliance with all minimum capital requirements that it was subject to at June 30, 2002.

PART II.     OTHER INFORMATION

Item 1.     Legal Proceedings

      The Company and the subsidiaries are parties to various legal proceedings in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against the Company or the subsidiaries which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the subsidiaries.

Item 2.     Changes in Securities and Use of Proceeds

      None.

Item 3.     Defaults Upon Senior Securities

      None.

Item 4.     Submission of Matters to a Vote of Shareholders

      The Annual Meeting of Shareholders (the “Annual Meeting”) of the Company was held on April 23, 2002. At the Annual Meeting 3,161,189 shares were present in person or by proxy. The following matters were submitted to a vote of shareholders:

1. To elect five persons as members of the Board of Directors.

      The following directors were elected with a summary of the votes cast for each nominee:

	For	Against	Abstain	Term

Ronald E. Clampitt	3,159,772	1,417	—	3 years
William A. Eickhoff	3,159,772	1,417	—	3 years
William B. McQueen	3,159,772	1,417	—	3 years
John B. Norrie	3,158,572	2,617	—	3 years
James U. Wade	3,159,772	1,417	—	3 years

      In addition to the foregoing, the following individuals are directors of United Financial whose terms continued after the Annual Meeting:

Robert J. Banks	Jack A. MaCris, M.D.
Ward J. Curtis	Ronald R. Petrini
David K. Davis, M.D.	Neil W. Savage
Edward D. Foreman	John B. Wier, Jr.
Ian F. Irwin	Harold J. Winner

2. To ratify the appointment of Grant Thornton L.L.P. as the Company’s independent auditors for 2002.

For	Against	Abstain

3,156,979	2,125	2,085

      Grant Thornton was retained as independent accountants for the Company.

Item 5.     Other Information

      None.

Item 6.     Exhibits and Reports on Form 8-K

      (a) Exhibits

99.1	Certification of the Chief Executive Officer.
99.2	Certification of the Principal Financial and Accounting Officer.

      (b) Reports on Form 8-K

      There were no reports on Form 8-K filed during the period ending June 30, 2002.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SIGNATURES

      Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.
(Registrant)

By:	/s/ NEIL W. SAVAGE

Neil W. Savage
President and Chief Executive Officer

Date: August 8, 2002

By:	/s/ C. PETER BARDIN

C. Peter Bardin
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: August 8, 2002

EXHIBIT 99.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      (1) In connection with the Quarterly Report of United Financial Holdings, Inc. (the “Company”) on Form 10-QSB for the period ending June 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I Neil W. Savage, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) The Report fully complies with the requirements of Section 14(a) or 15(d) of the Securities Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ NEIL W. SAVAGE

Neil W. Savage
Chief Executive Officer

Date: August 8, 2002

EXHIBIT 99.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of United Financial Holdings, Inc. (the “Company”) on Form 10-QSB for the period ending June 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I C. Peter Bardin, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ C. PETER BARDIN

C. Peter Bardin
Chief Financial Officer

August 8, 2002

APPENDIX — “H”

QUARTERLY REPORT ON FORM 10-QSB OF UNITED FINANCIAL HOLDINGS, INC.

FOR THE QUARTER ENDED SEPTEMBER 30, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-QSB

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended September 30, 2002

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 005-55641

United Financial Holdings, Inc.

(Name of Small Business Issuer in its Charter)

Florida	59-2156002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

333 Third Avenue North, Suite 200

St. Petersburg, Florida 33701-3346
(Address of Principal Executive Offices)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

     Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

Common Stock, $0.01 Par value	4,433,960

Class	Outstanding as of November 5, 2002

UNITED FINANCIAL HOLDINGS, INC.

PART I.     FINANCIAL INFORMATION

Item 1.     Financial Statements

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2002	2001

	(Unaudited)	(Unaudited)

	(In thousands)
ASSETS
Cash and due from banks	$22,713	$17,556
Federal funds sold	33,832	12,671
Securities held to maturity, market value of $20,624 and $19,907 respectively	20,226	19,643
Securities available for sale, at market	19,142	26,820
Loans, net	297,890	242,364
Premises and equipment, net	12,977	11,732
Federal Home Loan Bank stock	632	507
Federal Reserve Bank stock	430	226
Accrued interest receivable	1,595	1,466
Intangible assets	3,010	2,948
Other real estate owned	965	141
Other assets	8,387	8,118

Total assets	$421,799	$344,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$62,845	$55,994
NOW and money market	129,487	93,690
Savings and time deposits	166,580	132,884

Total deposits	358,912	282,568

Securities sold under agreements to repurchase and fed funds purchased	14,811	15,523
Accrued interest payable	649	642
Other liabilities	2,922	2,810

Total liabilities	377,294	301,543
Company-obligated mandatory redeemable capital securities of subsidiary trust holding solely subordinated debentures of the company	16,750	16,750
STOCKHOLDERS’ EQUITY
7% convertible preferred stock	67	67
Series one convertible preferred stock	2,932	3,075
Common stock	45	45
Paid-in capital	10,983	10,983
Treasury shares	(255)	(177)
Accumulated other comprehensive income	235	157
Retained earnings	13,748	11,749

Total stockholders’ equity	27,755	25,899

Total liabilities and stockholders’ equity	$421,799	$344,192

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

	(Unaudited)
	(In thousands, except per share data)
Interest income
Loans and loan fees	$5,725	$4,921	$16,070	$14,543
Securities	597	520	1,734	1,381
Federal funds sold and securities purchased under reverse repurchase agreements	109	252	258	651

Total interest income	6,431	5,693	18,062	16,575
Interest expense
Deposits	1,791	2,238	5,285	6,499
Other debt and borrowings	53	104	151	358
Subordinated debentures issued to subsidiary trust	298	159	896	476

Total interest expense	2,142	2,501	6,332	7,333

Net interest income	4,289	3,192	11,730	9,242
Provision for loan losses	488	180	1,353	600

Net interest income after provision for loan losses	3,801	3,012	10,377	8,642
Other income
Service charges on deposit accounts	376	337	1,148	935
Trust and investment management	829	769	2,511	2,352
Gain on sale of loans	208	70	505	334
All other fees and income	385	219	1,043	562

Total other income	1,798	1,395	5,207	4,183
Other expense
Salaries and employee benefits	2,328	1,889	6,571	5,469
Occupancy	286	261	828	689
Furniture and equipment	190	211	591	573
Data processing	225	211	661	591
Marketing and business development	142	119	363	352
Other	667	577	1,869	1,648

Total other expense	3,838	3,268	10,883	9,322

Earnings before income taxes	1,761	1,139	4,701	3,503
Income tax expense	663	412	1,784	1,272

NET EARNINGS	$1,098	$727	$2,917	$2,231

Earnings per share:
Basic	$.24	$.16	$.64	$.49
Diluted	$.23	$.16	$.61	$.49

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2002	2001	2002	2001

	(Unaudited)
	(In thousands)
Net earnings	$1,098	$727	$2,917	$2,231
Other comprehensive income Unrealized holding gains (losses)	92	188	118	430
Income tax (expense) benefit related to items of other comprehensive income	(31)	(64)	(40)	(146)

Comprehensive income	$1,159	$851	$2,995	$2,515

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series One	7%				Accumulated
	Convertible	Convertible				Other
	Preferred	Preferred	Common	Paid-In	Treasury	Comprehensive	Retained
	Stock	Stock	Stock	Capital	Shares	Income	Earnings	Total

	(Unaudited)

	(In thousands)
Balance at December 31, 2001	$3,075	$67	$45	$10,983	$(177)	$157	$11,749	$25,899
Net Earnings	—	—	—	—	—	—	2,917	2,917
Dividends on Common Stock	—	—	—	—	—	—	(843)	(843)
Dividends on Preferred Stock	—	—	—	—	—	—	(75)	(75)
Net change in unrealized losses on investment securities held for sale	—	—	—	—	—	78	—	78
Redemption of Preferred Stock	(143)	—	—	—	—	—	—	(143)
Purchase of Treasury Shares	—	—	—	—	(78)	—	—	(78)

Balance at September 30, 2002	$2,932	$67	$45	$10,983	$(255)	$235	$13,748	$27,755

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

	September 30,	September 30,
	2002	2001

	(Unaudited)

	(In thousands)
Cash flows from operating activities:
Net earnings	$2,917	$2,231
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	1,353	600
Provision for depreciation and amortization	605	736
Accretion of securities discount	(25)	(51)
Amortization of unearned loan fees	(180)	(225)
Amortization of securities premiums	97	28
Gain on sales of loans	(785)	(525)
Decrease (increase) in interest receivable	(129)	153
Increase (decrease) in interest payable	7	217
Increase in other assets	(127)	(8)
Decrease (increase) in other liabilities	112	(1,237)

Net cash provided by operating activities	3,845	1,919
Cash flows from investing activities:
Purchase of Federal Reserve Bank stock and FHLB stock	(329)	—
Acquisition of First Security Bank, net of cash acquired	—	(1,752)
Net (increase) decrease in Federal funds sold	(21,161)	(6,794)
Principal repayments of held to maturity securities	8,048	1,105
Principal repayments of available for sale securities	9,119	945
Proceeds from maturities of available for sale securities	1,949	3,745
Proceeds from maturities of held to maturity securities	4,544	8,580
Purchases of available for sale securities	(8,729)	(12,561)
Purchases of held to maturity securities	(7,830)	(12,533)
Proceeds from sales of loans	6,620	6,010
Net increase in loans	(63,705)	(29,395)
Capital expenditures	(1,850)	(1,770)

Net cash used in investing activities	(73,324)	(44,420)
Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW accounts, money market accounts and savings accounts	46,022	21,606
Net increase (decrease) in certificates of deposit	30,322	22,164
Net increase (decrease) in securities sold under agreements to repurchase and Federal funds purchased	(712)	1,080
Increase in borrowings	—	1,753
Dividend paid on preferred stock	(75)	(47)
Dividend paid on common stock	(843)	(688)

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Nine Months Ended

	September 30,	September 30,
	2002	2001

	(Unaudited)

	(In thousands)
Purchase of Treasury Shares	(78)	(60)

Net cash provided by financing activities	74,636	45,808

Net increase in cash and cash equivalents	5,157	3,307
Cash and cash equivalents at beginning of year	17,556	9,420

Cash and cash equivalents at end of year	$22,713	$12,727

Cash paid during the period for:
Interest	$6,340	$7,156
Income taxes	$2,258	$1,523
Supplemental Disclosure of Non-cash Activity
Reclassification of loans to foreclosed real estate	$965	$933

Other Information

      Related to the acquisition of First Security Bank at April 1, 2001, the Company made a final purchase accounting adjustment to decrease loans by $206 thousand, decrease the Series One Preferred stock by $143 thousand, and increase goodwill by $63 thousand.

See accompanying notes to condensed consolidated financial statements.

UNITED FINANCIAL HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Holding Company and Subsidiaries Background Information

      United Financial Holdings, Inc. (the “Company”) is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank (“Bank”), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with seven branch offices serving Pinellas County in the State of Florida.

      The Company’s other operating subsidiaries are EPW Investment Management, Inc., an investment advisory firm registered under the Investment Advisers Act of 1940 (“EPW”) headquartered in Tampa, Florida with an office in Jacksonville, Florida; United Trust Company, a Florida-chartered trust company (“Trust”) located in St. Petersburg, Florida; and United Bank of the Gulf Coast (the “UBGC”, formerly known as First Security Bank), a Florida-chartered commercial bank with one office located in Sarasota, Florida. The Sarasota bank was started by a group of local investors in February 1999 and acquired by the Company on April 1, 2001. EPW offers investment management services to corporate, municipal and high net worth individual clients throughout the State of Florida. United Trust is a wholesale provider of data processing, administrative and accounting support and asset custody services to professionals holding assets in trust (primarily legal and accounting firms). In addition, United Trust also provides retail trust and investment management services to individual and corporate clients.

Note 2 — Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments, consisting primarily of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods have been made to fairly state the results for the interim periods. The results of operations of the three and nine months ended September 30, 2002 are not necessarily indicative of the results expected for the full year.

      The organization and business of the Company, accounting policies followed by the Company and other information are contained in the Company’s December 31, 2001 Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

Note 3 — Earnings Per Share

      Basic earnings per share are based on the weighted average number of common shares outstanding during the periods. Diluted earnings per share includes the weighted average number of common shares outstanding during the periods and the further dilution from the conversion of the convertible debt and the 7% convertible preferred stock and the exercise of stock options using the treasury stock method. Diluted earnings per share for the periods presented exclude the dilution that would result from the conversion of the Series One Preferred Stock. That stock is convertible into common stock at $8.00 per share upon UBGC achieving pre-established net interest income levels. At September 30, 2002, such targets had not been achieved.

      The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the periods presented (dollars in thousands, except per share data):

	For the Three Months Ended September 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common stockholders	$1,070	4,434,223	$.24	$703	4,440,421	$.16

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Preferred stock	2	56,233		24	56,233
Stock options	—	221,576		—	105,287

Diluted EPS
Net earnings available to common stockholders and assumed conversions	$1,072	4,712,032	$.23	$727	4,601,941	$.16

	For the Nine Months Ended September 30,

	2002			2001

		Weighted	Per		Weighted	Per
		Average	Share		Average	Share
	Earnings	Shares	Amount	Earnings	Shares	Amount

Basic EPS
Net earnings available to common stockholders	$2,843	4,436,886	$.64	$2,184	4,429,367	$.49

Effect of dilutive securities
Incremental shares from assumed exercise or conversion of:
Convertible debt	—	—		1	8,955
Preferred stock	5	56,233		47	56,233
Stock options	—	182,840		—	39,740

Diluted EPS
Net earnings available to common stockholders and assumed conversions	$2,848	4,675,959	$.61	$2,232	4,534,295	$.49

Note 4 — Business Segment Information

      United Financial has three reportable segments: Commercial Banking, Trust Services, and Investment Management Services. Corporate and Overhead includes corporate expenses such as corporate overhead, intercompany transactions, and certain goodwill amortization. The following table presents the Company’s

Business Segment Information for the three and nine months ended September 30, 2002 and 2001, respectively:

	For the Three Months Ended September 30, 2002

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$4,483	$—	$19	$(213)	$4,289
Non interest income	1,048	350	494	(94)	1,798

Total revenue	5,531	350	513	(307)	6,087
Loan loss provision	488	—	—	—	488
Non interest expense	3,049	306	424	59	3,838

Pretax income (loss)	1,994	44	89	(366)	1,761
Income taxes (benefit)	760	16	29	(142)	663

Segment net income	$1,234	$28	$60	$(224)	$1,098

	For the Three Months Ended September 30, 2001

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$3,307	$—	$43	$(158)	$3,192
Non interest income	686	394	388	(73)	1,395

Total revenue	3,993	394	431	(231)	4,587
Loan loss provision	180	—	—	—	180
Non interest expense	2,528	319	412	9	3,268

Pretax income (loss)	1,285	75	19	(240)	1,139
Income taxes (benefit)	479	28	15	(110)	412

Segment net income	$806	$47	$4	$(130)	$727

	For the Nine Months Ended September 30, 2002

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$12,409	$—	$73	$(752)	$11,730
Non interest income	2,944	1,121	1,444	(302)	5,207

Total revenue	15,353	1,121	1,517	(1,054)	16,937
Loan loss provision	1,353	—	—	—	1,353
Non interest expense	8,613	957	1,217	96	10,883

Pretax income (loss)	5,387	164	300	(1,150)	4,701
Income taxes (benefit)	2,051	63	104	(434)	1,784

Segment net income	$3,336	$101	$196	$(716)	$2,917

	For the Nine Months Ended September 30, 2001

	Commercial	Investment	Trust	Corporate &
	Banking	Management	Services	Overhead	Total

Net interest income	$9,560	$—	$157	$(475)	$9,242
Non interest income	1,980	1,215	1,173	(185)	4,183

Total revenue	11,540	1,215	1,330	(660)	13,425
Loan loss provision	600	—	—	—	600
Non interest expense	7,058	1,004	1,209	51	9,322

Pretax income (loss)	3,882	211	121	(711)	3,503
Income taxes (benefit)	1,424	80	72	(304)	1,272

Segment net income	$2,458	$131	$49	$(407)	$2,231

Note 5 — Subsequent Event

      On September 25, 2002, the Company announced the signing of a definitive agreement to be acquired by Synovus Financial Corp. of Columbus, Georgia. Synovus will issue 2,470,873 shares of its common stock and $28,967,000 of cash for all the outstanding common stock and common stock equivalents of United Financial. Each share of United Financial common stock will be exchanged for either .7101 shares of Synovus common stock, $17.15 of cash or a combination thereof. The transaction is expected to close in early January of 2003. The agreement is included in this filing as Exhibit 2.1.

      On November 12, 2002, the Company signed an amendment to the agreement to be acquired by Synovus Financial Corp. Under the amendment, Synovus will issue 2,268,167 shares of its Common Stock and $34,000,000 in cash for all the outstanding common stock and preferred stock convertible into common stock of United Financial. An additional 215,277 shares have been allocated for UFHI’s option holders, bringing the total number of Synovus shares to 2,483,444 for all of UFHI’s common stock and common stock equivalents outstanding. Each share of United Financial Common Stock will be exchanged for either .8021 shares of Synovus Common Stock, $16.47 of cash or a combination thereof. The amendment is included in this filing as Exhibit 2.2.

Item 2.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

      This report contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Company.

Comparison of Balance Sheets at September 30, 2002 and December 31, 2001

     Overview

      Total assets of the Company were $421.8 million at September 30, 2002, compared to $344.2 million at December 31, 2001, an increase of $77.6 million or 22.5%. This increase was the result of the Company’s internal growth of earning assets (primarily loans and federal funds sold) funded by an increase in deposits.

     Investment Securities

      Investment securities, consisting of U.S. Treasury and federal agency securities, obligations of state and political subdivisions and mortgage-backed and corporate debt securities, were $39.4 million at September 30, 2002, compared to $46.5 million at December 31, 2001, a decrease of $7.1 million or 15.3%. This decrease is primarily due to principal paydowns related to the Company’s mortgage-backed securities. Included in investment securities at September 30, 2002, were $19.1 million of securities held as “available for sale” to provide the Company greater flexibility to respond to changes in interest rates and liquidity. These securities have been recorded at market value.

     Loans

      Total loans were $304.2 million at September 30, 2002, compared to $247.5 million at December 31, 2001, an increase of $56.8 million or 22.9%. For the same period, real estate mortgage loans increased by $47.2 million or 29.4%, commercial loans increased by $9.6 million or 12.2%, and all other loans including consumer loans remained unchanged. Loans net of allowance for loan loss and unearned fees were $297.9 million at September 30, 2002 compared to $242.4 million at December 31, 2001.

      The following table sets forth information concerning the loan portfolio by collateral types as of the dates indicated (dollars in thousands):

	September 30, 2002	December 31, 2001

Real estate mortgage loans:
Commercial real estate	$144,428	$116,081
One-to-four family residential	16,240	12,980
Multifamily residential	14,207	14,911
Construction and land development	33,086	16,796

Total real estate mortgage loans	207,961	160,768
Commercial loans	88,044	78,459
Consumer loans	6,890	6,486
Other loans	1,349	1,773

Gross loans	304,244	247,486
Allowances for loan losses	(4,643)	(3,790)
Unearned fees	(1,711)	(1,332)

Total loans net of allowance and unearned fees	$297,890	$242,364

     Asset Quality and Allowance for Loan Losses

      The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses within the existing loan portfolio. The allowance is based upon an ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio, and to a lesser extent, unused commitments to provide financing.

      The methodologies for assessing the appropriateness of the allowance consist of several key elements, which include: 1) the formula allowance; 2) review of the underlying collateral on specific loans; and 3) historical loan losses. The formula allowance is calculated by applying loss factors to outstanding loans and unused commitments, in each case based on the internal risk grade of those loans. Changes in risk grades of both performing and non-performing loans affect the amount of the formula allowance. On the larger criticized or classified credits, a review is conducted of the underlying collateral that secures each credit. A worse case scenario review is conducted on those loans to calculate the amount, if any, of potential loss. The historical loan loss method is a review of the last six years of actual losses. The loss percentage is calculated and applied to the current outstanding loans in total.

      Various conditions that would affect the loan portfolio are also evaluated. General economic and business conditions that affect the portfolio are reviewed including: 1) credit quality trends including trends in past due and non-performing loans; 2) collateral values in general; 3) loan volumes and concentration; 4) recent loss experience in particular segments of the portfolio; 5) duration and strength of the current business cycle; 6) bank regulatory examination results; and 7) findings of the external loan review process. Senior management and the Directors’ General Loan Committee review these conditions quarterly. If any of these conditions presents a problem to the loan portfolio, an additional allocation may be recommended.

      The following table sets forth information concerning the activity in the allowance for loan losses during the periods indicated (dollars in thousands):

	For the Nine Months Ended

	September 30, 2002	September 30, 2001

Allowance at beginning of period	$3,790	$2,761
Charge-offs:
Real estate loans	194	55
Commercial loans	287	31
Consumer loans	25	22

Total charge-offs	506	108
Recoveries:
Real estate loans	1	20
Commercial loans	3	46
Consumer loans	2	8

Total recoveries	6	74
Net charge-offs	500	34
Allowance related to First Security	—	256
Provision for loan losses	1,353	600

Allowance at end of period	$4,643	$3,583

     Nonperforming Assets

      Nonperforming assets include 1) loans which are 90 days or more past due and have been placed into non-accrual status; 2) accruing loans that are 90 days or more delinquent that are deemed by management to be adequately secured and in the process of collection; and 3) ORE (i.e., real estate acquired through foreclosure or deed in lieu of foreclosure). All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the possibility of collecting additional interest is deemed insufficient to warrant further accrual. As a matter of policy, interest is not accrued on loans past due 90 days or more unless the loan is both well secured and in process of collection. When a loan is placed in non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

      The following table sets forth information regarding the components of nonperforming assets at the dates indicated (dollars in thousands):

	September 30, 2002	December 31, 2001

Real estate loans	$1,571	$2,377
Commercial loans	37	186
Consumer loans	—	—

Total non-accrual loans	1,608	2,563
Other real estate	965	141
Accruing loans 90 days past due	311	164

Total nonperforming assets	$2,884	$2,868

     Bank Premises and Equipment

      Bank premises and equipment was $13.0 million at September 30, 2002, compared to $11.7 million at December 31, 2001, an increase of $1.3 million or 10.6%. This increase was primarily due to the construction of two new Bank branch sites as well as the acquisition of office equipment, partially offset by the depreciation of the buildings and equipment and amortization of leasehold improvements.

     Deposits

      Total deposits were $ 358.9 million at September 30, 2002, compared to $ 282.6 million at December 31, 2001, an increase of $ 76.3 million or 27.0%. During the nine months ended September 30, 2002, demand deposits increased $ 6.9 million, NOW and money market deposits increased $ 35.8 million, and savings deposits and time deposits increased $33.7 million.

     Mandatory Redeemable Capital Securities of Subsidiary Trust

     UFH Capital Trust I

      In December 1998, the Company, through a statutory business trust created and owned by the Company, issued approximately $6.7 million (including an overallotment of approximately $ 750 thousand that closed on January 14, 1999) of Trust Preferred Securities that will mature on December 10, 2028. The principal assets of the Trust are Debentures issued to the Company in an aggregate amount of $ 6.96 million, with an interest rate of 9.40% and a maturity date of December 10, 2028.

     UFH Statutory Trust II

      In December 2001, the Company, through a statutory business trust created and owned by the Company, issued $ 10 million of Cumulative Trust Preferred Securities with a floating rate of 3 month LIBOR plus 360 basis points that will mature on December 18, 2031. The principal assets of the statutory business trust are debentures issued to the Company in an aggregate amount of $ 10.31 million, with a floating interest rate of 3 month LIBOR plus 360 basis points and a maturity date of December 23, 2031.

     Stockholders’ Equity

      Stockholders’ equity was $ 27.8 million at September 30, 2002, or 6.58% of total assets, compared to $ 25.9 million, or 7.52% of total assets at December 31, 2001. At September 30, 2002, the Company’s Tier I (core) Capital ratio was 8.22%, its Tier I Risk-based Capital ratio was 9.67%, and its Total Risk-based Capital ratio was 13.03%. Management believes that the capital ratios of the Company at that date all exceeded the minimum regulatory guidelines for a bank holding company to be considered “well capitalized”. The increase in stockholders’ equity was due to year to date net income, less dividends declared and changes in the market value of securities available for sale, net of deferred taxes.

Comparison of Results of Operations for the Three Months Ended September 30, 2002 and 2001

     Overview

      Net income for the three months ended September 30, 2002 was $1.1 million or $0.23 per share diluted, compared to $727 thousand or $0.16 per share diluted for the same period in 2001. On a pre-tax basis, United Trust earned $89 thousand in 2002 versus $19 thousand in 2001, EPW earned $44 thousand versus $75 thousand and the Commercial Banking’s pre-tax profits were $2.0 million versus $1.3 million during this same period.

     Analysis of Net Interest Income

      Interest income for the three months ended September 30, 2002 was $6.4 million, compared to $5.7 million for the same period in 2001, a $0.7 million or 11.5% increase. This increase in interest income is primarily due to an increase in earning assets, consisting mostly of federal funds sold. Interest expense was $2.1 million for the three months ended September 30, 2002, compared to $2.5 million for the same period in 2001, a $0.4 million or 14.4% decrease. This decrease is primarily due to a general reduction of interest rates paid on deposits, partially offset by an increase in deposits.

     Provision for Loan Losses

      For the three months ended September 30, 2002, the provision for loan losses charged to expense was $488 thousand, compared to $180 thousand for the same period in 2001, an increase of $308 thousand or 171.1%. The allowance of possible loan losses was $4.6 million at September 30, 2002. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about the losses inherent in the loan portfolio. These assumptions are believed to be reasonable, but may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

     Noninterest Income

      Noninterest income for the three months ended September 30, 2002 was $1.8 million compared to $1.4 million for the same period in 2001, an increase of $0.4 million or 28.9%. This increase was primarily due to increases in other fees and service charges on deposits, Trust and Investment income, gain on sale of loans and other fees, including income generated from residential mortgage operations.

     Noninterest Expense

      Total noninterest expense for the three months ended September 30, 2002 was $3.8 million compared to $3.3 million for the same period in 2001, an increase of $0.5 million or 15.2%. This increase was due to increases in salaries and benefits of $439 thousand, occupancy and equipment of $4 thousand, data processing of $14 thousand and other expenses of $113 thousand.

Comparison of Results of Operations for the Nine Months Ended September 30, 2002 and 2001

     Overview

      Net income for the nine months ended September 30, 2002 was $2.9 million or $0.61 per share diluted, compared to $2.2 million or $0.49 per share diluted for the same period in 2001. On a pre-tax basis, United Trust earned $300 thousand in 2002 versus $121 thousand in 2001, EPW’s pre-tax operating profits decreased to $164 thousand from $211 thousand during this period and Commercial Banking’s pre-tax profits increased to $5.4 million from $3.9 million in 2001.

     Analysis of Net Interest Income

      Interest income for the nine months ended September 30, 2002 was $18.1 million, compared to $16.6 million for the same period in 2001, a $1.5 million or 9.0% increase. This increase in interest income is primarily due to an increase in earning assets, partially offset by a general decrease in interest rates on earning assets. Interest expense was $6.3 million for the nine months ended September 30, 2002, compared to $7.3 million for the same period in 2001, a decrease of $1.0 million or 15.8%. This decrease is primarily due to a continued decrease in interest rates on deposits, partially offset by an increase in interest bearing liabilities.

     Provision for Loan Losses

      For the nine months ended September 30, 2002, the provision for loan losses charged to expense was $1.4 million, increased from $600 thousand for the same period in 2001. The allowance of possible loan losses was $4.6 million at September 30, 2002. Management’s judgment as to the adequacy of the allowance is based upon a number of assumptions about the losses inherent in the loan portfolio. These assumptions are believed to be reasonable, but may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional provisions will not be required.

     Noninterest Income

      Noninterest income for the nine months ended September 30, 2002 was $5.2 million compared to the $4.2 million from the same period in 2001, an increase of $1.0 million or 24.5%. The increase in noninterest income was due to increases in service charges on deposit accounts of $213 thousand, an increase of $171 thousand in the gain on sale of loans, an increase in trust and investment management fees of $159 thousand and an additional $481 thousand of other fees during this period, including $438 thousand of fees generated from residential mortgage operations.

     Noninterest Expense

      Total noninterest expense for the nine months ended September 30, 2002 was $10.9 million compared to $9.3 million for the same period in 2001, an increase of $1.6 million or 16.7%. This increase was due to increases in salary and benefits expense of $1.1 million, occupancy and equipment of $157 thousand, data processing expense of $70 thousand, and an increase in other operating expense of $221 thousand.

Liquidity

      During the nine months ended September 30, 2002, the Company’s primary sources of funds consisted of deposit inflows and proceeds from the maturity and principal repayment of securities available for sale. The Company used its capital resources principally to fund existing and continuing loan commitments, to purchase loan participations and to purchase overnight investments (i.e. federal funds sold). At September 30, 2002, the Company had commitments to originate loans totaling $39.7 million. Management believes the Company has adequate resources to fund all its commitments. Management also believes that, if so desired, it can adjust the rates on time deposits to retain deposits in a changing interest rate environment. As Florida-chartered commercial banks, the Commercial Banking segment is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as defined, such as federal funds sold and United States securities or securities guaranteed by the United States. As of September 30, 2002, the Commercial Banking segment had liquidity of approximately $71.2 million, or approximately 20% of total deposits.

      Management believes the Commercial Banking segment was in compliance with all minimum capital requirements that it was subject to at September 30, 2002.

      On September 25, 2002, the Company announced the signing of a definitive agreement to be acquired by Synovus Financial Corp. of Columbus, Georgia. Synovus will issue 2,470,873 shares of its common stock and $28,967,000 of cash for all the outstanding common stock and common stock equivalents of United Financial. Each share of United Financial common stock will be exchanged for either .7101 shares of Synovus common stock, $17.15 of cash or a combination thereof. The transaction is expected to close in early January of 2003. The agreement is included in this filing as Exhibit 2.1.

      On November 12, 2002, the Company signed an amendment to the agreement to be acquired by Synovus Financial Corp. Under the amendment, Synovus will issue 2,268,167 shares of its Common Stock and $34,000,000 in cash for all the outstanding common stock and preferred stock convertible into common stock of United Financial. An additional 215,277 shares have been allocated for UFHI’s option holders, bringing the total number of Synovus shares to 2,483,444 for all of UFHI’s common stock and common stock equivalents outstanding. Each share of United Financial Common Stock will be exchanged for either .8021 shares of Synovus Common Stock, $16.47 of cash or a combination thereof. The amendment is included in this filing as Exhibit 2.2.

Item 3.     Controls and Procedures

(a)  Evaluation of Disclosure Controls and Procedures

      Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Within the 90 days prior to the filing of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based upon and as of the date of that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports the Company files and submits under the Exchange Act is recorded, processed, summarized and reported as and when required.

(b)  Changes in Internal Controls

      There were no changes in the Company’s internal controls or in other factors that could have significantly affected those controls subsequent to the date of the Company’s most recent evaluation.

PART II.     OTHER INFORMATION

Item 1.     Legal Proceedings

      The Company and the subsidiaries are parties to various legal proceedings in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against the Company or the subsidiaries which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the subsidiaries.

Item 2.     Changes in Securities and Use of Proceeds

      None.

Item 3.     Defaults Upon Senior Securities

      None.

Item 4.     Submission of Matters to a Vote of Shareholders

      None.

Item 5.     Other Information

      See Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of the Agreement and Plan of Merger between the Company and Synovus Financial Corp. announced on September 25, 2002.

Item 6.     Exhibits and Reports on Form 8-K

      (a) Exhibits

2.1	Agreement and Plan of Merger dated as of September 24, 2002 by and between Synovus Financial Corp. and the Company (The Disclosure Schedule has been omitted; the company will provide the Disclosure Schedule to the Commission upon request).

2.2	Amendment Number One to the Agreement and Plan of Merger dated as of November 12, 2002 by and between Synovus Financial Corp. and the Company.

99.1	Certification of the Chief Executive Officer.

99.2	Certification of the Principal Financial and Accounting Officer.

      (b) Reports on Form 8-K

      During the period ending September 30, 2002, there was one report on Form 8-K filed dated September 25, 2002 reporting under Item 5, Other Information.

UNITED FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

SIGNATURES

      Under the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.
(Registrant)

By:	/s/ NEIL W. SAVAGE

Neil W. Savage
President and Chief Executive Officer

Date: November 12, 2002

By:	/s/ C. PETER BARDIN

C. Peter Bardin
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 12, 2002

EXHIBITS

2.1	Agreement and Plan of Merger dated as of September 24, 2002 by and between Synovus Financial Corp. and the Company.
2.2	Amendment Number One to the Agreement and Plan of Merger dated as of November 12, 2002 by and between Synovus Financial Corp. and the Company.
99.1	Certification of the Chief Executive Officer.
99.2	Certification of the Principal Financial and Accounting Officer.

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of September, 2002 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and UNITED FINANCIAL HOLDINGS, INC. (“United”).

RECITALS:

      A.     Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of June 30, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 296,488,566 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      B.     United. United has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in St. Petersburg, Florida. United has authorized: (1) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,433,960 shares were issued and outstanding as of August 31, 2002 (“United Common Stock”); (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 750,000 shares have been designated as Series One Preferred Stock, of which 366,475 shares of Series One Preferred Stock were issued and outstanding as of August 31, 2002; (3) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 6,667 shares were issued and outstanding as of August 31, 2002; and (4) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of August 31, 2002 (collectively, “United Capital Stock”). All of the issued and outstanding shares of United Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. United has two wholly-owned banking Subsidiaries and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      C.     Rights, Etc. Neither Synovus nor United has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock other than as described in filings made with the Securities and Exchange Commission (“SEC”) by Synovus and United (“Public Filings”) or except as otherwise disclosed in the Disclosure Schedule referred to in Article III below.

      D.     Board Approvals. The respective Boards of Directors of Synovus and United have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of United, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

      E.     Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

      F.     Material Adverse Effect. For purposes of this Plan, the capitalized term “Material Adverse Effect,” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

      In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and United adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I.     THE MERGER

      (A)     Structure of the Merger. On the Effective Date (as defined in Article VII), United will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”) and the Florida Business Corporation Act (“Florida Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

      (B)     Effect on Outstanding Shares. Immediately prior to the Merger, except as to shares of United Capital Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Act: (1) each outstanding share of United Common Stock shall remain outstanding and unchanged; (2) each outstanding share of $0.01 par value Series One Preferred Stock shall be converted on a one-for-one basis into a share of Common Stock of United; (3) each outstanding share of $10.00 par value 7% convertible preferred stock shall be converted into 8.43453 shares of Common Stock of United; (4) United shall issue 35,181 shares of Common Stock of United pursuant to Section VI of the Stock Purchase Agreement dated September 22, 2000, as amended by the Amended and Restated Fourth Amendment to Stock Purchase Agreement dated March 21, 2001 (“Incentive Shares”); and (5) United may, prior to the Effective Date, issue not more than 7,000 shares of $10.00 par value 7% convertible preferred stock for not less than $144.65 per share, each share of which shall be converted into 8.43453 shares of United Common Stock immediately prior to the Merger. The shares of United Common Stock described in clause (1) above, and the shares of Common Stock of United to be issued pursuant to clauses (2) through (5) above, are hereinafter collectively referred to as “United Stock.”

      Upon the Merger, subject to the other provisions of this Article I, each share of United Stock outstanding as to which a dissenter’s right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to the provisions of Paragraph (C) of Article I below, either: (1) .7101 shares of Synovus Common Stock (“Per Share Stock Consideration”); (2) $17.15 in cash (“Per Share Cash Consideration”); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration (“Per Share Combo Consideration”) that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,274,473 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United’s 7% preferred stock issued pursuant to clause (5) above (“Total Stock Consideration”) and the aggregate Per Share Cash Consideration shall equal $28,967,000 (“Total Cash Consideration”).

      No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of United Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common

Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date of the Merger.

      Each shareholder of United Capital Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 24, 2002 in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide United with certified copies of such resolutions prior to the Effective Date.

      The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

      In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

      (C)     Election Procedures

      (1) Synovus will use its commercially reasonable efforts to cause Mellon Investor Services L.L.C. (“Exchange Agent”) to mail an election form in such form as Synovus and United shall mutually agree (“Election Form”) at least 20 days prior to the date of the United Shareholders’ meeting called to approve the Merger (“United Shareholders’ Meeting”) or on such other date as Synovus and United shall mutually agree (“Mailing Date”) to each holder of record of United Capital Stock as of the record date for the United Shareholders’ Meeting and to each person entitled to receive Incentive Shares. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Stock to elect to receive: (i) the Per Share Stock Consideration (“Stock Election Shares”); (ii) the Per Share Cash Consideration (“Cash Election Shares”); (iii) a Per Share Combo Consideration (“Combo Election Shares); or to make no election with respect to such holder’s United Stock (“No Election Shares”).

      (2) Any United Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the United Shareholders’ Meeting (or such other time and date as Synovus and United may mutually agree) (the “Election Deadline”) shall be deemed to be “No Election Shares.” Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the United Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Synovus nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (3) Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Synovus shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of United Stock in accordance with the Election Forms as follows:

(i) If the aggregate cash amount that would be paid upon the conversion in the Merger of (a) the Cash Election Shares and (b) the Combo Election Shares would exceed the Total Cash Consideration then:

(a) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(b) the number of Cash Election Shares and the Per Share Cash Consideration portion of the Combo Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Cash Consideration portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate cash amount that will be paid in the Merger equals as closely as possible the Total Cash Consideration;

(c) the Cash Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Cash Consideration remaining after adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Cash Consideration; and

(d) the United Stock that would have been Cash Election Shares or the Per Share Cash Election portion of the Combo Election Shares but for the adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If the aggregate number of shares of Synovus Common Stock to be issued upon the conversion in the Merger of (a) the Stock Election Shares and (b) the Combo Election Shares would exceed the Total Stock Consideration then:

(a) all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(b) the number of Stock Election Shares and the Per Share Stock Consideration portion of the Stock Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Stock Consideration Portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate number of shares of Synovus Common Stock to be issued in connection with the Merger equals as closely as possible the Total Stock Consideration;

(c) the Stock Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Stock Consideration remaining after adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Stock Consideration; and

(d) the United Stock that would have been Stock Election Shares or the Per Share Stock Consideration portion of the Combo Election Shares but for the adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Cash Consideration.

      (D)     General Procedures. Certificates which represent shares of United Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

      As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of United Stock outstanding on the Effective Date transmittal materials for use in exchanging the

Certificates for such shares for certificates for shares of the Synovus Common Stock or cash into which such shares of the United Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of United of shares of United Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to United, they shall be canceled and exchanged for the shares of Synovus Common Stock or cash deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or United with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

      After the Effective Date, holders of United Stock shall cease to be, and shall have no rights as, stockholders of United, other than to receive shares of Synovus Common Stock or cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 60 days after the Effective Date, former shareholders of record of United shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective United Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

      Notwithstanding the foregoing, neither Synovus nor United nor any other person shall be liable to any former holder of shares of United Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (D)     Options. On the Effective Date, each option granted by United to purchase shares of United Common Stock (each a “United Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

(1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the original option multiplied by the Per Share Stock Consideration provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of United Common Stock under the original option divided by the Per Share Stock Consideration provided that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase United Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase United Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common

Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of United or its Subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Synovus Stock Options remain outstanding.

II.     ACTIONS PENDING MERGER

      (A) United covenants to Synovus that United and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than: (i) shares of United Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of United Common Stock; (ii) issuances in connection with the conversion of any presently outstanding convertible security of United; and (iii) issuances pursuant to Article I(B) of this Agreement; (2) declare, set aside, or pay any dividend or distribution with respect to the Capital Stock of United other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of United or its Subsidiaries, other than any purchases undertaken by the United Financial Holdings, Inc. Employee Stock Ownership Plan and Trust (“ESOP”); (4) effect a split or reclassification of the capital stock of United or its Subsidiaries or a recapitalization of United or its Subsidiaries; (5) amend the articles of incorporation, charter or bylaws of United or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by United or its Subsidiaries to any employee other than normal, annual salary increases to be made with regard to the employees of United or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of United or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of United or its Subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than portfolio investments in Nexity, Directed Capital and Dental Care Alliance, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and United shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

      (B) Synovus covenants to United that without the prior written consent of United, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to per form its covenants and agreements on a timely basis under this Plan.

III.     REPRESENTATIONS AND WARRANTIES

      Synovus hereby represents and warrants to United, and United represents and warrants to Synovus, that, except as previously disclosed in the Synovus and United Disclosure Schedules, of even date herewith executed and delivered to the other party:

(A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

(B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. § 55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

(C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, either individually or in the aggregate, will not as a whole have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

(D) the shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer;

(E) subject, in the case of United, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms;

(F) subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any private person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries other than any consent, approval authorization or filing the absence of which will not have a Material Adverse Effect. Any consent, approval or authorization required by it in connection with the consummation of the transactions contemplated by this Plan that are not set forth in Paragraph (A) of Article V has been set forth in the Synovus or United Disclosure Schedule, as applicable;

(G) since December 31, 2000, United and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports,”) each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

(H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

(I) there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to it since December 31, 2001;

(J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis. To the best of its knowledge, it is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

(L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

(M) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

(N) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

(O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

(P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q or on Form 10-QSB, applicable, filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

(Q) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse

Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

(R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

(S) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

(T) other than services provided by Brown, Burke Capital Partners, L.L.C., which has been retained by United and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

(U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of United in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with United’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(V) for purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or United as applicable, or any of their respective Subsidiaries.

      (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

(W) in the case of United, all securities issued by it (or any other person), convertible into United Common Stock shall, as a result and upon consummation of the Merger, be convertible only into Synovus Common Stock.

IV.     COVENANTS

      Synovus hereby covenants to United, and United hereby covenants to Synovus, that:

      (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as commercially practicable, including the filing of all necessary applications, notices and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

      (B) in the case of United, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing by its counsel that to do so would constitute a breach of the fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

      (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

      (D) Synovus will advise United, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

      (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

      (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this

Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;

      (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

      (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

      (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Georgia Department of Banking and Finance (“Georgia Department”) and the Florida Department of Banking and Finance (“Florida Department”), and to such other regulatory agencies as required by law;

      (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

      (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

      (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of United and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by United and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of United and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which United participates after the Effective Date, Synovus agrees: (1) to treat service by United employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of United upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code;

      (M) it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

      (N) United shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the United shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of United Capital Stock held by such “affiliate” except as contemplated by this Agreement, and will not sell pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of United will bear an appropriate legend reflecting the foregoing;

      (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

      (P) in the case of Synovus, it shall take no action which would cause the shareholders of United to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

      (Q) United shall coordinate with Synovus the declaration of any dividends in respect of United Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of United Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of United Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

      (R) United will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the financial services facilities currently owned by United upon which United is conducting a financial services business, which assessment shall meet the standards of ASTM E 1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that United leases, and in addition, United agrees to conduct a phase one assessment of the leased properties if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify United in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on United. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on United, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given United good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

      (S) prior to the Effective Date, United shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by United to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

      (T)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, with respect to claims made prior to four years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from United and its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by United’s and its Subsidiaries’ Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

      (2) Any Indemnified Party wishing to claim indemnification under Paragraph (T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the written opinion of counsel for the Indemnified Parties, there exist conflicts of interest which would prevent the same counsel from representing all Indemnified Parties, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

      (U) prior to the Effective Date, United will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law;

      (V) at the request of Synovus, United, United Bank and Trust Company and United Bank of the Gulf Coast shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform United Bank and Trust Company and United Bank of the Gulf Coast’s loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether an event or events have had a Material Adverse Effect on United;

      (W) in the case of United, it shall dispose of its portfolio investments in Directed Capital and Dental Care Alliance and use its commercially reasonable best efforts to dispose of its portfolio investment in Nexity; and

      (X) in the case of United, it shall take all actions necessary to fix the variable pool dollar amount of cash to be awarded under United’s Stock Option and Incentive Compensation Plan between the date hereof and the Effective Date at $3,033,000.

V.     CONDITIONS TO CONSUMMATION

      (A) The respective obligations of Synovus and of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

(1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of United in accordance with applicable law and United shall have furnished to Synovus certified copies of resolutions duly adopted by United’s shareholders evidencing the same;

(2) the procurement by Synovus and United of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and by the Florida Department;

(3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or United;

(4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NASDAQ, NYSE or other self regulatory organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

(5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

(8) each party shall have received an opinion (“Tax Opinion”) from KPMG LLP, certified public accountants (“KPMG”), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or United for federal, Florida and Georgia income tax purposes as a result of the Merger; (ii) no gain or loss will be recognized for federal or Georgia income tax purposes by the shareholders of United who exchange their shares of United Common Stock (including shares of convertible preferred stock which shall be converted into shares of United Common Stock on the Effective Date) solely for shares of Synovus Common Stock pursuant to the Merger; and (iii) no gain or loss will be recognized for federal income tax purposes by the holders of the United Stock Options upon exchange for Synovus Stock Options upon the Merger, and the Synovus Stock Options issued in exchange for United Stock Options which qualify as incentive stock options under section 422 of the Code, will, as exchanged for Synovus Stock Options, continue to qualify as incentive stock options for purposes of section 422 of the Code and the Merger transaction and issuance of the Synovus Stock Options in exchange will not constitute a disposition or the granting of a new incentive stock option for purposes of section 422 of the Code;

(9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V;

(10) Synovus shall have assumed all obligations of United under the Indenture (the “Indenture”), dated as of December 16, 1998, entered into between United, as the Company, and Wilmington Trust Company, a Delaware banking corporation, as Trustee, as provided for in Section 12.1 Article XII, and other applicable provisions of the Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XII of the Indenture; and

(11) Synovus shall have assumed all obligations of United under the Indenture (the “Second Indenture”), dated as of December 18, 2001, entered into between United, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as provided for in

Section 3.7, Article XI, and other applicable provisions of the Second Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XI of the Second Indenture.

      (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

(1) each of the representations, warranties and covenants contained herein of United shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of United, dated the Effective Date, to such effect;

(2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either United or its Subsidiaries: (i) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect on, or which may be foreseen to have Material Adverse Effect on, either United or the consummation of the transactions contemplated by this Agreement; (ii) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (iii) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

(3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of United which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on United;

(4) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Savage on September 24, 2002, which will become effective as of the Effective Date;

(5) on the Effective Date, United Bank and Trust Company and United Bank of the Gulf Coast will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

(6) on the Effective Date, United will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

(7) the results of any regulatory exam of United and its Subsidiaries occurring between the date hereof and the Effective Date shall be satisfactory in Synovus’ reasonable judgment;

(8) United shall have delivered to Synovus the environmental reports referenced in Paragraph (R) of Article IV;

(9) each of the officers and directors of United shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against United other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer;

(10) there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

(11) United shall have disposed of its portfolio investments in Directed Capital and Dental Care Alliance; and

(12) The amount paid by Synovus as Total Cash Consideration and the value of dissenters’ rights (measured by the Per Share Cash Consideration and the Per Share Stock Consideration attributable to shares subject to dissenters’ rights) for which notice has been duly given in accordance with the Florida Act shall not in total exceed 49% of the value of the Total Cash Consideration and the Total Stock Consideration.

      (C) The obligation of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

(1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and United shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

(2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted resolutions granting shareholders of United Capital Stock ten votes per share;

(3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of United, would have a Material Adverse Effect on, or which may be foreseen to have a Material Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

(4) United shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of United, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of United, has or will have a Material Adverse Effect on Synovus;

(5) United shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

(6) United shall have received from Brown, Burke Capital Partners, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration is fair, from a financial point of view, to the holders of United Capital Stock;

(7) there shall have been no determination by United that any fact, event or condition exists or has occurred that, in the reasonable judgment of United, would render the Merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

(8) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Neil W. Savage on September 24, 2002, which will become effective as of the Effective Date; provided however, the refusal of Neil W. Savage to enter into such an agreement as of the Effective Date when tendered by Synovus at the closing shall void this condition; and

(9) Synovus shall not have: (i) amended its articles of incorporation, bylaws or other governing documents in any manner so as to create a class of preferred shares of stock or securities convertible into stock that is superior in liquidation, voting, dividends, or other preference rights to the Synovus Common Stock; or (ii) declared or paid any extra-ordinary or liquidating dividend.

VI.     TERMINATION

      (A) The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of United:

(1) by the mutual consent of Synovus and United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(2) by Synovus or United if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

(3) by Synovus or United if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by January 31, 2003 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

(4) by United, if the closing price of Synovus Common Stock on the NYSE is below $19.00 per share on any date beginning on the date of this Agreement and ending five business days prior to the Effective Date. In the event the closing price of Synovus Common Stock is less than $19.00 per share prior to the United Shareholders’ Meeting, United shall notify Synovus as soon as practicable as to whether it has determined to terminate this Agreement. In the event the closing price of Synovus Common Stock is less than $19.00 per share subsequent to the United Shareholders’ Meeting, United shall have five business days from such date in which to make a determination to terminate this Agreement. In the event United does not terminate this Agreement within five business days, United shall no longer have the right to terminate this Agreement pursuant to this provision; and

(5) by Synovus, if the closing price of Synovus Common Stock on the NYSE is above $29.00 per share on any date beginning on the date of this Agreement and ending five business days prior to the Effective Date. In the event the closing price of Synovus Common Stock is more than $29.00 per share prior to the United Shareholders’ Meeting, Synovus shall notify United as soon as practicable as to whether it has determined to terminate this Agreement. In the event the closing price of Synovus Common Stock is more than $29.00 per share subsequent to the United Shareholders’ Meeting, Synovus shall have five business days from such date in which to make a determination to terminate this Agreement. In the event Synovus does not terminate this Agreement within five business days, Synovus shall no longer have the right to terminate this Agreement pursuant to this provision.

      (B) In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) United shall be entitled to a cash payment from Synovus for United’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from United for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by United to satisfy any of its representations, warranties or covenants set forth herein.

VII.     EFFECTIVE DATE

      The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida approving the Merger, which date shall be no earlier than January 1, 2003.

VIII.     OTHER MATTERS

      (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

      (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

      (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

      (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, and the corporate laws of Florida with respect to the merger of United and corporate and shareholder actions taken by United’s shareholders and/or Board of Directors in connection with this Plan.

      (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

      (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

      (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

      If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706-649-2342), with a copy to Ms. Kathleen Moates at the same address.

      If to United, to Mr. Neil W. Savage, President and Chief Executive Officer of United, 333 Third Avenue North, Suite 200, St. Petersburg, Florida 33701-3346 (Fax Number 727-821-3563, with a copy to Richard O. Jacobs, Holland & Knight, LLP, 200 Central Avenue, Suite 1600, St. Petersburg, Florida 33701).

      (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

      (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

      (K) Disclosure by United, and Synovus, as the case may be, in its Disclosure Schedule, to the extent such disclosure does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, shall constitute disclosure by such party for all purposes of that Disclosure Schedule, and this Agreement and Plan.

      In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ THOMAS J. PRESCOTT

Title: Executive Vice President
and Chief Financial Officer

Attest:	/s/ KATHLEEN MOATES

Title: Assistant Secretary

UNITED FINANCIAL HOLDINGS, INC.

By:	/s/ NEIL W. SAVAGE

Title: President and Chief Executive Officer

Attest:	C. Peter Bardin

Title: Senior Vice President and
Chief Financial Officer

EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER, AS AMENDED

      AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of September, 2002, and as amended on November 12, 2002 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and UNITED FINANCIAL HOLDINGS, INC. (“United”).

RECITALS:

      A.     Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of June 30, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 296,488,566 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      B.     United. United has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in St. Petersburg, Florida. United has authorized: (1) 20,000,000 shares of common stock, par value $0.01 per share, of which 4,433,960 shares were issued and outstanding as of August 31, 2002 (“United Common Stock”); (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 750,000 shares have been designated as Series One Preferred Stock, of which 366,475 shares of Series One Preferred Stock were issued and outstanding as of August 31, 2002; (3) 150,000 shares of 7% convertible preferred stock, par value $10.00 per share, of which 6,667 shares were issued and outstanding as of August 31, 2002; and (4) 70,000 shares of 6% convertible preferred stock, par value $10.00 per share, of which no shares were issued and outstanding as of August 31, 2002 (collectively, “United Capital Stock”). All of the issued and outstanding shares of United Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. United has two wholly-owned banking Subsidiaries and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

      C.     Rights, Etc. Neither Synovus nor United has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock other than as described in filings made with the Securities and Exchange Commission (“SEC”) by Synovus and United (“Public Filings”) or except as otherwise disclosed in the Disclosure Schedule referred to in Article III below.

      D.     Board Approvals. The respective Boards of Directors of Synovus and United have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of United, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

      E.     Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

      F.     Material Adverse Effect. For purposes of this Plan, the capitalized term “Material Adverse Effect,” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

      In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and United adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I.     THE MERGER

      (A)     Structure of the Merger. On the Effective Date (as defined in Article VII), United will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”) and the Florida Business Corporation Act (“Florida Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

      (B)     Effect on Outstanding Shares. Immediately prior to the Merger, except as to shares of United Capital Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Act: (1) each outstanding share of United Common Stock shall remain outstanding and unchanged; (2) each outstanding share of $0.01 par value Series One Preferred Stock shall be converted on a one-for-one basis into a share of Common Stock of United; (3) each outstanding share of $10.00 par value 7% convertible preferred stock shall be converted into 8.43453 shares of Common Stock of United; (4) United shall issue 35,181 shares of Common Stock of United pursuant to Section VI of the Stock Purchase Agreement dated September 22, 2000, as amended by the Amended and Restated Fourth Amendment to Stock Purchase Agreement dated March 21, 2001 (“Incentive Shares”); and (5) United may, prior to the Effective Date, issue not more than 7,000 shares of $10.00 par value 7% convertible preferred stock for not less than $138.92 per share, each share of which shall be converted into 8.43453 shares of United Common Stock immediately prior to the Merger. The shares of United Common Stock described in clause (1) above, and the shares of Common Stock of United to be issued pursuant to clauses (2) through (5) above, are hereinafter collectively referred to as “United Stock.”

      Upon the Merger, subject to the other provisions of this Article I, each share of United Stock outstanding as to which a dissenter’s right has not been duly and validly exercised, shall be converted into and exchangeable for the right to receive, at the election of the holder as provided in and subject to the provisions of Paragraph (C) of Article I below, either: (1) .8021 shares of Synovus Common Stock (“Per Share Stock Consideration”); (2) $16.47 in cash (“Per Share Cash Consideration”); or (3) a pro rated combination of the Per Share Stock Consideration and the Per Share Cash Consideration (“Per Share Combo Consideration”) that does not exceed in combined total the Per Share Cash Consideration or Per Share Stock Consideration such shareholder would have received had either such election been made. Provided, however, that the aggregate Per Share Stock Consideration shall equal 2,268,167 shares of Synovus Common Stock, with such number to be adjusted as necessary to reflect the exercise of options to purchase United Common Stock between the date of this Agreement and the Effective Date and the conversion of not more than 7,000 shares of United’s 7% preferred stock issued pursuant to clause (5) above (“Total Stock Consideration”) and the aggregate Per Share Cash Consideration shall equal $34,000,000 (“Total Cash Consideration”).

      No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of United Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date of the Merger.

      Each shareholder of United Capital Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 24, 2002 in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide United with certified copies of such resolutions prior to the Effective Date.

      The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

      In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

      (C)     Election Procedures

      (1)     Synovus will use its commercially reasonable efforts to cause Mellon Investor Services L.L.C. (“Exchange Agent”) to mail an election form in such form as Synovus and United shall mutually agree (“Election Form”) at least 20 days prior to the date of the United Shareholders’ meeting called to approve the Merger (“United Shareholders’ Meeting”) or on such other date as Synovus and United shall mutually agree (“Mailing Date”) to each holder of record of United Capital Stock as of the record date for the United Shareholders’ Meeting and to each person entitled to receive Incentive Shares. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Stock to elect to receive: (i) the Per Share Stock Consideration (“Stock Election Shares”); (ii) the Per Share Cash Consideration (“Cash Election Shares”); (iii) a Per Share Combo Consideration (“Combo Election Shares); or to make no election with respect to such holder’s United Stock (“No Election Shares”).

      (2)     Any United Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the day of the United Shareholders’ Meeting (or such other time and date as Synovus and United may mutually agree) (the “Election Deadline”) shall be deemed to be “No Election Shares.” Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the United Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Synovus nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (3)     Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Synovus shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of United Stock in accordance with the Election Forms as follows:

(i) If the aggregate cash amount that would be paid upon the conversion in the Merger of (a) the Cash Election Shares and (b) the Combo Election Shares would exceed the Total Cash Consideration then:

(a) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(b) the number of Cash Election Shares and the Per Share Cash Consideration portion of the Combo Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Cash Consideration portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate cash amount that will be paid in the Merger equals as closely as possible the Total Cash Consideration;

(c) the Cash Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Cash Consideration remaining after adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Cash Consideration; and

(d) the United Stock that would have been Cash Election Shares or the Per Share Cash Election portion of the Combo Election Shares but for the adjustment pursuant to subsection (i)(b) above shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If the aggregate number of shares of Synovus Common Stock to be issued upon the conversion in the Merger of (a) the Stock Election Shares and (b) the Combo Election Shares would exceed the Total Stock Consideration then:

(a) all Cash Election Shares and No Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(b) the number of Stock Election Shares and the Per Share Stock Consideration portion of the Stock Election Shares shall be automatically reduced on a pro rata basis to that number of shares (converting the Per Share Stock Consideration Portion of the Combo Election Shares into the number of shares to which such consideration would apply) such that the aggregate number of shares of Synovus Common Stock to be issued in connection with the Merger equals as closely as possible the Total Stock Consideration;

(c) the Stock Election Shares and the portion of the Combo Shares represented by the amount elected to be received as Per Share Stock Consideration remaining after adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Stock Consideration; and

(d) the United Stock that would have been Stock Election Shares or the Per Share Stock Consideration portion of the Combo Election Shares but for the adjustment pursuant to subsection (ii)(b) above shall be converted into the right to receive the Per Share Cash Consideration.

      (D)     General Procedures. Certificates which represent shares of United Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

      As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of United Stock outstanding on the Effective Date transmittal materials for use in exchanging the

Certificates for such shares for certificates for shares of the Synovus Common Stock or cash into which such shares of the United Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of United of shares of United Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to United, they shall be canceled and exchanged for the shares of Synovus Common Stock or cash deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or United with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

      After the Effective Date, holders of United Stock shall cease to be, and shall have no rights as, stockholders of United, other than to receive shares of Synovus Common Stock or cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 60 days after the Effective Date, former shareholders of record of United shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective United Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

      Notwithstanding the foregoing, neither Synovus nor United nor any other person shall be liable to any former holder of shares of United Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (D)     Options. On the Effective Date, each option granted by United to purchase shares of United Common Stock (each a “United Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

(1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of United Common Stock subject to the original option multiplied by the Per Share Stock Consideration provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of United Common Stock under the original option divided by the Per Share Stock Consideration provided that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

      Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase United Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase United Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of United or its Subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Synovus Stock Options remain outstanding.

II.     ACTIONS PENDING MERGER

      (A) United covenants to Synovus that United and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than: (i) shares of United Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of United Common Stock; (ii) issuances in connection with the conversion of any presently outstanding convertible security of United; and (iii) issuances pursuant to Article I(B) of this Agreement; (2) declare, set aside, or pay any dividend or distribution with respect to the Capital Stock of United other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of United or its Subsidiaries, other than any purchases undertaken by the United Financial Holdings, Inc. Employee Stock Ownership Plan and Trust (“ESOP”); (4) effect a split or reclassification of the capital stock of United or its Subsidiaries or a recapitalization of United or its Subsidiaries; (5) amend the articles of incorporation, charter or bylaws of United or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by United or its Subsidiaries to any employee other than normal, annual salary increases to be made with regard to the employees of United or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of United or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of United or its Subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than portfolio investments in Nexity, Directed Capital and Dental Care Alliance, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and United shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

      (B) Synovus covenants to United that without the prior written consent of United, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to per form its covenants and agreements on a timely basis under this Plan.

III.     REPRESENTATIONS AND WARRANTIES

      Synovus hereby represents and warrants to United, and United represents and warrants to Synovus, that, except as previously disclosed in the Synovus and United Disclosure Schedules, of even date herewith executed and delivered to the other party:

(A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

(B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. “55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

(C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, either individually or in the aggregate, will not as a whole have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

(D) the shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer;

(E) subject, in the case of United, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms;

(F) subject to the receipt of all required shareholder, lender, governmental, and regulatory consents, approvals, and authorizations, and the filing of all required governmental filings and notices, including compliance with applicable banking, trust company, bank holding company, and securities laws, and the requirements of NASDAQ or other self-regulatory authority, and the Registration Statement becoming effective, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any private person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries other than any consent, approval authorization or filing the absence of which will not have a Material Adverse Effect. Any consent, approval or authorization required by it in connection with the consummation of the transactions contemplated by this Plan that are not set forth in Paragraph (A) of Article V has been set forth in the Synovus or United Disclosure Schedule, as applicable;

(G) since December 31, 2000, United and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports,”) each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

(H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

(I) there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to it since December 31, 2001;

(J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis. To the best of its knowledge, it is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

(L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

(M) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

(N) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

(O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

(P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q or on Form 10-QSB, applicable, filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

(Q) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse

Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

(R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

(S) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

(T) other than services provided by Brown, Burke Capital Partners, L.L.C., which has been retained by United and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

(U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of United in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with United’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(V) for purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or United as applicable, or any of their respective Subsidiaries.

      (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

(W) in the case of United, all securities issued by it (or any other person), convertible into United Common Stock shall, as a result and upon consummation of the Merger, be convertible only into Synovus Common Stock.

IV.     COVENANTS

      Synovus hereby covenants to United, and United hereby covenants to Synovus, that:

      (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as commercially practicable, including the filing of all necessary applications, notices and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

      (B) in the case of United, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing by its counsel that to do so would constitute a breach of the fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

      (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

      (D) Synovus will advise United, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

      (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

      (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this

Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;

      (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

      (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

      (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Georgia Department of Banking and Finance (“Georgia Department”) and the Florida Department of Banking and Finance (“Florida Department”), and to such other regulatory agencies as required by law;

      (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

      (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;

      (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of United and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by United and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of United and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which United participates after the Effective Date, Synovus agrees: (1) to treat service by United employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of United upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code;

      (M) it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

      (N) United shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the United shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of United Capital Stock held by such “affiliate” except as contemplated by this Agreement, and will not sell pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of United will bear an appropriate legend reflecting the foregoing;

      (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

      (P) in the case of Synovus, it shall take no action which would cause the shareholders of United to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

      (Q) United shall coordinate with Synovus the declaration of any dividends in respect of United Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of United Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of United Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

      (R) United will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the financial services facilities currently owned by United upon which United is conducting a financial services business, which assessment shall meet the standards of ASTM E 1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that United leases, and in addition, United agrees to conduct a phase one assessment of the leased properties if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify United in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on United. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on United, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given United good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

      (S) prior to the Effective Date, United shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by United to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

      (T)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, with respect to claims made prior to four years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from United and its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by United’s and its Subsidiaries’ Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

      (2) Any Indemnified Party wishing to claim indemnification under Paragraph (T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the written opinion of counsel for the Indemnified Parties, there exist conflicts of interest which would prevent the same counsel from representing all Indemnified Parties, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

      (U) prior to the Effective Date, United will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law;

      (V) at the request of Synovus, United, United Bank and Trust Company and United Bank of the Gulf Coast shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform United Bank and Trust Company and United Bank of the Gulf Coast’s loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether an event or events have had a Material Adverse Effect on United;

      (W) in the case of United, it shall dispose of its portfolio investments in Directed Capital and Dental Care Alliance and use its commercially reasonable best efforts to dispose of its portfolio investment in Nexity; and

      (X) in the case of United, it shall take all actions necessary to fix the variable pool dollar amount of cash to be awarded under United’s Stock Option and Incentive Compensation Plan between the date hereof and the Effective Date at $3,033,000.

V.     CONDITIONS TO CONSUMMATION

      (A) The respective obligations of Synovus and of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

(1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of United in accordance with applicable law and United shall have furnished to Synovus certified copies of resolutions duly adopted by United’s shareholders evidencing the same;

(2) the procurement by Synovus and United of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and by the Florida Department;

(3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or United;

(4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NASDAQ, NYSE or other self regulatory organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

(5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

(8) each party shall have received an opinion (“Tax Opinion”) from KPMG LLP, certified public accountants (“KPMG”), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or United for federal, Florida and Georgia income tax purposes as a result of the Merger; (ii) no gain or loss will be recognized for federal or Georgia income tax purposes by the shareholders of United who exchange their shares of United Common Stock (including shares of convertible preferred stock which shall be converted into shares of United Common Stock on the Effective Date) solely for shares of Synovus Common Stock pursuant to the Merger; and (iii) no gain or loss will be recognized for federal income tax purposes by the holders of the United Stock Options upon exchange for Synovus Stock Options upon the Merger, and the Synovus Stock Options issued in exchange for United Stock Options which qualify as incentive stock options under section 422 of the Code, will, as exchanged for Synovus Stock Options, continue to qualify as incentive stock options for purposes of section 422 of the Code and the Merger transaction and issuance of the Synovus Stock Options in exchange will not constitute a disposition or the granting of a new incentive stock option for purposes of section 422 of the Code;

(9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph (A)(8) of this Article V;

(10) Synovus shall have assumed all obligations of United under the Indenture (the “Indenture”), dated as of December 16, 1998, entered into between United, as the Company, and Wilmington Trust Company, a Delaware banking corporation, as Trustee, as provided for in Section 12.1 Article XII, and other applicable provisions of the Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XII of the Indenture; and

(11) Synovus shall have assumed all obligations of United under the Indenture (the “Second Indenture”), dated as of December 18, 2001, entered into between United, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, as provided for in

Section 3.7, Article XI, and other applicable provisions of the Second Indenture, and shall have executed and delivered a supplemental indenture in form satisfactory to the Trustee as provided for in Article XI of the Second Indenture.

      (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

(1) each of the representations, warranties and covenants contained herein of United shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of United, dated the Effective Date, to such effect;

(2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either United or its Subsidiaries: (i) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect on, or which may be foreseen to have Material Adverse Effect on, either United or the consummation of the transactions contemplated by this Agreement; (ii) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (iii) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

(3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of United which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on United;

(4) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Savage on September 24, 2002, which will become effective as of the Effective Date;

(5) on the Effective Date, United Bank and Trust Company and United Bank of the Gulf Coast will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

(6) on the Effective Date, United will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

(7) the results of any regulatory exam of United and its Subsidiaries occurring between the date hereof and the Effective Date shall be satisfactory in Synovus’ reasonable judgment;

(8) United shall have delivered to Synovus the environmental reports referenced in Paragraph ® of Article IV;

(9) each of the officers and directors of United shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against United other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer;

(10) there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

(11) United shall have disposed of its portfolio investments in Directed Capital and Dental Care Alliance; and

(12) The amount paid by Synovus as Total Cash Consideration and the value of dissenters’ rights (measured by the Per Share Cash Consideration and the Per Share Stock Consideration attributable to shares subject to dissenters’ rights) for which notice has been duly given in accordance with the Florida Act shall not in total exceed 49% of the value of the Total Cash Consideration and the Total Stock Consideration.

      (C) The obligation of United to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

(1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and United shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

(2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted resolutions granting shareholders of United Capital Stock ten votes per share;

(3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of United, would have a Material Adverse Effect on, or which may be foreseen to have a Material Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

(4) United shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of United, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of United, has or will have a Material Adverse Effect on Synovus;

(5) United shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

(6) United shall have received from Brown, Burke Capital Partners, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration is fair, from a financial point of view, to the holders of United Capital Stock;

(7) there shall have been no determination by United that any fact, event or condition exists or has occurred that, in the reasonable judgment of United, would render the Merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the NYSE or other national securities exchange;

(8) Neil W. Savage shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Neil W. Savage on September 24, 2002, which will become effective as of the Effective Date; provided however, the refusal of Neil W. Savage to enter into such an agreement as of the Effective Date when tendered by Synovus at the closing shall void this condition; and

(9) Synovus shall not have: (i) amended its articles of incorporation, bylaws or other governing documents in any manner so as to create a class of preferred shares of stock or securities convertible into stock that is superior in liquidation, voting, dividends, or other preference rights to the Synovus Common Stock; or (ii) declared or paid any extra-ordinary or liquidating dividend.

VI.     TERMINATION

      (A) The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of United:

(1) by the mutual consent of Synovus and United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(2) by Synovus or United if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate; and

(3) by Synovus or United if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 2003 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

      (B) In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) United shall be entitled to a cash payment from Synovus for United’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from United for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by United to satisfy any of its representations, warranties or covenants set forth herein.

VII.     EFFECTIVE DATE

      The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida approving the Merger, which date shall be no earlier than January 1, 2003.

VIII.     OTHER MATTERS

      (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

      (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

      (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

      (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, and the corporate laws of Florida with respect to the merger of United and corporate and shareholder actions taken by United’s shareholders and/or Board of Directors in connection with this Plan.

      (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

      (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

      (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

      If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706-649-2342), with a copy to Ms. Kathleen Moates at the same address.

      If to United, to Mr. Neil W. Savage, President and Chief Executive Officer of United, 333 Third Avenue North, Suite 200, St. Petersburg, Florida 33701-3346 (Fax Number 727-821-3563, with a copy to Richard O. Jacobs, Holland & Knight, LLP, 200 Central Avenue, Suite 1600, St. Petersburg, Florida 33701).

      (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

      (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

      (K) Disclosure by United, and Synovus, as the case may be, in its Disclosure Schedule, to the extent such disclosure does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, shall constitute disclosure by such party for all purposes of that Disclosure Schedule, and this Agreement and Plan.

      In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ THOMAS J. PRESCOTT

Title:	Executive Vice President and

Chief Financial Officer

Attest:	/s/ KATHY MOATES

Title:	Assistant Secretary

UNITED FINANCIAL HOLDINGS, INC.

By:	/s/ NEIL W. SAVAGE

Title:	President and Chief Executive Officer

Attest:	/s/ C. PETER BARDIN

Title:	Senior Vice President and

Chief Financial Officer

EXHIBIT 99.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Neil W. Savage, certify that:

      (1) I have received the quarterly report on Form 10-QSB of United Financial Holdings, Inc.

      (2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

      (3) Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

      (4) The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

(c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

      (5) The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

      (6) The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Signature and Title:

/s/ NEIL W. SAVAGE

Neil W. Savage
President and CEO

Date: November 12, 2002

EXHIBIT 99.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, C. Peter Bardin, certify that:

      (1) I have received the quarterly report on Form 10-QSB of United Financial Holdings, Inc.

      (2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

      (3) Based on my knowledge, the financial statements and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

      (4) The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

(c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

      (5) The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

      (6) The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Signature and Title:

/s/ C. PETER BARDIN

C. Peter Bardin
Sr. Vice President & CFO

Date: November 12, 2002

APPENDIX “I”

CURRENT REPORT ON FORM 8-K OF UNITED FINANCIAL HOLDINGS, INC.

FILED SEPTEMBER 25, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

☑	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2002

United Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	005-55641 (Commission File Number)	59-2156002 (IRS Employer Identification No.)

333 Third Avenue North, Suite 200

St. Petersburg, Florida 33701-3346
(Address of Principal Executive Offices)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

Item 5.     Other Events

      On September 25, 2002, Synovus Financial Corporation announced the execution of a definitive agreement to acquire United Financial Holdings, Inc. The press release relating to this matter is included in this filing as Exhibit 99.

      Statements in this release may constitute forward-looking statements that are based on the current beliefs and expectations of our management, as well as assumptions made by, and information currently available to, our management. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to economic, competitive and other factors affecting us and our operations.

Exhibit 99

Press Release Dated September 25, 2002

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.

By:	/s/ NEIL W. SAVAGE

Neil W. Savage
President and Chief Executive Officer

Date: September 25, 2002

EXHIBIT 99

Synovus

For Immediate Release

Contact:	Aimee Davis	Patrick A. Reynolds	Susan Blackburn	C. Peter Bardin
	Synovus	Synovus	United Financial	United Financial
	706.644.0528	706.649.4973	727.824.8755	727.824.8752

      Synovus To Acquire United Financial

      Financial Services Company Expands into the Central West Coast of Florida.

      Columbus, Ga., September 25, 2002 — Synovus (NYSE — “SNV”), the Columbus, Georgia based diverse financial services company, today announced the execution of a definitive agreement to acquire $408 million asset United Financial Holdings, Inc. in St. Petersburg, Florida; (Nasdaq: “UFHI”), the parent company of United Bank, United Bank of the Gulf Coast, United Trust Company and EPW Investment Management, Inc. Headquartered in St. Petersburg, United Bank operates seven full-service banking centers in Pinellas County, Florida and has begun construction on an eighth location in Clearwater. United Bank of the Gulf Coast is based in Sarasota with one office and plans to open another in Manatee County by year-end. These will be Synovus’ first bank locations along the growing central west coast of Florida.

      “We are confident that our decision to move forward with Synovus will produce a win/win situation for our shareholders, customers, employees and the communities we serve,” says Neil W. Savage, President and CEO of United Financial. “United Bank, operating with the same local leadership under its same name, will continue to deliver the high level of performance and community banking service on which it has built its strong reputation.”

      Commenting on the announcement, James H. Blanchard, CEO and Chairman of the Board of Synovus stated, “We are extremely pleased to welcome United Financial into the Synovus family of companies. By aligning with this truly outstanding team, Synovus has not only added another strong banking organization to our family, but we are also entering another great market in which to do business.”

      Both United Bank and United Bank of the Gulf Coast will operate under their existing names, management teams and local boards of directors.

      Synovus will issue 2,470,873 shares of its Common Stock and $28,967,000 of cash for all the outstanding common stock and common stock equivalents of United Financial. Each share of United Financial Common Stock will be exchanged for either .7101 shares of Synovus Common Stock, $17.15 of cash or a combination thereof. The transaction is expected to close in early January of 2003.

About Synovus

      Synovus (NYSE: “SNV”), with more than $18 billion in assets, provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81 percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of international payments. Synovus is No. 5 on FORTUNE magazine’s list of “The 100 Best Companies To Work For” in 2002. See Synovus on the Web at www.synovus.com.

APPENDIX — “J”

CURRENT REPORT ON FORM 8-K OF UNITED FINANCIAL HOLDINGS, INC.

FILED NOVEMBER 13, 2002

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

☑	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2002

United Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	005-55641 (Commission File Number)	59-2156002 (IRS Employer Identification No.)

333 Third Avenue North, Suite 200

St. Petersburg, Florida 33701-3346
(Address of Principal Executive Offices)

(727) 898-2265

(Issuer’s Telephone Number, Including Area Code)

Item 7.     Financial Statements and Exhibits

Exhibit 99

Press Release Dated November 13, 2002

Item 9.     Regulation FD Disclosure

      On November 13, 2002, Synovus Financial Corporation announced that their previously announced agreement to acquire United Financial Holdings, Inc. has been amended to reflect a change in the consideration to be paid. The press release relating to this matter is included in this filing as Exhibit 99.

      Statements in this release may constitute forward-looking statements that are based on the current beliefs and expectations of our management, as well as assumptions made by, and information currently available to, our management. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to economic, competitive and other factors affecting us and our operations.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FINANCIAL HOLDINGS, INC.

By:	/s/ C. PETER BARDIN

C. Peter Bardin
Senior Vice President and Chief Financial Officer

Date: November 13, 2002

EXHIBIT 99

Press Release Dated November 13, 2002

Synovus News Release

For Immediate Release

Contact:	Aimee Davis	Patrick A. Reynolds	Susan Blackburn	C. Peter Bardin
	Synovus	Synovus	United Financial	United Financial
	706.644.0528	706.649.4973	727.824.8755	727.824.8752

      Synovus and United Financial Merger Update

      Columbus, Ga., November 12, 2002 — Synovus (NYSE — “SNV”), the Columbus, Georgia based diverse financial services company, and United Financial Holdings, Inc. (Nasdaq: “UFHI”), today announced that their previously announced merger agreement has been amended to reflect that Synovus will issue 2,268,167 shares of its Common Stock and $34,000,000 in cash for all the outstanding common stock and preferred stock convertible into common stock of United Financial. An additional 215,277 shares have been allocated for UFHI’s option holders, bringing the total number of Synovus Shares to 2,483,444 for all of UFHI’s common stock and common stock equivalents outstanding. Each share of United Financial Common Stock will be exchanged for either .8021 shares of Synovus Common Stock, $16.47 of cash or a combination thereof. The transaction is expected to close during the first quarter of 2003.

      In September, Synovus announced the acquisition $408 million asset United Financial Holdings, Inc. in St. Petersburg, Florida; the parent company of United Bank, United Bank of the Gulf Coast, United Trust Company and EPW Investment Management, Inc. Headquartered in St. Petersburg, United Bank operates seven full-service banking centers in Pinellas County, Florida and has begun construction on an eighth location in Clearwater. United Bank of the Gulf Coast is based in Sarasota with one office and plans to open another in Manatee County by year-end. These will be Synovus’ first bank locations along the growing central west coast of Florida.

      Both United Bank and United Bank of the Gulf Coast will operate under their existing names, management teams and local boards of directors.

About Synovus

      Synovus (NYSE: “SNV”), with more than $18 billion in assets, provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 39 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81 percent stake in TSYS (NYSE: “TSS”), the world’s largest third-party processor of international payments. Synovus is No. 5 on FORTUNE magazine’s list of “The 100 Best Companies To Work For” in 2002. See Synovus on the Web at www.synovus.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.     Indemnification of Directors and Officers

      Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

      Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

      Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

      In accordance with Article VIII of Synovus’ bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Synovus shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Synovus; (b) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

      Pursuant to Article VIII of the Bylaws of Synovus, reasonable expenses incurred in any proceeding shall be paid by Synovus in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synovus, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

      The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Synovus has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

      Synovus carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Synovus for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of Synovus pursuant to the foregoing provisions, or otherwise, Synovus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synovus of expenses incurred or paid by a director, officer or controlling person of Synovus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synovus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21.     Exhibits and Financial Statement Schedules.

      The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2	Agreement and Plan of Merger is attached as Appendix “A” to the Proxy Statement/ Prospectus included in this Registration Statement.
4.1	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).
4.2	Bylaws, as amended, of Synovus Financial Corp.
4.3	Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.’s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Exhibit No.	Description

5	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.
8	Tax opinion of KPMG LLP regarding the tax consequences of the Merger to shareholders of United Financial is attached as Appendix “C” to the Proxy Statement/ Prospectus included in this Registration Statement.
23.1	The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and subsidiaries.
23.2	The consent of Grant Thornton LLP re: Consolidated Financial Statements of United Financial Holdings, Inc. and subsidiaries.
23.3	The consent of KPMG LLP regarding its tax opinion is contained in its opinion filed as Appendix “C” to the Proxy Statement/ Prospectus included in this Registration Statement.
23.4	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.
23.5	The consent of Burke Capital Group L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) regarding its opinion as to the fairness of the per share cash consideration and the per share stock consideration to be received by United Financial shareholders in the Merger.
24	Powers of Attorney contained on the signature pages of the Registration Statement.
99.1	Form of Proxy.
99.2	Opinion of Burke Capital Group L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) as to the fairness of the per share cash consideration and the per share stock consideration to be received by United Financial’s shareholders in the Merger is attached as Appendix “B” to the Proxy Statement/ Prospectus included in the Registration Statement.
99.3	Letter of Transmittal and Election Form.

      The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

Item 22.     Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 6th day of January, 2003.

SYNOVUS FINANCIAL CORP.
(Registrant)

By:	/s/ JAMES H. BLANCHARD

James H. Blanchard,
Chairman of the Board and
Principal Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM B. TURNER William B. Turner	Director and Chairman of the Executive Committee	January 6, 2003

/s/ JAMES H. BLANCHARD James H. Blanchard	Chairman of the Board and Principal Executive Officer	January 6, 2003

/s/ JAMES D. YANCEY James D. Yancey	President and Director	January 6, 2003

/s/ RICHARD E. ANTHONY Richard E. Anthony	Vice Chairman of the Board	January 6, 2003

/s/ WALTER M. DERISO, JR. Walter M. Deriso, Jr.	Vice Chairman of the Board	January 6, 2003

Signature	Title	Date

/s/ ELIZABETH R. JAMES Elizabeth R. James	Vice Chairman of the Board	January 6, 2003

/s/ THOMAS J. PRESCOTT Thomas J. Prescott	Executive Vice President, Principal Accounting and Financial Officer	January 6, 2003

Daniel P. Amos	Director	, 2003

Joe E. Beverly	Director	, 2003

/s/ RICHARD Y. BRADLEY Richard Y. Bradley	Director	January 6, 2003

C. Edward Floyd	Director	, 2003

/s/ GARDINER W. GARRARD, JR. Gardiner W. Garrard, Jr.	Director	January 6, 2003

V. Nathaniel Hansford	Director	, 2003

/s/ JOHN P. ILGES, III John P. Ilges, III	Director	January 6, 2003

Alfred W. Jones III	Director	, 2003

Mason H. Lampton	Director	, 2003

Elizabeth C. Ogie	Director	, 2003

/s/ H. LYNN PAGE H. Lynn Page	Director	January 6, 2003

Melvin T. Stith	Director	, 2003

EXHIBITS

Exhibit
Number		Description

2	—	Agreement and Plan of Merger is attached as Appendix “A” to the Proxy Statement/ Prospectus included in this Registration Statement.
4.1	—	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).
4.2	—	Bylaws, as amended, of Synovus Financial Corp.
4.3	—	Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.’s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
5	—	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.
8	—	Tax opinion of KPMG LLP regarding the tax consequences of the Merger to shareholders of United Financial is attached as Appendix “C” to the Proxy Statement/ Prospectus included in this Registration Statement.
23.1	—	The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and subsidiaries.
23.2	—	The consent of Grant Thornton LLP re: Consolidated Financial Statements of United Financial Holdings, Inc. and subsidiaries.
23.3	—	The consent of KPMG LLP regarding its tax opinion is contained in its opinion filed as Appendix “C” to the Proxy Statement/ Prospectus included in this Registration Statement.
23.4	—	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.
23.5	—	The consent of Burke Capital Group L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) regarding its opinion as to the fairness of the per share cash consideration and the per share stock consideration to be received by United Financial shareholders in the Merger.
24	—	Powers of Attorney contained on the signature pages of the Registration Statement.
99.1	—	Form of Proxy.
99.2	—	Opinion of Burke Capital Group L.L.C. (formerly Brown, Burke Capital Partners, L.L.C.) as to the fairness of the per share cash consideration and the per share stock consideration to be received by United Financial’s shareholders in the Merger is attached as Appendix “B” to the Proxy Statement/ Prospectus included in the Registration Statement.
99.3	—	Letter of Transmittal and Election Form.